Exhibit 10.36

EXECUTION VERSION

CREDIT AND GUARANTY AGREEMENT

dated as of November 25, 2015
among

LANNETT COMPANY, INC.,
as the Borrower,

CERTAIN SUBSIDIARIES OF THE BORROWER,
as Guarantors,

THE LENDERS PARTY HERETO,

MORGAN STANLEY SENIOR FUNDING, INC.,
RBC CAPITAL MARKETS(1)
and

CITIGROUP GLOBAL MARKETS INC.,
as Joint Lead Arrangers and Joint Bookrunners,

CITIZENS BANK, NATIONAL ASSOCIATION
PNC BANK, NATIONAL ASSOCIATION

and

BMO CAPITAL MARKETS CORP.,
as Co-Documentation Agents

and

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent and Collateral Agent

$910,000,000 Initial Term Loans
$125,000,000 Revolving Commitments

(1)              RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its Affiliates.

SECTION 3. CONDITIONS PRECEDENT		125
3.1	Closing Date	125
3.2	Conditions to Any Credit Extension After the Closing Date	129

SECTION 4. REPRESENTATIONS AND WARRANTIES		130
4.1	Organization; Powers	130
4.2	Authorization	130
4.3	Enforceability	130
4.4	Governmental Approvals; Third-Party Consents	131
4.5	Financial Statements	131
4.6	No Material Adverse Effect	131
4.7	Title to Properties	131
4.8	Equity Interests and Ownership of Subsidiaries	131
4.9	Litigation; Compliance with Laws	132
4.10	Federal Reserve Regulations	132
4.11	Investment Company Act	132
4.12	Use of Proceeds	132
4.13	Tax Returns	133
4.14	No Material Misstatements	133
4.15	Employee Benefit Plans	134
4.16	Environmental Matters	134
4.17	Collateral Documents	135
4.18	Insurance	136
4.19	Solvency	136
4.20	[Reserved]	136
4.21	Intellectual Property	137
4.22	Anti-Terrorism Laws	137
4.23	Foreign Corrupt Practices Act	137
4.24	[Reserved]	137
4.25	Undisclosed Liabilities	138
4.26	Labor Matters	138

SECTION 5. AFFIRMATIVE COVENANTS		138
5.1	Existence; Material Properties	138
5.2	Insurance	139
5.3	Payment of Obligations	139
5.4	Financial Statements, Reports, Etc.	139
5.5	Litigation and Other Notices	141
5.6	Compliance with Laws	141
5.7	Maintaining Records; Access to Properties and Inspections	141
5.8	Lender Calls	142
5.9	Use of Proceeds	142
5.10	Compliance with Environmental Laws	142
5.11	Further Assurances; Additional Security	142
5.12	Maintenance of Ratings	145

SECTION 6. NEGATIVE COVENANTS		145
6.1	Indebtedness	145
6.2	Liens	150
6.3	Investments, Loans and Advances	155
6.4	Mergers, Consolidations and Sales of Assets	158
6.5	Restricted Payments	162
6.6	Transactions with Affiliates	166
6.7	Business of the Borrower and its Restricted Subsidiaries	168
6.8	Limitation on Modifications and Payments of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; Etc.	168
6.9	Changes in Fiscal Year	171
6.10	Financial Performance Covenant	171
6.11	Tranche A Term Loan Financial Performance Covenant	172

SECTION 7. GUARANTY		172
7.1	Guaranty of the Obligations	172
7.2	Contribution by Guarantors	172
7.3	Payment by Guarantors	173
7.4	Liability of Guarantors Absolute	173
7.5	Waivers by Guarantors	175
7.6	Guarantors’ Rights of Subrogation, Contribution, Etc.	176
7.7	Subordination of Other Obligations	177
7.8	Continuing Guaranty	177
7.9	Authority of Guarantors or Borrower	177
7.10	Financial Condition of Borrower	177
7.11	Bankruptcy, Etc.	178
7.12	Keepwell	178

SECTION 8. EVENTS OF DEFAULT		179
8.1	Events of Default	179
8.2	Right to Cure	183

SECTION 9. AGENTS		184
9.1	Authorization and Action	184
9.2	Agent’s Reliance, Etc.	185
9.3	MSSF and its Affiliates	186
9.4	Lender Credit Decision	187
9.5	Indemnification of Agents	187
9.6	Successor Agents	188
9.7	Arrangers and Documentation Agents Have No Liability	188
9.8	Administrative Agent May File Proofs of Claim	189
9.9	Collateral and Guaranty Matters	189
9.10	Withholding	190
9.11	Intercreditor Agreements	191

SECTION 10. MISCELLANEOUS		191
10.1	Notices; Communications	191
10.2	Survival of Agreement	192
10.3	Binding Effect	193
10.4	Successors and Assigns	193
10.5	Expenses; Indemnity	199
10.6	Right of Set-off	201
10.7	Governing Law	202
10.8	Waivers; Amendment	202
10.9	Interest Rate Limitation	205
10.10	Entire Agreement	205
10.11	WAIVER OF JURY TRIAL	205
10.12	Severability	206
10.13	Counterparts	206
10.14	Headings	206
10.15	Jurisdiction; Consent to Service of Process	206
10.16	Confidentiality	207
10.17	Platform; Borrower Materials	208
10.18	Release of Liens and Guarantees	208
10.19	Judgment	210
10.20	USA PATRIOT Act Notice	210
10.21	Acknowledgements	211

APPENDICES:	A-1	Initial Tranche A Term Loan Commitments
	A-2	Initial Tranche B Term Loan Commitments
	A-3	Revolving Commitments

SCHEDULES:	1.1(a)	Guarantors
	1.1(b)	Immaterial Subsidiaries
	1.1(c)	Unrestricted Subsidiaries
	4.4	Filings, Governmental Approvals and Third Party Consents
	4.8	Equity Interests
	4.9	Actions, Suits and Proceedings
	4.16	Environmental Matters
	4.18	Insurance
	4.21	Intellectual Property
	5.11	Post-Closing Deliverables
	6.1(a)	Certain Indebtedness
	6.2(a)	Certain Liens
	6.3(h)	Certain Investments
	6.5(c)	Certain Restricted Payments
	6.6(b)	Certain Affiliate Transactions
	6.8	Non-Permitted Encumbrances
	10.1	Notice Addresses

EXHIBITS:	A-1	Funding Notice
	A-2	Conversion/Continuation Notice
	A-3	Request for L/C Credit Extension
	B-1 B-2	Initial Tranche A Term Loan Note Initial Tranche B Term Loan Note
	B-3	Revolving Loan Note
	C	Compliance Certificate
	D	Joinder Agreement
	E	Assignment Agreement
	F-1, F-2, F-3 and F-4	U.S. Tax Compliance Certificates
	G	Solvency Certificate
	H	Affiliated Lender Assignment Agreement
	I	Pledge and Security Agreement
	J	Prepayment Notice
	K	Mortgage
	L	Intra-Group Subordination Agreement
	M	Intercreditor Agreement

v

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of November 25, 2015, is entered into by and among LANNETT COMPANY, INC., a Delaware corporation (as further defined in Section 1.1, the “Borrower”), CERTAIN SUBSIDIARIES OF THE BORROWER, as Guarantors, the Lenders party hereto from time to time, MORGAN STANLEY SENIOR FUNDING, INC. (“MSSF”) as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”) and as Collateral Agent (together with its permitted successors in such capacity, “Collateral Agent”).

RECITALS:

WHEREAS, pursuant to the terms of that certain Stock Purchase Agreement, dated as of September 2, 2015, by and among the Borrower and the Sellers (as defined herein) (together with all exhibits, schedules and disclosure letters thereto, collectively, the “Acquisition Agreement”), the Borrower will acquire the Target Stock (as defined herein) from the Sellers (the “Acquisition”);

WHEREAS, the Borrower will issue and sell senior unsecured notes providing for gross proceeds of up to $250.0 million (the “Senior Notes”) pursuant to a Rule 144A and/or Regulation S offering, or other private placement;

WHEREAS, all the existing third-party indebtedness for borrowed money of the Borrower, the Target and their respective subsidiaries, including the Existing Revolving Credit Agreement (as defined herein), except for Indebtedness permitted under Section 6.1, will be refinanced or repaid, and all security and guaranties in respect thereof discharged and released (the “Refinancing”);

WHEREAS, Lenders have agreed to extend certain credit facilities to the Borrower, consisting of (i) $275.0 million aggregate principal amount of Initial Tranche A Term Loans, (ii) $635.0 million aggregate principal of Initial Tranche B Term Loans, and (iii) $125.0 million aggregate principal amount of Initial Revolving Commitments (together, the “Facility”); and

WHEREAS, the proceeds of the Initial Tranche A Term Loans, the Initial Tranche B Term Loans and the Senior Notes will be applied, as applicable, (i) to pay the Acquisition consideration, (ii) to pay the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”) and (iii) to pay for the Refinancing.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.                                   DEFINITIONS AND INTERPRETATION

1.1                               Definitions.  The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Acquisition” as defined in the recitals hereto.

“Acquisition Agreement” as defined in the recitals hereto.

“Acquisition Agreement Representations” means such of the representations and warranties made by or on behalf of the Seller or any seller party in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that a breach of such representations and warranties results in the Borrower (or any of its Affiliates) having the right to terminate the Borrower’s (or any such Affiliate’s) obligations under the Acquisition Agreement or to decline to consummate the Acquisition pursuant to the Acquisition Agreement (in each case, without liability to the Borrower or such Affiliate).

“Additional Lender” means any Person (other than a natural Person) that is not an existing Lender and that has agreed to provide Incremental Commitments pursuant to Section 2.20 or Refinancing Commitments pursuant to Section 2.21.

“Adjusted LIBOR” means, for any date with respect to an Interest Period in relation to a Eurocurrency Rate Loan, the rate per annum obtained by dividing (i) (a) the London interbank offered rate administered by the ICE Benchmark Association Limited (or any other Person which takes over the administration of that rate) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such date, for the relevant Interest Period displayed on page LIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate); provided that if such Reuters page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower or (b) if the rates referenced in the preceding clause (a) are not available, the rate per annum determined by the Administrative Agent as the rate of interest, expressed based upon a 360 day year, at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by the Administrative Agent and with a term and amount comparable to such Interest Period and principal amount of such Eurodollar Rate Loan as would be offered by the Administrative Agent’s London Branch to major banks in the offshore Dollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period; provided that if (a) and (b) are not available, the terms of Section 2.15(a) shall apply; by (ii) an amount equal to (x) one minus (y) the Applicable Reserve Requirement; provided, however, that notwithstanding the foregoing, (x) the Adjusted LIBOR with respect to the Initial Tranche A Term Loans and the Initial Tranche B Term Loans shall at no time be less than 1.00% per annum and (y) the Adjusted LIBOR with respect to the Revolving Loans shall not be less than 0.00% and there shall otherwise be no Adjusted LIBOR “floor” for the Revolving Loans.

“Administrative Agent” as defined in the preamble hereto.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.

“Affiliated Lender Assignment Agreement” as defined in Section 10.4(o)(i).

“Agent(s)” means the Administrative Agent and/or the Collateral Agent, as applicable.

“Aggregate Amounts Due” as defined in Section 2.14.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this Credit and Guaranty Agreement, dated as of November 25, 2015 as it may be amended, restated, supplemented or otherwise modified from time to time.

“All-In-Yield” means, as to any Indebtedness, the yield thereof calculated in good faith consistent with generally accepted financial practices, whether in the form of interest rate, margin, original issue discount, upfront fees, Adjusted LIBOR floor (in the case of an Incremental Revolving Commitment, to the extent the operation of such Adjusted LIBOR floor would increase the yield on drawn amounts under any applicable existing Revolving Commitment on the proposed date of the initial availability thereof), or otherwise, in each case, incurred or payable by the Borrower generally to all the lenders or holders of such Indebtedness; provided that original issue discount and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness); provided, further, that “All-In-Yield” shall not include ticking fees, unused line fees, amendment fees, arrangement fees, structuring fees, commitment fees, underwriting fees and similar fees (regardless of whether paid, in whole or in part, to any or all lenders or holders of such Indebtedness) or other fees not paid generally to all lenders or holders of such Indebtedness.

“AML Legislation” as defined in Section 3.1(k).

“Anti-Terrorism Laws” as defined in Section 4.22.

“Applicable Margin” means (a) with respect to Initial Tranche A Term Loans that are Eurocurrency Rate Loans, 4.75% per annum and with respect to Initial Tranche A Term Loans that are Base Rate Loans, 3.75% per annum, (b) with respect to Initial Tranche B Term Loans that are Eurocurrency Rate Loans, 5.375% per annum and with respect to Initial Tranche B Term Loans that are Base Rate Loans, 4.375% per annum, and (c) with respect to Initial Revolving Loans, Unused Commitment Fees and Letter of Credit Fees for standby Letters of Credit, (i) until delivery of financial statements for the first full fiscal quarter commencing on or after the Closing Date pursuant to Section 5.4, (A) for Eurocurrency Rate Loans, 4.75% per annum, (B) for Base Rate Loans, 3.75% per annum, (C) for Letter of Credit Fees, 4.75% per annum and (D) for Unused Commitment Fees, 0.50% per annum, and (ii) thereafter, with respect to the Revolving Loans, Letter of Credit Fees and Unused Commitment Fees the following percentages per annum, based upon the First Lien Net Leverage Ratio as specified in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 5.4(c):

Applicable Margin for Revolving Facility Loans, Etc.

Pricing Level	First Lien Net Leverage Ratio	Eurocurrency Rate Loans and Letter of Credit Fees	Base Rate Loans
1	> 2.00:1.00	4.75%	3.75%
2	< 2.00:1.00 but > 1.25:1.00	4.50%	3.50%
3	< 1.25:1.00	4.25%	3.25%

Pricing Level	First Lien Net Leverage Ratio	Unused Commitment Fees
1	> 2.00:1.00	0.50%
2	< 2.00:1.00 but > 1.25:1.00	0.375%
3	< 1.25:1.00	0.25%

Any increase or decrease in the Applicable Margin resulting from a change in the First Lien Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 5.4(c); provided that “Pricing Level 1” in the table immediately above shall apply (x) as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply) or (y) at the option of the Administrative Agent and upon written notice to the Borrower (provided, that in the case of an Event of Default pursuant to Section 8.1(g) or (h), such notice shall automatically be deemed to have been provided), as of the first Business Day after an Event of Default shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the pricing level otherwise determined in accordance with this definition shall apply).

If it is subsequently determined before the date on which all Loans have been repaid and all Commitments have been terminated that the First Lien Net Leverage Ratio set forth in any Compliance Certificate delivered to the Administrative Agent is inaccurate for any reason and the result thereof is that the Lenders received interest or fees for any period based on an Applicable Margin that is less than that which would have been applicable had the First Lien Net Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the “Applicable Margin” for any day occurring within the period covered by such Compliance Certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined First Lien Net Leverage Ratio for such period, and any shortfall in the interest or fees theretofore paid by the Borrower for the relevant period as a result of the miscalculation of the First Lien Net Leverage Ratio shall be deemed to be (and shall be) due and payable by the Borrower upon the date that is three Business Days after notice by the Administrative Agent to the Borrower of such miscalculation (even if, for the avoidance of doubt, such third Business Day occurs on or after the Maturity Date).  During such three

Business Day period and thereafter, if the preceding sentence is complied with, the failure to previously pay such interest and fees at the correct Applicable Margin and the delivery of such inaccurate certificate shall not in and of themselves constitute a Default or Event of Default and no amounts shall be payable at the Default Rate in respect of any such interest or fees.

“Applicable Reserve Requirement” means, for any day, for any Eurocurrency Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained during such Interest Period against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator.  Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted LIBOR or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurocurrency Rate Loans.  A Eurocurrency Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender.  The rate of interest on Eurocurrency Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to any Letters of Credit, (i) the relevant L/C Issuers and (ii) the Revolving Lenders and (c) with respect to the Swing Line Obligation, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.23, the Revolving Lenders.

“Approved Fund” as defined in Section 10.4(b).

“Arrangers” means MSSF, RBC Capital Markets and Citigroup Global Markets Inc., as joint lead arrangers and joint bookrunners.

“Asset Sale” means any sale, transfer or other disposition (other than by way of license or lease) of any assets by the Borrower or any Restricted Subsidiary.  Notwithstanding the foregoing, none of the following shall constitute “Asset Sales”:  (1) issuances of Equity Interests by the Borrower, (2) issuances of Equity Interests by any subsidiary of the Borrower to the Borrower or any other subsidiary of the Borrower to the extent such issuances do not result in a reduction of the percentage of such subsidiary directly or indirectly owned by the Borrower, or such subsidiary, or (3) any disposition of assets permitted by Section 6.4 (other than clause (i) thereof).

“Assignment Agreement” means, as applicable, an assignment and acceptance agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by the Administrative Agent and the Borrower.

“Assignor” as defined in Section 10.4(b)(i).

“Attributable Indebtedness” means, in respect of a Sale and Leaseback Transaction, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been or may be extended).

“Authorized Agent” as defined in Section 10.15(c)(i).

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer, treasurer or controller of such Person or any other individual designated (i) by the Board of Directors or member of such Person or (ii) in writing to the Administrative Agent by an existing Authorized Officer of such Person as an authorized signatory of any document or certificate delivered hereunder.

“Auto-Extension Letter of Credit” as defined in Section 2.3(b)(iii).

“Auto-Reinstatement Letter of Credit” as defined in Section 2.3(b)(iv).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (i) the Federal Funds Effective Rate plus ½ of 1.0%, (ii) the Prime Rate in effect for such day as announced from time to time and (iii) the Adjusted LIBOR for a one-month Interest Period for a deposit in Dollars on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%; provided that any change in such rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBOR shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBOR, as the case may be; provided, further, that for the purpose of clause (iii), the Adjusted LIBOR for any day shall be based on the rate determined on such day at approximately 11:00 a.m. (London time).

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Below Threshold Asset Sale Proceeds” as defined in the definition of “Net Cash Proceeds”.

“Beneficiary” means each Agent, L/C Issuer, Swing Line Lender, Lender and Lender Counterparty.

“Board of Directors” means (i) with respect to a corporation, the board of directors of such corporation or any duly authorized committee thereof; (ii) in the case of a limited liability company, the board of directors or managers, manager or managing member of such Person or duly authorized committee thereof; (iii) in the case of a partnership, the general partner of such Person or duly authorized committee thereof; and (iv) with respect to any other entity, the board of directors or similar body of the general partner or managers of such entity or any duly authorized committee thereof.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Borrower” as defined in the preamble hereto.  In the event the Borrower consummates any merger, amalgamation or consolidation in accordance with Section 6.4, the surviving Person in such merger, amalgamation or consolidation shall be deemed to be the “Borrower” for all purposes of this Agreement and the other Loan Documents.

“Borrower Materials” as defined in Section 10.17.

“Borrowing” means any Loans of the same Class and Type of Loan made, converted or continued on the same date and, in the case of Eurocurrency Rate Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” means (a) with respect to a Borrowing of Eurocurrency Rate Loans, $500,000 and (b) with respect to a Borrowing of Base Rate Loans, $500,000.

“Borrowing Multiple” means (a) with respect to a Borrowing of Eurocurrency Rate Loans, $250,000 and (b) with respect to a Borrowing of Base Rate Loans, $250,000.

“Business Day” means (i) any day excluding Saturday, Sunday and any day on which banking institutions are authorized or required by law or other governmental action to close in New York, New York and (ii) with respect to all notices, determinations, fundings and payments in connection with any Eurocurrency Rate Loans, the term “Business Day” means any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in deposits in the applicable currency in the London interbank market.

“Calculation Date” means any of (a) the date of delivery of each Funding Notice, (b) the date of issuance, extension or renewal of any Letter of Credit, (c) the date of conversion or continuation of any Borrowing of a Loan, (d) each date a calculation of fees due under this Agreement is required to be made and (e) the last Business Day of each calendar quarter.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations have been or should be, in accordance with GAAP, classified and accounted for as capital leases on a balance sheet of such Person and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided that any obligations that would not be accounted for as Capital Lease Obligations under GAAP as in effect on the Closing Date shall not be deemed to be Capital Lease Obligations after the Closing Date as a result of any changes in GAAP or interpretations thereunder or otherwise.

“Cash Collateral Account” means a blocked account at MSSF (or any successor Administrative Agent or another commercial bank selected by the Administrative Agent and reasonably acceptable to the Borrower) in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit, as applicable, of the Administrative Agent, the Swing Line Lender, the applicable L/C Issuer and the Lenders, as collateral for L/C Obligations, the Swing Line Loans or obligations of Lenders to fund participations in respect of either of the foregoing, cash or deposit account balances or, if the applicable L/C Issuer or Swing Line Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and, as applicable, the applicable L/C Issuer and/or the Swing Line Lender.

“Cash Collateral” shall have a meaning correlative to the definition of “Cash Collateralize” and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, as at any date of determination, any of the following:  (i) marketable securities or any other evidence of Indebtedness (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case, maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America, or any political subdivision of any such state or any public instrumentality thereof, in each case, maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s; (iv) certificates of deposit, Dollar-denominated time deposits, overnight bank deposits or bankers’ acceptances (or, in the case of Foreign Subsidiaries, the foreign equivalent) maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $500.0 million or Dollar Equivalent (or, in the case of Foreign Subsidiaries, any local office of any commercial bank organized under the law of the relevant jurisdiction or any political subdivision thereof which has combined capital and surplus and undivided profits in excess of the Dollar Equivalent of $500.0 million); (v) repurchase obligations for underlying securities of the types described in clauses (i) through (iv) above; and (vi) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $250.0 million or Dollar Equivalent, and (c) has one of the two highest ratings obtainable from either S&P or Moody’s; provided, that, in the case of any Investment by any Foreign Subsidiary of the Borrower, “Cash Equivalents” shall also include:  (x) direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof), in each case, maturing within a year after such date and having, at the time of the acquisition thereof, a rating equivalent to at least A-2 from S&P and at least P-2 from Moody’s,

(y) investments of the type and maturity described in clauses (i) through (vi) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (z) shares of any money market mutual or similar fund that has substantially all its assets invested continuously in the types of investments otherwise satisfying the requirements of this definition (including this proviso).

“Cash Management Agreement” means any agreement to provide to Borrower or any of its subsidiaries cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services allocation.

“Casualty Event” means any settlement of, or payment in respect of, (i) any property or casualty insurance claim or (ii) any seizure, condemnation, confiscation or taking under the power of eminent domain or expropriation of, requisition of title to or use of, or any similar event in respect of, or proceeding relating to, any asset of the Borrower or any Restricted Subsidiary.

“CFC” means a “controlled foreign corporation” as defined in Section 957 of the Internal Revenue Code.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.16, by any lending office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority, made or issued after the Closing Date; provided, however, that, notwithstanding anything herein to the contrary, (x) all requests, rules, guidelines or directives under or issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto and (y) all requests, rules, guidelines or directives promulgated under or in connection with, all interpretations and applications of, and any compliance by a Lender with any request or directive relating to International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, amended or issued, but only to the extent such rules, regulations, or published interpretation, written requests, guidelines or directives are applied to the Borrower and its subsidiaries by the Administrative Agent or any Lender in substantially the same manner as applied to other similarly situated borrowers under comparable syndicated credit facilities, including, without limitation, for purposes of Section 2.16.

“Change of Control” means the earliest to occur of:

(a)                                 any “Person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act shall become beneficial owner, directly or indirectly, of more than 35% of the then outstanding voting stock of (i) so long as the Borrower is a wholly owned Subsidiary of any Parent Holding Company, the Relevant Parent Entity or (ii) otherwise, the Borrower; or

(b)                                 any “change of control” or similar event under any Indebtedness permitted by Section 6.1, in each case which constitutes Material Indebtedness, shall occur.

“Charges” as defined in Section 10.9.

“Class” (a) when used with respect to Lenders, refers to whether such Lenders have Loans or Commitments with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Initial Tranche A Term Loan Commitments, Initial Tranche B Term Loan Commitments, Initial Revolving Commitments, Incremental Revolving Commitments, Refinancing Revolving Commitments, Extended Revolving Commitments of a given Extension Series, Incremental Term Commitments, Refinancing Term Commitments or Commitments in respect of Extended Term Loans of a given Extension Series, in each case, not designated part of another existing Class and (c) when used with respect to Loans, refers to whether such Loans are Initial Tranche A Term Loans, Initial Tranche B Term Loans, Initial Revolving Loans, Incremental Term Loans, Incremental Revolving Loans, Refinancing Revolving Loans, Extended Term Loans, Loans made pursuant to Extended Revolving Commitments or Refinancing Term Loans, in each case not designated part of another existing Class.  Commitments (and, in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes.  Commitments (and, in each case, the Loans made pursuant to such Commitments) that have the same terms and conditions shall be construed to be in the same Class.

“Closing Date” means first date on which all of the conditions set forth in Section 3.1 are satisfied or waived.

“Collateral” means all of the property and assets of the Credit Parties, now owned or hereafter acquired, upon which a Lien is purported to be granted by any Collateral Document.

“Collateral Agent” as defined in the preamble hereto.

“Collateral and Guarantee Requirement” means the requirement that:

(a)                                 on the Closing Date, the Administrative Agent shall have received from each Credit Party, a counterpart of the Pledge and Security Agreement duly executed and delivered on behalf of such Credit Party;

(b)                                 on the Closing Date, (i) the Administrative Agent shall have received subject to the exceptions (if any) set forth in the Pledge and Security Agreement, a pledge of all the issued and outstanding Equity Interests of each wholly owned direct Subsidiary (other than any Immaterial Subsidiary) of the Borrower and each Guarantor and (ii) the Administrative Agent (or a designated bailee thereof) shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c)                                  (i) on the Closing Date, all Indebtedness of the Borrower and each Subsidiary of the Borrower having, in the case of each instance of Indebtedness, an aggregate principal amount in excess of $5.0 million (other than (A) intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrower and its subsidiaries or (B) to the extent that a pledge of such promissory note or instrument would violate applicable law) that is owing to any Credit Party shall be evidenced by a promissory note or an instrument and shall have been pledged pursuant to the Pledge and Security Agreement (or other applicable Collateral Document as reasonably required by the Administrative Agent); and (ii) the Administrative Agent (or a designated bailee thereof) shall have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank; provided that if any such promissory notes, instruments, note powers or other instruments of transfer (collectively, the “Debt Transfer Documents”) cannot be provided on the Closing Date after the Borrower’s use of commercially reasonable efforts to do so and without undue burden or expense to the Borrower, then such Debt Transfer Documents shall not be required to be delivered until the 90th day following the Closing Date (or on such later date as the Administrative Agent may agree to in its reasonable discretion);

(d)                                 in the case of any Person that becomes or is required to become a Credit Party after the Closing Date, the Administrative Agent shall have received a Joinder Agreement and supplements to the Pledge and Security Agreement and the other applicable Credit Documents, in each case, substantially in the form specified therein, duly executed and delivered on behalf of such Credit Party and in accordance with Section 5.11;

(e)                                  after the Closing Date, subject to the exceptions set forth in the Pledge and Security Agreement, (i) all the outstanding Equity Interests of (A) any Person that becomes a Credit Party after the Closing Date and (B) subject to Section 5.11(c), all the Equity Interests that are acquired by a Credit Party after the Closing Date, shall have been pledged pursuant to the Pledge and Security Agreement; provided that in no event shall any Credit Party be required to pledge (x) more than 65% of the issued and outstanding Equity Interests of any class of Equity Interests of any Foreign Subsidiary (including any FSHCO); and (ii) the Administrative Agent (or a designated bailee thereof) shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank, to the extent required by the Pledge and Security Agreement;

(f)                                   except as otherwise contemplated by the Collateral Documents, all documents and instruments, including UCC financing statements, filings with the United States Patent and Trademark Office, filings with the United States Copyright Office, and all other instruments reasonably requested by the Administrative Agent to be filed, registered, recorded or delivered to create the Liens intended to be created by the Collateral Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Collateral Documents, shall have been delivered to the Administrative Agent (or a designated bailee thereof) for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Collateral Document; provided that if any such documents or instruments (other than documents or instruments with respect to Filing Collateral or Possessory Collateral) cannot be provided on the Closing Date after the Borrower’s use of commercially reasonable efforts to do so and without undue burden or expense to the Borrower, then such documents and instruments shall not be required to be delivered until the 90th day following the Closing Date (or on such later date as the Administrative Agent may agree to in its reasonable discretion);

(g)                                  except as otherwise contemplated by any Collateral Document, each Credit Party shall have obtained all consents and approvals required to be obtained by it in connection with (i) the execution and delivery of all Collateral Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and (ii) the performance of its obligations thereunder; and

(h)                                 after the Closing Date, the Administrative Agent shall have received (i) such other Collateral Documents as may be required to be delivered pursuant to Section 5.11 and (ii) upon reasonable request by the Administrative Agent, evidence of compliance with any other requirements of Section 5.11.

The foregoing definition shall not require, and the Credit Documents shall not contain any requirements as to, the creation or perfection of pledges of or security interests in, Mortgages on, or the obtaining of title insurance, surveys, abstracts or appraisals or taking other actions with respect to, any Excluded Property.  The Collateral Agent may grant extensions of time for the perfection of security interests in or the delivery of the Mortgages and the obtaining of title insurance, surveys, abstracts and appraisals with respect to particular assets and the delivery of assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Credit Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

Notwithstanding anything to the contrary in the Credit Documents, there shall be no requirement for (and no Default or Event of Default under the Credit Documents shall arise out of the lack of) (a) control agreements or control or similar arrangements with respect to deposit or securities accounts, (b) notices to account debtors or other contractual third parties prior to the occurrence and during the continuance of an Event of Default, (c) perfection (except to the extent perfected through the filing of Uniform Commercial Code financing statements) with respect to letter of credit rights, commercial tort claims and immaterial intercompany notes or (d) actions required by the Laws of any non-U.S. jurisdiction in order to create any security interests in any assets or to perfect such security interests (including any intellectual property registered in any non-U.S. jurisdiction) (it being understood that there shall be no security agreements or pledge agreements governed under the Laws of any non-U.S. jurisdiction).

In addition, the Borrower may cause any Restricted Subsidiary that is not otherwise required to be a Guarantor to Guarantee the Obligations and otherwise satisfy the Collateral and Guarantee Requirement, in which case such Restricted Subsidiary shall be treated as a Guarantor under this Agreement and every other Credit Document for all purposes.

“Collateral Documents” means the Pledge and Security Agreement, any Mortgages, and all other instruments, documents and agreements delivered by or on behalf of any Credit Party pursuant to Section 5.11 that creates or purports to create, in favor of, Collateral Agent, for the benefit of Secured Parties, a Lien on any property of that Credit Party as security for the Obligations, in each case, as amended, supplemented, waived or otherwise modified from time to time.

“Commitment” means, as to any Lender, such Lender’s Revolving Commitment or Term Loan Commitment.

“Commitment Letter” means the Amended and Restated Commitment Letter, dated September 24, 2015, among the Borrower, the Arrangers, the Documentation Agents and the Administrative Agent, as amended and supplemented prior to the date hereof.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C or another form as may be agreed by the Borrower and Administrative Agent from time to time.

“Consolidated Adjusted EBITDA” means, for any period, the Consolidated Net Income of the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period for which financial statements are available, which may include internal financial statements prepared in good faith by the Borrower:

(a)                                 increased, in each case (other than with respect to clause (xi)) to the extent deducted (and not added back) in Consolidated Net Income, and in each case, without duplication with any other item described in this clause (a) or any item excluded pursuant to the definition of Consolidated Net Income, by:

(i)                                     provision for Taxes based on income or profits or capital, including state, provincial, franchise, excise and similar Taxes and foreign withholding Taxes of such Person paid or accrued, including any penalties and interest relating to any Tax examinations; plus

(ii)                                  Consolidated Interest Expense for such period; plus

(iii)                               depreciation and amortization expense of such Person for such period; plus

(iv)                              extraordinary, non-recurring, unusual or exceptional losses, charges and expenses; plus

(v)                                 losses, charges and expenses relating to the Transactions regardless of when paid (including, without limitation, the write-off of deferred financing fees capitalized on the balance sheet corresponding to the Existing Revolving Credit Agreement, any financial advisory fees, filing fees, accounting fees, legal fees and other similar advisory and consulting fees and related out-of-pocket expenses and other fees, discounts and commissions, including with regard to arranging or syndication); plus

(vi)                              (A) actual expenses, costs and charges related to business optimization, relocation or integration; (B) actual expenses, costs and charges related to Permitted Acquisitions after the Closing Date and (C) severance and other restructuring charges actually incurred; plus

(vii)                           losses, charges and expenses relating to asset dispositions or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business (in each case whether or not consummated), as determined in good faith by an Authorized Officer of the Borrower; plus

(viii)                        losses, charges and expenses attributable to disposed or discontinued operations and losses, charges and expenses related to the disposal of disposed, abandoned, closed or discontinued operations; plus

(ix)                              losses, charges and expenses attributable to the early extinguishment or conversion of Indebtedness, Hedge Agreements or other derivative instruments (including deferred financing expenses written off and premiums paid); plus

(x)                                 charges, expenses and fees incurred, including financial advisory, accounting, auditor, legal and other consulting and advisory fees and any or other filing fees and expenses, or any amortization thereof, in connection with any equity offering, acquisition, merger, amalgamation, investment, recapitalization, asset disposition, incurrence or repayment of Indebtedness (including deferred financing expenses), refinancing transaction, restructuring or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any transaction undertaken but not completed) and any non-recurring charges and expenses (including non-recurring merger or amalgamation expenses) incurred as a result of any such transaction; plus

(xi)                              the amount of “run rate” cost savings, operating expense reductions and synergies projected by the Borrower in good faith to be realized as a result of specified actions (including, in connection with, mergers and other business combinations, acquisitions, divestitures, and other transactions (including transactions described in clause (x) above)) taken or expected to be taken prior to or during such period (which “run rate” cost savings, operating expense reductions or synergies shall be subject only to certification by an Authorized Officer of the Borrower and shall be calculated on a Pro Forma Basis as though such cost savings, reductions or synergies had been realized on the first day of the relevant period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings, reductions or synergies are reasonably identifiable and factually supportable, (B) (x) in the case of mergers and other business combinations, acquisitions and divestitures are expected to be realized (in the good faith determination of the Borrower) within six fiscal quarters after the date of such action and (y) in other cases are expected to be realized within 18 months of the date of determination to take such action and (C) the aggregate amount of “run rate” cost savings, operating expense reductions and synergies included in Consolidated Adjusted EBITDA pursuant to this paragraph (xi) during any Test Period shall not exceed 25.0% of Consolidated Adjusted EBITDA for such Test Period, calculated after giving effect to any adjustment pursuant to this paragraph (xi); plus

(xii)                           net unrealized losses on Hedge Agreements and non-controlling interests; plus

(xiii)                        any other non-cash losses, charges and expenses, including any write offs or write downs, reducing Consolidated Net Income for such period;

(b)                                 decreased (in each case to the extent added in Consolidated Net Income), by (without duplication):

(i)                                     net unrealized gains on Hedge Agreements and non-controlling interests; plus

(ii)                                  gains relating to asset dispositions or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business; plus

(iii)                               cash payments during such period on account of accruals on or reserves added to Consolidated Adjusted EBITDA pursuant to clause (a) above; plus

(iv)                              non-cash gains, excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that were deducted (and not added back) in the calculation of Consolidated Adjusted EBITDA for any prior period.

“Consolidated Current Assets” means, as at any date of determination, the total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents, as of the most recent date for which financial statements are available, which may include internal financial statements prepared in good faith by the Borrower.

“Consolidated Current Liabilities” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of Consolidated Interest Expense (excluding Consolidated Interest Expense that is due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals, if any, of transaction costs resulting from the Transactions, (e) accruals of any costs or expenses related to (i) severance or termination of employees prior to the Closing Date or (ii) bonuses, pension and other post-retirement benefit obligations, and (f) accruals for add-backs to Consolidated Adjusted

EBITDA included in clauses (a)(v), (a)(vi), (a)(xi) and (a)(xii) of the definition thereof, as of the most recent date for which for which financial statements are available, which may include internal financial statements prepared in good faith by the Borrower.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)                                 the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income, as determined on a consolidated basis in accordance with GAAP, including, without limitation:

(a)                                 any amortization of Indebtedness discount;

(b)                                 the net payments (less net payments received) under any Hedge Agreement in respect of interest rate protection (including any amortization of discounts, but excluding mark to market movements in the valuation of obligations pursuant to any Hedge Agreement);

(c)                                  the interest portion of any deferred payment obligation;

(d)                                 all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances; and

(e)                                  all accrued interest;

(2)                                 the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period determined on a consolidated basis in accordance with GAAP; and

(3)                                 all capitalized interest of such Person and its Restricted Subsidiaries for such period.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period; provided that, without duplication:

(a)                                 the cumulative effect of a change in accounting principles shall be excluded;

(b)                                 the net after-Tax effect of extraordinary, non-recurring, unusual or exceptional gains, losses, charges and expenses, including any relating to or arising in connection with claims or litigation (including legal fees, settlements, judgments and awards), shall be excluded;

(c)                                  the net after-Tax effect of gains, losses, charges and expenses attributable to asset dispositions or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business, as determined in good faith by an Authorized Officer of the Borrower, shall be excluded;

(d)                                 the net after-Tax effect of gains, losses, charges and expenses attributable to disposed, discontinued, closed or abandoned operations and any net after-Tax gains, losses, charges and expenses related to the disposal of disposed, abandoned, closed or discontinued operations shall be excluded;

(e)                                  the net after-tax effect of gains, losses, charges and expenses attributable to the early extinguishment or conversion of Indebtedness, Hedge Agreements or other derivative instruments (including deferred financing expenses written off and premiums paid) shall be excluded;

(f)                                   the net income for such period of any Person that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid to the Borrower or any Restricted Subsidiary thereof in such period in cash;

(g)                                  the effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in connection with the Transaction, any acquisition or any joint venture investments or the amortization or write off of any amounts thereof, net of taxes, shall be excluded;

(h)                                 impairment and amortization charges, asset write offs and write downs, including impairment and amortization charges, asset write offs and write downs related to goodwill, intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP shall be excluded;

(i)                                     non-cash compensation charges and expenses, including any such charges and expenses arising from grants of stock appreciation or similar rights, phantom equity, stock options, restricted stock, deferred stock or other rights or equity incentive programs and non-cash deemed finance charges in respect of any pension liabilities or other provisions shall be excluded;

(j)                                    (i) charges and expenses pursuant to any management equity plan, long-term incentive plan or stock option plan or any other management or employee benefit plan or agreement, any stock subscription or shareholder agreement and (ii) charges, expenses, accruals and reserves in connection with the rollover, acceleration or payout of Equity Interests held by management of the Borrower or any of the Restricted Subsidiaries, in the case of each of (i) and (ii) above, to the extent that (in the case of any cash charges and expenses) such charges, expenses, accruals and reserves are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interests (other than Disqualified Stock) of the Borrower or any direct or indirect parent of the Borrower shall be excluded;

(k)                                 any non-cash loss, charge or expense relating to the incurrence of obligations in respect of an “earn out” or other similar contingent obligations shall be excluded, but only for so long as such loss, charge or expense remains a non-cash contingent obligation;

(l)                                     to the extent covered by insurance (including business interruption insurance) and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that (i) such coverage is not denied by the applicable carrier or indemnifying party in writing within 270 days and (ii) such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within 365 days), losses, charges, expenses, accruals and reserves with respect to liability or casualty events or business interruption shall be excluded;

(m)                             (i) non-cash or unrealized gains or losses in respect of obligations under Hedge Agreements or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of obligations under Hedge Agreements, and (ii) gains or losses resulting from currency translation gains or losses related to currency re-measurements of Indebtedness (including gains or losses resulting from (x) Hedge Agreements for currency exchange risk and (y) intercompany Indebtedness) and all other foreign currency translation gains or losses to the extent such gains or losses are non-cash items shall be excluded;

(n)                                 non-cash interest charges on defined benefit, defined contribution or other pension plans shall be excluded;

(o)                                 any expenses or charges to the extent paid by a third party that is not a Restricted Subsidiary on behalf of the Borrower or a Restricted Subsidiary (and not required to be reimbursed), and any gain resulting from such payment, shall be excluded; and

(p)                                 solely for the purpose of determining the amount available under clause (a)(ii) of the definition of “Cumulative Credit,” the net income (or loss) for such period of any Restricted Subsidiary (other than any of the Guarantors) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, is otherwise restricted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its equity holders; provided that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash to the Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein.

“Consolidated Total Assets” means, as of any date of determination and on a Pro Forma Basis for any acquisition or disposition or other Specified Transaction that has been consummated on or prior to the date of determination, the total amount of all assets of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with

GAAP, as of the most recent date for which for which financial statements are available, which may include internal financial statements prepared in good faith by the Borrower.

“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of all Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date and determined on a consolidated basis in accordance with GAAP consisting of the types of Indebtedness set forth in clauses (a), (b), (d), (f), (h) (to the extent of unreimbursed amounts under Letters of Credit) and (i) of the definition of “Indebtedness” and all guarantees by the Borrower or any of its Restricted Subsidiaries of Indebtedness described in the foregoing clauses of others; provided that, Consolidated Total Debt shall not include (i) Indebtedness in respect of letters of credit, except to the extent of drawn and unreimbursed amounts thereunder and (ii) obligations under Hedge Agreements.

“Consolidated Working Capital” means, as of any date of determination, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis, Consolidated Current Assets at such date of determination minus Consolidated Current Liabilities at such date of determination; provided that, increases or decreases in Consolidated Working Capital shall be calculated without regard to any changes in Consolidated Current Assets or Consolidated Current Liabilities as a result of (i) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and non-current, (ii) the effects of purchase accounting; (iii) any changes in fair value of derivative instruments, to the extent those changes are excluded from Consolidated Net Income due to hedge accounting treatment of derivative instruments; or (iv) any acquisitions permitted pursuant to the terms hereof, of an operating or geographical unit of a business or Persons by the Borrower or any of its Restricted Subsidiaries completed during such period.

“continuing” means, with respect to any default or event of default, that such default or event of default has not been cured or waived.

“Contributing Guarantors” as defined in Section 7.2.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Covenant Trigger Event” means if as of the last day of the most recent Fiscal Quarter covered by the financial statements delivered pursuant to Section 5.4, the aggregate principal amount of outstanding Revolving Loans made pursuant to Section 2.2(a) and outstanding Letters of Credit (excluding (i) up to $5.0 million of undrawn Letters of Credit, (ii) any drawn Letters of Credit that have been Cash Collateralized and (iii) with respect to each Test Period ending on or prior to December 31, 2016, up to $22,750,000 of Initial Revolving Loans drawn on the Closing Date) is greater than 30% of the aggregate amount of Revolving Commitments (without giving effect to any adjustment or reduction due to the issuance or cancellation of a Letter of Credit or borrowing or repayment of a Revolving Loan subsequent to such day).

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, the Intra-Group Subordination Agreement and any Intercreditor Agreement (on and after the execution thereof), each as amended, supplemented, waived, or otherwise modified from time to time.

“Credit Extension” means, as to any Lender, the making of an Initial Tranche A Term Loan, an Initial Tranche B Term Loan, a Revolving Loan, a Swing Line Loan or an Incremental Revolving Loan (other than the initial extension of credit thereunder), and with respect to an Issuing Bank, the issuance or extension of a Letter of Credit.

“Credit Parties” means the Borrower and the Guarantors; each, individually, a “Credit Party”.

“Cumulative Credit” means, at any time, an amount (which shall not be less than zero) equal to:

(a)                                 (i)                                     the Retained Excess Cash Flow Amount at such time; plus

(ii)                                  the aggregate amount of cash proceeds from the sale of Qualified Stock of the Borrower (including upon exercise of warrants or options or upon the conversion of Indebtedness of the Borrower or any Restricted Subsidiary owed to a Person other than a Restricted Subsidiary) received by the Borrower after the Closing Date and at or prior to such time; provided that this clause (ii) shall exclude sales of Disqualified Stock and Equity Interests issued in connection with the cure right pursuant to Section 8.2; plus

(iii)                               the cumulative amount of (x) capital contributions made to the Borrower in cash or Cash Equivalents (other than proceeds from (1) the issuance of Disqualified Stock, (2) Equity Interests issued in connection with the cure right pursuant to Section 8.2 and (3) capital contributions made on or prior to the Closing Date) and (y) the fair market value, as determined by the Borrower in good faith, of property or assets (other than cash) received by the Borrower as a capital contribution, in each case after the Closing Date; plus

(iv)                              an amount equal to the net reduction in Investments made pursuant to Section 6.3(dd) in respect of any returns in cash, Cash Equivalents and assets (valued at the fair market value thereof, as determined by the Borrower in good faith) (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Borrower or any Restricted Subsidiary from such Investments after the Closing Date and in each case to the extent not included in Consolidated Net Income used in calculating Excess Cash Flow and not required to be used for prepayments pursuant to Section 2.12 or are reinvested pursuant to Section 2.12; plus

(v)                                 in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or any of its Restricted Subsidiaries after the Closing Date, the fair market value of the Investments of the Borrower or the applicable Restricted Subsidiary made with the Cumulative Credit in such Unrestricted Subsidiary at the time of such redesignation, merger or consolidation (or of the assets transferred or conveyed, as applicable), as determined by the Borrower in good faith; plus

(vi)                              the cumulative amount of mandatory prepayments declined by a Lender under Section 2.12(e) to the extent not used or required to make other permitted prepayments of permitted Indebtedness; minus

(b)                                 the aggregate amount of any Investments made pursuant to Section 6.3(dd), any Restricted Payments made pursuant to Section 6.5(j) and any payments or distributions in respect of any Junior Financing made pursuant to Section 6.8(a)(1)(d)(2) after the Closing Date and at or prior to such time.

“Cure Notice” as defined in Section 8.2.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, winding-up, reorganization or similar debtor relief laws of the United States applicable jurisdictions from time to time in effect.

“Debt Transfer Documents” as defined in the definition of “Collateral and Guarantee Requirement”.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” means an interest rate equal to (a) with respect to the amount of any principal or interest of any Loan not paid when due, the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2.0% per annum or (b) with respect to all other overdue amounts, the Base Rate, plus the Applicable Margin applicable to Revolving Loans which are Base Rate Loans, plus 2.0% per annum.

“Defaulting Lender” means, subject to Section 2.19, any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default”.

“Deposit Account” means any deposit account (as such term is defined in Article 9 of the UCC).

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Borrower on the date a legally binding commitment for the relevant Disposition (or, if later, for the payment of such item) was entered into) of non-cash consideration received by the Borrower or any Restricted Subsidiary in connection with an asset disposition that is so designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer of the Borrower, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration.

“Disinterested Directors” means, with respect to any transaction that is subject to the requirements of Section 6.6, one or more members of the Board of Directors of the Borrower, or one or more members of the Board of Directors of a Parent Holding Company, having no material direct or indirect financial interest in or with respect to such Affiliate Transaction.  A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding capital stock of the Borrower or any Parent Holding Company or any options, warrants or other rights in respect of such capital stock.

“Disqualified Lenders” means (i) certain banks, financial institutions and other institutional lenders that have been specified to the Joint Lead Arrangers by the Borrower in writing at any time prior to September 2, 2015, (ii) any of the Borrower’s competitors that have been specified to the Joint Lead Arrangers before the Closing Date or to the Administrative Agent after the Closing Date by the Borrower in writing at any time and from time to time and (iii) in the case of each of clauses (i) and (ii), any of their respective affiliates (other than any bona fide debt funds) that are either (x) identified in writing by the Borrower from time to time or (y) clearly identifiable on the basis of such affiliate’s name.

“Disqualified Stock” means, with respect to any Person, any Equity Interests of such Person that, by their terms (or by the terms of any security into which such Equity Interests are convertible or for which such Equity Interests are redeemable or exchangeable), or upon the happening of any event or condition, (a) mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) are convertible or exchangeable for Indebtedness or Disqualified Stock, or (c) are redeemable at the option of the holder thereof, in whole or in part, in each case prior to 91 days following the latest Maturity Date at the time of issuance of such Equity Interests; provided, however, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided further, however, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Borrower or its subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided further, however, that any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Distress Event” means, with respect to any Person (a “Distressed Person”), a voluntary or involuntary case filed with respect to such Distressed Person, under any debt relief law, or a custodian, conservator, receiver or similar official being appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any Person that directly or indirectly controls such Distressed Person being subject to a forced liquidation, or such Distressed Person making a general assignment for the benefit of creditors or being otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interests in any Person or any Person that directly or indirectly controls such Person by a Governmental Authority or an instrumentality thereof.

“Distressed Person” as defined in the definition of “Distress Event”.

“Documentation Agent” means, collectively, Citizens Bank, National Association, PNC Bank, National Association and BMO Capital Markets Corp., as co-Documentation Agents.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any subsidiary of the Borrower that is not a Foreign Subsidiary.

“Dutch Auction” means an auction of Term Loans conducted pursuant to Section 10.4(o) to allow a Purchasing Borrower Party to prepay Term Loans at a discount to par value and on a non pro rata basis, in each case, in accordance with the applicable Dutch Auction Procedures.

“Dutch Auction Procedures” means, with respect to a purchase or prepayment of Term Loans by a Purchasing Borrower Party pursuant to Section 10.4(o), Dutch auction procedures as reasonably agreed upon by such Purchasing Borrower Party and the Administrative Agent.

“Eligible Assignee” means any Person other than a natural Person that is (i) a Lender, an affiliate of any Lender or an Approved Fund (any two or more Approved Funds being treated as a single Eligible Assignee for all purposes hereof), or (ii) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business; provided, no (a) Defaulting Lender, Credit Party or Affiliate of a Credit Party shall be an Eligible Assignee (except assignments pursuant to Section 10.4(o)) and (b) Disqualified Lender shall be an Eligible Assignee (except assignments pursuant to Section 10.4(i)).

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) which is or was sponsored, maintained or contributed to by, or required to be contributed by, the Borrower, any of its subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any notice of violation, claim, action, suit, proceeding, demand, abatement order or other order (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Materials Activity; or (iii) in connection with any actual or alleged environmental damage, injury or harm.

“Environmental Laws” means any and all current or future foreign or domestic, federal, provincial or state (or any subdivision of any of them) laws, statutes, ordinances, orders, rules, or regulations relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) the protection of human, plant or animal health from exposure to any Hazardous Materials, in any manner applicable to the Borrower or any of its subsidiaries.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing (in each case, other than debt securities convertible into the foregoing, and royalties).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043(c) of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Sections 412 and 430 of the Internal Revenue Code and Sections 302 and 303 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code and Section 302(c) of ERISA) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by the Borrower, any of its subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Borrower, any of its subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on the Borrower, any of its subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of the Borrower, any of its subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by the Borrower, any of its subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) receipt from the Internal Revenue Service of written notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (ix) the imposition of a lien pursuant to Section 430(k) of the Internal Revenue Code or Section 303(k) of ERISA or a violation of Section 436 of the Internal Revenue Code; or (x) any event with respect to any Non-U.S. Plan which is similar to any event described in any of subsections (i) through (ix) hereof.

“Eurocurrency Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted LIBOR.

“Event of Default” means each of the conditions or events set forth in Section 8.1; provided that any requirement for the giving notice, the lapse of time, or both, or any other condition, has been satisfied; provided further that (i) a Financial Covenant Default with respect to the Revolver Financial Performance Covenant shall not be an Event of Default with respect to the Term Loans in the circumstances described in the last sentence of Section 8.1, and (ii) a Financial Covenant Default with respect to the Tranche A Term Loan Financial Performance Covenant shall not be an Event of Default with respect to the Revolving Commitments, the Revolving Loans and any Term Loans (other than the Initial Tranche A Term Loans) in the circumstances described in the last sentence of Section 8.1.

“Excess Cash Flow” means, for any period, an amount (if positive) equal to:

(1)                                 the Consolidated Net Income of the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis, increased, in each case, without duplication, by:

(a)                                 an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income, but excluding (i) any such non-cash charges representing an accrual or reserve for potential cash items in any future period and (ii) amortization of a prepaid cash item that was paid in a prior period;

(b)                                 decreases in Consolidated Working Capital for such period;

(c)                                  net cash receipts in respect of Hedge Agreements during such period to the extent not otherwise included in such Consolidated Net Income;

(d)                                 the aggregate amount of any non-cash loss recognized as a result of any Asset Sale or Casualty Event (other than any Asset Sale in the ordinary course of business) that resulted in a decrease to Consolidated Net Income (up to the amount of such decrease);

reduced by (without duplication):

(2)                                 the sum, in each case, without duplication, of:

(a)                                 an amount equal to the amount of all (i) non-cash credits included in arriving at such Consolidated Net Income (excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in clause (1)(a) above) and (ii) cash charges excluded by virtue of clauses (a) through (p) of the definition of Consolidated Net Income;

(b)                                 the amount of any prepaid cash item deducted in part for such period, with the balance amortized over a subsequent period;

(c)                                  the aggregate amount of all principal payments of Indebtedness of the Borrower and its Restricted Subsidiaries (including (i) the principal component of payments in respect of Capital Lease Obligations and (ii) the amount of any voluntary prepayment of Indebtedness (excluding (A) all prepayments in respect of any revolving credit facility (including Revolving Commitments), except to the extent there is an equivalent permanent reduction in commitments thereunder (other than the Revolving Commitments) and (B) all other prepayments of the Term Loans)) made during such period, in each case financed with Internally Generated Cash of the Borrower and its Restricted Subsidiaries;

(d)                                 increases in Consolidated Working Capital for such period;

(e)                                  cash payments by the Borrower and its Restricted Subsidiaries during such period in respect of the permanent reduction of long-term liabilities of the Borrower and its Restricted Subsidiaries (other than Indebtedness) to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income;

(f)                                   [Reserved];

(g)                                  without duplication of amounts deducted pursuant to clause (j) below in prior Fiscal Years, (i) the amount of capital expenditures, including but not limited to the purchase of fixed assets, and (ii) the aggregate amount of cash consideration paid by the Borrower and its Restricted Subsidiaries in connection with Investments made pursuant to Section 6.3(a), (k), (l), (r), (u), (cc) or (ff), during such period, in each case, to the extent financed with Internally Generated Cash of the Borrower and its Restricted Subsidiaries;

(h)                                 the amount of Restricted Payments made in cash pursuant to Section 6.5 (other than clauses (i), (j) or (k) of Section 6.5) paid during such period in each case to the extent such Restricted Payments were financed with Internally Generated Cash of the Borrower and its Restricted Subsidiaries;

(i)                                     the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Restricted Subsidiaries during such period that are made in connection with any prepayment, early extinguishment or conversion of Indebtedness to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income;

(j)                                    without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contractual Consideration”) entered into prior to or during such period relating to Permitted Acquisitions or other Investments, capital expenditures or permitted acquisitions of Intellectual Property to be consummated or made during the period of four consecutive Fiscal Quarters of the Borrower following the end of such period; provided that to the extent that the aggregate amount of cash actually utilized to finance such Permitted Acquisitions (or similar Investments) or capital expenditures during such period of four consecutive Fiscal Quarters (x) is financed by the issuance or incurrence of long-term Indebtedness by, or the issuance of Equity Interests by, or the making of capital contributions to, the Borrower or any of its Restricted Subsidiaries or using the proceeds of any Asset Sale outside the ordinary course of business or other proceeds not included in Consolidated Net Income (the “Financed Amount”) or (y) is less than the Contract Consideration, the Financed Amount and/or the amount of such shortfall shall, in each case but without duplication, be added to the calculation of Excess Cash Flow, at the end of such period of four consecutive Fiscal Quarters;

(k)                                 the amount of cash taxes (including penalties and interest) paid or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period;

(l)                                     cash expenditures in respect of Hedge Agreements during such period to the extent not deducted in arriving at such Consolidated Net Income;

(m)                             proceeds of any Asset Sale or Casualty Event to the extent otherwise included in the definition of Excess Cash Flow and to the extent the Borrower is in compliance with the applicable mandatory prepayment requirements set forth in Section 2.12;

(n)                                 the aggregate amount of any non-cash gain recognized as a result of any Asset Sale or Casualty Event (other than any Asset Sale in the ordinary course of business) that resulted in an increase to Consolidated Net Income (up to the amount of such increase), and cash indemnity payments received pursuant to indemnification provisions in any acquisition or any other Investment permitted under this Agreement, in each case that resulted in an increase to Consolidated Net Income (up to the amount of such increase);

(o)                                 the aggregate amount of fees, costs and expenses in connection with any Permitted Acquisition or Asset Sale, and any payments of Transaction Costs, to the extent not expensed and not deducted in calculating Consolidated Net Income; and

(p)                                 to the extent not already deducted in calculating Consolidated Net Income, losses, charges and expenses related to internal software development that are expenses but could have been capitalized under alternative accounting policies in accordance with GAAP.

“Excess Cash Flow Calculation Date” as defined in Section 2.12(b).

“Excess Cash Flow Period” means each Fiscal Year of the Borrower, commencing with the Fiscal Year of the Borrower ending on June 30, 2017.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Amounts” as defined in Section 2.12(g).

“Excluded Indebtedness” means all Indebtedness not incurred in violation of Section 6.1 (other than Refinancing Loans and Refinancing Equivalent Debt).

“Excluded Property” means (a) (1) all owned real property interests with a fair market value (as reasonably determined by the Borrower in good faith) equal to or less than $7.5 million; and (2) all leasehold interests (it is understood that there shall be no requirement to obtain landlord waivers, estoppels or collateral access agreements or acknowledgements, bailee waivers and similar letters), (b) motor vehicles, rolling stock and other assets subject to certificates of title (unless otherwise capable of perfection by registration under the UCC), letter of credit rights with an individual face amount not exceeding $5.0 million (except to the extent constituting a support obligation for other Collateral as to which perfection of the security interest in such other Collateral is accomplished solely by the filing of a UCC financing statement) and commercial tort claims below $5.0 million, (c) any lease, license or other agreement or any property subject to a purchase money security interest, Capital Lease Obligation or similar arrangements permitted hereunder, the property subject thereto, any insurance in respect thereof, any management or operating agreement with respect thereto and deposits made in respect thereof and all rights in relation to any of the foregoing, in each case, to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement, purchase money, capital lease or a similar arrangement or create a right of termination in favor of any other party thereto (other than a Credit Party) (d) (1) Equity Interests which constitute Margin Stock, (2) Equity Interests in Unrestricted Subsidiaries and (3) Equity Interests in any Person other than wholly owned subsidiaries to the extent the granting of a security interest is not permitted by law or the terms of such subsidiary’s organizational, shareholders, acquisition, joint venture or governance documents (including as a result of minority ownership) or would trigger termination pursuant to any “change of control” or similar provision, (e) pledges and security interests (including in respect of interests in partnerships, joint ventures and other non-wholly owned entities) to the extent prohibited by law or prohibited by agreements containing anti assignment clauses not overridden by the UCC or other applicable law, (f) foreign intellectual property, (g) assets to the extent a security interest in such assets would result in material adverse tax consequences to any Credit Party (as reasonably determined by the Borrower), (h) deposit accounts, securities accounts, commodities accounts, futures accounts and other similar accounts of the Credit Parties (A) for the sole purpose of funding (1) payroll, healthcare and other employee wage and benefit accounts, (2) tax accounts

(including without limitation, sales tax accounts), (3) escrow, defeasance, discharge and redemption accounts and (4) fiduciary and trust accounts, and, in the case of sub-clauses (1) through (4), the funds or other property held in or maintained in any such account, (B) that are zero-balance accounts, (C) that are accounts in jurisdictions other than in the jurisdiction of organization of the applicable granting Credit Party, the United States or any state thereof, and (D) that are accounts other than those described in the preceding clauses (A) through (C) with respect to which the average daily balance of the funds maintained on deposit therein does not exceed $5.0 million, (i) intellectual property specifically requiring a filing in a jurisdiction outside of the United States and “intent-to-use” trademark applications to the extent and during the period in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications or resulting registrations under applicable federal law, including prior to the filing and acceptance by the United States Patent and Trademark Office of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, (j) assets in circumstances where the Administrative Agent and the Borrower reasonably determine in good faith that the cost, burden or consequences of obtaining or perfecting a security interest in such assets is excessive in relation to the practical benefit to the Lenders of the security to be afforded thereby and (k) the Borrower’s or its subsidiaries’ rights in relation to aircraft and airframes, including rights under any lease, sublease, charter, management, operating, crew, service, repair, maintenance, storage or other agreement relating to the aircraft, rights in the aircraft and any parts, accessions and accessories thereto, rights under insurance policies and security deposits and rights in income derived from and proceeds of any of the foregoing, in the ordinary course; provided that clauses (c), (d), (e) and (f) shall not include (x) items to the extent the prohibition or restriction on the assignment or pledge thereof under the Collateral Documents is ineffective under applicable anti-assignment provisions of the UCC or other applicable law or (y) proceeds and receivables of the assets referred to in such clause, the assignment of which is expressly deemed effective under applicable anti-assignment provisions of the UCC or other applicable law notwithstanding such prohibition.

“Excluded Subsidiary” means any (a) Unrestricted Subsidiary, (b) Immaterial Subsidiary, (c) subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date or on the date any such subsidiary is acquired (so long as, in respect of any such contractual prohibition, such prohibition is not incurred in contemplation of such acquisition), from guaranteeing the payment of the Obligations or which would require consent, approval, license or authorization from any Governmental Authority to provide a guarantee or which would result in material adverse tax consequences to the Borrower or one of its subsidiaries (including as a result of the operation of Section 956 of the Internal Revenue Code or any similar law or regulation in any applicable jurisdiction) as reasonably determined by the Borrower), (d) (subject to the Borrower’s option to designate any such subsidiary as not “Excluded”) subsidiary that is not wholly owned directly by the Borrower or one or more of its wholly owned Restricted Subsidiaries, (e) Foreign Subsidiary, (f) FSHCO, (g) not-for-profit subsidiary, captive insurance subsidiary or other special purpose entity, or (h) notwithstanding the foregoing, additional subsidiaries may be excluded from the guarantee requirements in circumstances where the Administrative Agent and the Borrower determine in good faith that the cost or burden of providing such a guarantee is excessive in relation to the value afforded to the Lenders thereby.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), after giving effect to any applicable guarantee or keepwell, support or other agreement, by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of a Credit Party hereunder, the following Taxes:

(a)                                 any Taxes imposed on (or measured by) its net income (however denominated), net profits, net gains or franchise Taxes that (x) are imposed by the country in which the applicable recipient is legally organized or any political subdivision thereof, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, in each case including any political subdivision thereof or (y) that are Other Connection Taxes,

(b)                                 any branch profits Taxes or any similar Tax (i) imposed by the United States of America, (ii) imposed by any other jurisdiction described in clause (a) above or (iii) that is an Other Connection Tax,

(c)                                  any withholding Tax that is attributable to the Administrative Agent’s or a Lender’s failure to comply with Section 2.17(c),

(d)                                 any withholding Tax imposed by the United States on amounts payable by a Credit Party (or the Administrative Agent) in the case of a Lender, to the applicable lending office of such Lender at the time such Lender becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 2.18(b)) or designates a new lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changes its lending office and, in the case of the Administrative Agent, to the Administrative Agent at the time it becomes a party to this agreement, except in the case of a successor Administrative Agent to the extent amounts with respect to such Taxes were payable to the preceding Administrative Agent,

(e)                                  [Reserved],

(f)                                   [Reserved], and

(g)                                  any U.S. withholding Taxes imposed under FATCA.

“Executive Order” as defined in Section 4.22(a).

“Existing Revolving Credit Agreement” means the Credit Agreement, dated as of December 18, 2013, among the Borrower, the financial institutions from time to time party thereto, and Citibank, N.A., as administrative agent.

“Existing Revolver Tranche” as defined in Section 2.22(b).

“Existing Term Loan Tranche” as defined in Section 2.22(a).

“Extended Revolving Commitment” as defined in Section 2.22(b).

“Extended Term Loans” as defined in Section 2.22(a).

“Extending Lender” means Extending Term Lender or Extending Revolving Lender, as the context may require.

“Extending Revolving Lender” as defined in Section 2.22(c).

“Extending Term Lender” as defined in Section 2.22(c).

“Extension” means the establishment of an Extension Series by amending a Loan and/or Commitment pursuant to Section 2.22 and the applicable Extension Amendment.

“Extension Amendment” as defined in Section 2.22(d).

“Extension Election” as defined in Section 2.22(c).

“Extension Minimum Condition” means a condition to consummating any Extension that a minimum amount (to be determined and specified in the relevant Extension Request, in the Borrower’s sole discretion) of any or all applicable Class or Classes be submitted for Extension.

“Extension Request” means any Term Loan Extension Request or a Revolver Extension Request, as the case may be.

“Extension Series” means any Term Loan Extension Series or a Revolver Extension Series, as the case may be.

“Facility” as defined in the recitals hereto.

“Fair Share” as defined in Section 7.2.

“Fair Share Contribution Amount” as defined in Section 7.2.

“FATCA” means (a) Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, (b) any agreements entered into pursuant to

Section 1471(b)(1) of the Internal Revenue Code, and (c) any intergovernmental agreement between the U.S. and any other jurisdiction which facilitates the implementation of any law or regulation referred to in clause (a) above and any fiscal or regulatory legislation, rules or official administrative practices adopted pursuant to any such intergovernmental agreement.

“FCPA” as defined in Section 4.23.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the Amended and Restated Fee Letter, dated September 24, 2015, among the Borrower, the Arrangers, certain Documentation Agents and the Administrative Agent, as amended and supplemented prior to the date hereof.

“Filing Collateral” means any Lien in respect of assets in which such Lien may be perfected by the filing of a financing statement under the UCC.

“Financed Amount” as defined in the definition of “Excess Cash Flow”.

“Financial Covenant Default” as defined in Section 8.1.

“Financial Officer” means, of any Person, the Chief Financial Officer, principal accounting officer, vice-president of finance, Treasurer, Assistant Treasurer or Controller of such Person (and, in the case of the Borrower, shall also mean each Person performing similar duties as the foregoing (including any director, manager or member of the Borrower)).

“Financial Performance Covenants” means the covenants set forth in Section 6.10 and Section 6.11.

“First Lien Net Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated Total Debt secured by a Lien on the assets of any Credit Party (other than (x) Liens that are junior or subordinated to the Liens on the Collateral securing the Obligations and (y) Liens on Collateral consisting of property or assets held in defeasance or deposited in trust for redemption, repayment, retirement, satisfaction, discharge or defeasance or similar arrangement for the benefit of indebtedness secured thereby) as of such date minus the aggregate amount of Unrestricted Cash of the Borrower or any Restricted Subsidiary (except the proceeds of Indebtedness that is incurred for which the First Lien Net Leverage Ratio is to be calculated and the proceeds of other Indebtedness incurred substantially contemporaneously therewith) to (ii) Consolidated Adjusted EBITDA for the trailing four Fiscal Quarter period ending on the most recent Fiscal Quarter for which financial statements are available, which may include internal financial statements prepared in good faith by the Borrower.

“Fiscal Quarter” means any of the quarterly accounting periods of the Borrower ending on March 31, June 30, September 30 and December 31.

“Fiscal Year” means the twelve-month accounting period of the Borrower ending on June 30 of each year.

“Flood Hazard Property” means any real estate asset located in the United States of America subject to a mortgage and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Subsidiary” means (a) any subsidiary of the Borrower which is (i) not organized under the laws of the United States, any state thereof or the District of Columbia or (ii) a FSHCO or (b) any subsidiary of a Person described in clause (a).

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to an L/C Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations (other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof) and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of Swing Line Loans (other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof).

“FSHCO” means any Restricted Subsidiary (i) that is organized under the laws of the United States, any state thereof or the District of Columbia and (ii) that has no material assets other than Equity Interests of Foreign Subsidiaries.

“Funding Guarantors” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to the provisions of Section 1.2, generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, as in effect from time to time.

“Governmental Authority” means any applicable foreign or domestic, federal, state, provincial, territorial, municipal, supranational, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof (which shall include, without limitation, the European Central Bank and the Council of Ministers of the European Union) or any entity, officer or examiner exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” means (a) each Restricted Subsidiary listed on Schedule 1.1(a) (such Restricted Subsidiaries not to include any Excluded Subsidiary) and each other Restricted Subsidiary of the Borrower thereafter that becomes, or is required to become, a Guarantor after the Closing Date in accordance with the Collateral and Guarantee Requirement, in each case, unless and until such time as the respective Guarantor is released from all of its obligations hereunder in accordance with the terms and provisions hereof and (b) with respect to Obligations owing by any other Credit Party under any Hedge Agreement or with respect to Swap Obligations, the Borrower.

“Guaranty” as defined in Section 7.1.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited, governed or regulated by any Governmental Authority pursuant to any Environmental Law.

“Hazardous Materials Activity” means any use, manufacture, possession, storage, holding, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means any agreement with respect to any swap, spot, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, foreign exchange, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case, not entered into for speculative purposes.  For the avoidance of doubt, Hedge Agreements shall not be deemed speculative or entered into for speculative purposes if any Hedge Agreement is intended in good faith, at inception of execution, (A) to hedge or manage the interest rate exposure associated with any debt securities or debt facilities of the Borrower or its Restricted Subsidiaries, (B) for foreign exchange or currency exchange management or (C) to hedge any exposure that the Borrower or its Restricted Subsidiaries may have to counterparties under other Hedge Agreements such that the combination of such Hedge Agreements is not speculative taken as a whole.

“Honor Date” as defined in Section 2.3(d)(i).

“Immaterial Subsidiary” means any subsidiary of the Borrower (a) identified on Schedule 1.1(b) or (b) designated by the Borrower as an Immaterial Subsidiary hereunder after the Closing Date by written notice to the Administrative Agent, that (x) as of the last day of the Fiscal Quarter of the Borrower most recently ended, (i) such subsidiary did not have assets with a value in excess of 2.5% of Consolidated Total Assets or revenues representing in excess of 2.5% of Consolidated Adjusted EBITDA as of such date and (ii) when taken together with all other Immaterial Subsidiaries as of such date, such Immaterial Subsidiaries did not have assets with a value in excess of 7.5% of the Consolidated Total Assets or revenues representing in excess of 7.5% of Consolidated Adjusted EBITDA as of such date, and (y) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized

Officer of the Borrower, certifying to such officer’s knowledge, compliance with the requirements of clause (x) above.  Any Immaterial Subsidiary may be designated to be a Material Subsidiary for the purposes of this Agreement by written notice from the Borrower to the Administrative Agent.  Any determination of whether a subsidiary shall cease to qualify as an Immaterial Subsidiary shall be made on the date that financial statements are delivered pursuant to Section 5.4(a). To the extent a subsidiary ceases to be an Immaterial Subsidiary in connection with such determination, the Borrower shall have 90 days from the date of delivery of such financial statements to cause such subsidiary to comply with any applicable requirements of the Collateral and Guarantee Requirement with extensions of such 90-day period as may be reasonably requested by the Borrower and consented to by the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed).

“Increased Amount” of any Indebtedness means any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of the Borrower and the accretion of original issue discount or liquidation preference.

“Incremental Amendment” as defined in Section 2.20(f).

“Incremental Amount” means, at any date of determination,

(x)                                 the maximum aggregate principal amount of Indebtedness (not less than $0) that can be incurred, at such time, such that after giving Pro Forma Effect to the incurrence of such Indebtedness and the use of proceeds thereof, the First Lien Net Leverage Ratio of the Borrower is less than or equal to 2.50:1.00 (it being understood that (A) Pro Forma Effect shall be given to the entire committed amount of any such Indebtedness (assuming that the entire committed amount thereof is fully drawn on the effective date thereof) and such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this clause and (B) for purposes of calculating the First Lien Net Leverage Ratio solely for purposes of this definition, (i) any Indebtedness incurred pursuant to clause (x), (y) or (z) of this definition, (ii) any outstanding Refinancing Loans, Refinancing Equivalent Debt, Permitted Debt Exchange Notes and Rollover Indebtedness in respect of such Indebtedness and (iii) in each case any Refinancing Indebtedness thereof incurred pursuant to Section 6.1(b) shall, in each case, be treated as if such amount is Consolidated Total Debt of the type included in clause (i) of the definition of “First Lien Net Leverage Ratio”, regardless of whether such amount is actually secured on such a basis), plus

(y)                                 (1) $200,000,000 minus (2) the aggregate amount of any and all Incremental Commitments, Incremental Equivalent Debt and other Indebtedness incurred or issued pursuant to Sections 2.20 at or prior to such time in reliance on this clause (y), plus

(z)                                  an amount equal to all voluntary prepayments, repayments or redemptions of Loans (and in the case of Revolving Loans accompanied by a corresponding permanent commitment reduction) made pursuant to Section 2.11(a) and any Refinancing Indebtedness thereof secured on a pari passu basis with the Obligations (whether Refinancing Loans, Refinancing Equivalent Debt, Permitted Debt Exchange Notes and Rollover Indebtedness or

otherwise), other than such voluntary prepayments, repayments or redemptions financed with the proceeds of other Indebtedness;

provided that, it is understood that (1) at the Borrower’s option, Incremental Commitments and Incremental Equivalent Debt may be incurred under any of clauses (x), (y) and (z) above as selected by the Borrower in its sole discretion and (2) Incremental Commitments and Incremental Equivalent Debt may be incurred under (i) clause (x) above and (ii) clause(s) (y) and/or (z) above in a single transaction by first calculating the incurrence under clause (x) (without giving effect to any Incremental Commitments or Incremental Equivalent Debt incurred under clause(s) (y) and/or (z)) and then calculating the incurrence under clause(s) (y) and/or (z).

“Incremental Commitments” as defined in Section 2.20(a).

“Incremental Equivalent Debt” means Indebtedness issued in accordance with Section 2.20(h) consisting of one or more series of pari passu notes, junior lien notes, subordinated notes or unsecured notes or unsecured loans, in each case, issued in a public offering, Rule 144A or other private placement transaction, a bridge facility in lieu of the foregoing, or junior lien or subordinated loans, secured or unsecured mezzanine Indebtedness or debt securities, in each case subject to the terms set forth in Section 2.20(i).

“Incremental Lenders” as defined in Section 2.20(c).

“Incremental Loan” as defined in Section 2.20(b).

“Incremental Loan Request” as defined in Section 2.20(a).

“Incremental Revolving Commitments” as defined in Section 2.20(a).

“Incremental Revolving Lender” as defined in Section 2.20(c).

“Incremental Revolving Loan” as defined in Section 2.20(b).

“Incremental Term Commitments” as defined in Section 2.20(a).

“Incremental Term Lender” as defined in Section 2.20(c).

“Incremental Term Loan” as defined in Section 2.20(b).

“Incremental Tranche Closing Date” as defined in Section 2.20(d).

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (e) all guarantees by such Person of Indebtedness described in the other clauses of this definition of others, (f) all Capital Lease Obligations of such Person, (g) all net payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding Hedge Agreements, (h) the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit (other than letters of credit issued in respect of trade payables), (i) the principal component of all obligations of such Person in respect of bankers’ acceptances (other than bankers’ acceptances issued in respect of trade payables) and (j) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock); provided that Indebtedness shall not include (i) current trade liabilities and current intercompany liabilities (other than any refinancings, extensions, renewals or replacements thereof) incurred in the ordinary course of business, (ii) prepaid or deferred revenue arising in the ordinary course of business and not overdue for more than 60 days, (iii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy unperformed obligations of the seller of such asset, (iv) earn-out obligations until such obligations become a liability on the balance sheet of such Person in accordance with GAAP, (v) obligations in respect of letters of credit or bankers’ acceptances issued in respect of trade payables or (vi) interest, fees, premium, and expenses and additional payments, if any.  The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.

“Indemnified Costs” as defined in Section 9.5.

“Indemnified Taxes” means (a) all Taxes (other than Excluded Taxes) imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” as defined in Section 10.5(b).

“Information” as defined in Section 4.14(a).

“Initial Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Initial Revolving Credit Loans to the Borrower pursuant to Section 2.20, (b) purchase participations in L/C Obligations and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Appendix A-3 under the caption “Initial Revolving Credit Commitment” or in the Assignment Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The aggregate Initial Revolving Credit Commitment of all Revolving Credit Lenders shall be $125,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Initial Revolving Loan” means a Loan made by a Lender to a Borrower in respect of an Initial Revolving Commitment pursuant to Section 2.2 or Section 2.20.

“Initial Term Loans” means the Initial Tranche A Term Loans and the Initial Tranche B Term Loans.

“Initial Tranche A Term Lender” means, at any time, a Lender that has an Initial Tranche A Term Commitment or holds an Initial Tranche A Term Loan, in each case, at such time.

“Initial Tranche A Term Loan” as defined in Section 2.1(a)(i).

“Initial Tranche A Term Commitment” means, as to each Term Lender, its obligation to make Initial Tranche A Term Loans to the Borrower pursuant to Section 2.1(a)(i) in an aggregate principal amount not to exceed the amount set forth opposite such Term Lender’s name on Appendix A-1 under the caption “Initial Tranche A Term Commitment”, as such amount may be adjusted from time to time in accordance with this Agreement.  The initial aggregate amount of the Initial Tranche A Term Commitments is $275.0 million.

“Initial Tranche A Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Initial Tranche A Term Loans of such Lender; provided, at any time prior to the making of the Initial Tranche A Term Loans, the Initial Tranche A Term Loan Exposure of any Lender shall be equal to such Lender’s Initial Tranche A Term Loan Commitment.

“Initial Tranche A Term Loan Note” means a promissory note in the form of Exhibit B-1, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Initial Tranche B Term Lender” means, at any time, a Lender that has an Initial Tranche B Term Commitment or holds an Initial Tranche B Term Loan, in each case, at such time.

“Initial Tranche B Term Loan” as defined in Section 2.1(a)(ii).

“Initial Tranche B Term Commitment” means, as to each Term Lender, its obligation to make Initial Tranche B Term Loans to the Borrower pursuant to Section 2.1(a)(ii) in an aggregate principal amount not to exceed the amount set forth opposite such Term Lender’s name on Appendix A-2 under the caption “Initial Tranche B Term Commitment”, as such amount may be adjusted from time to time in accordance with this Agreement.  The initial aggregate amount of the Initial Tranche B Term Commitments is $635.0 million.

“Initial Tranche B Term Loan Exposure” means, with respect to any Lender as of any date of determination, the outstanding principal amount of the Initial Tranche B Term Loans of such Lender; provided, at any time prior to the making of the Initial Tranche B Term Loans, the Initial Tranche B Term Loan Exposure of any Lender shall be equal to such Lender’s Initial Tranche B Term Loan Commitment.

“Initial Tranche B Term Loan Note” means a promissory note in the form of Exhibit B-2, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Intellectual Property” as defined in the Pledge and Security Agreement.

“Intercreditor Agreement” means an intercreditor agreement, substantially in the form of Exhibit M, entered into by the Agents pursuant to Section 9.11 hereof, as amended, restated, modified, supplemented or replaced from time to time in accordance with the terms of this Agreement.

“Interest Payment Date” means with respect to (i) any Base Rate Loan, the last Business Day of each March, June, September and December of each year (commencing on the first such date to occur after the Closing Date) and the final maturity date of such Loan and (ii) any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months, “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a Eurocurrency Rate Loan, an interest period of one, two, three or six months or, if agreed to by all relevant Lenders, twelve months, as selected by the Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided that, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d) of this definition, end on the last Business Day of a calendar month; (c) no Interest Period with respect to any portion of any Class of Term Loans shall extend beyond such Class’s Maturity Date; and (d) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.

“Interest Rate Determination Date” means, with respect to any Interest Period for a Eurocurrency Rate Loan, the date that is two Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Internally Generated Cash” means, with respect to any period, any cash of the Borrower and its Restricted Subsidiaries generated during such period, excluding Net Cash Proceeds and any cash that is generated from an incurrence of Indebtedness, an issuance of Equity Interests or a capital contribution.

“Intra-Group Subordination Agreement” means the Intra-Group Subordination Agreement among MSSF, as Administrative Agent (as defined therein), each other agent party thereto, the Borrower and each subsidiary of the Borrower listed on the signature pages thereto or that becomes a party thereto pursuant to Section 3.12 thereof substantially in the form of Exhibit L, as the same may be amended, supplemented or modified from time to time in accordance with the terms thereof.

“Investment” means, as to any Person, (a) any purchase or other acquisition by such Person of, or of a beneficial interest in, any of the Equity Interests of any other Person (other than the Borrower or any Restricted Subsidiary), (b) the acquisition by purchase or otherwise (other than purchases or other acquisitions of inventory, goods, materials, supplies and/or equipment in the ordinary course of business) of all or a substantial portion of the business, property or fixed assets of any Person or any division or line of business or other business unit of any Person (in each case, other than the Borrower or any Restricted Subsidiary to the extent the purchaser is a Credit Party following consummation thereof) and (c) any loan, advance (other than (i) advances to current or former employees, officers, directors and consultants of the Borrower or any Restricted Subsidiary for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business, (ii) advances made on an intercompany basis in the ordinary course of business for the purchase of inventory, (iii) accounts receivable and other extensions of trade credit in accordance with customary practices and (iv) prepaid expenses and workers’ compensation, utility, lease (including leases and other agreements related to aircraft) and similar deposits in the ordinary course of business) or capital contribution by the Borrower or any Restricted Subsidiary to any other Person (other than the Borrower or any Credit Party).  Subject to Section 6.3, the amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, but giving effect to any repayments of principal in the case of Investments in the form of loans and any return of capital or return on Investment in the case of equity Investments (whether as a distribution, dividend, redemption or sale but not in excess of the amount of the initial Investment).

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by any L/C Issuer and the Borrower (or any subsidiary of the Borrower) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Joinder Agreement” means an agreement substantially in the form of Exhibit D, with such changes as may be required by or reasonably acceptable to the Borrower and the Agent.

“judgment currency” as defined in Section 10.19.

“Junior Financing” as defined in Section 6.8(a).

“LCA Election” as defined in Section 1.10(b).

“LCA Test Date” as defined in Section 1.10(b).

“L/C Advance” means, with respect to each Revolving Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date required under Section 2.3(d)(i) or refinanced as a Revolving Loan.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Exposure” means at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time and (b) the aggregate principal amount of all L/C Advances that have not yet been reimbursed at such time.  The L/C Exposure of any Lender at any time means its Pro Rata Share of the aggregate L/C Exposure at such time.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standard Practices, International Chamber of Commerce No. 590, or by the reason of article 36 of UCP 600 being excluded as a governance, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that, with respect to any Letter of Credit that by its terms or the terms of any document related thereto provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“L/C Issuer” means, with respect to any Letter of Credit, MSSF, RBC Capital Markets, Citigroup Global Markets Inc., Citizens Bank, National Association and PNC Bank, National Association, together with their respective Affiliates, successors and permitted assigns in such capacity and any Revolving Lender (including any Person who is a Revolving Lender as of the date such Person becomes an L/C Issuer but subsequently, after agreeing to become an L/C Issuer, ceases to be a Revolving Lender and is subject to Section 2.3(m)) which, at the request of the Borrower, and with the consent of the Administrative Agent (not to be unreasonably withheld), agrees in such Revolving Lender’s sole discretion to become an L/C Issuer for the purposes of issuing such Letter of Credit, together with its Affiliates, permitted successors and assigns in such capacity.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.4.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Overnight Rate” means for any day, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the applicable L/C Issuer in accordance with banking industry rules on interbank compensation.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Revolving Commitments, Incremental Term Commitments, Incremental Revolving Loans, Incremental Term Loans, Refinancing Revolving Loans, Refinancing Term Loans, Extended Revolving Commitments or Extended Term Loans, in each case as extended in accordance with this Agreement from time to time.

“Lender” means each lender party to this Agreement from time to time and, as the context requires, includes each L/C Issuer and the Swing Line Lender; provided, however, that the term “Lender” shall not include any L/C Issuer for purposes of Section 2.18.

“Lender Counterparty” means (a) each Lender, each Agent and each of their respective Affiliates counterparty to a Cash Management Agreement or a Hedge Agreement (including any Person who was an Agent or a Lender or an Affiliate thereof as of the date on which such Person became a counterparty to a Cash Management Agreement or a Hedge Agreement but subsequently ceases to be an Agent or a Lender or an Affiliate thereof, as the case may be) and (b) with respect to any Hedge Agreement entered prior to the Closing Date, any Person who is an Agent or a Lender or an Affiliate thereof as of the Closing Date or in connection with the initial syndication of the Loans; provided, at the time of entering into a Cash Management Agreement or a Hedge Agreement, no Lender Counterparty shall be a Defaulting Lender.

“Lender Default” means (a) the refusal (which may be given orally or in writing and has not been retracted) or failure of any Lender to make available its portion of any Loans, which refusal or failure is not cured within one (1) Business Day after the date of such refusal or failure; (b) the failure of any Lender to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due; (c) a Lender having notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or having made a public statement to that effect with respect to any of its funding obligations hereunder or under other agreements in which it commits to extend credit; (d) a Lender has failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with any of its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon receipt of such written confirmation by the Administrative Agent and the Borrower); or (e) a Lender becomes subject to a Distress Event or has admitted in writing that it is insolvent.

“Lender Party” means any of the Administrative Agent, the Collateral Agent, any Arranger or any Lender.

“Letter of Credit” means any letter of credit issued hereunder.  A Letter of Credit shall be a standby letter of credit and shall be governed by the laws of the State of New York, in each case, unless otherwise agreed to by the applicable L/C Issuer.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by any L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five Business Days prior to the Revolving Commitment Termination Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” as defined in Section 2.3(i).

“Letter of Credit Sublimit” means an amount equal to the lesser of $15.0 million and the aggregate unused amount of the Revolving Commitments in effect.  The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Commitments.

“Lien” means with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge, assignment by way of security or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities (other than securities representing an interest in a joint venture that is not a subsidiary), any purchase option, call or similar right of a third party with respect to such securities; provided that in no event shall an operating lease (including aircraft leases) or an agreement to sell be deemed to constitute a Lien.

“Limited Condition Acquisition” means any acquisition by one or more of the Borrower and its Restricted Subsidiaries of any assets, business or Person permitted by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Limited Conditionality Provisions” as defined in Section 3.1.

“Loan” means an Initial Tranche A Term Loan, an Initial Tranche B Term Loan, a Revolving Loan, Swing Line Loan, an Incremental Loan, a Refinancing Loan or an Extended Term Loan, as the context may require.

“Margin Stock” as defined in Regulation U.

“Market Disruption Event” as defined in Section 2.15(a).

“Material Adverse Effect” means:

(a)                                 on the Closing Date, a “Material Adverse Effect” as defined in the Acquisition Agreement; and

(b)                                 after the Closing Date, a material adverse effect on (i) the assets, business, financial condition or results of operations, of the Borrower and its Restricted Subsidiaries, taken as a whole, (ii) the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their payment obligations under any Credit Document or (iii) the rights and remedies of the Administrative Agent, the Lenders or any Secured Party under any Credit Document, taken as a whole.

“Material Indebtedness” means Indebtedness (other than (x) Indebtedness hereunder and (y) Indebtedness owed by the Borrower to any Credit Party or by any Restricted Subsidiary to the Borrower or any other Credit Party) of the Borrower or any subsidiary in an aggregate principal amount exceeding $35.0 million.

“Material Subsidiary” means any subsidiary of the Borrower that is not an Immaterial Subsidiary.

“Maturity Date” means (i) with respect to the Initial Tranche A Term Loans, the earlier of (a) the fifth anniversary of the Closing Date, and (b) the date on which all Initial Tranche A Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise, (ii) with respect to the Initial Tranche B Term Loans, the earlier of (a) the seventh anniversary of the Closing Date, and (b) the date on which all Initial Tranche B Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise, (iii) with respect to the Revolving Loans, the earlier of (a) the fifth anniversary of the Closing Date and (b) the date on which all Revolving Loans shall become due and payable in full hereunder, whether by acceleration or otherwise, (iv) with respect to any tranche of Extended Term Loans and Extended Revolving Commitments, the final maturity date as specified in the applicable Extension Request accepted by the respective Lender or Lenders, (v) with respect to any Refinancing Term Loans or Refinancing Revolving Commitments, the final maturity date as specified in the applicable Refinancing Amendment and (vi) with respect to any Incremental Loans or Incremental Revolving Commitments, the final maturity date as specified in the applicable Incremental Amendment; provided that, in each case, if such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately preceding such day.

“Maximum Rate” as defined in Section 10.9.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means a deed of trust, trust deed, hypothecation or mortgage, as applicable, made by the Credit Parties in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties substantially in the form of Exhibit K.

“Mortgage Policies” as defined in Section 5.11(b).

“MSSF” as defined in the preamble hereto.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a customary “managements’ discussion and analysis” report describing the operations of the Borrower and its subsidiaries for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.  For the avoidance of doubt, such Narrative Report need not comply with the requirements of Regulation S-K of the Securities Act applicable to a Management’s Discussion and Analysis of Financial Conditions and Result of Operations.

“Net Cash Proceeds” means:

(a)                                 100% of the cash proceeds actually received by the Borrower or any of its Restricted Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when actually received) in respect of any Asset Sale (except as provided below) or Casualty Event, net of (i) documented and invoiced attorneys’ fees, auditors’ fees, securities laws filing fees, printers’ fees, accountants’ fees, consultant fees, investment banking, placement agent and advisory fees actually incurred by the Borrower or any of its Restricted Subsidiaries in connection with the applicable event, (ii) documented search and recording charges actually incurred by the Borrower or any of its Restricted Subsidiaries in connection with the applicable event, (iii) required debt payments and required payments of other obligations in respect of Indebtedness secured by a Permitted Lien on any asset that is the subject of such Asset Sale or Casualty Event (other than any Lien created pursuant to a Collateral Document or a Lien which is pari passu with the Liens created pursuant to any Collateral Document (in which case the pro rata portion (determined based on the then outstanding principal amount of all pari passu Indebtedness that would otherwise be required to be prepaid with such Net Cash Proceeds) of such Net Cash Proceeds applied in respect of any such payments secured by the Liens pursuant to any Collateral Document shall not constitute Net Cash Proceeds for purposes hereof) or junior to the Liens created pursuant to the Collateral Documents), (iv) other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (v) Taxes, including sales, goods and services, harmonized sales, transfer, deed or mortgage recording Taxes, paid or estimated to be payable as a result thereof, and any other payment required by applicable law as a result of such Asset Sale, (vi) any reserve established in accordance with GAAP (provided that such reserved amounts shall be Net Cash Proceeds to the extent and at the time of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount)), and (vii) any payment amount required to be paid by law, rule or regulation upon receipt to a third party related to the transaction (including to labor unions and environmental trusts) in each case, as determined in good faith by an Authorized Officer of the Borrower; provided that, with respect to any Asset Sale or Casualty Event, (x) no proceeds realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such proceeds shall exceed $10.0 million and (y) no proceeds shall constitute Net Cash Proceeds in any Fiscal Year until the aggregate amount of all such proceeds in such Fiscal Year shall exceed $20.0 million (the proceeds described in this proviso, the “Below Threshold Asset Sale Proceeds”).

(b)                                 100% of the cash proceeds from the incurrence, issuance or sale by the Borrower or any of its Restricted Subsidiaries of (x) any Indebtedness not permitted to be incurred under this Agreement and (y) Refinancing Loans and Refinancing Equivalent Debt, net of all Taxes and documented and invoiced attorneys’ fees, auditors’ fees, securities laws filing fees, printers’ fees, accountants’ fees, consultant fees, investment banking fees, placement agent fees, advisory fees, underwriting discounts, commissions, costs and other expenses, in each case, incurred by the Borrower or any of its Restricted Subsidiaries in connection with such incurrence, issuance or sale.

“New York Courts” as defined in Section 10.15(a).

“Non-Consenting Lender” as defined in Section 2.18(c).

“Non-Credit Party Limitation” as defined in the definition of “Permitted Acquisition”.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” as defined in Section 2.3(b)(iii).

“Non-Public Information” means material non-public information (within the meaning of United States Federal or state securities Laws) with respect to the Borrower or its subsidiaries or securities.

“Non-Reinstatement Deadline” as defined in Section 2.3(b)(iv).

“Non-U.S. Plan” means any Employee Benefit Plan maintained by the Borrower or any of its subsidiaries for employees outside the United States.

“Note” means an Initial Tranche A Term Loan Note, an Initial Tranche B Term Loan Note or a Revolving Loan Note.

“Obligations” means all obligations of every nature of each Credit Party, including obligations from time to time owed to Agents (including former Agents), Lenders or any of them and Lender Counterparties, under any Credit Document, Secured Cash Management Agreement or Secured Hedge Agreement, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Secured Hedge Agreements, fees, expenses, indemnification or otherwise, excluding, in each case Excluded Swap Obligations.

“Obligations of the Borrower” means all obligations of every nature of the Borrower, including obligations from time to time owed to Agents (including former Agents), Lenders or any of them and Lender Counterparties, under any Credit Document, Secured Cash Management Agreement or Secured Hedge Agreement, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to the Borrower, would have accrued on any Obligation, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Secured Hedge Agreements, fees, expenses, indemnification or otherwise.

“Obligee Guarantor” as defined in Section 7.7.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Lists” means, collectively, the List of Specially Designated Nationals and Blocked persons maintained by OFAC, as amended from time to time, or any similar lists issued by OFAC.

“Organizational Documents” means (i) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, amalgamation or continuance, organization or association, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended, and (v) with respect to any Foreign Subsidiary, the equivalent thereof in its jurisdiction of incorporation or organization.  In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official including an official of a non-United States government, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official in such official’s relevant jurisdiction.

“Other Applicable Indebtedness” as defined in Section 2.12(a)(ii).

“Other Connection Taxes” means, with respect to the Administrative Agent and any Lender, Taxes imposed as a result of a present or former connection between such Administrative Agent or Lender and the jurisdiction imposing such Tax (other than connections arising solely from the Administrative Agent and such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement, or sold or assigned an interest in this Agreement).

“Other Taxes” means any and all present or future stamp, court or documentary, recording, filing or similar Taxes arising from any payment made hereunder or from the execution, delivery, registration or enforcement of, or from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Credit Document, and any interest, fines, penalties and additions related thereto.

“Outstanding Amount” means (i) with respect to Loans on any date, the amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Parent Holding Company” means any Person of which the Borrower becomes a subsidiary and which was organized at the direction of the Borrower or an existing Parent

Holding Company and not in contemplation of an acquisition of the Borrower or a Parent Holding Company; provided that any such Person that is a direct parent of the Borrower shall be in compliance with the requirements of Section 5.11(g).

“Participant” as defined in Section 10.4(d).

“Participant Register” as defined in Section 10.4(d).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Acquisition” means any acquisition, directly or indirectly (including in one transaction or a series of related transactions), of all or substantially all the assets of, or all the Equity Interests (other than directors’ qualifying shares or shares issued to foreign nationals) in, or merger or consolidation or amalgamation with, a Person or division or line of business of a Person or franchisee rights, assets or operations (or any subsequent investment made in a Person, division, line of business or franchisee rights, assets or operations previously acquired in a Permitted Acquisition), if immediately after giving effect thereto:  (a) no Event of Default shall have occurred and be continuing or would result therefrom, (b) to the extent subject to testing, before and after giving effect to such acquisition on a Pro Forma Basis, the Borrower shall be in compliance with the Financial Performance Covenants, (c) [Reserved], (d) any Credit Party making such acquisition and any Person acquired in such acquisition comply with the requirements of Section 5.11 or make arrangements to comply with such Section 5.11 after the effectiveness of such Permitted Acquisition within the time periods set forth in Section 5.11 and (e) the aggregate consideration funded by a Credit Party for any and all such acquisitions of any Person that is not and will not become a Credit Party concurrently with or reasonably promptly following such acquisition shall not, when aggregated with Investments made pursuant to Section 6.3(l) and Indebtedness incurred by Restricted Subsidiaries that are not Credit Parties owing to a Credit Party pursuant to Section 6.1(g)(ii), exceed the greater of (i) $100.0 million and (ii) 8.50% of Consolidated Total Assets (the “Non-Credit Party Limitation”); provided that if greater than 80% of the assets or Consolidated Adjusted EBITDA being acquired in any Permitted Acquisition is generated by entities that will become Credit Parties concurrently with or reasonably promptly following such Permitted Acquisition, assets being acquired by Credit Parties or any combination of the foregoing, such Investment shall not reduce the Non-Credit Party Limitation.

“Permitted Debt Exchange” as defined in Section 2.24(a).

“Permitted Debt Exchange Notes” as defined in Section 2.24(a)

“Permitted Debt Exchange Offer” as defined in Section 2.24(a).

“Permitted Junior Secured Refinancing Debt” as defined in Section 2.21(h)(i).

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Permitted Pari Passu Secured Refinancing Debt” as defined in Section 2.21(h)(i).

“Permitted Unsecured Refinancing Debt” as defined in Section 2.21(h)(i).

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, unlimited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Platform” as defined in Section 10.17.

“Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by the Borrower and each Guarantor substantially in the form of Exhibit I, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Prepayment Minimum” means, with respect to a payment of Loans or a reduction in Commitments, as the case may be, and with respect to Revolving Loans or Revolving Commitments, $500,000.

“Prepayment Multiple” means, with respect to a payment of Loans or a reduction in Commitments, as the case may be, with respect to Revolving Loans or Revolving Commitments $250,000.

“Previously Absent Financial Maintenance Covenant” means, at any time, any financial maintenance covenant that (a) is not included in the Credit Documents at such time or (b) is only applied to the Revolving Loans at such time.

“Prime Rate” means the rate of interest per annum published by the Wall Street Journal from time to time as the “prime rate”.

“Principal Office” means, for each of the Administrative Agent and L/C Issuers, such Person’s “Principal Office” as set forth on Schedule 10.1, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Borrower, the Administrative Agent and each Lender.

“Possessory Collateral” means any Lien in respect of capital stock in which such lien may be perfected by the delivery of a definitive stock certificate.

“Pro Forma” or “Pro Forma Basis” means, for purposes of determining compliance with any provision of this Agreement, including the determination of any financial ratio or test or the amount of revenue or Consolidated Total Assets or Consolidated Adjusted EBITDA, that any Specified Transaction occurring since the first day of the relevant period to and including the relevant date such determination is made (including after the relevant quarter or period end, if applicable) shall be deemed to have occurred as of the first day of the relevant period, including pro forma adjustments arising out of events attributable to such Specified Transaction (including giving effect to those specified in accordance with the definitions of

Consolidated Adjusted EBITDA and Consolidated Net Income); provided that, any event, occurrence or transaction that would otherwise be deemed a Specified Transaction, but for failure to meet the monetary threshold in the definition thereof, shall also be given effect on a “Pro Forma Basis”.  Upon giving effect to a transaction on a “Pro Forma Basis,” (i) any Indebtedness incurred by the Borrower or any Restricted Subsidiaries in connection with such Specified Transaction (or any other transaction which occurred during the relevant period) shall be deemed to have been incurred as of the first day of the relevant period, (ii) if such Indebtedness has a floating or formula rate, then the rate of interest for such Indebtedness for the applicable period for purposes of the calculations contemplated by this definition shall be determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of such calculations, (iii) income statement items (whether positive or negative) and Consolidated Adjusted EBITDA attributable to all property acquired in such Specified Transaction or to the Investment constituting such Specified Transaction, as applicable, shall be included as if such Specified Transaction has occurred as of the first day of the relevant period, (iv) income statement items (whether positive or negative) attributable to all property disposed of in any Specified Transaction (including any income statement items attributable to disposed, abandoned or discontinued operations), shall be excluded as if such Specified Transaction has occurred as of the first day of the relevant period, (v) such other pro forma adjustments which would be permitted or required by United States Federal or state securities Laws, as amended shall be taken into account, (vi) any adjustments permitted pursuant to any applicable financial definition or test shall be taken into account and (vii) such other adjustments made by the Borrower with the consent of the Administrative Agent (not to be unreasonably withheld, delayed or conditioned) shall be taken into account.  Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by an Authorized Officer of the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.  Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, bankers’ acceptances market rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower or the applicable Restricted Subsidiary may designate.  Any such adjustments included in calculations made on a Pro Forma Basis shall continue to apply to subsequent calculations of any applicable financial ratios or tests, including during any subsequent test period in which the effects thereof are expected to be realized.

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Initial Tranche A Term Loan of any Lender, the percentage obtained by dividing (a) the Initial Tranche A Term Loan Exposure of that Lender by (b) the aggregate Initial Tranche A Term Loan Exposure of all Lenders, (ii) with respect to all payments, computations and other matters relating to the Initial Tranche B Term Loan of any Lender, the percentage obtained by dividing (a) the Initial Tranche B Term Loan Exposure of that Lender by (b) the aggregate Initial Tranche B Term Loan Exposure of all Lenders (iii) with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Lender or any Letters of Credit issued or participations purchased therein by any Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Lender by (b) the aggregate Revolving Exposure of all Lenders and (iv) with respect to all payments, computations and other matters relating to any other Class of Loan of any Lender, the percentage obtained by dividing (a) an amount equal to the sum of the outstanding principal amount of the Loans of such Class held by such Lender by (b) an amount equal to the sum of the outstanding principal amount of the Loans of such Class held by all Lenders.  For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Initial Tranche A Term Loan Exposure, the Initial Tranche B Term Loan Exposure and the Revolving Exposure of that Lender, by (B) an amount equal to the sum of the aggregate Initial Tranche A Term Loan Exposure, the aggregate Initial Tranche B Term Loan Exposure and the aggregate Revolving Exposure of all Lenders.

“Prohibited Person” means any Person subject to international economic sanctions adopted, administered or enforced by the United Nations Security Council, the European Union, Canada (including any Persons subject to country-specific or activity-specific sanctions administered by the Department of Foreign Affairs, Trade and Development), the United Kingdom, OFAC (including any persons subject to country-specific or activity-specific sanctions administered by OFAC and any persons named on any OFAC List), the U.S. Department of Commerce Bureau of Industry and Security, the U.S. Department of State or pursuant to any other law, rules, regulations or other official acts of the United States (each of the foregoing, collectively, “Sanctions”).  As of the date hereof, certain information regarding Prohibited Persons issued by the United States can be found on the website of the United States Department of Treasury at www.treas.gov/ofac/.

“Projections” means the financial projections of the Borrower delivered to MSSF on November 18, 2015.

“Public Lenders” means Lenders that do not wish to receive material Non-Public Information with respect to the Borrower, its subsidiaries or their securities.

“Purchasing Borrower Party” means the Borrower or any Restricted Subsidiary that becomes an assignee hereof pursuant to Section 10.4.

“Qualified Stock” of any Person means any Equity Interests of such Person that is not Disqualified Stock.

“Ratio-Based Debt Baskets” as defined in Section 1.10(c).

“Ratio-Based Lien Baskets” as defined in Section 1.10(d).

“Refinance” as defined in the definition of “Refinancing Indebtedness”.

“Refinanced Debt” as defined in Section 2.21(a).

“Refinanced Loans” as defined in Section 2.21(h)(i).

“Refinancing” as defined in the recitals hereto.

“Refinancing Amendment” as defined in Section 2.21(f).

“Refinancing Closing Date” as defined in Section 2.21(d).

“Refinancing Commitments” as defined in Section 2.21(a).

“Refinancing Equivalent Debt” as defined in Section 2.21(h)(i).

“Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”) the Indebtedness (or unutilized commitments in respect of Indebtedness) being Refinanced (or previous refinancings thereof constituting Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus the amount of unpaid accrued or capitalized interest and premiums thereon (including tender premiums), underwriting discounts, original issue discount, defeasance costs, fees (including upfront fees, underwriting fees, legal fees, accounting and audit fees and other similar or customary fees), commissions and expenses and an amount equal to any existing commitments unutilized and letters of credit undrawn thereunder), (b) except with respect to Section 6.1(c), the Weighted Average Life to Maturity of such Refinancing Indebtedness is greater than or equal to the shorter of (i) the Weighted Average Life to Maturity of the Indebtedness being Refinanced and (ii) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness being Refinanced that were due on or after the Latest Maturity Date were instead due on the date that is the Latest Maturity Date; provided that no Refinancing Indebtedness incurred in reliance on this subclause (ii) shall have any scheduled principal payments due prior to the Latest Maturity Date in excess of, or prior to, the scheduled principal payments due prior to such Latest Maturity Date for the Indebtedness being Refinanced, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable taken as a whole to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced; provided, further, that with respect to a Refinancing of any Indebtedness permitted hereunder that is subordinated in right of payment, such Refinancing Indebtedness shall (A) be expressly subordinated in right of payment to the guarantee by the Borrower and the Guarantors of the Obligations and (B) be otherwise on terms not materially less favorable to the Lenders than those contained in the documentation governing the Indebtedness being Refinanced; provided further, that Indebtedness constituting Refinancing Indebtedness shall not cease to constitute Refinancing Indebtedness as a result of the subsequent extension of the Latest Maturity Date, (d) no Refinancing Indebtedness shall have different obligors, or greater guarantees or security than, the Indebtedness being Refinanced (provided that (i) Indebtedness (A) of any Credit Party may be Refinanced to add or substitute as an obligor another Credit Party and (B) of any subsidiary that is not a Credit Party may be Refinanced to add or substitute as an obligor another subsidiary that is not a Credit Party, in each case to the extent not prohibited by Section 6, and (ii) other guarantees and security may be added to the extent then permitted by Section 6) and (e) if the Indebtedness being Refinanced is secured by a Lien on any Collateral (whether equally and ratably with, or junior to, the Lien of the Secured Parties or otherwise), such Refinancing Indebtedness may be secured by a Lien on such Collateral (including any Collateral pursuant to after-acquired property clauses to the extent any such Collateral would have secured the Indebtedness being Refinanced) on terms relating to such Collateral not materially less favorable to the Secured Parties (as determined conclusively by the Borrower and evidenced by a certificate of an Authorized Officer of the Borrower) than those contained in the documentation

(including any intercreditor agreement) governing the Indebtedness being Refinanced, or on terms otherwise then permitted by Section 6.2.

“Refinancing Lenders” as defined in Section 2.21(c).

“Refinancing Loan” as defined in Section 2.21(b).

“Refinancing Loan Notice” as defined in Section 2.21(a).

“Refinancing Revolving Commitments” as defined in Section 2.21(a).

“Refinancing Revolving Lender” as defined in Section 2.21(c).

“Refinancing Revolving Loan” as defined in Section 2.21(b).

“Refinancing Term Commitments” as defined in Section 2.21(a).

“Refinancing Term Lender” as defined in Section 2.21(c).

“Refinancing Term Loan” as defined in Section 2.21(b).

“Refunded Swing Line Loans” as defined in Section 2.23(b)(iv).

“Register” as defined in Section 2.5(b).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Reinvestment Deferred Amount” means, with respect to any Reinvestment Event, the aggregate amount of Net Cash Proceeds received by the Borrower or any Restricted Subsidiary in connection therewith that are not applied to prepay the Term Loans as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” means any Asset Sale or Casualty Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice” means a written notice executed by an Authorized Officer of the Borrower stating that the Borrower or any Restricted Subsidiary intends and expects to use all or a portion of the amount of Net Cash Proceeds of an Asset Sale or Casualty Event to restore, rebuild, repair, construct, improve, maintain, upgrade, develop, replace or otherwise acquire assets useful in the Borrower’s or such Restricted Subsidiary’s business or to make Permitted Acquisitions or other Investments permitted pursuant to Section 6.3; it being understood that (a) the Borrower may elect by such notice to reinvest proceeds attributable to any such Asset Sale or Casualty Event prior to actual receipt of such Net Cash Proceeds and (b) upon such receipt, such Net Cash Proceeds shall be deemed reinvested so long as such reinvestment has been consummated.

“Reinvestment Prepayment Amount” means, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto, less any amount expended prior to the relevant Reinvestment Prepayment Date to restore, rebuild, repair, construct, improve, maintain, upgrade, develop, replace or otherwise acquire assets useful in the Borrower’s or any Restricted Subsidiary’s business or to make Permitted Acquisitions or other Investments permitted pursuant to Section 6.3.

“Reinvestment Prepayment Date” means, with respect to any Reinvestment Event, the earlier of (a) the date (which shall be a Business Day) occurring twelve months after such Reinvestment Event (or, if the Borrower or any Restricted Subsidiary shall have entered into a legally binding commitment within one year after such Reinvestment Event to restore, rebuild, repair, construct, improve, maintain, upgrade, develop, replace or otherwise acquire assets useful in the Borrower’s or such Restricted Subsidiary’s business or to make Permitted Acquisitions or other Investments permitted pursuant to Section 6.03 with the applicable Reinvestment Deferred Amount, the date occurring eighteen months after such Reinvestment Event) and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, restore, rebuild, repair, construct, improve, maintain, upgrade, develop, replace or otherwise acquire assets useful in the Borrower’s or such Restricted Subsidiary’s business or to make Permitted Acquisitions or other Investments permitted pursuant to Section 6.3 with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents, affiliates, controlling persons, and other representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Relevant Four Fiscal Quarter Period” as defined in Section 8.2.

“Relevant Parent Entity” means any Parent Holding Company so long as the Borrower is a Subsidiary thereof and such Parent Holding Company is not a Subsidiary of any other Parent Holding Company.

“Repatriation Limitation” as defined in Section 2.12(g).

“Repricing Transaction” means, in connection with a transaction the primary purpose of which is to prepay, refinance, substitute or replace the Initial Tranche A Term Loans or Initial Tranche B Term Loans with Indebtedness with a lower All-In-Yield than the Initial Tranche A Term Loans or Initial Tranche B Term Loans, as applicable, or to amend this Agreement to reduce the All-In-Yield, (a) the prepayment, refinancing, substitution or replacement of all or a portion of the Initial Tranche A Term Loans or Initial Tranche B Term Loans with the incurrence of any new long-term first lien bank indebtedness by the Borrower or any of its Restricted Subsidiaries having an All-In-Yield at the time of incurrence thereof that is less than the All-In-Yield of such Initial Tranche A Term Loans or Initial Tranche B Term Loans, as applicable, at the time of such incurrence or (b) any amendment to this Agreement that, directly or indirectly, reduces the All-In-Yield of such Initial Tranche A Term Loans or Initial Tranche B Term Loans, as applicable (or any Lender must assign its Loans under the Term Loans as a result of its failure to consent to any such amendment).  No “Repricing Transaction” shall be deemed to occur in connection with any Change of Control or transformative investment or acquisition.

“Required Mortgages” as defined in Section 5.11(f).

“Required Percentage” means, with respect to any Excess Cash Flow Period, 75.0%; provided that (a) if the First Lien Net Leverage Ratio (calculated on a Pro Forma Basis) as of the end of the applicable Excess Cash Flow Period is less than or equal to 2.00:1.00 but greater than 1.50:1.00, such percentage shall be 50.0%, (b) if the First Lien Net Leverage Ratio (calculated on a Pro Forma Basis) as of the end of the applicable Excess Cash Flow Period is less than or equal to 1.50: 1.00 but greater than 1.00:1.00, such percentage shall be 25.0% and (c) if the First Lien Net Leverage Ratio (calculated on a Pro Forma Basis) as of the end of the applicable Excess Cash Flow Period is less than or equal to 1.00: 1.00, such percentage shall be 0%.

“Requisite Class Lenders” means, as of any date of determination, with respect to one or more Classes, Lenders having more than 50% of the sum of (a) the Outstanding Amount under such Class or Classes (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations under such Class or Classes being deemed “held” by such Lender for purposes of this definition) and (b) the aggregate unused Commitments under such Class or Classes.  The Outstanding Amount and Commitments of any Defaulting Lender shall be disregarded in determining Requisite Class Lenders at any time.

“Requisite Financial Covenant Lenders” means, as of any date of determination, one or more Lenders having or holding Initial Tranche A Term Loan Exposure and/or Revolving Exposure and representing more than 50% of the sum of the aggregate Voting Power Determinants of all Lenders having or holding Initial Tranche A Term Loan Exposure and/or Revolving Exposure. The Initial Tranche A Term Loan Exposure and/or Revolving Exposure, as applicable, of any Defaulting Lender shall be disregarded in determining Requisite Financial Covenant Lenders at any time.

“Requisite Lenders” means, as of any date of determination, one or more Lenders having or holding Term Loan Exposure and/or Revolving Exposure and representing more than 50% of the sum of the aggregate Voting Power Determinants of all Lenders. The

Term Loan Exposure and/or Revolving Exposure, as applicable, of any Defaulting Lender shall be disregarded in determining Requisite Lenders at any time.

“Reset Date” as defined in Section 1.5.

“Restricted Payment” means (a) any dividend or other distribution on account of any class of Equity Interests of the Borrower now or hereafter outstanding, except a dividend payable solely in shares of Equity Interests of the Borrower that are not Disqualified Stock, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of any shares of any class of the Equity Interests of the Borrower now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of the Equity Interests of the Borrower now or hereafter outstanding.

“Restricted Subsidiary” means any subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Retained Excess Cash Flow Amount” means, at any date of determination, an amount equal to (a) the sum of the amount of Excess Cash Flow for all Excess Cash Flow Periods ending on or prior to the date of determination in which Excess Cash Flow was a positive number, minus (b) the sum at the time of determination of the aggregate amount of prepayments required to be made pursuant to Section 2.12(b) through the date of determination (if such prepayments are accepted by the Lenders) calculated without regard to any reduction in such sum that resulted from voluntary prepayments of the Term Loans or Revolving Loans referred to in Section 2.12(b); provided that, in the case of any Excess Cash Flow Period in respect of which the amount of Excess Cash Flow shall have been calculated as contemplated by Section 2.12(b) but the prepayment required pursuant to Section 2.12(b) is not yet due and payable in accordance with the provisions of Section 2.12(b) as of the date of determination, the amount of prepayments that will be so required to be made in respect of such Excess Cash Flow shall be deemed to be made for purposes of this paragraph.

“Revolver Extension Request” as defined in Section 2.22(b).

“Revolver Extension Series” as defined in Section 2.22(b).

“Revolver Financial Performance Covenant” means the covenant set forth in Section 6.10.

“Revolving Commitment” means an Initial Revolving Commitment, an Incremental Revolving Commitment, a Refinancing Revolving Commitment or an Extended Revolving Commitment, and “Revolving Commitments” means all of them, collectively.

“Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means, with respect to any Class of Revolving Commitments, the earliest to occur of (a) (i) in the case of the Revolving Commitments in respect of the Initial Revolving Commitments, the fifth anniversary of the

Closing Date, (ii) in the case of any Extended Revolving Commitments, the date specified in the applicable Extension Amendment and (iii) in the case of any Refinancing Revolving Commitments, the date specified in the relevant Refinancing Amendment, (b) the date the Revolving Commitments of such Class are permanently reduced to zero pursuant to Section 2.11(c), and (c) the date of the termination of the Revolving Commitments pursuant to Section 8.1.

“Revolving Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment and (ii) after the termination of the Revolving Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (b) in the case of any L/C Issuer, the aggregate L/C Obligations in respect of all Letters of Credit issued by that L/C Issuer (net of any participations by Lenders in such Letters of Credit), (c) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any Unreimbursed Amount, (d) in the case of the Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any participations therein by other Lenders) and (e) the aggregate amount of all participations therein by that Lender in any outstanding Swing Line Loans.

“Revolving Lender” means, at any time, a Lender that has a Revolving Commitment or a Revolving Loan at such time.

“Revolving Loan” means a Loan made by a Lender to the Borrower pursuant to Section 2.2(a), Section 2.20, Section 2.21 or Section 2.22 (and pursuant to Sections 2.3 and 2.23 as provided therein).

“Revolving Loan Note” means a promissory note in the form of Exhibit B-2, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Rollover Indebtedness” means Indebtedness of the Borrower issued to any Lender in lieu of such Lender’s pro rata portion of any prepayment of Term Loans made pursuant to Section 2.11 or 2.12(a)(ii); provided that (other than in connection with a refinancing in full of the Facility) the terms of any such Indebtedness shall comply with the proviso set forth in the definition of “Refinancing Indebtedness”.

“S&P” means Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc. and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement, direct or indirect, with any Person whereby the Borrower sells or transfers any property, real or personal, used or useful in the Borrower’s business, whether now owned or hereafter acquired, and thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Same Day Funds” means immediately available funds.

“Sanctioned Jurisdiction” means any country or territory, in each case, to the extent that such country or territory itself is the subject (or becomes the subject) of Sanctions.  As of the Closing Date, Iran, North Korea, Sudan and Syria are sanctioned jurisdictions.

“Sanctions” as defined in the definition of “Prohibited Person”.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means a Cash Management Agreement entered into with a Lender Counterparty.

“Secured Hedge Agreement” means a Hedge Agreement entered into with a Lender Counterparty.

“Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated Total Debt secured by a Lien on the assets of any Credit Party (other than Liens on Collateral consisting of property or assets held in defeasance or deposited in trust for redemption, repayment, retirement, satisfaction, discharge or defeasance or similar arrangement for the benefit of indebtedness secured thereby) as of such date minus the aggregate amount of Unrestricted Cash of the Borrower or any Restricted Subsidiary to (ii) Consolidated Adjusted EBITDA for the trailing four Fiscal Quarter period ending on the most recent Fiscal Quarter for which financial statements are available, which may include internal financial statements prepared in good faith by the Borrower.

“Secured Parties” means (a) the Agents, the L/C Issuers, the Swing Line Lender, the Lenders and the Lender Counterparties and shall include, without limitation, all former Agents, L/C Issuers, Swing Line Lenders, Lenders and Lender Counterparties to the extent that any Obligations owing to such Persons were incurred while such Persons were Agents, L/C Issuers, Swing Line Lenders, Lenders or Lender Counterparties and such Obligations have not been paid or satisfied in full and (b) any Secured Parties under and as defined in any Permitted Pari Passu Secured Refinancing Debt.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Sellers” means the Seller Parties (as defined in the Acquisition Agreement).

“Senior Notes” as defined in the recitals hereto.

“Senior Notes Indenture” means the Indenture dated the date hereof, among the Borrower, as the issuer, the guarantors thereunder and as trustee thereunder and pursuant to which the Senior Notes have been issued.

“Solvency Certificate” means a Solvency Certificate of any Financial Officer of the Borrower substantially in the form of Exhibit G.

“Specified Equity Contribution” as defined in Section 8.2.

“Specified Event of Default” means any Event of Default under Section 8.1(b), Section 8.1(c), Section 8.1(g) or Section 8.1(h).

“Specified Representations” means the representations and warranties set forth in Sections 4.1(a) and(d), 4.2(a), 4.2(b)(A)(ii), 4.3, 4.10, 4.11, 4.17(a) and (b) (subject to the limitations in Sections 3.1(a), (i) and (j)), 4.19 and 4.22(c).

“Specified Transaction” means with respect to any period, any (i) Investment involving the acquisition of an operating or geographical unit of a business or that constitutes an acquisition of all or substantially all of the common stock of a Person and involves the payment of consideration by the Borrower and its Restricted Subsidiaries in excess of $2.0 million, (ii) sale or transfer of assets or property or other asset disposition (including any disposal, abandonment or discontinuance of operations) that yields gross proceeds to the Borrower or any of its Restricted Subsidiaries in excess of $2.0 million or involves the abandonment or discontinuation of operations with a value in excess of $2.0 million, (iii) incurrence, amendment, modification, repayment or refinancing of Indebtedness, (iv) Restricted Payment, (v) designation or redesignation of an Unrestricted Subsidiary or Restricted Subsidiary, (vi) provision of Incremental Revolving Commitment increases, (vii) operational change or implementation of initiative not in the ordinary course of business or (viii) other event, in each case that by the terms of the Credit Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.

“subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Subsidiary Redesignation” as defined in the definition of “Unrestricted Subsidiary”.

“Supplemental Agent” as defined in Section 9.1(c).

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swing Line Lender” means MSSF in its capacity as Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.

“Swing Line Loan” means a Loan made by Swing Line Lender to a Borrower pursuant to Section 2.23.

“Swing Line Sublimit” means the lesser of (a) $15.0 million and (b) the aggregate unused amount of Revolving Commitments then in effect.

“Target Stock” means, collectively, the Transferred Share (as defined in the Acquisition Agreement).

“Transferred Subsidiary” as defined in the Acquisition Agreement.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (together with interest, penalties and other additions thereto) of any nature and whatever called imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Term Loan” means an Initial Tranche A Term Loan, an Initial Tranche B Term Loan, an Incremental Term Loan, a Refinancing Term Loan or Extended Term Loan, as the context may require.

“Term Loan Commitment” means the Initial Tranche A Term Loan Commitment, the Initial Tranche B Term Loan Commitment, the Incremental Term Commitment or the Refinancing Term Commitment of a Lender, and “Term Loan Commitments” means such commitments of all Lenders.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender; provided, at any time prior to the making of the Term Loans, the Term Loan Exposure of any Lender shall be equal to such Lender’s Term Loan Commitment.

“Term Loan Extension Request” as defined in Section 2.22(a).

“Term Loan Extension Series” as defined in Section 2.22(a).

“Term Loan Increase” as defined in Section 2.20(a).

“Term Loan Lender” means at any time, a Lender that has a Term Loan Commitment or holds a Term Loan, in each case, at such time.

“Test Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Borrower ending on or prior to such date for which financial statements have been or are required to be delivered pursuant to Section 5.4.

“Total Net Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated Total Debt as of such date minus the aggregate amount of Unrestricted Cash of the Borrower and its Restricted Subsidiaries, (except proceeds of Indebtedness that is incurred for which the Total Net Leverage Ratio is to be calculated and the proceeds of other Indebtedness incurred substantially contemporaneously therewith) to (ii) Consolidated Adjusted EBITDA for the trailing four Fiscal Quarter period ending on the most recent Fiscal Quarter for which financial statements are available, which may include internal financial statements prepared in good faith by the Borrower.

“Total Utilization of Revolving Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing any L/C Issuer for any amount drawn under any Letter of Credit, but not yet so applied), (ii) the aggregate principal amount of all outstanding Swing Line Loans and (iii) the aggregate L/C Obligations.

“Tranche A Term Loan Financial Performance Covenant” means the covenant set forth in Section 6.11.

“Transaction Costs” as defined in the recitals hereto.

“Transaction Documents” means any and all agreements, instruments or documents, in each case entered into in contemplation of or in connection with the Transactions.

“Transactions” means, collectively, (a) the consummation of the transactions contemplated by the Acquisition Agreement, (b) the execution, delivery and performance by the Credit Parties of the Credit Documents and the borrowings contemplated hereby(c) the issuance and sale of the Senior Notes and the performance of obligations contemplated by the Senior Notes Indenture, (d) the Refinancing and (e) the payment of Transaction Costs.

“TSD” as defined in Section 4.16.

“Type of Loan” means with respect to either Term Loans or Revolving Loans, a Base Rate Loan or a Eurocurrency Rate Loan.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unreimbursed Amount” as defined in Section 2.3(d)(i).

“Unrestricted Cash” means, as at any date of determination, the lesser of (x) the aggregate amount of cash and Cash Equivalents included in the cash accounts that would be listed on the consolidated balance sheet of the Borrower as at such date, to the extent such cash and Cash Equivalents are not (A) subject to a Lien securing any Indebtedness or other obligations, other than (i) the Obligations or (ii) any such other Indebtedness permitted hereunder that is subject to an Intercreditor Agreement or (B) classified as “restricted” (unless so classified solely because of any provision under the Credit Documents, or any other agreement or instrument governing any such other Indebtedness that is subject to an Intercreditor Agreement governing the application thereof or because they are subject to a Lien securing the Obligations or other Indebtedness that is subject to an Intercreditor Agreement) and (y) $200.0 million.

“Unrestricted Subsidiary” means (a) any subsidiary of the Borrower identified on Schedule 1.1(c), (b) any additional subsidiary of the Borrower that is designated by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided that the Borrower shall only be permitted to so designate a new Unrestricted Subsidiary so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) if immediately after giving effect to such designation the Borrower would be in Pro Forma Basis compliance with the Revolver Financial Performance Covenant (whether or not then in effect) and the Tranche A Term Loan Financial Performance Covenant; provided further that such designation shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the portion of the fair market value (as determined by the Borrower in good faith which determination shall be conclusive) of the net assets of such subsidiary attributable to the Borrower’s equity interest therein (and such designation shall only be permitted to the extent such Investment is permitted under Section 6.3), and (c) any subsidiary of an Unrestricted Subsidiary.  The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided that (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized Officer of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clause (i) and (iii) if immediately after giving effect to such designation the Borrower would be in Pro Forma Basis compliance with the Revolver Financial Performance Covenant (whether or not then in effect) and the Tranche A Term Loan Financial Performance Covenant.

“Unused Commitment Fee” as defined in Section 2.9.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” as defined in Section 2.17(c)(i).

“Voting Power Determinants” means, collectively, Initial Tranche A Term Loan Exposure and/or the Initial Tranche B Term Loan Exposure and/or Revolving Exposure.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal (excluding nominal amortization), including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest 1/12) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.

1.2                               Accounting Terms.  (a) Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP, and all terms of an accounting or financial nature that are used in the computation of any covenant (including the computation of any financial covenant) set forth in any Credit Document shall be construed and interpreted in accordance with GAAP; provided that, in the event of any change in GAAP or the application thereof, from that applied in the preparation of the financial statements of the Borrower most recently delivered on or prior to the Closing Date that would affect the computation of any financial covenant, ratio, accounting definition or requirement set forth in this Agreement or any other Credit Document, if the Borrower or the Requisite Lenders shall so request, the Administrative Agent, the Requisite Lenders and the

Borrower shall negotiate in good faith, each acting reasonably (and without the requirement of any fee), to amend such financial covenant, ratio, accounting definition or requirement to preserve the original intent thereof in light of such change in GAAP or the application thereof; provided, further, that, until so amended as provided in the preceding proviso, (a) such financial covenant, ratio, accounting definition or requirement shall continue to be computed in accordance with GAAP or the application thereof without regard to such change or conversion therein, and (b) the Borrower shall furnish to the Administrative Agent and the Lenders the financial statements required under this Agreement, and a reconciliation between such financial statements and the calculations of such financial covenant, ratio, accounting definition or requirement made before and after giving effect to such change in GAAP; provided that (i) no amendment fee shall be payable in connection therewith, (ii) any such amendments that relate to Section 6.10 shall be subject solely to the prior written consent of the Requisite Class Lenders with respect to Revolving Loans (such consent not to be unreasonably withheld or delayed) and not the Requisite Lenders, (iii) any such amendments, that relate to Section 6.11 shall be subject solely to the prior written consent of the Requisite Class Lenders with respect to Initial Tranche A Term Loans (such consent not to be unreasonably withheld or delayed) and not the Requisite Lenders, and (iv) all amendments relating to the Total Net Leverage Ratio, Secured Net Leverage Ratio and First Lien Net Leverage Ratio (other than in connection with Section 6.10 and Section 6.11) shall be subject to the prior written consent of the Requisite Lenders (such consent not to be unreasonably withheld or delayed) and not the Requisite Class Lenders with respect to Revolving Loans.  Notwithstanding any other provision contained herein, (x) each financial covenant, ratio, accounting definition or requirement used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under GAAP to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (y) Capital Lease Obligations shall be excluded for purposes of (1) calculating Consolidated Interest Expense, Consolidated Total Debt and Indebtedness and (2) any restriction, basket, covenant or carve-out, in each case, to the extent such Capital Lease Obligations would have been characterized as operating leases in accordance with GAAP as of the Closing Date, shall instead be treated as operating leases.

1.3                               Interpretation, Etc.  Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.  References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided.  The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.  The terms lease and license shall include sub-lease, charter (including related to corporate aircraft leases) and sub-license, as applicable.  Unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

1.4                               Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.5                               Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.6                               References to Agreements and Laws.  Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including, without limitation, the Credit Documents and the Intercreditor Agreements) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.7                               Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight savings or standard, as applicable).

1.8                               Timing of Payment or Performance.  When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as specifically provided in Section 2.13 or as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

1.9                               Limited Condition Acquisitions.  In connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of determining compliance with any provision of this Agreement which requires that no Default, Event of Default or Specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower, be deemed satisfied, so long as no Default, Event of Default or Specified Event of Default, as applicable, exists on the date the definitive agreements for such Limited Condition Acquisition are entered into.  For the avoidance of doubt, if the Borrower has exercised its option under the first sentence of this Section 1.9, and any Default, Event of Default or Specified Event of Default occurs following the date the definitive agreements for the applicable Limited Condition Acquisition were entered into and prior to the consummation of such Limited Condition Acquisition, any such Default, Event of Default or Specified Event of Default shall be deemed to not have occurred or be continuing solely for purposes of determining whether any action being taken in connection with such Limited Condition Acquisition is permitted hereunder.

1.10                        Pro Forma Calculations.

(a)                                 For purposes of the calculation of the First Lien Net Leverage Ratio, Secured Net Leverage Ratio or the Total Net Leverage Ratio, in the period from the Closing Date to the first date on which Borrower is required to deliver financial statements pursuant to Section 5.4, such ratio shall be calculated based on Consolidated Adjusted EBITDA for the four consecutive fiscal quarters of the Borrower ended June 30, 2015 (calculated on a Pro Forma Basis).

(b)                                 In connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of:

(i)                                     determining compliance with any provision of this Agreement which requires the calculation of the Total Net Leverage Ratio, First Lien Net Leverage Ratio or Secured Net Leverage Ratio; or

(ii)                                  testing baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated Total Assets);

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving Pro Forma Effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the applicable Test Period, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with.  For the avoidance of doubt, if the Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in currency exchange rates, in any such ratio or basket, including due to fluctuations in Consolidated Adjusted EBITDA or Consolidated Total Assets of the Borrower or the Person subject to such Limited Condition Acquisition, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations.  If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket availability with respect to the incurrence of Indebtedness or Liens, or the making of Investments, Restricted Payments, prepayments of Junior Financing, dispositions, or the designation of an Unrestricted Subsidiary on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

(c)                                  For purposes of calculating the principal amount of Indebtedness permitted to be incurred pursuant to (w) either Section 2.20(d)(iv) or (h), in each case, in reliance on clause (x) of the definition “Incremental Amount,” (x) Section 6.1(c) or (y) Section 6.1(j) (collectively, the “Ratio-Based Debt Baskets”), any pro forma calculation of the Total Net Leverage Ratio or the First Lien Net Leverage Ratio, as applicable, shall be determined without giving effect to any other incurrence of Indebtedness on the date of determination pursuant to Section 2.20(d)(iv) or (h) in reliance on clauses (y) or (z) of the definition “Incremental Amount” and/or any clause or sub-clause of Section 6.01 other than a Ratio-Based Debt Basket.

(d)                                 For purposes of calculating the amount of Liens permitted to be incurred pursuant to (x) (solely with respect to Indebtedness incurred pursuant to Section 2.20(d)(iv) or (h) in reliance of clause (x) of the definition of “Incremental Amount”) Section 6.2(b), or (y) Section 6.2(dd) (collectively, the “Ratio-Based Lien Baskets”), any pro forma calculation of the First Lien Net Leverage Ratio shall be determined without giving effect to any other incurrence of Liens on the date of determination pursuant to Section 2.20(d)(iv) or (h) in reliance on clauses (y) or (z) of the definition “Incremental Amount” and/or any clause or sub-clause of Section 6.2 other than a Ratio-Based Lien Basket.

1.11                        Calculation of Baskets.

(a)                                 Unless otherwise specified herein, the baskets and other exceptions set forth in Section 6 of this Agreement (or in any defined term used in Section 6) shall be tested solely at the time of consummation of the relevant transaction or action utilizing any of such baskets or other exceptions and, for the avoidance of doubt, if any of such baskets (including ratio based baskets) are exceeded as a result of fluctuations to Consolidated Total Assets or Consolidated Adjusted EBITDA for the most recently completed Test Period after the last time such baskets (including ratio based baskets) were calculated for any purpose under Section 6, such baskets (including ratio based baskets) will not be deemed to have been exceeded as a result of such fluctuations.  If any Indebtedness or Liens securing Indebtedness are incurred to refinance Indebtedness or Liens securing Indebtedness, in each case, initially incurred in reliance on a basket measured by reference to a percentage of Consolidated Total Assets at the time of incurrence, and such refinancing would cause the percentage of Consolidated Total Assets restriction to be exceeded if calculated based on the Consolidated Total Assets on the date of such refinancing, such percentage of Consolidated Total Assets restriction shall not be deemed to be exceeded so long as the principal amount of such Indebtedness or Indebtedness secured by such Liens, as applicable, does not exceed the principal amount of such Indebtedness or Indebtedness secured by such Liens, as applicable, being refinanced, plus an amount equal to premiums, defeasance costs and fees and expenses in connection therewith.

(b)                                 For purposes of determining whether the incurrence of any Indebtedness or Lien or the making of any Investment, disposition, Restricted Payment or prepayment, redemption, purchase, defeasance or other satisfaction of Junior Financing complies with any basket that is based upon the greater of a specified Dollar amount and a percentage of Consolidated Total Assets, Consolidated Total Assets shall be calculated on a Pro Forma Basis.

1.12                        Time Periods.  Notwithstanding anything herein to the contrary, any and all time periods for the submission by the Borrower of any notice hereunder (including, without limitation, a notice in respect of a conversion of a Loan, a continuation of a Loan, a mandatory prepayment or any optional prepayment of any Loan, but excluding notices in respect of new Borrowings) may be adjusted by the Administrative Agent in its sole discretion.

1.13                        Loan Amounts.  Notwithstanding anything herein to the contrary, any minimum amounts or multiples of any amount specified in this Agreement (including, without limitation, any minimum amounts or multiples of any amount in respect of any Borrowings, mandatory prepayments, optional prepayments or Incremental Commitments) may be in such lower minimum amounts or multiples as agreed to by the Administrative Agent in its sole discretion.

SECTION 2.                                   LOANS AND LETTERS OF CREDIT

2.1                               Term Loans.

(a)                                 Loan Commitments.

(i)                                     Subject to the terms and conditions hereof, each Lender with an Initial Tranche A Term Loan Commitment severally agrees to make, on the Closing Date, one or more term loans (each, an “Initial Tranche A Term Loan”) to the Borrower in Dollars in an amount equal to such Lender’s Initial Tranche A Term Loan Commitment.  The Borrower may make only one borrowing under the Initial Tranche A Term Loan Commitment which shall be on the Closing Date.  Any amount borrowed under this Section 2.1(a)(i) and subsequently repaid or prepaid may not be reborrowed.  Subject to Sections 2.11(a) and 2.12, all amounts owed hereunder with respect to the Initial Tranche A Term Loans shall be paid in full no later than the Maturity Date applicable to such Initial Tranche A Term Loans.  Each Lender’s Initial Tranche A Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Initial Tranche A Term Loan Commitment on such date.

(ii)                                  Subject to the terms and conditions hereof, each Lender with an Initial Tranche B Term Loan Commitment severally agrees to make, on the Closing Date one or more term loans (each, an “Initial Tranche B Term Loan”) to the Borrower in Dollars in an amount equal to such Lender’s Initial Tranche B Term Loan Commitment.  The Borrower may make only one borrowing under the Initial Tranche B Term Loan Commitment which shall be on the Closing Date.  Any amount borrowed under this Section 2.1(a)(ii) and subsequently repaid or prepaid may not be reborrowed.  Subject to Sections 2.11(a) and 2.12, all amounts owed hereunder with respect to the Initial Tranche B Term Loans shall be paid in full no later than the Maturity Date applicable to such Initial Tranche B Term Loans.  Each Lender’s Initial Tranche B Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Initial Tranche B Term Loan Commitment on such date.

(b)                                 Borrowing Mechanics for Term Loans for Initial Tranche A Term Loans and Initial Tranche B Term Loans.

(i)                                     The Borrower shall deliver to the Administrative Agent a fully executed Funding Notice no later than 9:00 a.m. (New York City time) on the Closing Date (or such later time as may be acceptable to Administrative Agent).  Promptly upon receipt by the Administrative Agent of such Funding Notice, the Administrative Agent shall notify each Lender of the proposed borrowing.

(ii)                                  Each Lender shall make its Initial Tranche A Term Loan and its Initial Tranche B Term Loan available to Administrative Agent not later than 9:30 a.m. (New York City time) on the Closing Date, by wire transfer of Same Day Funds in Dollars at the Principal Office designated by the Administrative Agent.  Upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of the Initial Tranche A Term Loans and the Initial Tranche B Term Loans available to the Borrower on the Closing Date by causing an amount of Same Day Funds in Dollars equal to the proceeds of all such Loans received by the Administrative Agent from Lenders to be credited to the account of the Borrower at the Principal Office designated by the Administrative Agent or to such other account as may be designated in writing to Administrative Agent by the Borrower.

2.2                               Revolving Loans.

(a)                                 Revolving Commitments.  During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Revolving Loans in Dollars in an aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided, that after giving effect to the making of any Revolving Loans in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect.  Amounts borrowed pursuant to this Section 2.2(a) may be repaid and reborrowed during the Revolving Commitment Period.  Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

(b)                                 Borrowing Mechanics for Revolving Loans.

(i)                                     Revolving Loans shall be made in an aggregate minimum amount of the Borrowing Minimum and integral multiples of the Borrowing Multiple in excess of that amount.

(ii)                                  Whenever the Borrower desires that Lenders make Revolving Loans, the Borrower shall deliver to the Administrative Agent a fully executed and delivered Funding Notice no later than 11:00 a.m. (New York City time) (A) at least three Business Days in advance of the proposed Credit Date (which shall be a Business Day) in the case of a Eurocurrency Rate Loan or (B) at least one Business Day in advance of the proposed Credit Date (which shall be a Business Day) in the case of a Revolving Loan that is a Base Rate Loan.  Except as otherwise provided herein, a

Funding Notice for a Revolving Loan that is a Eurocurrency Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and the requesting Borrower shall be bound to make a borrowing in accordance therewith.

(iii)                               Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by the Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness, but (provided the Administrative Agent shall have received such notice by 10:00 a.m. (New York City time)) not later than 3:00 p.m. (New York City time) on the same day as the Administrative Agent’s receipt of such Funding Notice from the Borrower, unless the date on which the Funding Notice is received is the Credit Date, in which case by 12:00 p.m. (New York City time); provided, however, that if, on the date the Funding Notice with respect to such Revolving Loans is given by the Borrower, there are L/C Borrowings or Swing Line Loans outstanding, then the proceeds of such Revolving Loan, first, shall be applicable to the payment in full of any such L/C Borrowing and Swing Line Loans and second, shall be made available to the Borrower.

(iv)                              Each Lender shall make the amount of its Revolving Loan available to Administrative Agent not later than 2:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of Same Day Funds in Dollars at the Principal Office of the Administrative Agent.  Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Revolving Loans available to the Borrower on the applicable Credit Date by causing an amount of Same Day Funds in Dollars equal to the proceeds of all such Revolving Loans received by the Administrative Agent from Lenders to be credited to the account of the Borrower at the Principal Office designated by the Administrative Agent or such other account as may be designated in writing to the Administrative Agent by the Borrower.

2.3                               Letters of Credit.

(a)                                 The Letter of Credit Commitment.

(i)                                     Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Borrower and the Lenders set forth in this Section 2.3, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars for the account of the Borrower or its subsidiaries (so long as the Borrower is a co-applicant and jointly and severally liable thereunder), and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its subsidiaries and any drawings thereunder; provided that, after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect, (x) the aggregate Outstanding Amount of the Revolving Loans and Swing Line Loans of

any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of L/C Obligations, shall not exceed such Lender’s Revolving Commitment then in effect, (y) the Outstanding Amount of L/C Obligations shall not exceed the Letter of Credit Sublimit, and (z) the aggregate Outstanding Amount of the Revolving Loans and Swing Line Loans made by each L/C Issuer, plus the aggregate Outstanding Amount of all Letters of Credit issued by such L/C Issuer, plus such L/C Issuer’s Pro Rata Share of the Outstanding Amount of L/C Obligations issued by other L/C Issuers shall not exceed such L/C Issuer’s Revolving Commitment at such time.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)                                  No L/C Issuer shall issue any Letter of Credit, if:

(A)                               subject to Section 2.3(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the applicable L/C Issuer approves such expiry date; or

(B)                               the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders and the applicable L/C Issuer have approved such expiry date.

(iii)                               No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)                               any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing the Letter of Credit, or any law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B)                               the issuance of the Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C)                               such Letter of Credit is a commercial Letter of Credit (unless the applicable L/C Issuer consents to the issuance of a commercial Letter of Credit);

(D)                               except as otherwise agreed by the Administrative Agent and the applicable L/C Issuer, the Letter of Credit is in an initial stated amount less than $50,000;

(E)                                any Lender is at that time a Defaulting Lender, unless the applicable L/C Issuer has entered into arrangements, including the delivery of Cash Collateral (in an amount at least equal to 103% of such L/C Issuer’s actual or potential Fronting Exposure), satisfactory to such L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.19(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(F)                                 the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv)                              No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v)                                 An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi)                              Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuers shall have all of the benefits and immunities (A) provided to the Administrative Agent in Section 9 with respect to any acts taken or omissions suffered by any L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Section 9 included such L/C Issuer with respect to such acts or omissions and (B) as additionally provided herein with respect to each L/C Issuer.

(b)                                 Procedures for Issuance and Amendment of Letters of Credit; Auto- Extension Letters of Credit.

(i)                                     Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application and Request for L/C Credit Extension substantially in the form of Exhibit A-3, appropriately completed and signed by an Authorized Officer of the Borrower.  Such Letter of Credit

Application and Request for L/C Credit Extension must be received by the applicable L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least three Business Days (or such later date and time as the Administrative Agent and the applicable L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof (including a final expiration date in the case of an Auto-Extension Letter of Credit); (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the applicable L/C Issuer may require (which may include the form of the requested Letter of Credit).  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the applicable L/C Issuer may require.  Additionally, the Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the applicable L/C Issuer or the Administrative Agent may require.

(ii)                                  Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the applicable L/C Issuer has received written notice from the Administrative Agent (or any Lender or Credit Party through the Administrative Agent), at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 3 shall not then be satisfied, then, subject to the terms and conditions hereof, the applicable L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii)                               If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period

(commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (which shall be a Business Day) (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Once an Auto-Extension Letter of Credit has been issued, unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the applicable L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.3(a) or otherwise) or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent (or any Lender or Credit Party through the Administrative Agent) or the Borrower that one or more of the applicable conditions specified in Section 3.2 is not then satisfied (or a Default or Event of Default has occurred and is continuing), and in each such case directing such L/C Issuer not to permit such extension.

(iv)                              If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”).  Once an Auto-Reinstatement Letter of Credit has been issued, unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer to permit such reinstatement.  Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit.  Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits such L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), such L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Reinstatement Deadline from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 3.2 is not then satisfied (or a Default or Event of Default has occurred and is continuing) (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing such L/C Issuer not to permit such reinstatement.

(v)                                 Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(vi)                              Anything herein to the contrary notwithstanding, in the event of any conflict between the terms of any Letter of Credit Application and those of this Agreement, the terms of this Agreement shall be controlling.

(c)                                  Provisions Related to Extended Revolving Commitments.  If the Letter of Credit Expiration Date in respect of any Class of Revolving Commitments occurs prior to the expiry date of any Letter of Credit, then (i) if consented to by such L/C Issuer which issued such Letter of Credit, if one or more other Classes of Revolving Commitments under which Letters of Credit are issued in respect of which the Letter of Credit Expiration Date shall not have occurred are then in effect, such Letters of Credit for which consent of the respective L/C Issuer has been obtained shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Sections 2.3(d) and (e)) under (and ratably participated in by Revolving Lenders pursuant to) the Revolving Commitments in respect of such non-terminating Classes up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i) and unless provisions reasonably satisfactory to the applicable L/C Issuer for the treatment of such Letter of Credit as a letter of credit under a successor credit facility have been agreed upon, the Borrower shall, on or prior to the applicable Maturity Date, cause all such Letters of Credit to be replaced and returned to the applicable L/C Issuer undrawn and marked “cancelled” or to the extent that the Borrower is unable to so replace and return any Letter(s) of Credit, such Letter(s) of Credit shall be secured by a “back to back” letter of credit reasonably satisfactory to the applicable L/C Issuer or the Borrower shall provide Cash Collateral for any such Letter of Credit.  Commencing with the Maturity Date of any Class of Revolving Commitments, the sublimit for Letters of Credit shall be agreed solely with such L/C Issuer; provided that, at the request of the Borrower, the Letter of Credit Sublimit immediately following such Maturity Date shall be no less than the Letter of Credit Sublimit immediately prior to such Maturity Date multiplied by a fraction, the numerator of which is the aggregate amount of the Revolving Commitments immediately following such Maturity Date and the denominator of which is the aggregate amount of the Revolving Commitments immediately prior to such Maturity Date.

(d)                                 Drawings and Reimbursements; Funding of Participations.

(i)                                     Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  Not later than 11:00 a.m. (New York City time) on the date of any payment by the applicable L/C Issuer, in accordance with normal banking procedures in the place of payment (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing in Dollars.  If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the

“Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof.  In such event, the Borrower shall be deemed to have requested a Revolving Loan that is a Base Rate Loan (if denominated in Dollars) to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.2 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Commitments and the conditions set forth in Section 3.2 (other than the delivery of a Funding Notice).  Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.3(d)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)                                  Each Lender shall upon any notice pursuant to Section 2.3(d)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer, in Dollars, at the Principal Office designated by such L/C Issuer in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.3(d)(iv), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall reasonably promptly remit the funds so received to the applicable L/C Issuer in Dollars.

(iii)                               With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Loan that is a Base Rate Loan because the conditions set forth in Section 3.2 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Letter of Credit Fees Default Rate.  In such event, each Lender’s payment to the Administrative Agent for the account of such L/C Issuer pursuant to Section 2.3(d)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.3.

(iv)                              Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.3(d) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of such L/C Issuer.

(v)                                 Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.3(d), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each

Lender’s obligation to make Revolving Loans pursuant to this Section 2.3(d) is subject to the conditions set forth in Section 3.2 (other than delivery by the Borrower of a Funding Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)                              If any Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.3(d) by the time specified in Section 2.3(d)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the L/C Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Commitment or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the applicable L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(e)                                  Repayment of Participations.

(i)                                     At any time after the applicable L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.3(d), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof in the same funds as those received by the Administrative Agent.

(ii)                                  If any payment received by the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.3(a)(i) is required to be returned under any of the circumstances described in Section 10 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the L/C Overnight Rate.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(f)                                   Obligations Absolute.  The obligation of the Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing (whether made to the Borrower or any of its subsidiaries) shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)                                     any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Credit Document;

(ii)                                  the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any L/C Issuer or any other Person, whether in connection with this Agreement or the transactions contemplated hereby, or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                               any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect, or any statement therein being untrue or inaccurate in any respect, or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)                              any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit, or any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver, curator or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)                                 any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid.

(g)                                  Role of an L/C Issuer.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the

Lenders or the Requisite Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment); or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.3(d); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against any L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the willful misconduct or gross negligence of such L/C Issuer or any of its Related Parties (as determined by a court of competent jurisdiction in a final and non-appealable judgment).  In furtherance and not in limitation of the foregoing, any L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(h)                                 Applicability of ISP and UCP.  Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued or when it is amended with the consent of the beneficiary thereof, (i) the rules of the ISP shall apply to each standby Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

(i)                                     Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) (i) for each commercial Letter of Credit equal to an amount per annum to be agreed at the time of issuance times the daily amount available to be drawn under such Letter of Credit and (ii) for each standby Letter of Credit equal to the Applicable Margin times the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable L/C Issuer pursuant to Section 2.19 shall be payable, to the maximum extent permitted by applicable law, to the other Lenders in accordance with the upward adjustments in their respective Pro Rata Share allocable to such Letter of Credit pursuant to Section 2.19(a)(iv), with the balance of such fee, if any, payable to such L/C Issuer for its own account.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.4.  Letter of Credit Fees shall be (i) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Margin during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.

(j)                                    Fronting Fee and Documentary and Processing Charges Payable to applicable L/C Issuer.  The Borrower shall pay directly to the applicable L/C Issuer for its own account, in Dollars, a fronting fee (i) with respect to each commercial Letter of Credit, at the rate equal to an amount to be agreed at the time of issuance of each such commercial Letter of Credit, computed on the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Borrower and the applicable L/C Issuer, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate per annum equal to 0.125% per annum, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the last Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.4.  In addition, the Borrower shall pay directly to the applicable L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)                                 Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l)                                     Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a subsidiary, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such subsidiaries.

(m)                             Resignation as L/C Issuer.  Any L/C Issuer (unless it is the sole L/C Issuer, in which case, so long as a replacement L/C Issuer reasonably acceptable to the Borrower has agreed to assume the responsibilities of the L/C Issuer, such L/C Issuer) may, upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer.  In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of any L/C Issuer; provided, further, that the resignation of such L/C Issuer shall only become effective upon the payment of all fees and other amounts due and owing hereunder by such successor to such resigning L/C Issuer.  If MSSF or another Lender resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit that it issued, including Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Revolving Loans that are Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.3(d)).  Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the applicable L/C Issuer to effectively assume the obligations of such L/C Issuer with respect to such Letters of Credit and the successor L/C Issuer shall arrange for the return and cancellation of all such Letters of Credit to the resigning L/C Issuer.

2.4                               Pro Rata Shares; Availability of Funds.

(a)                                 Pro Rata Shares.  All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby, nor shall any Term Loan Commitment or any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b)                                 Availability of Funds.  Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, the Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Credit Date.  If such corresponding amount is not in fact made available to Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate.  In the event that (i) Administrative Agent does not make available to Borrower a requested amount on the applicable Credit Date until such time as all applicable Lenders have made payment to Administrative Agent, (ii) any payment by or on behalf of a Lender hereunder is not made in Same Day Funds prior to the time period specified herein, and (iii) such delay causes Administrative Agent’s failure to fund to Borrower in accordance with its Funding Notice, such payment shall be deemed a non-conforming payment and such Lender shall not receive interest hereunder with respect to the requested amount of such Lender’s Loans for the period commencing with the time specified in this Agreement for receipt of payment by Borrower through and including the time of Borrower’s receipt of the requested amount.  If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify Borrower and the Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Class of Loans.  Nothing in this Section 2.4(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments and Revolving Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.5                               Evidence of Debt; Register; Disqualified Lenders; Lenders’ Books and Records; Notes.

(a)                                 Lenders’ Evidence of Debt.  Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof.  In addition to the accounts and records referred to in subsection (b), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit.  Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or the Borrower’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)                                 Register.  The Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Revolving Commitments and the principal amounts and stated interest of the Loans of each Lender from time to time (the “Register”).  The Administrative Agent shall record, or shall cause to be recorded, in the Register the Revolving Commitments and the Loans in accordance with the provisions of Section 10.4, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on the Borrower and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or the Borrower’s Obligations in respect of any Loan.  The Borrower hereby designates the Administrative Agent to serve as the Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.5, and the Borrower hereby agrees that, to the extent Administrative Agent serves in such capacity, the Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees”.

(c)                                  Disqualified Lenders.  The list of Disqualified Lenders will be available to the Lenders and the Agents upon request to the Administrative Agent.  The parties to this Agreement hereby acknowledge and agree that the Administrative Agent shall not be deemed to be in default under this Agreement or to have any duty or responsibility or to incur any liabilities as a result of a breach of this Section 2.5(c), nor shall the Administrative Agent have any duty, responsibility or liability to monitor or enforce assignments, participations or other actions in respect of Disqualified Lenders (except to the extent of the Administrative Agent’s gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment)), or otherwise take (or omit to take) any action with respect thereto (it being understood that any assignment or participation to any Disqualified Lender without the Borrower’s prior written consent thereto shall be without effect and void and the Administrative Agent shall not consider any Disqualified Lender to be a Lender or have any rights hereunder).  The parties to this Agreement further acknowledge and agree that, notwithstanding the right of the Borrower to supplement the list of Disqualified Lenders pursuant to clause (ii) of the definition thereof, in no event shall any such supplement apply retroactively to disqualify any Person or Persons that have previously acquired an assignment or participation interest under this Agreement that is otherwise permitted hereunder; provided that upon the effectiveness of any such supplement, any such Person or Persons shall not be permitted to acquire additional Loans, Commitments or participations hereunder.

(d)                                 Notes.  If so requested by any Lender by written notice to Borrower (with a copy to the Administrative Agent) at least three Business Days prior to the Closing Date (or, if such notice is delivered after the Closing Date, promptly after receipt by Borrower of such notice), the Borrower shall execute and deliver to such Lender (or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.4) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Initial Tranche A Term Loan, Initial Tranche B Term Loan or Revolving Loan, as the case may be; provided that any excise, stamp or similar tax required to be paid by the Borrower or any other Credit Party pursuant to Rule 12B-4 of the Florida Administrative Code (or any successor or replacement provision thereto) as a result of the delivery of such Note shall be for the account of the Lender requesting such Note.

2.6                               Interest on Loans.

(a)                                 Except as otherwise set forth herein, each Class of Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i)                                     if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(ii)                                  if a Eurocurrency Rate Loan, at the Adjusted LIBOR plus the Applicable Margin.

(b)                                 The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any Eurocurrency Rate Loan, shall be selected by the Borrower and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be.

(c)                                  In connection with Eurocurrency Rate Loans, there shall be initially no more than ten Interest Periods plus three Interest Periods in respect of each additional Class of Commitments.  With respect to the Initial Tranche A Term Loans, the Initial Tranche B Term Loans and Revolving Loans borrowed by the Borrower, in the event the Borrower fails to specify between a Base Rate Loan and a Eurocurrency Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan, (i) if outstanding as a Eurocurrency Rate Loan, will be automatically continued as a Eurocurrency Rate Loan with a one-month Interest Period on the last day of the then-current Interest Period for such Loan, (ii) if outstanding as a Base Rate Loan, will remain as a Base Rate Loan, (iii) [Reserved] or (iv) if not then outstanding, will be made as a Base Rate Loan.  In the event the Borrower fails to specify an Interest Period for any Eurocurrency Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, the Borrower shall be deemed to have selected an Interest Period of one month.  As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurocurrency Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender.

(d)                                 All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Base Rate or Adjusted LIBOR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.  In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Term Loan, the last Interest Payment Date with respect to such Term Loan or, with respect to a Base Rate Loan being converted from a Eurocurrency Rate Loan, the date of conversion of such Eurocurrency Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurocurrency Rate Loan, the date of conversion of such Base Rate Loan to such Eurocurrency Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e)                                  Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued and unpaid interest shall instead be payable on the applicable Interest Payment Date.

2.7                               Conversion/Continuation.

(a)                                 Subject to Section 2.15 and so long as no Event of Default shall have occurred and then be continuing.

(i)                                     The Borrower shall have the option to convert at any time all or any part of any Revolving Loans or any Term Loan, in each case, equal to or greater than $500,000 from one Type of Loan to another Type of Loan; provided a Eurocurrency Rate

Loan may only be converted on the expiration of the Interest Period applicable thereto unless the Borrower shall pay all amounts due under Section 2.15 in connection with any such conversion; or

(ii)                                  Borrower shall have the option upon the expiration of any Interest Period applicable to any Eurocurrency Rate Loan to continue all or any portion of such Loan equal to or greater than $500,000 as a Eurocurrency Rate Loan.

(b)                                 Subject to Section 3.2(b), the Borrower shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 10:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurocurrency Rate Loan).  Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to (solely with respect to Initial Tranche A Term Loans and Initial Tranche B Term Loans), or continuation of, any Eurocurrency Rate Loans shall be irrevocable on and after 9:00 a.m. (New York City time) on the related Interest Rate Determination Date and the Borrower shall be bound to effect a conversion or continuation in accordance therewith.  If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

2.8                               Default Interest.  During the continuance of any Event of Default, the Borrower shall pay interest on past due amounts owing by it hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws; provided that no interest at the Default Rate shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.  Accrued and unpaid interest on such amounts (including interest on past due interest) shall be due and payable upon demand.

2.9                               Commitment Fees.

(a)                                 The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender, in accordance with its Pro Rata Share or other applicable share provided for under this Agreement, an unused commitment fee (the “Unused Commitment Fee”) equal to the Applicable Margin for Unused Commitment Fees times the actual daily amount by which the aggregate Revolving Commitments exceeds the sum of (A) the Outstanding Amount of Revolving Loans (for the avoidance of doubt, excluding Swing Line Loans) and (B) the Outstanding Amount of L/C Obligations; provided that any Unused Commitment Fee accrued with respect to any of the Revolving Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided, further, that no Unused Commitment Fee shall accrue on any of the Revolving Commitments of a Defaulting Lender.  The Unused Commitment Fee on the Revolving Commitments shall accrue at all times from the Closing Date until the Maturity Date for the Revolving Loans, and shall be due and payable quarterly in arrears on the last Business Day of each of March, June, September and December, commencing with the last Business Day of the first full fiscal quarter after the Closing Date, and on the Maturity Date for the Revolving Loans.  The Unused Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Margin during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.

(b)                                 Other Fees.  The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

2.10                        Scheduled Payments.

(a)                                 Term Loans.  The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders of the applicable Class as follows:

(i)                                     on the following dates (or, if any such date is not a Business Day, on the last Business Day immediately preceding such date) an aggregate amount equal to the respective percentage of the aggregate principal amount of all Initial Tranche A Term Loans (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Sections 2.11, 2.12 and 2.13, as applicable):

Date	Percentage of Principal Amount of Initial Tranche A Term Loans
March 31, 2016	1.25%
June 30, 2016	1.25%
September 30, 2016	1.25%
December 31, 2016	1.25%
March 31, 2017	1.25%
June 30, 2017	1.25%
September 30, 2017	1.25%
December 31, 2017	1.25%
March 31, 2018	2.50%
June 30, 2018	2.50%
September 30, 2018	2.50%
December 31, 2018	2.50%
March 31, 2019	2.50%
June 30, 2019	2.50%
September 30, 2019	2.50%
December 31, 2019	2.50%
March 31, 2020	2.50%
June 30, 2020	2.50%
September 30, 2020	2.50%

(ii)                                  on the last Business Day of each March, June, September and December commencing with the last Business Day of the first full fiscal quarter after the Closing Date, an aggregate amount equal to 1.25% of the aggregate principal amount of all Initial Tranche B Term Loans (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Sections 2.11, 2.12 and 2.13, as applicable);

(iii)                               on the Maturity Date for the Initial Tranche A Term Loans, the aggregate principal amount of all Initial Tranche A Term Loans outstanding on such date; and

(iv)                              on the Maturity Date for the Initial Tranche B Term Loans, the aggregate principal amount of all Initial Tranche B Term Loans outstanding on such date;

provided that the amount of any such payment set forth above shall be adjusted to account for the addition of any Extended Term Loan or Incremental Term Loans to contemplate (A) the reduction in the aggregate principal amount of any Term Loans that were converted in connection with the incurrence of such Extended Term Loans, and (B) any increase to payments to the extent and as required pursuant to the terms of any applicable Incremental Amendment involving a Term Loan Increase to the Term Loans, a Refinancing Amendment to the amount of Term Loans or an Extension Amendment increasing the amount of Term Loans.

(b)                                 Revolving Loans.  The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date for the Revolving Loans the aggregate principal amount of all of its Revolving Loans outstanding on such date.

2.11                        Voluntary Prepayments/Commitment Reductions; Call Protection.

(a)                                 Voluntary Prepayments.

(i)                                     At any time and from time to time, the Borrower may prepay any Loans on any Business Day in whole or in part upon notice substantially in the form of Exhibit J delivered within the periods set forth in clause (ii) below, with any partial prepayment being (x) in the case of the Term Loans, in an aggregate minimum amount of $500,000, and integral multiples of $250,000, in excess of that amount and (y) in the case of the Revolving Loans, in an aggregate minimum amount of the Prepayment Minimum and integral multiples of the Prepayment Multiple in excess of that amount.

(ii)                                  All such prepayments shall be made:

(1)                                 upon not less than one Business Day’s prior written or telephonic notice in the case of Base Rate Loans; and

(2)                                 upon not less than three Business Days’ prior written or telephonic notice in the case of Eurocurrency Rate Loans,

in each case given to the Administrative Agent by 1:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed by delivery of written notice thereof to the Administrative Agent (and the Administrative Agent will promptly transmit such original notice for Term Loans or Revolving Loans, as the case may be, by telefacsimile or telephone to each Lender).  Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided that any such prepayment notice may condition the prepayment obligation on the occurrence or non-occurrence of any event specified therein (including a Change of Control, refinancing transaction or Permitted Acquisition or other Investment), in which case such notice may be revoked (or extended) by the Borrower (in its sole discretion) if such condition is not satisfied.  Voluntary prepayments of any Class of Term Loan permitted hereunder shall be applied to the remaining scheduled installments of principal thereof pursuant to Section 2.10 in a manner determined at the sole discretion of the Borrower and specified in the notice of prepayment, and on a pro rata basis among Classes of Term Loans.  In the event that the Borrower does not specify the order in which to apply prepayments to reduce scheduled installments of principal or as between Classes of Term Loans, the Borrower shall be deemed to have elected that such prepayment be applied to reduce the scheduled installments of principal in direct order of maturity on a pro rata basis among Classes of Term Loan.

Notwithstanding any other provision of this Section 2.11, any Lender may, with the consent of the Borrower, elect to accept Rollover Indebtedness in lieu of all or part of such Lender’s pro rata portion of any prepayment of Term Loans made pursuant to this Section 2.11.

(b)                                 Term Loan Call Protection.  Notwithstanding the foregoing, in the event that, on or prior to the date which is twelve months after the Closing Date, the Borrower (x) prepays, refinances, substitutes or replaces any Initial Tranche A Term Loans or any Initial Tranche B Term Loans pursuant to a Repricing Transaction, or (y) effects any amendment of this

Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Term Loan Lenders, (I) in the case of clause (x), a prepayment premium of 1.00% of the aggregate principal amount of the Initial Tranche A Term Loans and/or Initial Tranche B Term Loans so prepaid, refinanced, substituted or replaced and (II) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the applicable Initial Tranche A Term Loans and Initial Tranche B Term Loans outstanding immediately prior to such amendment.  Such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction; provided that, for the avoidance of doubt, the Borrower shall not be subject to the requirements of this Section 2.11 with respect to any Repricing Transaction occurring after the twelve month anniversary of the Closing Date.

(c)                                  Voluntary Commitment Reductions.

(i)                                     The Borrower may, upon not less than three Business Days’ prior written or telephonic notice promptly confirmed by delivery of written notice thereof to the Administrative Agent (which original written notice the Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $500,000, and integral multiples of $250,000 in excess of that amount.

(ii)                                  The Borrower’s notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in the Borrower’s notice and shall reduce the Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof; provided that any such termination or reduction notice may condition the termination or reduction on the occurrence or non-occurrence of any event (including a Change of Control, refinancing transaction, Permitted Acquisition or other Investment) in which case such notice may be revoked (or extended) by the Borrower if such condition is not satisfied.

(iii)                               If, after giving effect to any reduction of the Revolving Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Revolving Commitments, such sublimit shall be automatically reduced by the amount of such excess.

2.12                        Mandatory Prepayments.

(a)                                  Asset Sales; Casualty Events; Debt.  The Borrower shall apply all Net Cash Proceeds to prepay Term Loans:

(i)                                     within five Business Days following actual receipt of the Net Cash Proceeds from an Asset Sale or the Net Cash Proceeds from a Casualty Event (unless the

Borrower shall have delivered a Reinvestment Notice on or prior to such fifth Business Day); provided that notwithstanding the foregoing, (A) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied to such prepayment (together with accrued interest thereon); (B) the Borrower shall only be required to make a mandatory prepayment with the Net Cash Proceeds of any Asset Sale or Casualty Event pursuant to this Section 2.12(a)(i) if the aggregate Net Cash Proceeds in any Fiscal Year in respect of all Asset Sales or all Casualty Events, respectively, exceeds the greater of $20.0 million and 1.15% of Consolidated Total Assets; and (C) to the extent such aggregate Net Cash Proceeds do not exceed $20.0 million and 1.15% of Consolidated Total Assets in any Fiscal Year, then the Borrower and its Restricted Subsidiaries shall be entitled to retain any such Net Cash Proceeds, with no prepayment obligation, and use such Net Cash Proceeds for any purposes not prohibited under this Agreement; and

(ii)                                  within one Business Day following receipt of Net Cash Proceeds from the incurrence, issuance or sale by the Borrower or any Restricted Subsidiary of any Indebtedness (other than Excluded Indebtedness);

provided, in the case of each of (i) and (ii) above and in the case of Section 2.12(b) below, if at the time that any such prepayment would be required, the Borrower shall be required to, or to offer to, repurchase or redeem or repay or prepay any Refinancing Loans or any Indebtedness secured on a pari passu basis with or senior to the Obligations pursuant to the terms of the documentation governing such Indebtedness with the Net Cash Proceeds of such Asset Sale, Casualty Event or incurrence, issuance or sale of Indebtedness or with such Excess Cash Flow (such Indebtedness required to be offered to be so repurchased, “Other Applicable Indebtedness”), then the Borrower (or any Restricted Subsidiary) may apply such Net Cash Proceeds or such Excess Cash Flow on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans (but not the Revolving Loans) and Other Applicable Indebtedness at such time); provided that if no Term Loans subject to such mandatory prepayment requirement are outstanding or will be outstanding after the application of such prepayment, then the Borrower may apply all such Net Cash Proceeds or such Excess Cash Flow after the repayment of such Term Loans to repay the Other Applicable Indebtedness; provided, further, that the portion of such Net Cash Proceeds or such Excess Cash Flow allocated to the Other Applicable Indebtedness shall not exceed the amount of such Net Cash Proceeds or such Excess Cash Flow required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Cash Proceeds or such Excess Cash Flow shall be allocated to the Term Loans (in accordance with the terms hereof); provided, further, that to the extent the holders of Other Applicable Indebtedness decline to have such Indebtedness repurchased or repaid with such Net Cash Proceeds or Excess Cash Flow, as applicable, the declined amount of such Net Cash Proceeds or Excess Cash Flow, as applicable, shall promptly (and in any event within ten Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof (to the extent such Net Cash Proceeds or Excess Cash Flow, as applicable, would otherwise have been required to be so applied if such Other Applicable Indebtedness was not then outstanding).

(b)               Excess Cash Flow.  Commencing with respect to the Fiscal Year ending June 30, 2017, not later than ten Business Days after the date on which the Borrower is required to deliver financial statements with respect to the end of such Excess Cash Flow Period under Section 5.4(a) for such Excess Cash Flow Period, the Borrower shall calculate Excess Cash Flow for the relevant Excess Cash Flow Period (the “Excess Cash Flow Calculation Date”) and the Borrower shall prepay the Term Loans in an amount equal to (i) the Required Percentage times the amount of such Excess Cash Flow, minus (ii) the amount of any voluntary prepayments, repurchase or redemptions of principal during such Excess Cash Flow Period or, at the Borrower’s option, on or prior to the Excess Cash Flow Calculation Date (to the extent not financed with (A) the proceeds of the incurrence of Indebtedness having a maturity of more than twelve months from the date of incurrence thereof (excluding prepayments with Revolving Loans hereunder or pursuant to other revolving commitments available to the Borrowers) or (B) the proceeds of Refinancing Loans or the proceeds of Refinancing Equivalent Debt), in each case, not previously deducted pursuant to this clause (ii) in any prior period, of (w) Term Loans (provided that with respect to any prepayment of Term Loans below the par value thereof, the aggregate amount of such prepayment for purposes of this clause (ii) shall be the amount of the Borrower’s cash payment in respect of such prepayment), (x) Revolving Loans or Incremental Revolving Loans (in each case, to the extent commitments in respect thereof are permanently reduced by the amount of such prepayments), (y) Refinancing Loans, Incremental Loans, Incremental Equivalent Debt and any other Indebtedness permitted under Section 6.1 that in each case is secured by the Collateral on a pari passu basis with the Obligations and (z) any Refinancing Indebtedness in respect of any of the foregoing that is secured by the same collateral, and with the same priority, as the Indebtedness being refinanced, in each case, permitted hereunder, minus (iii) the amount of any mandatory prepayments of Term Loans actually made pursuant to Section 2.10 during such Excess Cash Flow Period.

(c)                AHYDO Saver Payments.  If the Initial Tranche B Term Loans would otherwise constitute an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Internal Revenue Code, at the end of each tax accrual period ending after the fifth anniversary of the Closing Date, the Borrower shall prepay in cash a portion of each Initial Tranche B Term Loan then outstanding equal to the “Initial Tranche B Mandatory Principal Prepayment Amount” (as defined below) with respect to such tax accrual period (each such prepayment, an “Initial Tranche B Mandatory Principal Prepayment”).  The prepayment price for the portion of each Initial Tranche B Term Loan prepaid pursuant to an Initial Tranche B Mandatory Principal Prepayment shall be 100% of the principal amount of such portion plus any accrued interest thereon on the date of such prepayment.  The “Initial Tranche B Mandatory Principal Prepayment Amount” with respect to a tax accrual period means the portion of each Initial Tranche B Term Loan required to be prepaid with respect to such tax accrual period so that none of the outstanding Initial Tranche B Term Loans is treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Internal Revenue Code; provided that if there is uncertainty (as determined by the Borrower in good faith) regarding the determination of the portion so required to be prepaid, such portion shall be set at an amount not less than the amount the Borrower determines in good faith to be so required, and each such determination by the Borrower shall be conclusive and binding, and such portion shall constitute the Initial Tranche B Mandatory Principal Prepayment Amount with respect to such tax accrual period, for all purposes under this Agreement (regardless of any subsequent determination that such portion may have exceeded the amount so required to be prepaid).  For the avoidance of doubt, the Initial Tranche B Mandatory Principal Prepayment Amount with respect to a tax accrual period shall represent the same percentage of the principal amount of each outstanding Initial Tranche B Term Loan with respect to such tax accrual period.

(d)                                  Exceeding Revolving Commitments.  If for any reason the aggregate Outstanding Amount of Revolving Loans, Swing Line Loans and L/C Obligations at any time exceeds the aggregate Revolving Commitments then in effect, the Borrower shall promptly (but in any event, within one Business Day) prepay Revolving Loans, Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided that the Borrower shall not be required to Cash Collateralize any other L/C Obligations pursuant to this Section 2.12(d).

(e)                                  Declining Lender.  With respect to any prepayment of Term Loans pursuant to Section 2.12(a)(i) or (b), the Borrower may elect, at its option, to allow the Term Lenders to decline to accept the applicable prepayment.  If the Borrower allows the Term Lenders to decline a prepayment, any Lender may elect, by notice to the Administrative Agent by telephone (confirmed by hand delivery, facsimile transmission or PDF attachment to an e-mail) at least one Business Day prior to the required prepayment date, to decline all or any portion of such mandatory prepayment of its Loans pursuant to this Section 2.12, in which case the aggregate amount of the mandatory prepayment that would have been applied to prepay Loans but was so declined shall be applied as required under the terms of any permitted Indebtedness of the Borrower or its Restricted Subsidiaries and may otherwise be retained by the Borrower and shall increase the Cumulative Credit.

(f)                                   [Reserved].

(g)                                  Other Foreign Entities.  Notwithstanding the foregoing, to the extent that any Net Cash Proceeds in respect of any Asset Sale or Casualty Event or any Excess Cash Flow attributable to a Foreign Subsidiary that is required to be applied to prepay the Term Loans pursuant to Section 2.12(a)(i) or (b), (i) would be prohibited or restricted under applicable local law (including, without limitation, as a result of laws or regulations relating to financial assistance, corporate benefit, restrictions on upstreaming of cash intragroup and fiduciary and statutory duties of directors of relevant subsidiaries) (provided that the Borrower and its Restricted Subsidiaries shall take all commercially reasonable actions available under local law to permit such repatriation) or (ii) would result in material adverse tax consequences as determined in good faith by the Borrower (which shall be conclusively evidenced by a certificate of the Borrower) (including, without limitation, as a result of any withholding tax), then in each case, the Borrower shall not be required to prepay such amounts (the “Excluded Amounts”) as required under Section 2.12(a)(i) or (b) (any such limitation, a “Repatriation Limitation”).  The non-application of the Excluded Amounts as a consequence of any Repatriation Limitation will not constitute an Event of Default hereunder.  For purposes of the foregoing, Excess Cash Flow shall be allocated among Restricted Subsidiaries in various jurisdictions determined by the Borrower and the Excluded Amounts shall be available for working capital or other purposes of the Borrower, the Foreign Subsidiary or any Restricted Subsidiary.  Excluded Amounts shall not be deemed to be Net Cash Proceeds or Excess Cash Flow, regardless of whether the Repatriation Limitation ceases to apply after such initial determination.

(h)                                 Order of Payments.  Except as may be otherwise set forth with respect to Loans incurred in connection with any Refinancing Amendment, Term Loan Extension Request or Incremental Amendment, (i) each prepayment of Term Loans pursuant to this Section 2.12 shall be applied ratably to each Class of Term Loans then outstanding, except that the Borrower may direct that any proceeds of Refinancing Term Loans, Refinancing Revolving Loans or Refinancing Equivalent Debt shall be applied to the Class or Classes of Term Loans being refinanced as selected by the Borrower (provided that any Class of Incremental Term Loans, Refinancing Term Loans or Extended Term Loans may specify that one or more other Classes of Term Loans may be prepaid prior to such Class of Incremental Term Loans, Refinancing Term Loans or Extended Term Loans); (ii) with respect to each Class of Term Loans, each prepayment pursuant to clauses (a) and (b) of this Section 2.12 shall be applied to the remaining installments as directed by the Borrower (and, if not so directed, in direct order of maturity) and (iii) each such prepayment shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares of such prepayment.

(i)                                     Break-Funding Savings Clause.  Notwithstanding any of the other provisions of this Section 2.12, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Rate Loans is required to be made under this Section 2.12, prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.12 in respect of any such Eurocurrency Rate Loan prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit an amount sufficient to make any such prepayment otherwise required to be made thereunder together with accrued interest to the last day of such Interest Period into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Credit Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.12.  Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Credit Party) to apply such amount to the prepayment of the outstanding Loans in accordance with the relevant provisions of Section 8.1.  Such deposit shall be deemed to be a prepayment of such Loans by the Borrower for all purposes under this Agreement.

(j)                                    Prepayment Certificate.  Concurrently with any prepayment of the Loans pursuant to Sections 2.12(a), the Borrower shall deliver to the Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable Net Cash Proceeds.  In the event that Borrower shall subsequently determine that the actual amount of Net Cash Proceeds received exceeded the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Loans in an amount equal to such excess in accordance with Section 2.12(a), and the Borrower shall concurrently therewith deliver to the Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

2.13                        General Provisions Regarding Payments.

(a)                                 All payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars in Same Day Funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at the Principal Office of the Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day.

(b)                                 All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c)                                  The Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender, at such address as such Lender shall indicate in writing, such Lender’s applicable share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.

(d)                                 Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Lender requesting compensation pursuant to Section 2.16(b), the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e)                                  Subject to the provisos set forth in the definition of “Interest Period” as they may apply to Revolving Loans, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and, with respect to Revolving Loans only, such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment fees hereunder.

(f)                                   Administrative Agent shall deem any payment by or on behalf of Borrower hereunder that is not made in Same Day Funds prior to 12:00 p.m. (New York City time) for any payments in Dollars to be a non-conforming payment.  Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day.  The Administrative Agent shall give prompt telephonic notice to the Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming.  Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a).  Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.6 from the date such amount was due and payable until the date such amount is paid in full.

(g)                                  If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1 or pursuant to any sale of, any collection from, or other realization upon all or any part of the Collateral, all payments or proceeds received by the Administrative Agent or Collateral Agent in respect of any of the Obligations shall be applied in accordance with the application arrangements described in Section 4.02 of the Pledge and Security Agreement.

2.14                        Ratable Sharing.  Lenders hereby agree among themselves that, except as otherwise expressly provided in this Agreement or the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary or mandatory payment (other than a voluntary or mandatory prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.  The Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set-off or counterclaim with respect to any and all monies owing by the Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.  The provisions of this Section 2.14 shall not be construed to apply to (a) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.

2.15                        Making or Maintaining Eurocurrency Rate Loans.

(a)                                 Inability to Determine Applicable Interest Rate.  If prior to the commencement of any Interest Period for a Eurocurrency Rate Loan:

(i)                                     the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR for such Interest Period; or

(ii)                                  the Administrative Agent is advised by the Requisite Lenders that the Adjusted LIBOR for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans included for such Interest Period (each of clause (i) and (ii), a “Market Disruption Event”);

then the Administrative Agent shall give notice thereof to the Borrower and the applicable Lenders by telephone, facsimile transmission or PDF attachment to an e-mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Funding Notice that requests the conversion of any applicable Loan to, or continuation of any such Loan as, a Eurocurrency Rate Loan may be revoked by the Borrower or, failing revocation, shall be ineffective and such Eurocurrency Rate Loan shall be converted to a Base Rate Borrowing.  During any period in which a Market Disruption Event is in effect, the Borrower may request that the Administrative Agent or the Requisite Lenders, as applicable, confirm that the circumstances giving rise to the Market Disruption Event continue to be in effect; provided that (A) the Borrower shall not be permitted to submit any such request more than once in any 30-day period and (B) nothing contained in this Section 2.15 or the failure to provide confirmation of the continued effectiveness of such Market Disruption Event shall in any way affect the Administrative Agent’s or Requisite Lenders’ right to provide any additional notices of a Market Disruption Event as provided in this Section 2.15.  If the Administrative Agent or Requisite Lenders, as applicable, have not confirmed within 10 Business Days after request of such report from the Borrower that a Market Disruption Event has occurred, then such Market Disruption Event shall be deemed to be no longer existing.

(b)                                 Illegality.  If any Lender reasonably determines that any Change in Law has made it unlawful, or if any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any Eurocurrency Rate Loans, then, upon notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), either convert all Borrowings of such Lender to Base Rate Borrowings on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term Loans.  Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted.

(c)                                  Compensation for Breakage or Non-Commencement of Interest Periods.  In the event of (a) the payment of any principal of any Eurocurrency Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency

Rate Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for its actual loss, cost and expense (if any) attributable to such event.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

2.16                        Increased Costs; Capital Adequacy.

(a)                                 If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in Adjusted LIBOR;

(ii)                                  subject the Administrative Agent or any Lender to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)                               impose on any Lender or the London interbank market any other condition, cost or expense (in each case, other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, upon written request of such Lender, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)                                 If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.  Notwithstanding any other provision herein, no Lender shall demand compensation pursuant to this Section 2.16(b) as a result of a Change in Law resulting from Basel III or the Dodd-Frank Wall Street Reform and Consumer Protection Act if it shall not at the time be the general policy or practice of such Lender to demand such compensation from similarly situated borrowers (to the extent that, with respect to such Change in Law, such Lender has the right to do so under its credit facilities with similarly situated borrowers).

(c)                                  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d)                                 Promptly after any Lender has determined that it will make a request for increased compensation pursuant to this Section 2.16, such Lender shall notify the Borrower.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.16 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.16 for any increased costs or reductions incurred more than 90 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.17                        Taxes; Withholding, Etc.

For purposes of this Section 2.17, the term “applicable law” includes FATCA.

(a)                                 Payments to Be Free and Clear.  All amounts payable by or on behalf of any Credit Party hereunder and under the other Credit Documents to or for the benefit of the Administrative Agent or any Lender shall (except to the extent required by applicable law) be paid free and clear of, and without any deduction or withholding on account of, any Tax.

(b)                                 Withholding of Taxes.  If any Credit Party, other applicable withholding agent or Administrative Agent is required by applicable law or the administrative practice of any Governmental Authority to make any deduction or withholding on account of any Tax from any amount paid or payable by any Credit Party under any of the Credit Documents to or for the benefit of the Administrative Agent or any Lender:  (i) the Borrower shall notify the Administrative Agent of any such requirement or any change in any such requirement as soon as it becomes aware of it; (ii) the applicable withholding agent shall deduct or withhold such Tax and pay, or cause to be paid, any such Tax deducted or withheld to the relevant Governmental Authority, (iii) if the Tax is an Indemnified Tax, the amount payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of the deduction, withholding or payment for Indemnified Taxes (including any deduction, withholding or payment applicable to additional amounts payable under this Section 2.17), the Administrative Agent or the applicable Lender, as the case may be, receives on the due date a net amount equal to what it would have received had no such deduction, withholding or payment for Indemnified Taxes been required or made; and (iv) as soon as practicable after the due date of payment to the relevant Governmental Authority of any Tax deducted or withheld in accordance with clause (ii) above, the applicable withholding agent shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence satisfactory to the Administrative Agent of such deduction, withholding or payment and of the remittance thereof to the relevant Governmental Authority.

(c)                                  Tax Documentation.

(i)                                     If the Administrative Agent or any Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document, the Administrative Agent or such Lender shall deliver, to the extent it is legally entitled to do so, to the Borrower and the Administrative Agent, at the time or times reasonably requested in writing by the Borrower or the Administrative Agent, such properly completed and executed documentation that is required by applicable law or the administrative practice of any Governmental Authority and that is reasonably requested in writing by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, the Administrative Agent or any Lender, if reasonably requested in writing by the Borrower or the Administrative Agent, shall, to the extent it is legally entitled to do so, deliver such other documentation prescribed by applicable law and reasonably requested in writing by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii)                                  Without limiting the generality of the foregoing,

(A)                               the Administrative Agent shall, to the extent legally entitled to do so, deliver to the Borrower on or prior to the date on which it becomes the Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed originals of the applicable IRS Form W-8/W-9;

(B)                               any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(C)                               any Lender that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)                                 in the case of a Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E (as appropriate) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                                 executed originals of IRS Form W-8ECI;

(3)                                 in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E (as appropriate); or

(4)                                 to the extent a Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E (as appropriate), a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner; and

(D)                               the Administrative Agent and any Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which the Administrative Agent or such Lender becomes the Administrative Agent or a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower, withholding agent or Administrative Agent to determine the withholding or deduction required to be made.

(d)                                 The Credit Parties shall timely pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law or, at the option of the Administrative Agent, timely reimburse it for such Other Taxes, in each case, within 10 days after demand therefor.  The relevant Credit Party shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent in respect of any Other Taxes payable hereunder, as soon as practicable after payment of such Other Taxes.

(e)                                  The Credit Parties shall indemnify the Administrative Agent and any Lender, within 10 days after written demand therefor, for the full amount of Indemnified Taxes (including any such Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17 paid by the Administrative Agent or Lender, or any of their respective Affiliates or required to be withheld or deducted from a payment to such Person, and for any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability shall be delivered such Credit Party shall be conclusive absent manifest error.

(f)                                   If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all reasonable and documented out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party as soon as reasonably practicable the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person, or to arrange its affairs in any particular manner.

(g)                                  If a payment made to a Lender under any Credit Document would be subject to Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h)                                 The Administrative Agent and each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(i)                                     [Reserved].

(j)                                    Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

2.18                        Mitigation Obligations; Replacement of a Lender.

(a)                                 If any Lender requests compensation under Section 2.16, or if the Borrower is required to pay any additional amount to the Administrative Agent, any Lender or any Governmental Authority for the account of the Administrative Agent or any Lender pursuant to Section 2.17, then the Administrative Agent or such Lender shall use reasonable efforts to mitigate the effects of the event giving rise to such request or payment, including, in the case of a Lender, designating a different lending office for funding or booking its Term Loans, Revolving Loans or participations in L/C Advances and Swing Line Loans made hereunder or assigning its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any respect.  The Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 If any Lender requests compensation under Section 2.16, or if the Borrower is required to pay any additional amount to the Administrative Agent, any Lender or any Governmental Authority for the account of the Administrative Agent or any Lender pursuant to Section 2.17, or the Borrower is borrowing any Extended Term Loans or Extended Revolving Commitments and such Lender is not an Extending Lender or any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, either (i) so long as no Default or Event of Default has occurred and is continuing, prepay such Lender’s outstanding Loans and participations in L/C Advances and Swing Line Loans hereunder in full without premium or penalty or (ii) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.4), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, Revolving Loans and participations in L/C Advances and Swing Line Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the Borrower or, in the case of an assignment, from the Borrower or the assignee and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.  No action by or consent of the replaced Lender shall be necessary in connection with such removal or assignment, in the case of clause (ii) above, which shall be immediately and automatically effective upon payment of such purchase price.  In connection with any such assignment, the Borrower, the Administrative Agent, such replaced Lender and the replacement Lender shall otherwise comply with Section 10.4; provided that if such replaced Lender does not comply with Section 10.4 within three Business Days after the Borrower’s request, compliance with Section 10.4 shall not be required to effect such assignment.

(c)                                  If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which, pursuant to the terms of Section 10.8, requires the consent of all of the Lenders affected or all Lenders and with respect to which the Requisite Lenders or Requisite Class Lenders, as applicable, shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent), at its sole expense, to either (i) so long as no Default or Event of Default has occurred and is continuing, prepay such Lender’s outstanding Term Loans, Revolving Loans and participations in L/C Advances and Swing Line Loans hereunder in full without premium or penalty (including with respect to the processing and recordation fee referred to in Section 10.4(b)(ii)(C)) or (ii) replace such Non-Consenting Lender by deeming such Non-Consenting Lender to have assigned its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Borrower; provided that (A) all Obligations of the Borrower owing to such Non-Consenting Lender (including accrued fees and any amounts due under Section 2.11(a), Section 2.15, Section 2.16 or Section 2.17) being removed or replaced shall be paid in full to such Non-Consenting Lender concurrently with such removal or assignment and (B) in the case of clause (ii) above, the replacement Lender shall purchase the Loans and Commitments of the Non-Consenting Lender by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon.  No action by or consent of the Non-Consenting Lender shall be necessary in connection with such removal or assignment, in the case of clause (ii) above, which shall be immediately and automatically effective upon payment of such purchase price.  In connection with any such assignment, the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 10.4; provided that if such Non-Consenting Lender does not comply with Section 10.4 within three Business Days after the Borrower’s request, compliance with Section 10.4 shall not be required to effect such assignment.

2.19                        Defaulting Lenders.

(a)                                 Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)                                     Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.8.

(ii)                                  Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8.1 or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to an L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by an L/C Issuer, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation or Letter of Credit; fourth, as the Borrower may request (so long as no Default has occurred and is continuing), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or the Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans, L/C Borrowings or Swing Line Loans were made at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings or Swing Line Loans owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.19(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Certain Fees.  That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.9(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.3(i).

(iv)                              Reallocation of Pro Rata Share to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.3 or Swing Line Loans, the “Pro Rata Share” of each Non-Defaulting Lender’s Revolving Loans, L/C Obligations and Swing Line Loans shall be computed without giving effect to the Commitment of that Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default has occurred and is continuing; and (ii) such reallocation does not cause the Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitments.

(b)                                 Defaulting Lender Cure.  If Borrower, the Administrative Agent and each L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon, as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to Section 2.19(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

2.20                        Incremental Facilities or Commitments.

(a)                                 Incremental Commitments.  The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (an “Incremental Loan Notice”), indicate that it has obtained or is requesting (A) one or more new commitments which may be of the same Class as any outstanding Term Loan (a “Term Loan Increase”) or a new Class of Term Loans (collectively with any Term Loan Increase, the “Incremental Term Commitments”), and/or (B) one or more increases in the amount of the Revolving Commitments (including Extended Revolving Commitments of a given Extension Series and Refinancing Revolving Commitments) (the “Incremental Revolving Commitments” and the Incremental Revolving Commitments, collectively with any Incremental Term Commitments, the “Incremental Commitments”), whereupon the Administrative Agent shall promptly deliver a copy of such Incremental Loan Notice to each of the Lenders.

(b)                                 Incremental Loans.  On any Incremental Tranche Closing Date on which any Incremental Term Commitments of any Class are effected (including through any Term Loan Increase), subject to the satisfaction of the terms and conditions in this Section 2.20, (i) each Incremental Term Lender of such Class shall make a Loan to the requesting Borrower (an “Incremental Term Loan”) in an amount equal to its Incremental Term Commitment of such Class and (ii) each Incremental Term Lender of such Class shall become a Lender hereunder with respect to the Incremental Term Commitment of such Class and the Incremental Term Loans of such Class made pursuant thereto.  On any Incremental Tranche Closing Date on which any Incremental Revolving Commitments of any Class are effected, subject to the satisfaction of the terms and conditions in this Section 2.20, (i) each Incremental Revolving Lender of such Class shall make its Incremental Revolving Commitment available to the requesting Borrower (when borrowed, an “Incremental Revolving Loan” and collectively with any Incremental Term Loan, an “Incremental Loan”) in an amount equal to its Incremental Revolving Commitment of such Class and (ii) each Incremental Revolving Lender of such Class shall become a Lender hereunder with respect to the Incremental Revolving Commitment of such Class and the Incremental Revolving Loans of such Class made pursuant thereto.  Notwithstanding the foregoing, Incremental Term Loans may have identical terms (other than with respect to closing conditions, issuance date and other terms necessary to effectuate the implementation of such Incremental Term Loans) to any of the Term Loans and be treated as the same Class as any of such Term Loans.

(c)                                  Incremental Loan Request.  Each Incremental Loan Notice from the Borrower pursuant to this Section 2.20 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans or Incremental Revolving Commitments.  Incremental Term Loans may be made, and Incremental Revolving Commitments may be provided, by any existing Lender (but no existing Lender will have an obligation to make any Incremental Commitment, nor will the Borrower have any obligation to approach any existing Lenders to provide any Incremental Commitment) or by any Additional Lender (each such existing Lender or Additional Lender providing such Commitment or Loan, an “Incremental Revolving Lender” or “Incremental Term Lender,” as applicable, and, collectively, the “Incremental Lenders”); provided that the Administrative Agent, each L/C Issuer and the Swing Line Lender shall have consented (not to be unreasonably conditioned, withheld or delayed) to such Additional Lender’s making such Incremental Term Loans or providing such Incremental Revolving Commitments to the extent such consent, if any, would be required under Section 10.4(b) for an assignment of Loans or Revolving Commitments, as applicable, to such Additional Lender.

(d)                                 Effectiveness of Incremental Amendment.  The effectiveness of any Incremental Amendment, and the Incremental Commitments thereunder, shall be subject to the satisfaction on the date thereof (the “Incremental Tranche Closing Date”) of each of the following conditions:

(i)                                     (A) no Default or Event of Default exists or shall exist after giving effect to such Incremental Amendment and (B) to the extent subject to testing, the

Borrower shall be in compliance on a Pro Forma Basis with the Financial Performance Covenants after giving effect to such Incremental Amendment;

(ii)                                  [Reserved];

(iii)                               each Incremental Term Commitment shall be in an aggregate principal amount that is not less than $25.0 million and shall be in an increment of $5.0 million (provided that such amount may be less than $25.0 million and not in an increment of $5.0 million if such amount represents all remaining availability under the limit set forth in clause (iv) below), and each Incremental Revolving Commitment shall be in an aggregate principal amount that is not less than $25.0 million and shall be in an increment of $5.0 million (provided that such amount may be less than $25.0 million and not in an increment of $5.0 million if such amount represents all remaining availability under the limit set forth in clause (iv) below); and

(iv)                              the aggregate amount of the Incremental Commitments shall not exceed the Incremental Amount (at the time of incurrence or establishment of such Incremental Commitment).

(e)                                  Required Terms.  The terms, provisions and documentation of any Incremental Term Loan or any Incremental Term Commitment shall be as agreed between the Borrower and the applicable Incremental Lenders providing such Incremental Term Loans or Incremental Term Commitments, and except as otherwise set forth herein, to the extent not substantially consistent with the Term Loans existing on the Incremental Tranche Closing Date (as determined by the Borrower and conclusively evidenced by a certificate of the Borrower), shall be consistent with clauses (i) and (ii) below, as applicable, and otherwise shall be reasonably satisfactory to the Administrative Agent (in its capacity as such) (other than in respect of pricing, fees, rate floors, optional prepayment, redemption terms, amortization or maturity), it being understood that to the extent any Previously Absent Financial Maintenance Covenant is added for the benefit of any Incremental Loan or Incremental Commitment, no consent shall be required from the Administrative Agent or any existing Lender to the extent such Previously Absent Financial Maintenance Covenant is (A) also added for the benefit of the Term Loans or Revolving Commitments, as applicable, existing on the Incremental Tranche Closing Date (it being understood that a Previously Absent Financial Maintenance Covenant that is added solely for the benefit of any Incremental Revolving Commitments shall not be required to be added for the benefit of any Term Loans) or (B) only applicable after the Maturity Date of any Term Loan or Revolving Commitment, as applicable, existing on the Incremental Tranche Closing Date.  Notwithstanding the foregoing, in the case of a Term Loan Increase or Incremental Revolving Commitment, the terms, provisions and documentation of such Term Loan Increase or Incremental Revolving Commitment shall be identical (other than with respect to underwriting, commitment or upfront fees, original issue discount or similar fees) to the applicable Term Loans or Revolving Commitments being increased.  In any event,

(i)                                     each Incremental Term Loan or Incremental Term Commitment:

(A)                               will rank pari passu in right of payment and in right of security with the other Loans or Commitments, as applicable, of such Class;

(B)                               shall not mature earlier than the Maturity Date with respect to the Initial Tranche B Term Loans (prior to giving effect to any extensions thereof);

(C)                               shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of each Class of Term Loans on the date of incurrence of such Incremental Term Loans or Incremental Term Commitment (except by virtue of amortization or prepayment of the Initial Tranche B Term Loans prior to the time of such incurrence);

(D)                               shall have fees and, subject to clauses (e)(i)(B) and (e)(i)(C) above and clause (e)(ii) below, amortization as determined by the Borrower and the applicable Incremental Term Lenders; and

(E)                                may provide for the ability to participate on a pro rata basis, or on a less than pro rata basis, (but not on a greater than pro rata basis unless such Term Loans were made pursuant to an escrow or other similar arrangement), in any voluntary or mandatory prepayments of Term Loans hereunder, as specified in the applicable Incremental Amendment.

(ii)                                  the All-In-Yield applicable to the Incremental Term Loans of each Class shall be determined by the Borrower and the applicable new Lenders and shall be set forth in each applicable Incremental Amendment; provided, however, that the All-In-Yield applicable to any such Incremental Term Loans shall not be greater than the applicable All-In-Yield payable pursuant to the terms of this Agreement with respect to the Initial Tranche B Term Loans plus 50 basis points per annum, unless the Applicable Margin (together with, as provided in the proviso below, Adjusted LIBOR or Base Rate floor) with respect to such Initial Tranche B Term Loans is increased so as to cause the then applicable All-In-Yield under this Agreement on such Initial Tranche B Term Loans to equal the All-In-Yield then applicable to the Incremental Term Loans minus 50 basis points; provided that any increase in All-In-Yield to the Initial Tranche B Term Loans due to the application of an Adjusted LIBOR floor or Base Rate floor on any Incremental Term Loan shall be effected solely through an increase in (or implementation of, as applicable) any Adjusted LIBOR floor or Base Rate floor applicable to the Initial Tranche B Term Loans; provided further, that in the event of any increase in the Applicable Margin and/or Adjusted LIBOR and Base Rate floors with respect to the Initial Tranche B Term Loans as a result of this clause (ii), the Applicable Margin and/or Adjusted LIBOR and Base Rate floors, as applicable, with respect to the Initial Tranche A Term Loans shall be increased by a corresponding amount; and

(iii)                               there shall be no borrower or guarantor in respect of such Incremental Term Loan or any Incremental Revolving Commitment that is not the Borrower or a Guarantor, and Incremental Term Loans and Incremental Revolving Commitments shall not be secured by assets other than Collateral (except pursuant to an escrow or similar arrangement with respect to the proceeds of such Incremental Term Loans or Incremental Revolving Commitments).

(f)                                   Incremental Amendment.  Commitments in respect of Incremental Term Loans and Incremental Revolving Commitments shall become Commitments (or in the case of an Incremental Revolving Commitment to be provided by a Lender with an existing Revolving Commitment, an increase in such Lender’s applicable Revolving Commitment), under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Credit Documents, executed by the Borrower, each Incremental Lender providing such Commitments and the Administrative Agent.  The Incremental Amendment may, without the consent of any other Credit Party, Agent or Lender, effect such amendments to this Agreement and the other Credit Documents (i) as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.20, including amendments as deemed necessary by the Administrative Agent in its reasonable judgment to effect any lien subordination and associated rights of the applicable Lenders to the extent any Incremental Loans are to rank junior in right of security and/or (ii) so long as such amendments are not materially adverse to the Lenders, such other changes as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to maintain the fungibility of any such Incremental Term Loans with any tranche of then-outstanding Term Loans.  The Borrower may use the proceeds, if any, of the Incremental Term Loans and Incremental Revolving Commitments for any purpose not prohibited by this Agreement.  No Lender shall be obligated to provide any Incremental Term Loans or Incremental Revolving Commitments unless it so agrees.

(g)                                  Reallocation of Revolving Exposure.  Upon any Incremental Tranche Closing Date on which Incremental Revolving Commitments are effected, if, on the date of such increase, there are any Revolving Loans outstanding, each of the Lenders that has an existing Revolving Commitment or Revolving Exposure, as applicable, under such Class shall assign to each of the Incremental Revolving Lenders, and each of the Incremental Revolving Lenders shall purchase from each such Lender under such Class, at par, such interests in the Revolving Loans outstanding on such Incremental Tranche Closing Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans under such Class will be held by Lenders with existing Revolving Commitments or Revolving Exposure, as applicable, under such Class and Incremental Revolving Lenders ratably in accordance with their Revolving Commitments under such Class after giving effect to the addition of such Incremental Revolving Commitments to the Revolving Commitments under such Class.  The Administrative Agent and the Lenders hereby agree that the minimum borrowing and prepayment requirements in Sections 2.2 and 2.11 of this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(h)                                 At any time and from time to time, subject to the terms and conditions set forth herein, the Borrower may issue one or more series of Incremental Equivalent Debt in an aggregate principal amount not to exceed, as of the date of and after giving effect to the issuance of any such Incremental Equivalent Debt, the Incremental Amount.

(i)                                    The issuance of any Incremental Equivalent Debt pursuant to this Section 2.20 shall (i) in all cases, be subject to the terms and conditions applicable to Incremental Commitments set forth under Sections 2.20(d)(i), (e)(i) (provided that such Incremental Equivalent Debt may have an earlier maturity date or shorter Weighted Average Life to Maturity if it is a customary bridge financing, which subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or shorter Weighted Average Life to Maturity than the Initial Tranche B Term Loans) and (e)(iii), as if set forth in this Section 2.20(i), mutatis mutandis (and, for the avoidance of doubt, the interest rate, upfront fees and original issue discount for any Incremental Equivalent Debt shall be as determined by the Borrower) and (ii) the covenants, events of default, guarantees and other terms of such Incremental Equivalent Debt shall be customary for similar debt instruments in light of then-prevailing market conditions at the time of issuance, it being understood that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent prior to or at the incurrence of such Incremental Equivalent Debt, together with a reasonably detailed description of the material terms and conditions of such Incremental Equivalent Debt or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions of the Incremental Equivalent Debt satisfy the requirement set forth in this clause (ii), shall be conclusive evidence that such terms and conditions have been satisfied.

(j)                                    This Section 2.20 shall supersede any provisions in Section 2.14 or Section 10.8 to the contrary.

2.21                        Refinancing Amendments.

(a)                                 Refinancing Commitments.  The Borrower may, at any time or from time to time after the Closing Date, by notice to the Administrative Agent (a “Refinancing Loan Notice”), request (i) the establishment of one or more new Classes of term loans under this Agreement (any such new Class, “Refinancing Term Commitments”) or (ii) the establishment of one or more new Classes of revolving commitments under this Agreement (any such new Class, “Refinancing Revolving Commitments” and collectively with any Refinancing Term Commitments, “Refinancing Commitments”), in each case, established in exchange for, or to replace, repurchase, retire or refinance, in whole or in part, as selected by the Borrower, any one or more then-existing Class or Classes of Loans or Commitments (with respect to a particular Refinancing Commitment or Refinancing Loan, such existing Loans or Commitments, “Refinanced Debt”), whereupon the Administrative Agent shall promptly deliver a copy of each such notice to each of the Lenders.

(b)                                 Refinancing Loans.  Any Refinancing Term Loans made pursuant to Refinancing Term Commitments or any Refinancing Revolving Commitments made on a Refinancing Closing Date shall be designated a separate Class of Refinancing Term Loans or Refinancing Revolving Commitments, as applicable, for all purposes of this Agreement.  On any Refinancing Closing Date on which any Refinancing Term Commitments of any Class are effected, subject to the satisfaction of the terms and conditions in this Section 2.21, (i) each Refinancing Term Lender of such Class shall make a Term Loan to the Borrower (a “Refinancing Term Loan”) in an amount equal to its Refinancing Term Commitment of such Class and (ii) each Refinancing Term Lender of such Class shall become a Lender hereunder with respect to the Refinancing Term Commitment of such Class and the Refinancing Term Loans of such Class made pursuant thereto.  On any Refinancing Closing Date on which any Refinancing Revolving Commitments of any Class are effected, subject to the satisfaction of the terms and conditions in this Section 2.21, (i) each Refinancing Revolving Lender of such Class shall make its Refinancing Revolving Commitment available to the Borrower (when borrowed, a

“Refinancing Revolving Loan” and collectively with any Refinancing Term Loan, a “Refinancing Loan”) and (ii) each Refinancing Revolving Lender of such Class shall become a Lender hereunder with respect to the Refinancing Revolving Commitment of such Class and the Refinancing Revolving Loans of such Class made pursuant thereto.

(c)                                  Refinancing Loan Notice.  Each Refinancing Loan Notice from the Borrower pursuant to this Section 2.21 shall set forth the requested amount and proposed terms of the relevant Refinancing Term Loans or Refinancing Revolving Commitments and identify the Refinanced Debt with respect thereto.  Refinancing Term Loans may be made, and Refinancing Revolving Commitments may be provided, by any existing Lender (but no existing Lender will have an obligation to make any Refinancing Commitment, nor will the Borrower have any obligation to approach any existing Lender to provide any Refinancing Commitment) or by any Additional Lender (each such existing Lender or Additional Lender providing such Commitment or Loan, a “Refinancing Revolving Lender” or “Refinancing Term Lender,” as applicable, and, collectively, “Refinancing Lenders”); provided that the Administrative Agent, the L/C Issuer and Swing Line Lender shall have consented (not to be unreasonably conditioned, withheld or delayed) to such Lender’s or Additional Lender’s making such Refinancing Term Loans or providing such Refinancing Revolving Commitments to the extent such consent, if any, would be required under Section 10.4(b) for an assignment of Loans or Revolving Commitments, as applicable, to such Additional Lender.

(d)                                 Effectiveness of Refinancing Amendment.  The effectiveness of any Refinancing Amendment, and the Refinancing Commitments thereunder, shall be subject to the satisfaction on the date thereof (a “Refinancing Closing Date”) of each of the following conditions, together with any other conditions set forth in the Refinancing Amendment:

(i)                                     [Reserved];

(ii)                                  each Refinancing Commitment shall be in an aggregate principal amount that is not less than $500,000, and shall be in an increment of $250,000 (provided that such amount may be less than $500,000, and not in an increment of $250,000, if such amount is equal to (x) the entire outstanding principal amount of Refinanced Debt that is in the form of Term Loans or (y) the entire outstanding principal amount of Refinanced Debt (or commitments) that is in the form of Revolving Commitments); and

(iii)                               the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness does not exceed the principal or committed amount (or accreted value, if applicable) of the Refinanced Debt (plus the amount of unpaid accrued or capitalized interest and premiums thereon (including make-whole premiums, prepayment premiums, tender premiums and amounts required to be paid in connection with defeasance and satisfaction and discharge), underwriting discounts, original issue discount, defeasance costs, fees (including upfront fees), commissions and expenses).

(e)                                  Required Terms.  The terms, provisions and documentation of the Refinancing Term Loans and Refinancing Term Commitments or the Refinancing Revolving Loans and Refinancing Revolving Commitments, as the case may be, of any Class shall be as agreed between the Borrower and the applicable Refinancing Lenders providing such

Refinancing Commitments, and, except as otherwise set forth herein, to the extent not substantially identical to any Class of Term Loans or Revolving Commitments, as applicable, each existing on the Refinancing Closing Date, shall be consistent with clauses (i) or (ii) below, as applicable, and otherwise shall be (taken as a whole) not materially more favorable (as reasonably determined by the Borrower and conclusively evidenced by a certificate of the Borrower) to the Refinancing Lenders than those applicable to such Class (taken as a whole) being refinanced (except for (1) covenants or other provisions applicable only to periods after the Maturity Date (as of the applicable Refinancing Closing Date) of such Class being refinanced, (2) pricing, fees, rate floors, optional prepayment, redemption terms and (3) subject to the immediately succeeding proviso, a Previously Absent Financial Maintenance Covenant); provided that, notwithstanding anything to the contrary herein, if any such terms, provisions and documentation of the Refinancing Term Loans and Refinancing Term Commitments or the Refinancing Revolving Loans and Refinancing Revolving Commitments, as the case may be, contain a Previously Absent Financial Maintenance Covenant, such Previously Absent Financial Maintenance Covenant shall be included for the benefit of each other Loan or Commitment of such Class (provided, however, that if (I) the applicable Refinanced Debt includes a revolving tranche and a Refinancing Revolving Commitment is to be provided (whether or not the documentation therefor includes any other facilities) and (II) the applicable Previously Absent Financial Maintenance Covenant is a financial maintenance covenant solely for the benefit of Revolving Loans thereunder, the Previously Absent Financial Maintenance Covenant shall not be required to be included in this Agreement for the benefit of any Term Loans hereunder).  In any event:

(i)                                     the Refinancing Term Loans:

(A)                               as of the Refinancing Closing Date, shall not have a final scheduled maturity date earlier than the Maturity Date of the Refinanced Debt,

(B)                               shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Refinanced Debt on the date of incurrence of such Refinancing Loans (except by virtue of amortization or prepayment of the Refinanced Debt prior to the time of such incurrence),

(C)                               shall have an Applicable Margin and, subject to clauses (e)(i)(A) and (e)(i)(B) above, amortization determined by the Borrower and the applicable Refinancing Term Lenders,

(D)                               shall not be subject to any guarantee by any Person other than a Credit Party and shall not include any borrower other than the Borrower hereunder,

(E)                                in the case of any Refinancing Term Loans secured on a pari passu basis with the Initial Tranche A Term Loans and the Initial Tranche B Term Loans, may provide for the ability to participate on a pro rata basis, or on a less than pro rata basis, (but not on a greater than pro rata basis unless (i) such Refinancing Term Loans were made pursuant to an escrow or other similar arrangement and (ii) such greater than pro rata basis only relates to the proceeds placed in escrow or such other arrangement), in any voluntary or mandatory prepayments of Term Loans hereunder, as specified in the applicable Refinancing Amendment, and

(F)                                 shall either be (x) secured by the Collateral (and shall not be secured by any assets of the Borrower or any Restricted Subsidiary not constituting Collateral (except if such Refinancing Term Loans were made pursuant to an escrow or similar arrangement solely with respect to proceeds of such Refinancing Term Loans plus any other cash or Cash Equivalents deposited to cover interest, fees or premium which may be payable upon the termination of such escrow or other arrangement) and shall rank pari passu or junior in right of security with the Obligations or (y) unsecured; and

(ii)                                  the Refinancing Revolving Commitments and Refinancing Revolving Loans:

(A)                               (I) shall rank pari passu in right of payment with the Obligations and (II) shall either be (x) secured by the Collateral (and shall not be secured by any assets of the Borrower or any Restricted Subsidiary not constituting Collateral (except if such Refinancing Revolving Commitments were made pursuant to an escrow or similar arrangement solely with respect to proceeds of such Refinancing Revolving Commitments and Refinancing Revolving Loans plus any other cash or Cash Equivalents deposited to cover interest, fees or premium which may be payable upon the termination of such escrow or other arrangement)) and shall rank pari passu or junior in right of security with the Obligations or (y) unsecured,

(B)                               shall not have a final scheduled maturity date earlier than, or mandatory scheduled commitment reductions prior to, the Maturity Date with respect to the Refinanced Debt,

(C)                               shall provide that the borrowing and repayment (except for (1) payments of interest and fees at different rates on Refinancing Revolving Commitments (and related outstandings), (2) repayments required upon the Maturity Date of the Refinancing Revolving Commitments and (3) repayments made in connection with a permanent repayment and termination of commitments (in accordance with clause (E) below)) of Loans with respect to Refinancing Revolving Commitments after the associated Refinancing Closing Date shall be made on a pro rata basis with all other Revolving Commitments,

(D)                               subject to the provisions of Section 2.3(c) to the extent dealing with Letters of Credit which mature or expire after a Maturity Date when there exists Refinancing Revolving Commitments with a longer Maturity Date, all Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Commitments existing on the Refinancing Closing Date (and except as provided in Section 2.3(c), without giving effect to changes thereto on an earlier Maturity Date with respect to Letters of Credit theretofore incurred or issued),

(E)                                in the case of any Refinancing Revolving Commitments secured on a pari passu basis with the Revolving Commitments, shall provide that the permanent repayment of Revolving Loans with respect to, and termination or reduction of, Refinancing Revolving Commitments after the associated Refinancing Closing Date shall be made on a pro rata basis, or on a less than (but not greater than, except that Refinancing Revolving Commitments may participate on a greater than pro rata basis in any permanent prepayments and termination with other Revolving Commitments, other than the Revolving Commitments in effect on the Closing Date) pro rata basis, with all other Revolving Commitments, except that the Borrower shall be permitted to permanently repay and terminate Commitments in respect of any such Class of Revolving Loans on a greater than pro rata basis as compared to any other Class of Revolving Loans with a later Maturity Date than such Class or in connection with any refinancing thereof permitted by this Agreement,

(F)                                 shall provide that assignments and participations of Refinancing Revolving Commitments and Refinancing Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and Revolving Loans existing on the Refinancing Closing Date,

(G)                               shall provide that any Refinancing Revolving Commitments may constitute a separate Class or Classes, as the case may be, of Commitments from the Classes constituting the applicable Revolving Commitments prior to the Refinancing Closing Date; provided at no time shall there be Revolving Commitments hereunder (including Refinancing Revolving Commitments and any original Revolving Commitments) which have more than three different Maturity Dates unless otherwise agreed to by the Administrative Agent,

(H)                              shall have an Applicable Margin determined by the Borrower and the applicable Refinancing Revolving Lenders, and

(I)                                   shall not be subject to any guarantee by any Person other than a Credit Party and shall not include any borrower other than the Borrower hereunder.

(f)                                   Refinancing Amendment.  Commitments in respect of Refinancing Term Loans and Refinancing Revolving Commitments shall become additional Commitments under this Agreement pursuant to an amendment (a “Refinancing Amendment”) to this Agreement and, as appropriate, the other Credit Documents, executed by the Borrower, each Refinancing Lender providing such Commitments and the Administrative Agent.  The Refinancing Amendment may, without the consent of any other Credit Party, Agent or Lender, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.21, including, if applicable, amendments as deemed necessary by the Administrative Agent in its reasonable judgment to effect (i) any lien subordination and associated rights of the applicable Lenders to the extent any Refinancing Loans are to rank junior in right of security and (ii) that any Previously Absent Financial Maintenance Covenant does not benefit any Term Loan hereunder.  The Borrower will use the proceeds, if any, of the Refinancing Term Loans and Refinancing Revolving Commitments in exchange for, or to extend, renew, replace, repurchase, retire or refinance, and shall permanently terminate applicable commitments under, substantially concurrently, the applicable Refinanced Debt.

(g)                                  Reallocation of Revolving Exposure.  Upon any Refinancing Closing Date on which Refinancing Revolving Commitments are effected through the establishment of a new Class of revolving commitments pursuant to this Section 2.21, (i) if, on such date, there are any Revolving Loans outstanding, such Revolving Loans shall be prepaid from the proceeds of new Refinancing Revolving Loans under such new Class of Refinancing Revolving Commitments in such amounts as shall be necessary in order that, after giving effect to such Loans and all such related prepayments, all Revolving Loans will be held by all Lenders under the Revolving Commitments (including Lenders providing such Refinancing Revolving Commitments) ratably in accordance with their revolving commitments under all Revolving Commitments (after giving effect to the establishment of such Refinancing Revolving Commitments), (b) in the case of a Revolving Commitment, there shall be an automatic adjustment to the participations hereunder in Letters of Credit held by each Lender under the Revolving Commitments so that each such Lender shares ratably in such participations in accordance with their revolving commitments under all Revolving Commitments (after giving effect to the establishment of such Refinancing Revolving Commitments), (c) each Refinancing Revolving Commitment shall be deemed for all purposes a Revolving Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Loan and (d) each Refinancing Revolving Lender shall become a Lender with respect to the Refinancing Revolving Commitments and all matters relating thereto.

(h)                                 Refinancing Equivalent Debt.

(i)                                     In lieu of incurring any Refinancing Term Loans, the Borrower may, upon notice to the Administrative Agent, at any time or from time to time after the Closing Date issue, incur or otherwise obtain (A) secured Indebtedness in the form of one or more series of senior secured notes or senior secured term loans that are secured on a pari passu basis with the Obligations (such notes or loans, “Permitted Pari Passu Secured Refinancing Debt”), (B) secured Indebtedness in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured term loans (such notes or loans, “Permitted Junior Secured Refinancing Debt”) and (C) unsecured or subordinated Indebtedness in the form of one or more series of unsecured or subordinated notes or term loans (such notes or loans, “Permitted Unsecured Refinancing Debt” and together with Permitted Pari Passu Secured Refinancing Debt and Permitted Junior Secured Refinancing Debt, “Refinancing Equivalent Debt”), in each case, in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or in part, any existing Class or Classes of Loans (such Loans, “Refinanced Loans”).

(ii)                                  Any Refinancing Equivalent Debt:

(A)                               (1) shall not have a final scheduled maturity date earlier than the Maturity Date of the Refinanced Loans, (2) shall not have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Refinanced Loans (except by virtue of amortization or prepayment of the Refinanced Loans prior to the time of such incurrence), (3) shall not have scheduled amortization or payments of principal and not be subject to mandatory redemption, repurchase or prepayment (except (x) pursuant to an escrow or similar arrangement with respect to the proceeds of such Refinancing Equivalent Debt or (y) with respect to change of control, asset sale, insurance and casualty and condemnation event, mandatory offers to purchase or prepayment events and events of default), in each case prior to the Maturity Date of the Refinanced Loans except, in the case of Refinancing Equivalent Debt that is secured on a pari passu basis with the Obligations, to the extent any such payment, redemption, repurchase or prepayment obligation is required to be applied on a pro rata or greater than pro rata basis to the Refinanced Term Loans and except with respect to customary “AHYDO catch-up payments,” (4) shall not be guaranteed by persons other than Guarantors and shall not include any borrower or issuer other than the Borrower hereunder, (5) except as otherwise set forth in this clause (h)(ii), shall have terms and conditions (other than with respect to pricing, fees, rate floors and optional prepayment or redemption terms) which are (taken as a whole) no more favorable (as reasonably determined by the Borrower and conclusively evidenced by a certificate of the Borrower) to the lenders or holders providing such Refinancing Equivalent Debt, than those applicable to the Refinanced Loans (except for covenants or other provisions applicable only to periods after the Maturity Date of the applicable Refinanced Loans at the time of the issuance or incurrence of such Refinancing Equivalent Debt),

(B)                               (1) if either Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt, shall be subject to security agreements relating to such Refinancing Equivalent Debt that are substantially the same as or more favorable to the Credit Parties than the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (2) if Permitted Pari Passu Secured Refinancing Debt, (x) shall be secured by the Collateral on a pari passu basis with the Obligations and shall not be secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral (except pursuant to an escrow or similar arrangement with respect to proceeds of such Permitted Pari Passu Secured Refinancing Debt), and (y) shall be subject to an Intercreditor Agreement, and (3) if Permitted Junior Secured Refinancing Debt, (x) shall be secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations and shall not be secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral (except pursuant to an escrow or similar arrangement with respect to proceeds of such Permitted Junior Secured Refinancing Debt), and (y) shall be subject to an Intercreditor Agreement, and

(C)                               shall be incurred, and the proceeds thereof used, solely to repay, repurchase, retire or refinance substantially concurrently the Refinanced Loans and terminate all commitments thereunder.

(iii)                               This Section 2.21 shall supersede any provisions in Section 2.14 or 10.1 to the contrary.

2.22                        Extensions of Loans.

(a)                                 Extension of Term Loans.  The Borrower may, at any time and from time to time, request that all or a portion of the Term Loans of a given Class (each, an “Existing Term Loan Tranche”) be amended to extend the scheduled Maturity Date(s) with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so amended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.22.  In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Tranche) (each, a “Term Loan Extension Notice”) setting forth the proposed terms of the Extended Term Loans to be established, which shall (x) be identical as offered to each Lender under such Existing Term Loan Tranche (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with all Extending Term Lenders) and offered pro rata to each Lender under such Existing Term Loan Tranche and (y) be identical to the Term Loans under the Existing Term Loan Tranche from which such Extended Term Loans are to be amended, except that:  (i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Tranche, to the extent provided in the applicable Extension Amendment; provided, however, that at no time shall there be Classes of Term Loans hereunder (including Refinancing Term Loans and Extended Term Loans) which have more than five different Maturity Dates (unless otherwise consented to by the Administrative Agent) (ii) the All-In-Yield with respect to the Extended Term Loans (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the All-In-Yield for the Term Loans of such Existing Term Loan Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans); and (iv) Extended Term Loans may have call protection as may be agreed by the Borrower and the Lenders thereof; provided that (A) in no event shall the final Maturity Date of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any other Term Loans hereunder, (B) the Weighted Average Life to Maturity of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof shall be no shorter than the remaining Weighted Average Life to Maturity of any Existing Term Loan Tranche, (C) any such Extended Term Loans (and the Liens securing the same) shall be permitted by the terms of the Intercreditor Agreements (to the extent any Intercreditor Agreement is then in effect), (D) all documentation in respect of such Extension Amendment shall be consistent with the foregoing and (E) any Extended Term Loans may participate on a pro rata basis or less than a pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Term Loan Extension Request.  Any Extended Term Loans amended pursuant to any Term Loan Extension Request shall be designated a Class (each, a “Term Loan Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans amended from an Existing Term Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Term Loan Extension Series with respect to such Existing Term Loan Tranche (in which case scheduled amortization with respect thereto shall be proportionately increased).  Each request for a Term Loan Extension Series of Extended Term Loans proposed to be incurred under this Section 2.22 shall be in an aggregate principal amount that is not less than $25.0 million (it being understood that the actual principal amount thereof provided by the applicable Lenders may be lower than such minimum amount) and the Borrower may impose an Extension Minimum Condition with respect to any Term Loan Extension Request, which may be waived by the Borrower in its sole discretion.

(b)                                 Extension of Revolving Commitments.  The Borrower may, at any time and from time to time, request that all or a portion of the Revolving Commitments of a given Class (each, an “Existing Revolver Tranche”) be amended to extend the Maturity Date with respect to all or a portion of any principal amount of such Revolving Commitments (any such Revolving Commitments which have been so amended, “Extended Revolving Commitments”) and to provide for other terms consistent with this Section 2.22.  In order to establish any Extended Revolving Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Revolver Tranche) (each, a “Revolver Extension Request”) setting forth the proposed terms of the Extended Revolving Commitments to be established, which shall (x) be identical as offered to each Lender under such Existing Revolver Tranche (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with all Extending Revolving Lenders) and offered pro rata to each Lender under such Existing Revolver Tranche and (y) be identical to the Revolving Commitments under the Existing Revolver Tranche from which such Extended Revolving Commitments are to be amended, except that:  (i) the Maturity Date of the Extended Revolving Commitments may be delayed to a later date than the Maturity Date of the Revolving Commitments of such Existing Revolver Tranche, to the extent provided in the applicable Extension Amendment; provided, however, that at no time shall there be Classes of Revolving Commitments hereunder (including Refinancing Revolving Commitments and Extended Revolving Commitments) which have more than three different Maturity Dates (unless otherwise consented to by the Administrative Agent in its reasonable discretion); (ii) the All-In-Yield with respect to extensions of credit under the Extended Revolving Commitments (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the All-In-Yield for extensions of credit under the Revolving Commitments of such Existing Revolver Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Revolving Commitments); and (iv) all borrowings under the applicable Revolving Commitments (i.e., the Existing Revolver Tranche and the Extended Revolving Commitments of the applicable Revolver Extension Series) and repayments thereunder shall be made on a pro rata basis (except

(I) for payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings), (II) for repayments required upon the Maturity Date of the non-extending Revolving Commitments and (III) Extended Revolving Commitments may participate on a less than (but not greater than, except that Extended Revolving Commitments may participate on a greater than pro rata basis in any permanent prepayments and termination with other Revolving Commitments, other than the Revolving Commitments in effect on the Closing Date) pro rata basis, with all other Revolving Commitments existing on the date of effectiveness of any Extension Amendment), except that the Borrower shall be permitted to permanently repay and terminate Commitments in respect of any such Class of Revolving Loans on a greater than pro rata basis as compared to any other Class of Revolving Loans with a later Maturity Date than such Class or in connection with any refinancing thereof permitted by this Agreement; provided, further, that (A) in no event shall the final Maturity Date of any Extended Revolving Commitments of a given Revolver Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any other Revolving Commitments hereunder, (B) any such Extended Revolving Commitments (and the Liens securing the same) shall be permitted by the terms of the Intercreditor Agreements (to the extent any Intercreditor Agreement is then in effect) and (C) all documentation in respect of such Extension Amendment shall be consistent with the foregoing.  Any Extended Revolving Commitments amended pursuant to any Revolver Extension Request shall be designated a Class (each, a “Revolver Extension Series”) of Extended Revolving Commitments for all purposes of this Agreement; provided that any Extended Revolving Commitments amended from an Existing Revolver Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Revolver Extension Series with respect to such Existing Revolver Tranche.  Each request for a Revolver Extension Series of Extended Revolving Commitments proposed to be incurred under this Section 2.22 shall be in an aggregate principal amount that is not less than $25.0 million (it being understood that the actual principal amount thereof provided by the applicable Lenders may be lower than such minimum amount) and the Borrower may impose an Extension Minimum Condition with respect to any Revolver Extension Request, which may be waived by the Borrower in its sole discretion.

(c)                                  Extension Request.  The Borrower shall provide the applicable Extension Request at least ten Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the date on which Lenders under the Existing Term Loan Tranche or Existing Revolver Tranche, as applicable, are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.22.  No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche amended into Extended Term Loans or any of its Revolving Commitments amended into Extended Revolving Commitments, as applicable, pursuant to any Extension Request.  Any Lender holding a Loan under an Existing Term Loan Tranche (each, an “Extending Term Lender”) wishing to have all or a portion of its Term Loans under the Existing Term Loan Tranche subject to such Extension Request amended into Extended Term Loans and any Revolving Lender (each, an “Extending Revolving Lender”) wishing to have all or a portion of its Revolving Commitments under the Existing Revolver Tranche subject to such Extension Request amended into Extended Revolving Commitments, as applicable, shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Tranche or

Revolving Commitments under the Existing Revolver Tranche, as applicable, which it has elected to request be amended into Extended Term Loans or Extended Revolving Commitments, as applicable (subject to any minimum denomination requirements imposed by the Administrative Agent).  The Borrower may amend, revoke or replace an Extension Request pursuant to procedures reasonably acceptable to the Administrative Agent at any time prior to the date (the “Extension Request Deadline”) on which Lenders under the applicable Existing Term Loan Tranche or Existing Revolver Tranche are requested to respond to the Extension Request.  Any Lender may revoke an Extension Election at any time prior to 5:00 p.m. on the date that is two Business Days prior to the Extension Request Deadline, at which point the Extension Election becomes irrevocable (unless otherwise agreed by the Borrower).  The revocation of an Extension Election prior to the Extension Request Deadline shall not prejudice any Lender’s right to submit a new Extension Election prior to the Extension Request Deadline.  In the event that the aggregate principal amount of Term Loans under the Existing Term Loan Tranche or Revolving Commitments under the Existing Revolver Tranche, as applicable, in respect of which applicable Term Loan Lenders or Revolving Lenders, as the case may be, shall have accepted the relevant Extension Request exceeds the amount of Extended Term Loans or Extended Revolving Commitments, as applicable, requested to be extended pursuant to the Extension Request, Term Loans or Revolving Commitments, as applicable, subject to Extension Elections shall be amended to Extended Term Loans or Extended Revolving Commitments, as applicable, on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive), based on the aggregate principal amount of Term Loans or Revolving Commitments, as applicable, included in each such Extension Election.

(d)                                 Extension Amendment.  Extended Term Loans and Extended Revolving Commitments shall be established pursuant to an amendment (each, a “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Term Lender or Extending Revolving Lender, as applicable, providing an Extended Term Loan or Extended Revolving Commitment, as applicable, thereunder, which shall be consistent with the provisions set forth in Section 2.22(a) or (b) above, respectively (but which shall not require the consent of any other Lender).  The effectiveness of any Extension Amendment shall be subject to, if reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date (conformed as appropriate) other than changes to such legal opinions resulting from a Change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Term Loans or Extended Revolving Commitments, as applicable, are provided with the benefit of the applicable Credit Documents.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment.  Each of the parties hereto hereby agrees that this Agreement and the other Credit Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Term Loans or Extended Revolving Commitments, as applicable, incurred pursuant thereto, (ii) modify the scheduled repayments set forth in Section 2.10 with respect to any Existing Term Loan Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Term Loans required to be paid thereunder in an amount equal to the aggregate principal amount of the Extended

Term Loans amended pursuant to the applicable Extension (with such amount to be applied ratably to reduce scheduled repayments of such Term Loans required pursuant to Section 2.10), (iii) modify the prepayments set forth in Section 2.11 and Section 2.12 to reflect the existence of the Extended Term Loans and the application of prepayments with respect thereto and (iv) effect such other amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.22, and the Requisite Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment.

(e)                                  No conversion or extension of Loans or Commitments pursuant to any Extension in accordance with this Section 2.22 shall constitute a voluntary or mandatory prepayment or repayment for purposes of this Agreement.

(f)                                   This Section 2.22 shall supersede any provisions in Section 2.14 or 10.1 to the contrary.

2.23                        Swing Line Loans.

(a)                                 Swing Line Loans Commitments.  During the Revolving Commitment Period, subject to the terms and conditions hereof, the Swing Line Lender may, in its sole discretion, make Swing Line Loans to the Borrower, in Dollars, in the aggregate amount up to but not exceeding the Swing Line Sublimit; provided that, after giving effect to the making of any Swing Line Loan, (w) the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect, (x) the aggregate Outstanding Amount of the Revolving Loans and Swing Line Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of L/C Obligations, shall not exceed such Lender’s Revolving Commitment then in effect, (y) the Outstanding Amount of Swing Line Loans shall not exceed the Swing Line Sublimit, and (z) the aggregate Outstanding Amount of Revolving Loans and Swing Line Loans made by the Swing Line Lender, plus the aggregate Outstanding Amount of all Letters of Credit issued by such Swing Line Lender, plus the Swing Line Lender’s Pro Rata Share of the Outstanding Amount of L/C Obligations issued by L/C Issuers other than the Swing Line Lender shall not exceed the Swing Line Lender’s Revolving Commitment at such time. Amounts borrowed pursuant to this Section 2.23 may be repaid and reborrowed during the Revolving Commitment Period.  The Swing Line Lender’s Commitment to make Swing Line Loans shall expire on the latest Revolving Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than such date.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.23, prepay under Section 2.12, and reborrow under this Section 2.23.

(b)                                 Borrowing Mechanics for Swing Line Loans.

(i)                                     Swing Line Loans shall be made in an aggregate minimum amount of $500,000 and integral multiples of $250,000 in excess of that amount.

(ii)                                  To request the making of a Swing Line Loan hereunder, the Borrower shall notify the Swing Line Lender of such request in writing by delivery (which may be by facsimile) of a Funding Notice signed by such Borrower not later than 1:00 p.m. (New York City time) on the date of the proposed Borrowing.

(iii)                               The Swing Line Lender shall make the amount of its Swing Line Loan available to the Borrower not later than 2:00 p.m. (New York City time) on the date specified in the relevant Funding Notice by wire transfer of same day funds in Dollars to be credited to the account of the Borrower at the principal office designated by the Administrative Agent or such other account as may be designated in writing to the Swing Line Lender by such Borrower.

(iv)                              With respect to any Swing Line Loans which have not been voluntarily prepaid by the Borrower pursuant to Section 2.12, the Swing Line Lender may at any time in its sole and absolute discretion, deliver to the Administrative Agent (with a copy to the Borrower) at least one Business Day in advance of the proposed Borrowing, a notice (which shall be deemed to be a Funding Notice given by the Borrower) requesting that each Lender holding a Revolving Commitment make Revolving Loans that are Base Rate Loans to the Borrower on the date of such Borrowing in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given which the Swing Line Lender requests Lenders to prepay.  Anything contained in this Agreement to the contrary notwithstanding, (A) the proceeds of such Revolving Loans made by the Lenders other than the Swing Line Lender shall be immediately delivered to the Swing Line Lender (and not to any Borrower) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (B) if the Swing Line Lender is a Revolving Lender, on the day such Revolving Loans are made, the Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by the Swing Line Lender to the Borrower, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans but shall instead constitute part of the Swing Line Lender’s outstanding Revolving Loans to the Borrower.  The Borrower hereby authorizes the Swing Line Lender to charge such Borrower’s accounts with the Swing Line Lender (up to the amount available in each such account) in order to immediately pay the Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by the Lenders, including the Revolving Loans deemed to be made by the Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans.  If any portion of any such amount paid (or deemed to be paid) to the Swing Line Lender should be recovered by or on behalf of any Borrower from the Swing Line Lender in bankruptcy or insolvency, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders.

(v)                                 If for any reason Revolving Loans are not made pursuant to Section 2.23(b)(iv) in an amount sufficient to repay any amounts owed to the Swing Line Lender in respect of any outstanding Swing Line Loans on or before the third Business Day after demand for payment thereof by the Swing Line Lender, each Lender holding a Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans, and in an amount equal to its Pro Rata Share of the applicable unpaid amount together with accrued interest thereon.  Upon one Business Day’s notice from the Swing Line Lender, each Lender holding a Revolving Commitment shall deliver to the Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in Same Day Funds at the principal office of the Swing Line Lender.  In order to evidence such participation, each Lender holding a Revolving Commitment agrees to enter into a participation agreement at the request of the Swing Line Lender in form and substance reasonably satisfactory to the Swing Line Lender.  In the event any Lender holding a Revolving Commitment fails to make available to the Swing Line Lender the amount of such Lender’s participation as provided in this paragraph, the Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon at the rate customarily used by the Swing Line Lender for the correction of errors among banks and thereafter at the Base Rate.  A certificate of the Swing Line Lender submitted to any Lender with respect to amounts owing under this Section 2.23(b)(v) shall be conclusive absent manifest error.  No funding of risk participations hereunder shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest, as provided for in this Agreement.

(vi)                              Notwithstanding anything contained herein to the contrary, (A) each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to Section 2.23(b)(iv) and each Lender’s obligation to purchase a participation in any unpaid Swing Line Loans pursuant to Section 2.23(b)(v) shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, any Credit Party or any other Person for any reason whatsoever; (2) the occurrence or continuation of a Default or Event of Default; (3) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Credit Party; (4) any breach of this Agreement or any other Credit Document by any party thereto; or (5) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender to make Revolving Loans hereunder (but not to purchase and fund risk participations in Swing Line Loans pursuant Section 2.23(b)(iii) above) are subject to the condition that the Swing Line Lender had not received prior notice from a Borrower or the Required Lenders that any of the conditions under Section 3.2 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans were not satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made; and (B) the Swing Line Lender shall not be obligated to make any Swing Line Loans (1) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default or (2) at a time when any Lender is a Defaulting Lender unless the participations therein have been reallocated in the manner specified in Section 2.19(a)(iv) above or, if not so reallocated, the Swing Line Lender has entered into arrangements reasonably satisfactory to it and the Borrower to eliminate the Swing Line Lender’s risk with respect to the Defaulting Lender’s participation in such Swing Line Loan, including by Cash Collateralizing 103% of such Defaulting Lender’s Pro Rata Share of the outstanding Swing Line Loans.

(c)                                  Resignation and Removal of Swing Line Lender.  So long as a replacement Swing Line Lender reasonably acceptable to the Borrower has been identified and has agreed to assume the responsibilities of the Swing Line Lender, the Swing Line Lender may resign as the Swing Line Lender upon thirty days’ prior written notice to the Administrative Agent, the Lenders and the Borrower.  The Swing Line Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Swing Line Lender (provided that no consent of the replaced Swing Line Lender will be required if the replaced Swing Line Lender is a Defaulting Lender or has no Swing Line Loans outstanding or such Swing Line Loans will be prepaid on the effective date of such removal) and the successor

Swing Line Lender.  The Administrative Agent shall notify the Lenders of any such replacement of the Swing Line Lender.  At the time any such replacement or resignation shall become effective, the Borrower shall prepay any outstanding Swing Line Loans made by the resigning or removed Swing Line Lender.  From and after the effective date of any such replacement or resignation, (x) any successor Swing Line Lender shall have all the rights and obligations of a Swing Line Lender under this Agreement with respect to Swing Line Loans made thereafter and (y) references herein to the term “Swing Line Lender” shall be deemed to refer to such successor or to any previous Swing Line Lender, or to such successor and all previous Swing Line Lenders, as the context shall require.

(d)                                 If the Maturity Date shall have occurred in respect of any Class of Revolving Commitments at a time when another Class or Classes of Revolving Commitments is or are in effect with a longer Maturity Date, then on the earliest occurring Maturity Date all then-outstanding Swing Line Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swing Line Loans as a result of the occurrence of such Maturity Date); provided, however, that if, on the occurrence of such earliest Maturity Date (after giving effect to any repayments of Revolving Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.3(c)), there shall exist one or more Classes of sufficient unutilized Revolving Commitments so that the respective outstanding Swing Line Loans could be incurred pursuant to such Revolving Commitments which will remain in effect after the occurrence of such Maturity Date, then there shall be an automatic adjustment on such date of the participations in such Swing Line Loans and same shall be deemed to have been incurred solely pursuant to the relevant Revolving Commitments, and such Swing Line Loans shall not be so required to be repaid in full on such earliest Maturity Date.

2.24                        Permitted Debt Exchanges.

(a)                                 Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Borrower to all Lenders (each of which shall be entitled to agree or decline to participate in such Permitted Debt Exchange Offer in its sole discretion) on a pro rata basis (other than any Lender that, if requested by the Borrower, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act)) with outstanding Term Loans of a particular Class, as selected by the Borrower, the Borrower may from time to time following the Closing Date consummate one or more exchanges of Term Loans of such Class in the form of senior secured or senior unsecured, senior subordinated or subordinated notes (which notes, if secured, may either have the same Lien priority as the Obligations or may be secured by a Lien ranking junior to the Lien securing the Obligations) (such notes, “Permitted Debt Exchange Notes,” and each such exchange a “Permitted Debt Exchange”), so long as the following conditions are satisfied:  (i) the aggregate principal amount (calculated on the face amount thereof) of Term Loans exchanged shall be equal to or less than the aggregate principal amount (calculated on the face amount thereof) of Permitted Debt Exchange Notes issued in exchange for such Term Loans plus accrued interest, fees and premiums (if any) thereon and reasonable fees and expenses associated with the exchange, (ii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans exchanged by the Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrower on the date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment Agreement, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), (iii) such Permitted Debt Exchange Notes shall have a final maturity no earlier than the Maturity Date applicable to the Class of Term Loans being exchanged, (iv) the Weighted Average Life to Maturity of such Permitted Debt Exchange Notes shall not be shorter than that of the Class of Term Loans being exchanged, (v) such Permitted Debt Exchange Notes shall be unsecured or secured only by the Collateral and subject to the Intercreditor Agreement, (vi) such Permitted Debt Exchange Notes shall not be guaranteed by any Person that is not a Guarantor, (vii) if the aggregate principal amount of all Term Loans (calculated on the face amount thereof) tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount of the applicable Class actually held by it) shall exceed the maximum aggregate principal amount of Term Loans offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered, (viii) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Administrative Agent, and (ix) any applicable Minimum Exchange Tender Condition shall be satisfied.

(b)                                 With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this Section 2.24, (i) such Permitted Debt Exchanges (and the cancellation of the exchanged Term Loans in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.12 and (ii) such Permitted Debt Exchange Offer shall be made for not less than $25.0 million in aggregate principal amount of Term Loans, provided that, subject to the foregoing clause (ii), the Borrower may at its election specify as a condition (a “Minimum Exchange Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans be tendered.

(c)                                  In connection with each Permitted Debt Exchange, the Borrower shall provide the Administrative Agent at least ten Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and the Borrower and the Administrative Agent, acting reasonably, shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.24; provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than five (5) Business Days following the date on which the Permitted Debt Exchange Offer is made.

SECTION 3.                                   CONDITIONS PRECEDENT

3.1                               Closing Date.  The obligation of each Lender or L/C Issuer, as applicable, to make Credit Extensions on the Closing Date shall not become effective until the date on which each of the following conditions is satisfied (or waived), in each case, as determined by each Arranger:

(a)                                 Credit Documents.  Subject to the Limited Conditionality Provisions, the Administrative Agent shall have received (i) this Agreement, the Intra-Group Subordination Agreement, the Pledge and Security Agreement, and each other Collateral Document required to be delivered on or prior to the Closing Date, in each case, duly executed and delivered by an Authorized Officer of each Credit Party that is a party thereto and (ii) for the account of each Lender that has requested the same at least three Business Days prior to the Closing Date, a Note executed and delivered by an Authorized Officer of the Borrower.

(b)                                                    Funding Notice.  Prior to the Closing Date, the Administrative Agent shall have received a Funding Notice meeting the requirements of Section 2.1.

(c)                                  The Acquisition.  The following transactions shall be consummated substantially simultaneously with the initial Credit Extensions on the Closing Date:

(i)                                     the Acquisition, in all material respects in accordance with the terms of the Acquisition Agreement, but without giving effect to any amendment, waiver or consent by the Borrower that is material and adverse to the interests of the Lenders without the consent of the Arrangers, such consent not to be unreasonably withheld, delayed or conditioned; provided that (x) any increase in the purchase price shall not be deemed to be materially adverse to the Lenders or the  Arrangers if it is solely funded by equity or internally-generated cash of the Borrower, and (y) any decrease in the purchase price shall be deemed not materially adverse to the Lenders or the Arrangers provided that such reduction of the purchase price is first allocated to a reduction in the amount to be funded under the Initial Tranche A Term Loan Commitment and thereafter allocated to a reduction in the amount to be funded under the Initial Tranche B Term Loan Commitment; and provided, further, that any modification, amendment, consent or waiver in respect of the definition of “Material Adverse Effect” shall be deemed to be material and adverse to the interests of the Lenders; and

(ii)                                  the issuance and sale of the Senior Notes.

(d)                                 Financial Statements.  (i)  The Arrangers shall have received (a) GAAP audited consolidated balance sheets and related statements of comprehensive income, changes in stockholders’ equity and cash flows of the Borrower for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date and (b) consolidated balance sheets and related statements of income, changes in equity and cash flows of the Borrower for each subsequent fiscal quarter (other than the fourth fiscal quarter of the Borrower’s fiscal year) ended at least 45 days prior to the Closing Date (and the corresponding period of the prior fiscal year). The Arrangers hereby acknowledge receipt of the financial statements in the foregoing clause (a) for the fiscal years of the Borrower ended June 30, 2015, June 30, 2014 and June 30, 2013.

(ii)                                  The Arrangers shall have received a pro forma consolidated balance sheet of the Borrower as of June 30, 2015 and a pro forma statement of operations and EBITDA for the twelve-month period ending on such balance sheet date, in each case adjusted to give effect to the Transactions, the other transactions related thereto and such other adjustments as are reflected in the agreed financial model and prepared in accordance with applicable disclosure requirements.

(iii)                               The Arrangers shall have received:  (a) audited consolidated financial statements of the Transferred Subsidiary, prepared in accordance with GAAP, which shall be comprised of (i) a consolidated statement of operations and comprehensive income, a consolidated statement of changes in stockholder’s equity and a consolidated statement of cash flows in respect of the fiscal years ended December 31, 2014, December 31, 2013 and December 31, 2012 and (ii) a consolidated balance sheet as of December 31, 2014 and December 31, 2013; and (b) unaudited condensed consolidated financial statements of the Transferred Subsidiary prepared in accordance with GAAP, which shall be comprised of (i) a condensed consolidated statement of operations and comprehensive income and a condensed consolidated statement of cash flows for the interim three, six or nine month period, as applicable, ended as of the last day of each fiscal quarter following December 31, 2014 ended at least forty-five days prior to the Closing Date and the comparable interim period ended as of the last day of the corresponding fiscal quarter(s) in the preceding fiscal year and (ii) a condensed consolidated balance sheet as of the last day of  each fiscal quarter following December 31, 2014 ended at least forty-five days prior to the Closing Date (which shall have been reviewed by the independent auditors for the Sellers as provided in the procedures specified by the American Institute of Certified Public Accountants in AU-C Section 930).  The Arrangers hereby acknowledge receipt of the financial statements in the forgoing clause (i) and, in respect of the fiscal quarters of the Transferred Subsidiary ended March 31, 2015 and June 30, 2015, in the foregoing clause (ii).

(e)                                  Fees.  All accrued and reasonable fees, costs and expenses (including legal fees and expenses and the fees and expenses of any other advisors) and other compensation due and payable to the Administrative Agent, the Arrangers and the Lenders shall have been paid to the extent due and payable and to the extent invoiced at least three Business Days prior to the Closing Date.

(f)                                   Solvency Certificate.  The Administrative Agent shall have received the Solvency Certificate duly executed by a Financial Officer of the Borrower.

(g)                                  Closing Deliverables.  Subject to the Limited Conditionality Provisions, the Administrative Agent shall have received a certificate of an Authorized Officer of each Credit Party listed on the signature pages hereto, dated the Closing Date and certifying:

(i)                                     that attached thereto is a true and complete copy of the Organizational Documents of such Credit Party, (1) in the case of a corporation or limited liability company, certified as of a recent date by the Secretary of State (or other similar official of the applicable Governmental Authority where such certification is available) of the jurisdiction of its organization or (2) otherwise certified by the Secretary or Assistant

Secretary or a director of such Credit Party or another Person duly authorized by the constituent documents of such Credit Party, in each case with a certification that such governing document has not been amended since the date of the last amendment disclosed pursuant to this subclause (g)(i);

(ii)                                  that attached thereto is a certificate as to the good standing (or equivalent document to the extent such concept or a similar concept exists under the laws of such jurisdiction) of such Credit Party as of a recent date from the Secretary of State (or other similar official of the jurisdiction of its organization, to the extent readily available in the relevant jurisdiction);

(iii)                               that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors or (in the case of a unanimous shareholder declaration) the shareholder, of such Credit Party authorizing (A) the Transactions and the execution, delivery and performance of the Credit Documents to which it is a party or any other document delivered in connection herewith and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (B) a named Person or persons to sign such Credit Documents and any documents to be delivered by such Credit Party pursuant thereto; and

(iv)                              as to the incumbency and specimen signature of each Authorized Officer executing the Credit Documents or any other document delivered in connection herewith on behalf of such Credit Party.

(h)                                 Legal Opinions.  The Arrangers shall have received:

(i)                                     a customary legal opinion of Debevoise & Plimpton LLP, New York counsel to the Borrower;

(ii)                                  a customary legal opinion of Fox Rothschild LLP, Pennsylvania and Delaware counsel to the Borrower;

(iii)                               a customary legal opinion of Taft Stettinius & Hollister LLP, Indiana counsel to the Borrower;

(iv)                              a customary legal opinion of Holland & Hart LLP, Wyoming counsel to the Borrower;

(i)                                     Pledged Equity Interests; Pledged Notes.  Subject to the Limited Conditionality Provisions and except as otherwise agreed by the Administrative Agent, the Administrative Agent shall have received (i) the certificates representing the Equity Interests pledged pursuant to the Pledge and Security Agreement (if such Equity Interests are certificated), together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note required to be delivered by the Credit Parties pursuant to the Pledge and Security Agreement endorsed in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(j)                                    Security Interests.  The Administrative Agent shall have received the results of a search of the UCC filings made with respect to the Credit Parties in the applicable jurisdictions for each Credit Party (subject to the Limited Conditionality Provisions) and copies of the financing statements (or similar documents, if any) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.2 or have been or will contemporaneously with the initial funding of the Loans on the Closing Date be released or terminated.  Subject to the Limited Conditionality Provisions, each document (including any UCC financing statement (or similar documents)) required by the Collateral Documents or reasonably requested by the Administrative Agent (subject to the terms of the Pledge and Security Agreement) to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation.

(k)                                 Know Your Customer and Other Required Information.  The Administrative Agent shall have received, no later than three Business Days prior to the Closing Date, all documentation and other information about the Credit Parties that is required by bank regulatory authorities under applicable “know your customer”, anti-terrorist financing, government sanction and anti-money laundering rules, guidelines, orders and regulations, including the U.S.A. PATRIOT Act and the Proceeds of Crime (Money Laundering) (collectively, “AML Legislation”) to the extent reasonable and customary and requested in writing by the Administrative Agent and the Arrangers at least seven days prior to the Closing Date.

(l)                                     No Material Adverse Effect.  Since June 30, 2015, there shall not have occurred any Material Adverse Effect.

(m)                             Indebtedness.  After giving effect to the Transactions and the other transactions contemplated hereby, the Borrower and the Restricted Subsidiaries shall not have any outstanding Indebtedness for borrowed money other than (i) the Obligations, (ii) the Senior Notes and (iii) other Indebtedness permitted under Section 6.1.  Prior to or substantially concurrently with the initial funding of the Loans, the Refinancing shall have occurred and all related guaranties and security interests will be terminated and released.

(n)                                 Officer’s Certificate as to Certain Representations and Warranties.  The Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects as of the Closing Date, except in the case of any Acquisition Agreement Representation or Specified Representation which expressly relates to a given date or period, in which case such representation and warranty shall be true and correct in all material respects as of the respective date or respective period, as the case may be (provided that, to the extent any Specified Representation is qualified by, or subject to, “materiality,” “material adverse effect” or similar language, (i) such qualification shall refer to the definition of “Material Adverse Effect” and (ii) the same shall be true and correct in all respects).  The Administrative Agent shall have received a closing certificate, signed by an Authorized Officer of the Borrower, dated the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent.

For purposes of determining whether the conditions specified in this Section 3.1 have been satisfied, by releasing its signature page hereto, the Administrative Agent and each Lender shall be deemed to have consented to, approved or accepted or waived, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or such Lender, as the case may be.

Notwithstanding the foregoing, including the requirements set forth in the definition of “Collateral and Guarantee Requirement”, to the extent any security interest in the Collateral (other than the creation and perfection of security interests (x) in any Collateral the security interest in which may be perfected by the filing of a UCC financing statement and (y) in capital stock with respect to which a lien may be perfected by the delivery of certificates evidencing Equity Interests (together with undated powers executed in blank) for the Borrower and wholly-owned Domestic Subsidiaries of the Borrower not Immaterial Subsidiaries) is not or cannot be provided or perfected on the Closing Date after Borrower’s use of commercially reasonable efforts to do so without undue burden or expense, then the provision of any such lien search and/or the perfection of security interests in such Collateral shall not constitute a condition precedent to the making of any Credit Extension on the Closing Date, but shall be required to be delivered and/or perfected within 90 days after the Closing Date (in each case, subject to extensions to be agreed upon by the Administrative Agent in its reasonable discretion).  The provisions in this paragraph are referred to as the “Limited Conditionality Provisions”.

3.2                               Conditions to Any Credit Extension After the Closing Date.  The obligation of each Lender to make any Loan or each L/C Issuer to issue any Letter of Credit, on any Credit Date (other than the Closing Date), are subject to the satisfaction (or waiver) of the following conditions precedent:

(a)                                 the Administrative Agent shall have received a fully executed and delivered Funding Notice or Letter of Credit Application, as the case may be;

(b)                                 after making the Credit Extensions requested on such Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect;

(c)                                  other than with respect to an Incremental Term Loan being made in connection with a Limited Condition Acquisition, as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and

(d)                                 other than with respect to an Incremental Term Loan being made in connection with a Limited Condition Acquisition, as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute a Default or an Event of Default.

SECTION 4.                                   REPRESENTATIONS AND WARRANTIES

In order to induce Agents, Lenders and L/C Issuers to enter into this Agreement and to make each Credit Extension to be made thereby, the Borrower, with respect to itself and each of its Restricted Subsidiaries, represents and warrants (other than on the Closing Date, with respect to Section 4.6) to each Agent, Lender and L/C Issuer that the following statements are true and correct:

4.1                               Organization; Powers.  Each of the Borrower and its Restricted Subsidiaries (a) is a limited liability company, corporation or partnership duly organized and validly existing under the laws of the jurisdiction of its organization, (b) is in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status to the extent such equivalent status exists under the laws of any foreign jurisdiction of organization) under the laws of its jurisdiction of organization and has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required and (d) has the power and authority to execute, deliver and perform its obligations under each of the Credit Documents to which it is a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder; except in each case referred to in clauses (b) and (c) where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.2                               Authorization.  The execution, delivery and performance by each of the Credit Parties of each of the Credit Documents to which it is a party and the borrowings hereunder (a) have been duly authorized by all corporate, stockholder or limited liability company or partnership or organizational action required to be obtained by such Credit Party and (b) will not (A) violate (i) any provision of applicable law, statute, rule or regulation, (ii) any provision of the certificate or articles of incorporation or other constitutive documents or by-laws of such Credit Party, (iii) any applicable order of any court or any rule, regulation or order of any Governmental Authority that has jurisdiction over such Credit Party or (iv) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which such Credit Party is a party or by which any of them or any of their property is or may be bound or (B) be in conflict with, result in a breach of or constitute a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (b)(A)(i) (other than with respect to the Borrower), (ii), (iii) or (iv) or (b)(B), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.3                               Enforceability.  The Credit Documents have been duly executed and delivered by each Credit Party that is a party thereto and constitute the legal, valid and binding obligations of such Credit Party and are enforceable against each such Credit Party in accordance with their respective terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) implied covenants of good faith and fair dealing.

4.4                               Governmental Approvals; Third-Party Consents.  No action, consent or approval of, registration or filing with or any other action by any Governmental Authority or third party is or will be required in connection with the Transactions, the perfection or maintenance of the Liens created under the Collateral Documents (other than Liens with respect to Intellectual Property, the perfection of which is addressed in Section 4.17(c)) or the exercise by any Agent or any Lender of its rights under the Credit Documents or the remedies in respect of the Collateral, except for (a) the filing of UCC and financing statements (or similar documents), (b) filings with the United States Patent and Trademark Office and the United States Copyright Office, (c) recordation of any mortgages, (d) such as have been made or obtained and are in full force and effect, (e) such other actions, consents and approvals with respect to which the failure to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (f) filings or other actions listed on Schedule 4.4.

4.5                               Financial Statements.  The financial statements referenced in Sections 3.1(d)(i) and (iii), together with the unqualified auditor’s reports thereon in the case of annual audited financial statements referred to therein, fairly present in all material respects the consolidated financial condition of Borrower as of the date thereof and its financial performance and cash flows for the periods covered thereby in accordance with GAAP, except as otherwise expressly noted therein.  The pro forma financial statements referenced in Section 3.1(d)(ii) have been properly computed and presented based on reasonable assumptions and appropriate adjustments to give effect to the Transactions.

4.6                               No Material Adverse Effect.  Since the Closing Date, there has been no event, development or circumstance that has had a Material Adverse Effect.

4.7                               Title to Properties.  Except as disclosed in Schedule 6.2, each of the Borrower and the Restricted Subsidiaries has valid fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its owned or leased material real properties and has valid title to its personal property and assets, except where the failure to have such title, interests or easements would not reasonably be expected to have, a Material Adverse Effect.  All such properties and assets fee-owned (or in jurisdictions where no fee-owned concept is applicable, owned) by any Credit Party are free and clear of Liens, other than (i) Liens and encumbrances permitted by Section 6.2, and (ii) licenses, sublicenses, covenants not to sue, releases or other rights under Intellectual Property granted to others in the ordinary course of business or in the reasonable business judgment of the Borrower or any of the Restricted Subsidiaries.

4.8                               Equity Interests and Ownership of Subsidiaries.

(a)                                 Schedule 4.8 sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each subsidiary of the Borrower and, as to each such subsidiary, the percentage of each class of Equity Interests owned by the Borrower or any such subsidiary.

(b)                                 As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of any of its Restricted Subsidiaries.

4.9                               Litigation; Compliance with Laws.

(a)                                 As of the Closing Date, except as set forth on Schedule 4.9, there are no actions, suits or proceedings at law or in equity or, to the knowledge of the Borrower, investigations by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Borrower, threatened in writing against the Borrower or its Restricted Subsidiaries:  (i) that involve any Credit Document or (ii) as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                                 None of the Borrower or its Restricted Subsidiaries or their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.10                        Federal Reserve Regulations.

(a)                                 None of the Borrower or any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b)                                 No part of the proceeds of any Loan will be used by the Credit Parties, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board of Governors, including Regulation U or Regulation X.

4.11                        Investment Company Act.  Neither the Borrower nor any of its Restricted Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

4.12                        Use of Proceeds.

(a)                                 The proceeds of the Revolving Loans will be used (1) on the Closing Date (x) to fund Transactions Costs in an amount not to exceed $5.0 million, and (y) to fund any original issue discount or upfront fees in connection with the “flex” provisions in the Fee Letter and (2) after the Closing Date, for any purpose not prohibited by this Agreement, including for working capital and general corporate purposes (including Permitted Acquisitions).

(b)                                 The Borrower shall use the proceeds of the Initial Tranche A Term Loans and the Initial Tranche B Term Loans made on the Closing Date (x) to pay, directly or indirectly, the consideration for the Acquisition, (y) to finance the Refinancing and (z) to fund the Transaction Costs.

4.13                        Tax Returns.  Except as would not reasonably be expected to have a Material Adverse Effect, each of the Borrower and its Restricted Subsidiaries (i) has timely filed or caused to be timely filed (after giving effect to all extensions) all Tax returns required to have been filed by it and each such Tax return is true and correct in all respects and (ii) has timely paid or caused to be timely paid all Taxes shown thereon to be due and payable by it and all other Taxes or assessments, except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.3 and for which the Borrower or its Restricted Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP.

4.14                        No Material Misstatements.

(a)                                 All written information (other than the Projections, estimates, forecasts, forward looking information and information of a general economic nature or general industry nature) (the “Information”) concerning the Borrower or any of its Restricted Subsidiaries (but as of the Closing Date, only to the knowledge of the Borrower with respect to any Restricted Subsidiary that was not a subsidiary of the Borrower prior to the Closing Date) or the Transactions (but only to the knowledge of the Borrower for all Information as it relates to the Sellers or the Target Assets), and otherwise furnished by or on behalf of the foregoing or their representatives and made available to any Lender or the Administrative Agent in connection with the Transactions for use in evaluating the Transactions or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects as of the date such Information was furnished to the Lenders and as of the Closing Date and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in any material respect in light of the circumstances under which such statements were made (after giving effect to all supplements and updates thereto delivered to the Arrangers prior to such time).

(b)                                 The Projections, estimates, forecasts and forward-looking information (collectively, “Forecasted Information”) (other than information of a general economic nature or general industry nature) furnished by or on behalf of the Borrower or its Restricted Subsidiaries and furnished to the Administrative Agent or Lenders have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made and at the time such Forecasted Information was furnished (it being understood that actual results may vary materially from such Forecasted Information) and as of the Closing Date, it being understood (A) that such Forecasted Information is as to future events and is not to be viewed as fact, that such Forecasted Information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries, that no assurance can be given that any particular projection, estimate or forecast included in the Forecasted Information will be realized and that actual results during the period or periods covered by any such Forecasted Information may differ significantly from the projected results and such differences may be material and that such Forecasted Information is not a guarantee of future financial performance and (B) that no representation is made with respect to information of a general economic or general industry nature.

4.15                        Employee Benefit Plans.  (i) The Borrower and each of its subsidiaries are in compliance with all applicable provisions and requirements of all applicable laws, rules and regulations with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, (ii) each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and, to the knowledge of the Borrower, nothing has occurred subsequent to the issuance of such determination letter which could cause such Employee Benefit Plan to lose its qualified status, (iii) no liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by the Borrower, any of its subsidiaries or any of their ERISA Affiliates, (iv) no ERISA Event has occurred or, to the knowledge of the Borrower, is reasonably expected to occur and (v) the Borrower, each of its subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan; in each case, except as would not reasonably be expected to result, in the aggregate, in a Material Adverse Effect.

4.16                        Environmental Matters.  Except as set forth on Schedule 4.16, neither the Borrower nor any of its Restricted Subsidiaries is subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim or any Hazardous Materials Activity that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.  To the knowledge of the Borrower and its subsidiaries, neither the Borrower nor any of its subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.  There are and, to each of the Borrower’s and its subsidiaries’ knowledge, have been no conditions, occurrences or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Borrower or any of its subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.  Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any facility, and none of the Borrower’s or any of its Restricted Subsidiaries’ operations involves the treatment, storage or disposal (“TSD”) of hazardous waste, such as could subject it to regulation as a TSD facility as defined under 40 C.F.R. Parts 260-270 or any state equivalent.  Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, both the Borrower and the Restricted Subsidiaries are, and for the past two years have been, in compliance with all Environmental Laws, and to the knowledge of the Borrower and each of its subsidiaries, future compliance with all requirements pursuant to or under Environmental Laws would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.  To the knowledge of the Borrower and each of its subsidiaries, no event or condition has occurred or is occurring with respect to the Borrower or any of its subsidiaries relating to any Environmental Law, any Release of Hazardous Materials or any Hazardous Materials Activity which individually or in the aggregate has had, or would reasonably be expected to have, a Material Adverse Effect.

4.17                        Collateral Documents.

(a)                                 Subject to laws affecting creditors’ rights generally, each Lien under each Collateral Document (other than the Pledge and Security Agreement) creates the Lien which it is expressed to create with the ranking and priority it is expressed to have over the property which it is expressed to apply, subject to the Permitted Liens.

(b)                                 The Pledge and Security Agreement is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.  In the case of the pledged collateral described in the Pledge and Security Agreement, when certificates or promissory notes, as applicable, representing such pledged collateral are delivered to the Collateral Agent or the Collateral Representative (as defined in the Intercreditor Agreement), and in the case of the other Collateral described therein (other than Intellectual Property), when financing statements and other filings specified therein are filed in the offices specified in the schedules to the Pledge and Security Agreement, the Collateral Agent (for the benefit of the Secured Parties) shall have a perfected Lien on, and security interest in, all right, title and interest of the Credit Parties in such Collateral (other than Intellectual Property, which is addressed in Section 4.17(c)) and, subject to Section 9-315 of the New York UCC (or any similar or equivalent legislation as in effect from time to time in the applicable jurisdiction), the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing UCC financing statements (or similar documents, if any), in each case prior and superior in right to the Lien of any other Person, except for Permitted Liens, to the extent any such Permitted Lien would have priority over the Liens in favor of the Collateral Agent pursuant to applicable law or any contract).

(c)                                  In the case of Collateral (described in the Pledge and Security Agreement) that consists of Intellectual Property, when the Pledge and Security Agreement or a short-form version thereof is properly filed in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in paragraph (b) of this Section 4.17, the Collateral Agent (for the benefit of the Secured Parties) shall have, solely if and to the extent that a Lien on and security interest in such Intellectual Property can be perfected by such filings in such offices, a fully perfected Lien on, and security interest in, all right, title and interest of the Credit Parties thereunder in all such Intellectual Property in the United States, in each case prior and superior in right to the Lien of any other Person (except for Permitted Liens, to the extent any such Permitted Lien would have priority over the Liens in favor of the Collateral Agent pursuant to applicable law or any contract) (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights and copyright applications applied for, acquired by or issued to the Grantors (as defined in the Pledge and Security Agreement) after the Closing Date).

Notwithstanding anything in this Agreement (including this Section 4.17) or in any other Credit Document to the contrary, no Credit Party makes any representation or warranty as to the effects of perfection or non-perfection or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law.

4.18                        Insurance.  Schedule 4.18 sets forth a true, complete and correct description of all material casualty and liability insurance maintained by the Borrower and its subsidiaries as of two Business Days prior to the Closing Date.  The Borrower and its Restricted Subsidiaries (after giving effect to all self-insurance) have insurance in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses of the same size and character as the business of the Borrower or the Restricted Subsidiary, as applicable, and, to the extent relevant, owning similar properties in localities where such Person operates.

4.19                        Solvency.  On the Closing Date, after giving effect to the consummation of the Transactions, including the making of the Loans hereunder and the issuance and sale of the Senior Notes, and after giving effect to the application of the proceeds of such Indebtedness under such Transactions:

(a)                                 the amount of the fair saleable value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, on a “going concern” basis exceeds the value of all liabilities of the Borrower and its Subsidiaries, on a consolidated basis, including contingent and other liabilities, as generally determined in accordance with applicable United States federal laws governing determinations of the insolvency of debtors;

(b)                                 the amount of the fair saleable value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, on a “going concern” basis exceeds the amount that will be required to pay the probable liabilities of the Borrower and its Subsidiaries, on a consolidated basis, on their existing debts (including contingent liabilities) as such debts become absolute and matured;

(c)                                  the Borrower and its subsidiaries, on a consolidated basis, do not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged; and

(d)                                 the Borrower and its subsidiaries, on a consolidated basis, will be able to pay their liabilities, including contingent and other liabilities, as they mature.

For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that could reasonably be expected to become an actual and matured liability.

4.20                        [Reserved].

4.21                        Intellectual Property.  Except as set forth on Schedule 4.21 or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) to the knowledge of the Borrower, none of the Borrower or its Restricted Subsidiaries, nor the operation of their respective businesses, is infringing, misappropriating or otherwise violating any Intellectual Property of any Person, (b) neither the Borrower nor any of its Restricted Subsidiaries has received any written notice that any claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened and (c) to the knowledge of the Borrower, no Person is infringing, misappropriating or violating any Intellectual Property owned by the Borrower or any of its Restricted Subsidiaries.

4.22                        Anti-Terrorism Laws.

(a)                                 No Credit Party is in material violation of any applicable law relating to Sanctions, terrorism or money laundering (“Anti-Terrorism Laws”), including, without limitation, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), the U.S.A. Patriot Act, the laws and regulations administered by OFAC, the Trading with the Enemy Act (12 U.S.C. §95), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the International Emergency Economic Powers Act (50 U.S.C. §§1701-1707).

(b)                                 Neither any Credit Party, nor any Restricted Subsidiary, nor, to their knowledge, any of their respective officers, directors, employees or agents, is any of the following:

(i)                                     a Prohibited Person or a Person controlled by, or acting for or on behalf of, any Person that is a Prohibited Person;

(ii)                                  a Person who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(iii)                               a Person who is located, incorporated, organized or ordinarily resident in a Sanctioned Jurisdiction.

(c)                                  The use of proceeds of the Loans and the Letters of Credit by the Borrower or any Restricted Subsidiary will not violate any Anti-Terrorism Laws or the FCPA.

4.23                        Foreign Corrupt Practices Act.  Neither any Credit Party nor any Restricted Subsidiary has paid, offered, promised to pay or authorized the payment of, directly or indirectly, any money or anything of value to any Foreign Official for the purpose of influencing any act or decision of such Foreign Official or of such Foreign Official’s Governmental Authority or to secure any improper advantage, for the purpose of obtaining or retaining business for or with, or directing business to, any Person, in each case in material violation of any applicable law in the jurisdictions in which it operates, including but not limited to the Foreign Corrupt Practices Act 1977, as amended (the “FCPA”).

4.24                        [Reserved].

4.25                        Undisclosed Liabilities.  The Borrower and the Restricted Subsidiaries have no material obligations or liabilities, matured or unmatured, fixed or contingent, other than (i) those set forth or adequately provided for in the financial statements delivered to the Administrative Agent pursuant to this Agreement, (ii) those incurred in the ordinary course of business and not required to be set forth in the financial statements under GAAP, (iii) those incurred in the ordinary course of business since the date of the most recently delivered balance sheet, (iv) those incurred in connection with the execution of this Agreement and (v) those that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.26                        Labor Matters.  As of the Closing Date, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) there are no strikes, lockouts, slowdowns or other labor disputes against any Credit Party, to the knowledge of any Authorized Officer of the Borrower, threatened, (b) the hours worked by and payments made to employees of the Credit Parties and the subsidiaries are not, to the knowledge of any Authorized Officer of the Borrower, in violation of the Fair Labor Standards Act or any other applicable Federal, state, provincial, territorial, local or foreign law dealing with such matters, (c) there is, to the knowledge of any Authorized Officer of the Borrower, no union organization activity and (d) all payments due from any Credit Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Credit Party or such Subsidiary to the extent required by GAAP, and each Credit Party has withheld and remitted all employee withholdings to be withheld or remitted by it and has made all employer contributions to be made by it, in each case pursuant to applicable law on account of employment insurance and employee income taxes and any other required payroll deduction.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any of the subsidiaries is a party or by the Borrower or any of the subsidiaries is bound.

SECTION 5.                                   AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that, so long as the Revolving Commitments have not been terminated and until the payment in full of the principal of and interest on each Loan, cancellation or expiration (without any pending drawing) of all Letters of Credit, and the payment in full of all fees and all other expenses or amounts payable under any Credit Document (other than amounts in respect of indemnification, expense reimbursement, yield protection or tax gross-up and other contingent obligations with respect to which no claim has been made), the Borrower shall perform, and shall cause its Restricted Subsidiaries to perform, all covenants in this Section 5.

5.1                               Existence; Material Properties.

(a)                                 Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under this Agreement, and maintain all rights and franchises, licenses and permits material to the conduct of its business, in each case, except where the failure to so maintain would not reasonably be expected to result in a Material Adverse Effect.

(b)                                 Do or cause to be done all things necessary to at all times maintain and preserve all material property necessary to the normal conduct of its business and keep such property in good repair, working order and condition (with ordinary wear and tear and any casualty or condemnation excepted), except where the failure to do so would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5.2                               Insurance.  Maintain casualty and liability insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations (after giving effect to any self-insurance) and, with respect to the Collateral, use commercially reasonable efforts to cause any material (i) property and property casualty insurance policies to be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement (or comparable provisions applicable in the relevant foreign jurisdiction) and (ii) liability policy to identify the Administrative Agent (on behalf of itself and the Secured Parties) as additional insured thereunder as its interest may appear, in each case in form and substance reasonably satisfactory to the Administrative Agent.  Without limiting the generality of the foregoing, the Borrower will maintain or cause to be maintained flood insurance with respect to each Flood Hazard Property that is subject to a mortgage that is located in a community that participates in the National Flood Insurance Program, in each case, in compliance with any applicable regulations of the Board of Directors, and to the extent required by applicable law.

5.3                               Payment of Obligations.  Pay and discharge promptly when due all obligations and liabilities (including, without limitation, Taxes imposed upon it or upon its income or profits or in respect of its property), before the same shall become delinquent or in default, as well as all lawful claims that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required (a) with respect to any such Tax so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and Borrower or the affected Restricted Subsidiary, as applicable, shall have set aside on its books adequate reserves to the extent required in accordance with GAAP with respect thereto, or (b) except to the extent failure to do so would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.  Timely file or cause to be timely filed (after giving effect to all extensions) all Tax returns required to be filed by it, except to the extent failure to do so would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

5.4                               Financial Statements, Reports, Etc.  Furnish to the Administrative Agent, who shall furnish to each Lender:

(a)                                 within 90 days after the end of each Fiscal Year (or such longer period as may be permitted by the SEC if the Borrower were then subject to the SEC reporting requirements as a non-accelerated flier), (i) a consolidated balance sheet and related statements of income and comprehensive income, changes in shareholders’ equity and cash flows showing the financial position of the Borrower and its subsidiaries as of the close of such Fiscal Year and their consolidated financial performance and cash flows for such year and setting forth in comparative form the corresponding figures for the prior Fiscal Year and (ii) a Narrative Report for such Fiscal Year, which consolidated balance sheet and related statements of income and comprehensive income, changes in shareholders’ equity and cash flows shall be audited by chartered professional accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not be qualified as to scope of audit or as to the status of the Borrower or any Material Subsidiary as a “going concern” (provided that such report may contain a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, if such qualification or exception is related solely to (i) an upcoming maturity date of any Indebtedness incurred in compliance with Section 6.1, (ii) any potential inability to satisfy any financial maintenance covenant included in any Indebtedness of the Borrower or its Subsidiaries on a future date in a future period or (iii) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary)) to the effect that such consolidated financial statements present fairly, in all material respects, the financial position and financial performance and cash flows of the Borrower and its subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the delivery or furnishing by the Borrower or any Parent Holding Company of an Annual Report on Form 10-K shall satisfy the requirements of this Section 5.4(a));

(b)                                 within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year (or such longer period as may be permitted by the SEC if the Borrower were then subject to the SEC reporting requirements as a non-accelerated flier), commencing with the Fiscal Quarter ending December 30, 2015, (i) a consolidated balance sheet and related statements of comprehensive income, changes in shareholders’ equity and cash flows showing the financial position of the Borrower and its subsidiaries as of the close of such Fiscal Quarter and their consolidated financial performance and cash flows for such Fiscal Quarter and the then-elapsed portion of the Fiscal Year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior Fiscal Year and (ii) a Narrative Report for such Fiscal Quarter, all of which shall be in reasonable detail and which consolidated balance sheet and related statements of income and comprehensive income, changes in shareholders’ equity and cash flows shall be certified by a Financial Officer of the Borrower on behalf of the Borrower as fairly presenting, in all material respects, the financial performance and cash flows of the Borrower and its subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the delivery or furnishing by the Borrower or any Parent Holding Company of a Quarterly Report on Form 10-Q shall satisfy the requirements of this Section 5.4(b));

(c)                                  within five Business Days of any delivery of financial statements under paragraph (a) or (b) of this Section 5.4, a Compliance Certificate of a Financial Officer of the Borrower (i) certifying that no Event of Default or Default has occurred that is then continuing, except as set forth therein, (ii) setting forth the calculation of the First Lien Net Leverage Ratio (calculated on a Pro Forma Basis) for the twelve-month period ending at the end of such fiscal period, (iii) setting forth the calculation of the Secured Net Leverage Ratio (calculated on a Pro Forma Basis) for the twelve-month period ending at the end of such fiscal period, and (iv) in connection with the financial statements delivered under Section 5.4(a) commencing with such delivery in connection with the fiscal year ending June 30, 2017, a certificate setting forth the calculation of Excess Cash Flow for the applicable Excess Cash Flow Period;

(d)                                 within 90 days after the beginning of each Fiscal Year, a consolidated annual budget for such Fiscal Year, including a description of underlying assumptions with respect thereto, which budget shall in each case be accompanied by the statement of a Financial Officer of the Borrower to the effect that such budget is based on assumptions believed by such Financial Officer to be reasonable as of the date of delivery thereof;

(e)                                  promptly, from time to time, such other customary information (which is readily available) regarding the operations, business affairs and financial condition of the Credit Parties and their Restricted Subsidiaries and their compliance with the terms of any Credit Document, in each case, as the Administrative Agent may reasonably request (for itself or on behalf of any Lender); and

(f)                                   promptly upon becoming aware of the occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Borrower, any of its subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened in writing by the Internal Revenue Service, the Department of Labor or the PBGC.

5.5                               Litigation and Other Notices.  Furnish to the Administrative Agent written notice (promptly after any Authorized Officer of the Borrower obtains actual knowledge thereof) of the following and which notice the Administrative Agent shall furnish to the Lenders:

(a)                                 any Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto; and

(b)                                 the filing or commencement of, or any written threat or written notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Borrower or any other Credit Party as to which an adverse determination is reasonably probable and that, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

5.6                               Compliance with Laws.  Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including, without limitation, ERISA, the FCPA and Anti-Terrorism Laws), except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.6 shall not apply to Environmental Laws, which are the subject of Section 5.10, or to laws related to Taxes, which are the subject of Section 5.3.

5.7                               Maintaining Records; Access to Properties and Inspections.  Maintain adequate books of record and account in a manner to allow financial statements to be prepared in conformity with GAAP consistently applied in respect of all material financial transactions and matters involving the material assets and business of the Borrower and its Restricted Subsidiaries, taken as a whole and, upon at least ten Business Days’ notice (or, if an Event of Default has occurred and is continuing, upon at least five Business Days’ notice), permit the Administrative Agent to visit and inspect the financial records and the properties of the Borrower and its Restricted Subsidiaries at reasonable times to be agreed during normal business hours, up to twice a year (or, if an Event of Default shall have occurred and be continuing, such visit and inspection may occur from time to time), subject to (i) reasonable requirements of confidentiality, including requirements imposed by law or by contract and (ii) the rights of tenants (to the extent the tenants are not the Borrower or any of its subsidiaries), if applicable.  The Borrower shall reimburse the Administrative Agent for its actual out-of-pocket costs incurred in connection with such visits or inspections following the occurrence and during the continuance of an Event of Default.

Notwithstanding anything to the contrary in Section 5.4(e) or in this Section 5.7, none of the Borrower or any Restricted Subsidiary will be required to disclose, or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or the Lenders (or their respective representatives) is prohibited by Law or any binding agreement, or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

5.8                               Lender Calls.  Following receipt by the Borrower of a written request by the Administrative Agent (which request may only be given by the Administrative Agent to the Borrower no later than 30 days following delivery of the annual financial statements pursuant to Section 5.4(a) or any quarterly financial statement pursuant to Section 5.4(b)), the Borrower shall hold an update call (which call shall take place within ten Business Days following the receipt of such notice, as selected by the Borrower or on such other date as may be agreed with the Administrative Agent) with a Financial Officer of the Borrower and the Lenders to discuss the financial position, financial performance and cash flows of the Borrower and its Restricted Subsidiaries for the period covered by the applicable financial statements; provided, however, if the Borrower is holding a conference call open to the public to discuss such results, the Borrower will not be required to hold a separate call for the Lenders.

5.9                               Use of Proceeds.

(a)                                 Use the proceeds of the Loans in the manner set forth in Section 4.12;

(b)                                 Ensure that no Credit Party will use the proceeds of the Loans or the Letters of Credit in violation of any Anti-Terrorism Law or the FCPA; and

(c)                                  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would entail a violation of Regulation T, Regulation U or Regulation X.

5.10                        Compliance with Environmental Laws.  Comply with all Environmental Laws applicable to its operations and properties, and comply with and obtain and renew all material permits, licenses and other approvals required pursuant to Environmental Law for its operations and properties, except, in each case with respect to this Section 5.10, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.11                        Further Assurances; Additional Security.

(a)                                 (i) As promptly as practicable, and in any event within the time periods after the Closing Date specified in Schedule 5.11 (or such later date as the Administrative Agent reasonably agrees to in writing), the Borrower shall deliver, or cause to be delivered, the documents or take the actions specified on Schedule 5.11 and (ii) after the Closing Date, the Borrower or any other Credit Party shall execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents and recordings of Liens in stock registries), that the Administrative Agent may reasonably request, to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Borrower, and provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.

(b)                                 If the Borrower or any Credit Party directly or indirectly acquires fee-owned real property after the Closing Date (with any fee-owned real property of (x) any Restricted Subsidiary that is acquired after the Closing Date and becomes a Credit Party, (y) any subsidiary that is designated a Restricted Subsidiary pursuant to a Subsidiary Redesignation and becomes a Credit Party and (z) any Immaterial Subsidiary that is designated a Material Subsidiary and becomes a Credit Party being deemed to have been acquired after the Closing Date) that has a fair market value of $7.5 million or more on an individual basis at the time of acquisition of fee ownership of such real property (i) notify the Administrative Agent and provide the Administrative Agent with a complete description of such property (including its legal description) reasonably promptly following the acquisition thereof; (ii) cause each such fee-owned real property to be subject to a Mortgage securing the Obligations within one-hundred twenty days of the date of such acquisition (or such longer period as may be agreed by the Administrative Agent), provided that the maximum amount of the Obligations secured thereby shall not exceed 115% of the fair market value of such fee-owned real property, plus, to the extent permitted by applicable law, collection costs, sums advanced for the payment of taxes, assessments, maintenance and repair charges, insurance premiums and any other costs incurred to protect the security encumbered thereby or the lien thereof, expenses incurred by the Administrative Agent by reason of any default by the Borrower or such Credit Party under the terms thereof, together with interest thereon, all of which amounts shall be secured thereby; (iii) obtain an irrevocable written commitment to issue a mortgagee’s title policy or marked up unconditional binder for such insurance dated as of the date the applicable Mortgage is recorded (or local equivalent lender’s title insurance policies for real property outside of the United States), with endorsements (including zoning endorsements where available) as reasonably requested by the Administrative Agent to the extent available at commercially reasonable rates (the “Mortgage Policies”); (iv)  to the extent reasonably requested by the Administrative Agent, obtain American Land Title Association/American Congress on Surveying and Mapping form surveys (or local equivalent) or deliver existing surveys together with affidavits of no-change to the title insurance company in lieu thereof, dated no more than thirty days before the date of their delivery to the Administrative Agent, certified to the Administrative Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Administrative Agent; (v) obtain customary opinions of local counsel to the applicable Credit Parties with respect to the enforceability and perfection of any such Mortgage in the states or provinces in which such fee-owned real properties are located; and (vi) if any such fee-owned real property is a Flood Hazard Property, provide to the Administrative Agent (A) the standard flood hazard determination form and (B) evidence of such flood insurance as may be required under applicable law and otherwise consistent with the requirements of Section 5.2 and naming the Administrative Agent as loss payee on behalf of the Secured Parties or evidence of such other insurance required by the Administrative Agent, acting reasonably.

(c)                                  If any additional subsidiary of the Borrower (other than an Excluded Subsidiary) is formed or acquired after the Closing Date, within thirty days after the date such subsidiary is formed or acquired (or such longer period as may be agreed by the Administrative Agent), notify the Administrative Agent and the Lenders thereof and, within sixty days after the date such subsidiary is formed or acquired (or such longer period as the Administrative Agent shall agree), cause the Collateral and Guarantee Requirement to be satisfied with respect to such subsidiary and with respect to any Equity Interest in or Indebtedness of such subsidiary owned by or on behalf of the Borrower or any other Credit Party, subject to paragraph (e) of this Section 5.11.

(d)                                 (i) In each case other than in connection with the Acquisition, furnish to the Administrative Agent within thirty days thereafter written notice of any change in (A) corporate or organization name, (B) organizational structure, or (C) organizational identification number (or equivalent) with respect to the Borrower and the other Credit Parties; provided that the Borrower shall not effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the UCC or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all Collateral (to the extent otherwise required hereunder) for the benefit of the applicable Secured Parties and (ii) promptly notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(e)                                  The Collateral and Guarantee Requirement and the other provisions of this Section 5.11 need not be satisfied with respect to any Excluded Property or any exclusions and carve-outs from the perfection requirements set forth in the Pledge and Security Agreement.

(f)                                   With respect to real property, no perfection steps shall be required by any means other than (1) solely with respect to any properties subject to any mortgages on fee-owned real property not excluded from the Collateral pursuant to this Agreement (“Required Mortgages”), fixture filings pursuant to the UCC in the applicable UCC filing office of the relevant jurisdiction in which such fee-owned real property is located and (2) the recording of Required Mortgages in the applicable county offices referred to in the foregoing clause (1); provided that the maximum amount of the Obligations secured by the Required Mortgages shall not exceed 115% of the fair market value of such fee-owned real property, plus, to the extent permitted by applicable law, collection costs, sums advanced for the payment of taxes, assessments, maintenance and repair charges, insurance premiums and any other costs incurred to protect the security encumbered thereby or the lien thereof, expenses incurred by the Administrative Agent by reason of any default by the Borrower or any Credit Party under the terms thereof, together with interest thereon, all of which amounts shall be secured thereby.

(g)                                  If at any time the Borrower becomes and remains a Subsidiary of any Parent Holding Company, cause each Parent Holding Company that directly holds Equity Interests of the Borrower to enter into a pledge agreement, in form and substance substantially similar to the Pledge and Security Agreement (which pledge agreement shall include, (x) a guarantee by such Parent Holding Company of the Obligations of each Person other than such Parent Holding Company pursuant to guarantee terms substantially similar to the guarantee terms in Section 7 of this Agreement and (y) a covenant restricting such Parent Holding Company from creating, incurring or permitting to exist any Lien on its Equity Interests of the Borrower other than Liens to secure any Indebtedness of the Borrower and/or any Guarantor permitted to be secured by the Collateral pursuant to Section 6.2 of this Agreement), and deliver to the Administrative Agent (or a designated bailee thereof) all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank, in each case within 30 days of each such Parent Holding Company acquiring such direct Equity Interests in the Borrower.

Notwithstanding anything to the contrary in this Agreement, the Pledge and Security Agreement or any other Credit Document, (x) the Administrative Agent may grant extensions of time for, or waive the requirements to obtain, the creation or perfection of security interests in, or the obtaining of title insurance and surveys with respect to, particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Credit Parties on such date) where it determines, in consultation with the Borrower, that the cost, burden or consequences (including adverse Tax consequences) of obtaining or perfecting a security interest in such assets is excessive in relation to the practical benefit afforded thereby; and (y) Liens required to be granted from time to time pursuant to the Collateral Documents shall be subject to exceptions and limitations set forth in the Collateral Documents and, to the extent appropriate in the applicable jurisdictions, as otherwise agreed between the Administrative Agent and the Borrower.

5.12                        Maintenance of Ratings.  Use commercially reasonable efforts to maintain at all times a credit rating by each of S&P and Moody’s in respect of the Initial Tranche A Term Loans and the Initial Tranche B Term Loans and a corporate rating by S&P and a corporate family rating by Moody’s for the Borrower, in each case with no requirement to maintain any specific minimum rating.

SECTION 6.                                   NEGATIVE COVENANTS

The Borrower covenants and agrees that, as long as the Revolving Commitments have not been terminated and until the payment in full of the principal of and interest on each Loan, the cancellation or expiration (without any pending drawing) of all Letters of Credit, and the payment in full of all fees and all other expenses or amounts payable under any Credit Document (other than amounts in respect of indemnification, expense reimbursement, yield protection or tax gross-up and other contingent obligations with respect to which no claim has been made), the Borrower shall perform, and shall cause each of its Restricted Subsidiaries to perform, all covenants in this Section 6.

None of the Borrower or any Restricted Subsidiary shall:

6.1                               Indebtedness.  Incur, create, assume, guarantee or permit to exist any Indebtedness, except:

(a)                                 Indebtedness existing on the Closing Date either (i) set forth on Schedule 6.1(a) or (ii) in an aggregate principal amount of less than $2.5 million, and, in each case, any Refinancing Indebtedness incurred to Refinance any such Indebtedness;

(b)                                 Indebtedness created hereunder or under the other Credit Documents, Refinancing Loans, Refinancing Equivalent Debt, Incremental Loans, Incremental Equivalent Debt, Indebtedness evidenced by Permitted Debt Exchange Notes, any Rollover Indebtedness and, in each case, any Refinancing Indebtedness incurred to Refinance any of the foregoing Indebtedness;

(c)                                  (i) Indebtedness of the Borrower or any Restricted Subsidiary which may be secured on a junior Lien basis with respect to the Liens securing the Obligations or be unsecured; provided that the Total Net Leverage Ratio (calculated on a Pro Forma Basis) as of the end of the most recent Test Period is not greater than 4.50:1.00; provided, further, that, in the case of any Indebtedness incurred under this clause (c), (1) such Indebtedness shall not mature prior to the Maturity Date of the Term Loans (other than an earlier maturity date for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date earlier than the Maturity Date of the Term Loans) or have a Weighted Average Life to Maturity less than the Weighted Average Life to Maturity of the Term Loans (other than a shorter Weighted Average Life to Maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for a shorter Weighted Average Life to Maturity than the maturity date of any Class of Term Loans), (2) such Indebtedness shall not have mandatory prepayment, redemption or offer to purchase events more onerous than those set forth in this Agreement unless such Indebtedness was incurred pursuant to an escrow or other similar arrangement (in which case such Indebtedness may be prepaid solely with the proceeds of such Indebtedness placed into escrow or other similar arrangements plus any other cash or Cash Equivalents deposited to cover interest, fees or premium which may be payable upon the termination of such escrow or other arrangement) or except to the extent applying to periods solely after the Latest Maturity Date of Loans outstanding hereunder (other than with respect to customary bridge financings, which may have such an earlier maturity date and which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which satisfies the requirements of the preceding clause (2)) and (3) Indebtedness incurred by a Restricted Subsidiary that is not a Guarantor, or that does not become, merge or consolidate with and into a Guarantor, shall not exceed (together with the aggregate amount incurred by Restricted Subsidiaries that are not Guarantors pursuant to Section 6.1(j)) the greater of $50.0 million and 2.85% of Consolidated Total Assets; and (ii) any Refinancing Indebtedness incurred in respect thereof;

(d)                                 the Senior Notes and any Refinancing Indebtedness incurred in respect thereof;

(e)                                  Indebtedness pursuant to Hedge Agreements not entered into for speculative purposes;

(f)                                   Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance pursuant to reimbursement or indemnification obligations to such Person, in each case, in the ordinary course of business; provided that, upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than sixty days following such incurrence;

(g)                                  Indebtedness of the Borrower to any Restricted Subsidiary and of any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary; provided that (i) any Indebtedness (including intercompany loans and other Investments constituting Indebtedness) owing by a Credit Party to a Restricted Subsidiary that is not a Credit Party and will not become a Credit Party in connection with the incurrence of such Indebtedness (or related Investment) shall be subordinated to the Obligations on terms substantially consistent with the subordination terms of the Intra-Group Subordination Agreement and (ii) the aggregate principal amount of such Indebtedness incurred pursuant to this subclause (g) by a Restricted Subsidiary that is not a Credit Party owing to a Credit Party and Investments by Credit Parties in Restricted Subsidiaries that are not Credit Parties and will not become a Credit Party in connection with the incurrence of such Investment pursuant to Section 6.3(l), outstanding shall not exceed in the aggregate the greater of (x) $35.0 million and (y) 2.00% of Consolidated Total Assets (provided that such limitation shall be not of any Indebtedness of a Credit Party owed to a non-Credit Party);

(h)                                 Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, including (i) those incurred to secure health, safety and environmental obligations and (ii) performance guarantees of suppliers, customers, franchisees and licensees of the Borrower and its Restricted Subsidiaries;

(i)                                     Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management treasury services in the ordinary course of business;

(j)                                    Indebtedness of the Borrower and the Restricted Subsidiaries (1) assumed or (2) incurred, in each case, in connection with Permitted Acquisitions or other Investments permitted pursuant to Section 6.3 at any time outstanding so long as (i) after giving effect to the assumption or incurrence of such Indebtedness and such Permitted Acquisition on a Pro Forma Basis as of the last day of the most recent Fiscal Quarter of the Borrower for which financial statements have been made available (or were required to be made available) pursuant to Section 5.4(a) or (b), the Total Net Leverage Ratio (calculated on a Pro Forma Basis) (x) does not exceed 5.00:1.00 or (y) would be equal to or less than such ratio immediately prior to such assumption or incurrence of Indebtedness and such Permitted Acquisition, (ii) such Indebtedness incurred by a Restricted Subsidiary that is not a Guarantor, or does not become, merge or consolidate with and into a Guarantor, outstanding does not exceed (together with the aggregate amount incurred by Restricted Subsidiaries that are not Guarantors pursuant to Section 6.1(c) above) the greater of $50.0 million and 2.85% of Consolidated Total Assets, (iii) such Indebtedness, if incurred pursuant to clause (2), does not mature prior to the Maturity Date of the Term Loans (other than an earlier maturity date for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date earlier than the Maturity Date of the Term Loans) or have a Weighted Average Life to Maturity less than the Weighted Average Life to Maturity of the Term Loans (other than a shorter Weighted Average Life to Maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for a shorter Weighted Average Life to Maturity than the maturity date of any Class of Term Loans), (iv) such Indebtedness, if incurred pursuant to clause (2), does not have mandatory prepayment, redemption or offer to purchase events more onerous than those set forth in this Agreement unless such Indebtedness was incurred pursuant to an escrow or other similar arrangement or except to the extent applying to periods solely after the Latest Maturity Date of Loans outstanding hereunder (other than with respect to customary bridge financings, which may have such an earlier maturity date and which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which satisfies the requirements of the preceding clause (iii) earlier maturity date earlier than the Latest Term Loan Maturity Date) and (v) any “assumed” Indebtedness was not incurred in contemplation of such transaction;

(k)                                 Capital Lease Obligations and other Indebtedness incurred to finance the acquisition, installations, repairs, improvement and removal of fixed or capital assets in an aggregate outstanding principal amount not to exceed, at the time of incurrence of such Indebtedness (and after giving effect thereto), the greater of (i) $50.0 million and (ii) 2.85% of Consolidated Total Assets;

(l)                                     guarantees (i) by the Borrower or any Credit Party of any Indebtedness of the Borrower or any Credit Party permitted to be incurred under this Agreement, (ii) by the Borrower or any Credit Party of Indebtedness otherwise permitted hereunder of any Restricted Subsidiary that is not a Credit Party to the extent such guarantees are permitted by Section 6.3 and (iii) by any Restricted Subsidiary of the Borrower that is not a Credit Party of Indebtedness of another Restricted Subsidiary of the Borrower that is not a Credit Party permitted to be incurred under this Agreement; provided that guarantees by the Borrower or any Credit Party under this Section 6.1(l) of any other Indebtedness of a Person that is subordinated to other Indebtedness of such Person shall be expressly subordinated to the Obligations on terms not less favorable to the Lenders than the subordination terms applicable to such other Indebtedness;

(m)                             Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations (including contingent earn-out obligations), in each case, incurred or assumed in connection, and substantially simultaneously with, or prior to and for the purpose of consummating, any Permitted Acquisition or other Investment or the disposition of any business, assets or a subsidiary not prohibited by this Agreement, other than guarantees of Indebtedness for borrowed money incurred for the purpose of financing such Permitted Acquisition or other Investment or the acquisition of such business, assets or subsidiary;

(n)                                 Indebtedness arising pursuant to appeal bonds or similar instruments required in connection with judgments that do not constitute an Event of Default under Section 8.1(i);

(o)                                 Indebtedness consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(p)                                 all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in subclauses (a) through (o) above and subclauses (q) through (z) below;

(q)                                 Indebtedness of the Borrower and the Restricted Subsidiaries incurred under overdraft facilities (including, but not limited to, intraday, automated clearing house and purchasing card services) extended by one or more financial institutions and established for the Borrower’s and the Restricted Subsidiaries’ ordinary course of operations;

(r)                                    Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness), in each case, incurred in the ordinary course of business;

(s)                                   unsecured Indebtedness in respect of obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services incurred in the ordinary course of business and not in connection with the borrowing of money or any Hedge Agreements;

(t)                                    Indebtedness representing deferred compensation to employees, directors or consultants incurred in the ordinary course of business;

(u)                                 Indebtedness consisting of promissory notes issued to current or former officers, directors and employees, or their respective estates or family members, in each case, to finance the purchase or redemption of Equity Interests of the Borrower or of any Parent Holding Company permitted by Section 6.3;

(v)                                 Indebtedness consisting of obligations under deferred compensation or other similar arrangements incurred by such Person in connection with Permitted Acquisitions or any other Investment permitted hereunder;

(w)                               guarantees incurred in the ordinary course of business by the Borrower or any Restricted Subsidiary and not in respect of Indebtedness for borrowed money;

(x)                                 Indebtedness in an aggregate amount equal to 100% of the net cash proceeds received by the Borrower from the issuance or sale of its Equity Interests (other than Disqualified Stock) after the Closing Date excluding (x) any Equity Interests issued or capital contribution made on or prior to the Closing Date and (y) the proceeds of a Specified Equity Contribution; provided that, the amount of such proceeds or capital contribution shall not count toward Cumulative Credit;

(y)                                 Indebtedness existing under and in accordance with the terms of the Acquisition Agreement, as in effect on the date hereof; and

(z)                                  other Indebtedness in an aggregate principal amount outstanding not to exceed the greater of (x) $100.0 million and (y) 5.75% of Consolidated Total Assets.

For purposes of determining compliance with this Section 6.1, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness described in Section 6.1(a) and (d) through (z) but may be permitted in part under any combination thereof and (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness described in Sections 6.1(a) and (d) through (z), the Borrower shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.1 and will only be required to include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses and such item of Indebtedness shall be treated as having been incurred or existing pursuant to only one of such clauses; provided, however, that no such reclassification or division shall be permitted with respect to any Indebtedness incurred pursuant to Section 6.1(b) or (c).  In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.

6.2                               Liens.  Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any Person, including any subsidiary) at the time owned by it or on any income or revenues or rights in respect of any thereof, except:

(a)                                 (i) Liens described in Schedule 6.2 and any modifications, replacements, renewals or extensions thereof and (ii) Liens existing on the Closing Date securing property or assets having a fair market value (as determined by the Borrower in good faith which determination shall be conclusive) not to exceed $5.0 million in the aggregate and, in each case, any modifications, replacements, renewals or extensions thereof;

(b)                                 any Lien created under the Credit Documents (including, without limitation, Liens created under the Collateral Documents securing obligations in respect of Hedge Agreements and Cash Management Agreements to the extent such obligations constitute Obligations secured pursuant to the Collateral Documents), any Lien created under the definitive documentation evidencing any other Indebtedness permitted under Section 6.1(b), and any Lien securing Refinancing Loans, Refinancing Equivalent Debt, Incremental Loans, Incremental Equivalent Debt, Indebtedness evidenced by Permitted Debt Exchange Notes, any Rollover Indebtedness and any Refinancing Indebtedness incurred to Refinance any of the foregoing Indebtedness;

(c)                                  any Lien securing Indebtedness permitted by Section 6.1(q) or Refinancing Indebtedness in respect thereof;

(d)                                 Liens securing Indebtedness permitted pursuant to Section 6.1(c); provided that (i) such Liens rank junior to the Liens on the Collateral securing the Obligations (but may not be secured by any assets that are not Collateral) and (ii) the beneficiaries thereof (or an agent on their behalf) shall have entered into an Intercreditor Agreement or customary intercreditor arrangements reasonably satisfactory to the Administrative Agent (it being understood that any such intercreditor agreement that is substantially similar to the Intercreditor Agreements shall be reasonably satisfactory);

(e)                                  Indebtedness permitted by Section 6.1(j)(1) may be secured by Liens on the newly acquired assets or assets of the newly acquired Subsidiary; provided that such Indebtedness was not created in contemplation of the acquisition of such assets or subsidiary by the Borrower or any Restricted Subsidiary;

(f)                                   Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.3;

(g)                                  Liens imposed by law (including landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens) arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any Restricted Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(h)                                 (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance;

(i)                                     deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with public utilities, customs duties, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred by the Borrower or any Restricted Subsidiary in the ordinary course of business that do not materially and adversely affect the conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(j)                                    zoning restrictions, survey exceptions and such matters as an accurate survey would disclose, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way covenants, conditions, restrictions and declarations on or agreements with respect to the use of real property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that, in the aggregate, do not interfere in any material respect with the business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(k)                                 Liens securing Indebtedness permitted to be incurred pursuant to any Sale and Lease-Back Transactions so long as such liens attach only to the property to which such Indebtedness relates (or accessions to such property and proceeds thereof);

(l)                                     Liens securing judgments that do not constitute an Event of Default under Section 8.1(i);

(m)                             Liens in favor of the Borrower or any Restricted Subsidiary;

(n)                                 Liens on property existing at the time of a Permitted Acquisition thereof by the Borrower or any Restricted Subsidiary of the Borrower; provided that such Liens were not incurred in contemplation of or in connection with such Permitted Acquisition and do not extend to any property other than the property so acquired by the Borrower or the Restricted Subsidiary;

(o)                                 [Reserved];

(p)                                 any interest or title of a lessor or sublessor under any leases or subleases entered into by the Borrower or any Restricted Subsidiary, licenses or sublicenses granted to or from others in the ordinary course of business;

(q)                                 Liens that are contractual rights of set-off, off-set or recourse to account balances (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts or cash pooling arrangements (including with respect to any joint and several liability provisions in relation thereto) of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries, (iii) relating to debit card or other payment services or (iv) relating to purchase orders and other agreements (other than Indebtedness for borrowed money) entered into with customers in the ordinary course of business;

(r)                                    Liens arising by virtue of any statutory or common law provisions or similar provisions applicable in foreign jurisdictions relating to banker’s liens, rights of set-off or similar rights;

(s)                                   Liens securing obligations in respect of trade-related letters of credit, trade-related bank guarantees or similar trade-related obligations permitted under Section 6.1(r) and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit, bank guarantees or similar obligations and the proceeds and products thereof;

(t)                                    leases or subleases, licenses or sublicenses granted to or from others in the ordinary course of business and not interfering in any material and adverse respect with the business of the Borrower and Restricted Subsidiaries, taken as a whole;

(u)                                 Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(v)                                 Liens on the assets of a subsidiary of the Borrower that is not a Credit Party that secure obligations of subsidiaries of the Borrower that are not Credit Parties permitted to be incurred under Section 6.1;

(w)                               set-off and early termination rights under Hedge Agreements;

(x)                                 (i) Liens solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder and (ii) Liens on the proceeds of Indebtedness in favor of the lenders or holders of such Indebtedness and their agents or representatives pending the application of such proceeds to a Permitted Acquisition or other Investment permitted hereunder or any refinancing;

(y)                                 Liens arising out of consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(z)                                  Liens securing insurance premium financing arrangements, provided that such Liens are limited to the applicable unearned insurance premiums;

(aa)                          Liens securing Hedge Agreements and submitted for clearing in accordance with applicable law;

(bb)                          Liens arising from precautionary UCC financing statements or similar or analogous financing statements in any jurisdiction;

(cc)                            Liens arising from the right of distress enjoyed by landlords or lessors or Liens otherwise granted to landlords or lessors, in either case, to secure the payment of arrears of rent in respect of leased properties;

(dd)                          (i) other Liens so long as, after giving effect to any such Lien and the incurrence of any Indebtedness incurred at the time such Lien is created, or incurred, on a Pro Forma Basis, the First Lien Net Leverage Ratio (when tested for purposes of the incurrence of such Lien) does not exceed 2.50:1.00 (it being understood that for purposes of calculating the First Lien Leverage Ratio solely for purposes of this clause (dd), any Indebtedness secured by a Lien pursuant to this clause (dd) and in each case any Refinancing Indebtedness thereof incurred pursuant to subclause (ii) of this clause (dd) shall, in each case, be treated as if such amount is Consolidated Total Debt of the type included in clause (i) of the definition of “First Lien Net Leverage Ratio”, regardless of whether such amount is actually secured on such a basis); provided that, if such Liens are on the Collateral, such Liens shall, if secured on a pari passu basis, be subject to an Intercreditor Agreement or, if secured on a junior basis with respect to the Obligations, be subject to an Intercreditor Agreement or customary intercreditor arrangements reasonably satisfactory to the Administrative Agent (it being understood that any such intercreditor agreement that is substantially similar to the Intercreditor Agreements shall be reasonably satisfactory) and (ii) Liens in connection with any Refinancing Indebtedness in respect of Indebtedness secured pursuant to the preceding clause (i);

(ee)                            deemed trusts or other Liens that are unregistered and that secure amounts that are not yet due and payable and delinquent in respect of unpaid wages, vacation pay,

employee or non-resident withholding tax source deductions, goods and services taxes, sales taxes, harmonized sales taxes, municipal taxes, workers’ compensation, unemployment insurance, pension fund obligations and realty taxes;

(ff)                              Liens on Equity Interests of any joint venture or Unrestricted Subsidiary (i) securing obligations of such joint venture or Unrestricted Subsidiary, as the case may be, or (ii) pursuant to the relevant joint venture agreement or arrangement;

(gg)                            Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (iii) of the definition thereof;

(hh)                          Liens securing the Borrower’s or its subsidiaries’ obligations in relation to corporate aircraft, including rights under any lease, sublease, charter, management, operating, crew, service, repair, maintenance, storage or other agreement relating to the aircraft, rights in the aircraft and any parts, accessions and accessories thereto, rights under insurance policies and security deposits and rights in income derived from and proceeds of any of the foregoing, in the ordinary course;

(ii)                                  Liens securing obligations under any Secured Hedge Agreements or Secured Cash Management Agreements;

(jj)                                Liens (other than liens securing Indebtedness for borrowed money) that are customary in the operation of the business of the Borrower or any of its Restricted Subsidiaries;

(kk)                          licenses, sublicenses, covenants not to sue, releases or other rights under Intellectual Property granted to or from others (including in connection with distribution, license and supply agreements) in the ordinary course of business or in the reasonable business judgment of the Borrower or any of the Restricted Subsidiaries;

(ll)                                  Liens securing Indebtedness permitted to be incurred pursuant to Section 6.1(k); provided that (i) such Liens attach concurrently with or within 270 days after the acquisition, installation, repair or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness (or the Indebtedness which such Indebtedness refinanced (including successive refinancings)), replacements thereof and additions and accessions to such property, the proceeds and the products thereof, customary security deposits and insurance and (iii) with respect to Capital Lease Obligations, such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof, customary security deposits and insurance) other than the assets subject to such Capital Lease Obligations; provided, further, that individual financings of equipment provided by one creditor may be cross-collateralized to other financings of equipment provided by such creditor; and

(mm)                  Liens securing Indebtedness or other obligations in an aggregate principal or other amount outstanding at any time not exceeding the greater of (x) $100.0 million and (y) 5.75% of Consolidated Total Assets.

For purposes of determining compliance with this Section 6.2 and subject to the immediately following proviso, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens described in Sections 6.2(a) through 6.2(mm) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described in Sections 6.2(a) through 6.2(mm), the Borrower shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the above clauses and such Lien securing such item of Indebtedness will be treated as being incurred or existing pursuant to only one of such clauses; provided, however, that no such reclassification or division shall be permitted with respect to any Liens incurred pursuant to Section 6.2(b).  In addition, with respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.

Any reference in any of the Credit Documents to a permitted Lien described in this Section 6.2 is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Credit Documents to any such permitted Lien.

6.3                               Investments, Loans and Advances.  Make or acquire an Investment except:

(a)                                 Investments in joint ventures not to exceed in the aggregate $100.0 million at any one time outstanding;

(b)                                 Investments by the Borrower or any Restricted Subsidiary in the Borrower or any Restricted Subsidiary made for tax planning and reorganization purposes, so long as the value of the Collateral after giving Pro Forma Effect to such Investments, taken as a whole, is not materially impaired (as reasonably determined by the Borrower, which determination shall be conclusive);

(c)                                  Cash Equivalents and Investments that were Cash Equivalents when made;

(d)                                 Investments arising out of the receipt by the Borrower or any Restricted Subsidiary of non-cash consideration for the sale or other disposition of assets permitted under Section 6.4;

(e)                                  loans and advances to officers, directors, employees or consultants of the Borrower or any Restricted Subsidiary (i) not to exceed in the aggregate $10.0 million at any time outstanding, (ii) for reasonable and customary business and related travel, entertainment, relocation and analogous ordinary business purposes, or (iii) in respect of payroll payments and expenses in the ordinary course of business;

(f)                                   accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and any prepayments and other credits to suppliers made in the ordinary course of business;

(g)                                  Hedge Agreements not entered into for speculative purposes;

(h)                                 Investments existing on, or contractually committed as of, the Closing Date and set forth on Schedule 6.3(h);

(i)                                     Investments resulting from pledges and deposits referred to in Sections 6.2(h), (i), (x), (z), (cc) and (gg);

(j)                                    repurchases of Junior Financing permitted pursuant to Section 6.8(a)(1);

(k)                                 Investments constituting Permitted Acquisitions;

(l)                                     Investments of the Borrower in any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary in connection and substantially concurrently with such Investment and of any Restricted Subsidiary in the Borrower or in any other Restricted Subsidiary or any entity that becomes a Restricted Subsidiary in connection and substantially concurrently with such Investment; provided that the aggregate principal amount of such Investments (including intercompany loans and other Investments) made pursuant to this Section 6.3(l) by Credit Parties in Restricted Subsidiaries that are not Credit Parties and will not become a Credit Party in connection with the incurrence of such Investment, when aggregated with Indebtedness incurred by Restricted Subsidiaries that are not Credit Parties owing to a Credit Party pursuant to Section 6.1(g)(ii) and acquisitions of Persons that do not become Credit Parties pursuant to Section 6.3(k), outstanding shall not exceed the greater of (x) $100 million and (y) 8.50% of Consolidated Total Assets;

(m)                             the Transactions;

(n)                                 Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers, distributors and suppliers, or Investments acquired by the Borrower or any Restricted Subsidiary as a result of a foreclosure by the Borrower or any of the Restricted Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(o)                                 Investments of a Restricted Subsidiary acquired after the Closing Date or of an entity merged into, or amalgamated or consolidated with, the Borrower or merged into or amalgamated or consolidated with a Restricted Subsidiary in accordance with Section 6.4 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence or had been committed to be made on the date of such acquisition, merger or consolidation;

(p)                                 Investments in exchange for Equity Interests of the Borrower or of any Parent Holding Company;

(q)                                 guarantees by the Borrower or any Restricted Subsidiary of obligations that do not constitute Indebtedness and are not otherwise prohibited hereunder, in each case, entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(r)                                    Investments consisting of the redemption, purchase, repurchase or retirement of any Equity Interests permitted under Section 6.5; provided that any such Investments shall constitute a utilization of the applicable provision or provisions (without double counting) under Section 6.5;

(s)                                   Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers and foreign law equivalent interests;

(t)                                    advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Borrower or any Restricted Subsidiary;

(u)                                 Investments by the Borrower or any Restricted Subsidiaries, if the Borrower or any Restricted Subsidiary would otherwise be permitted to make a Restricted Payment in such amount (provided that the amount of any such Investment shall also be deemed to be a Restricted Payment under the appropriate clause of Section 6.5 for all purposes of this Agreement);

(v)                                 acquisitions by any Credit Party of Investments evidencing obligations owed by one or more officers or other employees of the Borrower, such Credit Party or its subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of the Borrower or of any Parent Holding Company, so long as no cash is actually advanced in connection with the acquisition of any such obligations;

(w)                               guarantees permitted under Section 6.1 (except to the extent such guarantee is expressly subject to this Section 6.3);

(x)                                 Investments consisting of the licensing, sublicensing, covenants not to sue, releases or other rights under Intellectual Property (including in connection with distribution, license and supply agreements) in the ordinary course of business or in the reasonable business judgment of the Borrower or the Restricted Subsidiaries;

(y)                                 Investments consisting of purchases and acquisitions of inventory, supplies, goods, materials and equipment or purchases of contract rights or leases, in each case, in the ordinary course of business;

(z)                                  Investments consisting of purchases and acquisitions of Intellectual Property in the ordinary course of business or in the reasonable business judgment of the Borrower or the Restricted Subsidiaries;

(aa)                          Investments in assets useful in the business of the Borrower and any of its Restricted Subsidiaries made with the proceeds of any Reinvestment Deferred Amount or Below Threshold Asset Sale Proceeds; provided that if the underlying Asset Sale or Casualty Event was with respect to the Borrower or a Guarantor, then such Investment shall be consummated by the Borrower or a Guarantor;

(bb)                          Investments in the Term Loans and other permitted Indebtedness of the Borrower and its Restricted Subsidiaries, in the case of Term Loans, solely consummated in accordance with the terms and conditions set forth in Section 10.4(o) hereof; provided that the aggregate principal amount of such Investments made pursuant to this Section 6.3(bb) by Credit Parties in Restricted Subsidiaries that are not Credit Parties, shall not exceed the greater of (x) $25.0 million and (y) 1.45% of Consolidated Total Assets.

(cc)                            other Investments by the Borrower or any Restricted Subsidiary; provided that, after giving effect to such Investment, the aggregate amount of all Investments outstanding pursuant to this paragraph (cc) (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof, but giving effect to an return or distribution of capital or repayments of principal in respect thereof) shall not exceed the greater of (x) $125.0 million and (y) 8.50% of Consolidated Total Assets;

(dd)                          so long as no Event of Default has occurred and is continuing, Investments made with any portion of the Cumulative Credit;

(ee)                            any Investments; provided that (A) the Total Net Leverage Ratio (calculated on a Pro Forma Basis) shall not exceed 2.75:1.00 and (B) no Specified Event of Default shall exist after giving effect to such Investment; and

(ff)                              payments under and pursuant to the Acquisition Agreement, as in effect on the date hereof.

For purposes of determining compliance with this Section 6.3 and subject to the immediately following proviso, (A) Investments need not be permitted solely by reference to one category of permitted Indebtedness described in Sections 6.3(a) through (ff) but may be permitted in part under any combination thereof and (B) in the event that an Investment (or any portion thereof) meets the criteria of one or more of the categories of permitted Investments described in Sections 6.3(a) through (ff), the Borrower shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Investment (or any portion thereof) in any manner that complies with this Section 6.3 and will only be required to include the amount and type of such Investment (or any portion thereof) in one of the above clauses and such Investment shall be treated as having been made or existing pursuant to only one of such clauses; provided, however, that no such reclassification shall be permitted with respect to any Investment made pursuant to Section 6.3(dd).

6.4                               Mergers, Consolidations and Sales of Assets.  Merge into or consolidate, amalgamate or liquidate, wind up or dissolve themselves (or suffer any liquidation or dissolution), or convey, sell, lease or sublease (as lessor or sub-lessor), transfer or otherwise dispose of, in a single transaction or in a related series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, to or in favor of any Person, except:

(a)                                 any Restricted Subsidiary that is not a Guarantor may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Guarantor;

(b)                                 any Restricted Subsidiary (or any other Person) may merge, amalgamate or consolidate with (i) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction in any State of the United States of America); provided that the Borrower shall be the continuing or surviving Person or the surviving Person (which shall be a Person incorporated or organized in any State of the United States of America or the District of Columbia) shall expressly assume the obligations of the Borrower pursuant to documents reasonably acceptable to the Administrative Agent or (ii) any one or more other Restricted Subsidiaries; provided that when any Guarantor is merging with another Restricted Subsidiary that is not a Credit Party, either (x) such Credit Party shall be the continuing or surviving Person or the continuing or surviving Person shall be or become a Credit Party or (y) such transaction shall be treated as an Investment and shall comply with Section 6.3;

(c)                                  sales or other dispositions among the Borrower and its Restricted Subsidiaries or by and among Restricted Subsidiaries (upon voluntary liquidation or otherwise); provided that any such sale or disposition by a Credit Party to a Person that is not a Credit Party shall be (i) for fair market value (as determined by the Borrower, on the date a legally binding commitment for such sale or disposition was entered into, in good faith which determination shall be conclusive) or (ii) treated as an Investment and otherwise made in compliance with Section 6.3 (other than Sections 6.3(d) and (o));

(d)                                 (x) the liquidation or dissolution of any Restricted Subsidiary or change in form of entity of any Restricted Subsidiary if (A) the Borrower determines in good faith that such liquidation, dissolution or change in form is (1) in the best interests of the Borrower and its Restricted Subsidiaries, taken as a whole, and (2) if such dissolved or liquidated Restricted Subsidiary is a Guarantor, then, unless otherwise permitted hereunder, either the Borrower or a Restricted Subsidiary that is a Guarantor receives any assets of such dissolved or liquidated Restricted Subsidiary; provided that in the case of a dissolution or liquidation of a Credit Party that results in a distribution of assets to a subsidiary that is not a Credit Party, such distribution shall be treated as an Investment and shall be permitted under Section 6.3 and (y) any merger, amalgamation, dissolution, liquidation or consolidation, the purpose of which is to effect (A) a sale or disposition otherwise permitted under this Section 6.4 (other than Sections 6.4(b) or Section 6.4(d)); provided further, that in the case of a change in the form of entity of any Restricted Subsidiary that is a Credit Party, after such change, the security interests of the Collateral Agent and the Secured Parties in the Collateral of such Credit Party shall remain in full force and effect and be perfected to the same extent as prior to such change or (B) an Investment permitted under Section 6.3;

(e)                                  (x) sales or leases of inventory in the ordinary course of business, (y) the leasing or subleasing of real property in the ordinary course of business and (z) leases, subleases, assignments, licenses, cross-licenses and sublicenses of assets in the ordinary course of business to third persons not interfering in any material respect with the business of the Borrower or any of its Restricted Subsidiaries and otherwise in accordance with the provisions of this Agreement, including charters related to corporate aircraft leases;

(f)                                   disposals of surplus, obsolete, damaged, used or worn out property or other property that is no longer useful;

(g)                                  dispositions of Cash Equivalents;

(h)                                 dispositions, mergers, amalgamations, consolidations or conveyances that constitute Liens permitted by Section 6.2, Investments permitted pursuant to Section 6.3 or Restricted Payments permitted by Section 6.5;

(i)                                     sales or other dispositions of any assets of the Borrower or any Restricted Subsidiary for fair market value (determined by the Borrower, on the date the legally binding commitment for such sale or disposition was entered into, in good faith, which determination shall be conclusive); provided that at least 75% of the consideration (as determined on the date the legally binding commitment for such sale or disposition was entered into) for such sale or disposition shall consist of cash and Cash Equivalents (provided that for purposes of the 75% consideration requirement (x) any liabilities, as shown on the most recent consolidated balance sheet of the Borrower or any Restricted Subsidiary (other than Indebtedness or other liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee of any such assets pursuant to a customary assignment and assumption agreement that releases the Borrower or such Restricted Subsidiary from further liability, (y) any securities, notes, Equity Interests or other obligations received by the Borrower or any such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash within 180 days of their receipt to the extent of the cash received in that conversion, and (z) any Designated Non-Cash Consideration received by the Borrower or any such Restricted Subsidiary in such sale or other disposition having an aggregate fair market value (determined on the date of determination by the Borrower, on the date a legally binding commitment for the relevant sale or disposition (or, if later, for the payment of such item) was entered into, in good faith, which determination shall be conclusive), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (z) that is at that time outstanding, not to exceed 3.00% of Consolidated Total Assets, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time each applicable agreement was entered into without giving effect to subsequent changes in value, in each case, shall be deemed to be Cash Equivalents);

(j)                                    to the extent that (i) the relevant property or assets are exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant sale or disposition are promptly applied to the purchase price of such replacement property, so long as the exchange, sale or disposition is made for fair value (as determined by the Borrower in good faith which determination shall be conclusive) and on an arm’s length basis for like property or assets; provided that upon the consummation thereof, in the case of any Credit Party, either (x) the Administrative Agent has a perfected Lien on the replacement property having the same priority as any Lien held on the property or assets so exchanged, sold or disposed or (y) for any property or assets upon which the Administrative Agent does not have a Lien such assets or property shall be treated as an Investment and shall comply with Section 6.3;

(k)                                 dispositions of Investments in joint ventures to the extent required by, or made pursuant to, contractual buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(l)                                     sales, discounting or forgiveness of accounts receivable in the ordinary course of business or in connection with the collection or compromise thereof;

(m)                             dispositions and/or terminations of leases, subleases, licenses or sublicenses (including the provision of software under an open source license), which (i) are in the ordinary course of business, (ii) do not materially interfere with the business of the Borrower and its Restricted Subsidiaries taken as a whole or (iii) relate to closed facilities or closed storage or distribution centers or the discontinuation of any product line;

(n)                                 (i) the expiration of any option agreement in respect of real or personal property and (ii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business;

(o)                                 transfers of property subject to a Casualty Event upon receipt of Net Cash Proceeds of such Casualty Event;

(p)                                 the Borrower and the Restricted Subsidiaries may consummate the Transactions;

(q)                                 sales of non-core assets acquired in connection with an acquisition permitted hereunder and sales of real estate assets acquired in an acquisition permitted hereunder which, within 180 days of the date of the acquisition, are designated in writing to the Administrative Agent as being held for sale and not for the continued operation of the Borrower or any of the Restricted Subsidiaries or any of their respective businesses;

(r)                                    (i) substantially contemporaneous exchanges or swaps, including transactions covered by Section 1031 of the Internal Revenue Code, of property or assets so long as the exchange or swap is made for fair value (as determined by the Borrower, or the date a legally binding commitment for such exchange or swap was entered into, in good faith which determination shall be conclusive) and on an arm’s length basis; provided that upon the consummation of such exchange or swap, in the case of any Credit Party, either (x) the Administrative Agent has a perfected Lien having the same priority as any Lien held on the property or assets so exchanged or swapped or (y) for any property or assets upon which the Administrative Agent does not have a Lien such assets or property shall be treated as an Investment and shall comply with Section 6.3 and (ii) any Sale or disposition that is necessary or advisable, in the good faith judgment of the Borrower, in order to obtain the approval of any Governmental Authority to consummate or avoid the prohibition or other restrictions on the consummation of any Permitted Acquisition permitted by Section 6.3;

(s)                                   (i) licenses, sublicenses, covenants not to sue, releases or other rights under Intellectual Property (including in connection with distribution, license and supply agreements) granted to or from others (or expiration or termination of any of the foregoing) in the ordinary course of business or in the reasonable business judgment of the Borrower or the Restricted Subsidiaries, (ii) the sale or disposal of Intellectual Property, or any issuances or registrations, or applications for issuances or registrations, of any Intellectual Property, which are in the ordinary course of business or, in the reasonable good faith determination of the Borrower, are uneconomical, negligible, or not material to the conduct of the business of the Borrower and the Restricted Subsidiaries taken as a whole, and (iii) the abandonment, cancellation or lapse of Intellectual Property, or any issuances or registrations, or applications for issuances or registrations, of any Intellectual Property, in each case, in the ordinary course of business or in the reasonable business judgment of the Borrower or the Restricted Subsidiaries;

(t)                                    terminations of Hedge Agreements;

(u)                                 sales or dispositions of Equity Interests or debt or other securities of or in Unrestricted Subsidiaries; and

(v)                                 any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, in a single transaction or series of related transactions, with an aggregate fair market value (determined on the date of determination by the Borrower, on the date a legally binding commitment for the relevant sale or disposition (or, if later, for the payment of such sale or disposition) was entered into, in good faith, which determination shall be conclusive) of less than (x) $5.0 million individually and (y) $20.0 million in the aggregate; provided that for the purposes of calculations in respect of clause (y), all amounts in respect of dispositions of investments in debt and equity securities held for reinvestment in similar instruments in a manner consistent with past practices shall be excluded.

To the extent any Collateral is disposed of as expressly permitted by this Section 6.4 to any Person other than a Credit Party, such Collateral shall automatically be sold free and clear of the Liens created by the Credit Documents, and the Administrative Agent shall be authorized to take, and shall take, any actions deemed appropriate in order to effect the foregoing.

For purposes of determining compliance with this Section 6.4, (A) actions need not be permitted solely by reference to one category of permitted actions described in Sections 6.4(a) through 6.4(v) but may be permitted in part under any combination thereof and (B) in the event that an action meets the criteria of one or more of the categories of permitted actions described in Sections 6.4(a) through 6.4(v), the Borrower shall, in its sole discretion, classify or reclassify, or later classify or reclassify, such action in any manner that complies with this Section 6.4 and will only be required to include such action in one of the above clauses and such action shall be treated as having been made or existing pursuant to only one of such clauses.

6.5                               Restricted Payments.  Pay or make, directly or indirectly, any Restricted Payment, except:

(a)                                 the Borrower may make Restricted Payments payable solely in Qualified Stock of the Borrower or of any Parent Holding Company;

(b)                                 any Restricted Subsidiary of the Borrower may declare and pay cash dividends to the Borrower or to any Restricted Subsidiary of which it is a subsidiary;

(c)                                  as required by the terms of contracts of the Borrower or any Restricted Subsidiary that are in effect on the Closing Date and set forth in Schedule 6.5(c);

(d)                                 the Borrower may repurchase Equity Interests of the Borrower (or of any Parent Holding Company) upon exercise of options or warrants if such Equity Interests represent all or a portion of the exercise price of such options or warrants and/or amounts on account of required withholding taxes and brokerage fees with respect to such options as part of a “cashless” exercise;

(e)                                  dividend adjustments and repurchases of Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities or the vesting of restricted stock units or deferred stock units (including any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement);

(f)                                   the Borrower or any Restricted Subsidiary may make Restricted Payments to any Parent Holding Company:

(i)                                     the proceeds of which will be used to pay the income taxes and franchise (and similar) taxes (including minimum taxes) imposed in lieu of income taxes of a Parent Holding Company attributable to the Borrower and its Restricted Subsidiaries in respect of consolidated, combined, unitary or affiliated returns for the relevant jurisdiction of such Parent Holding Company that include the Borrower and its Restricted Subsidiaries determined as if the Borrower and its Restricted Subsidiaries filed separately; provided that Restricted Payments under this Section 6.5(f)(i) shall not exceed the income tax liability of the consolidated, combined, unitary or affiliated group that would consist solely of the Borrower and its Restricted Subsidiaries;

(ii)                                  the proceeds of which shall be used by such Parent Holding Company to pay (or to make a Restricted Payment to or Investment in a Parent Holding Company to enable it or another Parent Holding Company to pay) (a) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, plus any reasonable and customary indemnification claims made by directors, officers or employees of any Parent Holding Company, in each case attributable to the operations or ownership of the Borrower and its Subsidiaries or (b) the fees and other amounts described in Section 6.6(b)(4) to the extent that the Borrower or any Restricted Subsidiary would be then permitted under Section 6.6(b)(4) to pay such fees and other amounts directly;

(iii)                               the proceeds of which shall be used by such Parent Holding Company to pay its (or to allow another Parent Holding Company to pay) (x) franchise taxes and (y) other taxes imposed on a separate company basis with respect to the Borrower and its Restricted Subsidiaries;

(iv)                              [Reserved];

(v)                                 the proceeds of which are applied to the purchase or other acquisition by any Parent Holding Company of all or substantially all the assets of, or all the Equity Interests (other than directors’ qualifying shares or shares issued to foreign nationals) in, a Person or division or line of business of a Person or related franchisee rights, assets or operations; provided that if such purchase or other acquisition had been made by the Borrower or any Restricted Subsidiary, it would have constituted a Permitted Acquisition permitted to be made pursuant to the definition of “Permitted Acquisition”; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such purchase or other acquisition and (B) any Parent Holding Company shall, substantially concurrently with the closing thereof, cause (1) all Property acquired (whether assets or Equity Interests) and any liabilities assumed to be contributed to the Borrower, any other Credit Party or (to the extent permitted by the definition of “Permitted Acquisition” any Restricted Subsidiary or (2) the merger (to the extent permitted in Section 6.4) into the Borrower, any other Credit Party or (to the extent permitted by the definition of “Permitted Acquisition”) any Restricted Subsidiary of the Person formed or acquired in order to consummate such purchase or other acquisition;

(vi)                              the proceeds of which shall be used by the Borrower to pay, or to allow any Parent Holding Company to pay, a portion (which shall not exceed the Borrower’s and its Subsidiaries’ ratable portion of the consolidated assets of such Parent Holding Company) of any customary fees and expenses related to any unsuccessful equity offering by any Parent Holding Company, or offering or debt issuance, incurrence or offering, sale, disposition, acquisition or investment transaction permitted by this Agreement; and

(vii)                           the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers, employees, consultants and independent contractors of any Parent Holding Company to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(g)                                  the Borrower may make Restricted Payments the proceeds of which are applied on the Closing Date, solely to effect the consummation of the Transactions;

(h)                                 [Reserved];

(i)                                     the Borrower and the Restricted Subsidiaries may make Restricted Payments not otherwise specified in this Section 6.5 in an aggregate amount that does not exceed the greater of (i) $35.0 million and (ii) 2.00% of Consolidated Total Assets;

(j)                                    the Borrower may make any Restricted Payments with the Cumulative Credit if at the time such Restricted Payment is made, no Event of Default shall have occurred and be continuing or would result therefrom and after giving effect to such Restricted Payments on a Pro Forma Basis, the Total Net Leverage Ratio shall not exceed 3.25:1.00.

(k)                                 the Borrower may make any Restricted Payments if at the time such Restricted Payment is made, no Event of Default shall have occurred and be continuing or would result therefrom and after giving effect to such Restricted Payments on a Pro Forma Basis, the Total Net Leverage Ratio shall not exceed 2.25:1.00;

(l)                                     any dividend paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this Section 6.5; and

(m)                             the Borrower or any Restricted Subsidiary may make Restricted Payments the proceeds of which will be used to repurchase, retire or otherwise acquire the Equity Interests of the Borrower (or to make a Restricted Payment to or an Investment in a Parent Holding Company to enable it or another Parent Holding Company to repurchase, retire or otherwise acquire its Equity Interests) from directors, officers, employees or members of management, consultants or independent contractors of the Borrower, any Subsidiary, any Parent Holding Company (or their estate, heirs, family members, spouse and/or former spouse), in each case in connection with the resignation, termination, death or disability of any such directors, officers, employees or members of management, consultants or independent contractors or otherwise in accordance with any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreements, partnership agreement or equity holders’ agreement in an aggregate amount, except with respect to non-discretionary repurchases, acquisitions, retirements or redemptions pursuant to the terms of any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreement, partnership agreement or equity holders’ agreement not to exceed for any Fiscal Year of the Borrower, $5.0 million plus any unutilized portion of such amount in the immediately preceding two fiscal years (with any unutilized portion applied first); provided further that the amounts set forth in this clause (m) may be further increased by (A) the proceeds of any key-man life insurance received by a Parent Holding Company (to the extent contributed to the Borrower), the Borrower or any Restricted Subsidiary, plus (B) to the extent received by or contributed in cash to the common equity of the Borrower and not theretofore utilized to make a Restricted Payment under this Section 6.5(m), the net proceeds from the sale of Equity Interests of any Parent Holding Company or the Borrower, in each case to members of management, managers, directors, consultants or independent contractors of the Borrower or any of its Subsidiaries or any Parent Holding Company that occurs after the Closing Date, plus (C) the amount of any cash bonuses otherwise payable to any future, present or former, director, employee or consultant of the Borrower, any Parent Holding Company or any of their Restricted Subsidiaries that are in respect of services rendered to the Borrower and its Restricted Subsidiaries and foregone in return for the receipt of Equity Interests of the Borrower, any Parent Holding Company or any of their Restricted Subsidiaries pursuant to a deferred compensation plan of such entity (provided that in no event shall any such amounts set forth in clause (B) that are so utilized increase the Cumulative Credit).

For purposes of determining compliance with this Section 6.5 and subject to the immediately following proviso, (A) Restricted Payments need not be permitted solely by reference to one category of permitted Restricted Payments described in Section 6.5(a) through (l) but may be permitted in part under any combination thereof and (B) in the event that a Restricted Payment (or any portion thereof) meets the criteria of one or more of the categories of permitted Restricted Payments described in Sections 6.5(a) through (l), the Borrower shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Restricted Payment (or any portion thereof) in any manner that complies with this Section 6.5 and will only be required to include the amount and type of such Restricted Payment (or any portion thereof) in one of the above clauses and such Restricted Payment shall be treated as having been made or existing pursuant to only one of such clauses; provided, however, that no such reclassification shall be permitted with respect to any Restricted Payment made pursuant to Section 6.5(j) or Section 6.5(k).

6.6                               Transactions with Affiliates.

(a)                                 Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates in a transaction involving consideration in excess of $10.0 million for such transaction or series of related transactions, unless such transaction or series of transactions are (i) otherwise expressly permitted (or required) with such Affiliates or holders under this Agreement or (ii) upon terms that are not materially less favorable to the Borrower or such Restricted Subsidiary, as applicable, than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

(b)                                 The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement:

(1)                                 any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options, restricted stock units or deferred stock units and stock ownership and long-term incentive plans approved by the Board of Directors of the Borrower;

(2)                                 (i) payments by the Borrower or any of its Restricted Subsidiaries pursuant to any tax sharing agreements among the Borrower and any of its Restricted Subsidiaries on customary terms that require each party to make payments when taxes are due or refunds received of amounts equal to the income tax liabilities and refunds generated by each such party and (ii) payments by the Borrower or any of its Restricted Subsidiaries pursuant to any tax sharing agreements among the Borrower and any of its Restricted Subsidiaries on customary terms that require each party to make payments when taxes are due or refunds received of amounts equal to the income tax liabilities and refunds generated by each such party calculated on a separate return basis, and payments to the party generating tax benefits and credits of amounts equal to the value of such tax benefits and credits made available to the party making the payments;

(3)                                 transactions among the Borrower and any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction (including via merger, amalgamation or consolidation in which the Borrower or a Restricted Subsidiary is the surviving entity) not prohibited by this Agreement;

(4)                                 customary fees and indemnities may be paid to any directors of the Borrower and the Restricted Subsidiaries (and, to the extent attributable to the operations or ownership of the Borrower and its Restricted Subsidiaries, to directors of any Parent Holding Company) and reasonable out-of-pocket costs of such Persons may be reimbursed;

(5)                                 the Transactions and other transactions (and, in each case, the payment of fees and expenses in connection with the consummation thereof) pursuant to the agreements and arrangements in existence on the Closing Date and set forth on Schedule 6.6(b) or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect;

(6)                                 (A) any employment, severance or consulting agreements entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, consultants, officers or directors, and (C) any employee, severance or consultant compensation, indemnification arrangement, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees or consultants, and any reasonable employment or consulting contract and transactions pursuant thereto;

(7)                                 Restricted Payments permitted under Section 6.5;

(8)                                 any purchase of Equity Interests (other than Disqualified Stock) of the Borrower or any contribution to the equity capital of the Borrower;

(9)                                 transactions between or among the Borrower and/or its Restricted Subsidiaries;

(10)                          transactions with customers, distributors, clients, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business;

(11)                          any transaction in respect of which the Borrower delivers to the Administrative Agent a letter addressed to the Board of Directors of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing in the United States, which letter states, either that (A) such transaction is on terms that are no less favorable to the Borrower or such Restricted Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate or (B) is fair, from a financial point of view, to the Borrower or such Restricted Subsidiary;

(12)                          transactions with a joint venture for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with prudent business practice followed by companies in the industry of the Borrower and its subsidiaries; and

(13)                          transactions permitted by, and complying with, the provisions of Section 6.4.

For purposes of this Section 6.6, any transaction shall be deemed to have satisfied the requirements set forth in Section 6.6(a)(ii) if such transaction is approved by a majority of Disinterested Directors.

6.7                               Business of the Borrower and its Restricted Subsidiaries.  Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than in the case of the Borrower or any Restricted Subsidiary, (x) any business or business activity conducted by any of them on the Closing Date and any business or business activities incidental or related thereto, or any business or business activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto, including the consummation of the Transactions and (y) such other business or business activity as may be consented to by the Requisite Lenders from time to time, such consent not to be unreasonably withheld, delayed or conditioned.

6.8                               Limitation on Modifications and Payments of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; Etc.

(a)

(1)                                 Make, directly or indirectly, any voluntary payment or other distribution (whether in cash, securities or other property) of or in respect of any Indebtedness of the Borrower or any Restricted Subsidiary that is (x) expressly subordinate to the Obligations, (y) any Refinancing Indebtedness in respect of clause (x) pursuant to Section 6.1(c)(ii) or (z) any Senior Notes (clauses (x), (y) and (z) each, a “Junior Financing”), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Junior Financing except for (a) with the proceeds of Refinancing Indebtedness, (b) payments of regularly scheduled interest, and, to the extent this Agreement is then in effect, principal on the scheduled maturity date of any Junior Financing, (c) the conversion of any Junior Financing to Equity Interests (other than Disqualified Stock) of the Borrower or of any Parent Holding Company, (d) so long as no Event of Default has occurred and is continuing or would result therefrom, any payments or distributions in respect of Junior Financings prior to their scheduled maturity (1) in an aggregate amount not to exceed the greater of (x) $75.0 million and (y) 4.25% of Consolidated Total Assets or (2) made with any portion of the Cumulative Credit and (e) payments or distributions in amounts that would otherwise have been permitted to be made as Restricted Payments; provided that any such prepayment shall constitute a utilization of the applicable Restricted Payment capacity; or

(2)                                 Amend or modify, or permit the amendment or modification of, any provision of (i) any of its Organizational Documents in a manner materially adverse to the rights and remedies of Administrative Agent and the Lenders under the Loan Documents taken as a whole, or (ii) any Junior Financing or any agreement, document or instrument evidencing or relating thereto, other than amendments or modifications that (a) do not affect the subordination or payment provisions thereof (if any) in a manner materially adverse to the Lenders (as determined in good faith by the Borrower) or (b) otherwise comply with the definition of “Refinancing Indebtedness.”

(b)                                 Enter into, or permit any Restricted Subsidiary to enter into, any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances by such Restricted Subsidiary to the Borrower or any other Restricted Subsidiary that is a direct or indirect parent of such Restricted Subsidiary or (ii) the granting, perfection or enforcement of Liens by such Restricted Subsidiary or the Borrower pursuant to the Collateral Documents in respect of the Loans, in each case other than those arising under any Credit Document, except, in each case, restrictions existing by reason of:

(A)                               restrictions imposed by applicable law;

(B)                               contractual encumbrances or restrictions (i) in effect on the Closing Date and (to the extent not otherwise permitted by this Section 6.8 are listed on Schedule 6.8), (ii) on the granting of Liens pursuant to documentation governing Indebtedness incurred in compliance with Section 6.1 that is secured by Liens pursuant to Section 6.2 on terms that are consistent with, or not materially more restrictive, taken as a whole, than, the restrictions set forth herein (as determined conclusively by the Borrower and evidenced by a certificate of an Authorized Officer of the Borrower), or (iii) pursuant to documentation related to any permitted renewal, extension or refinancing of any Indebtedness existing on the Closing Date that does not expand the scope of any such encumbrance or restriction in any material respect (as determined conclusively by the Borrower and evidenced by a certificate of an Authorized Officer of the Borrower);

(C)                               any restriction on a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Equity Interests or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(D)                               customary provisions in joint venture agreements or other similar agreements applicable to joint ventures permitted under Section 6.3;

(E)                                any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement (other than Indebtedness secured by second-priority Liens on the Collateral) to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(F)                                 customary provisions contained in licenses, sublicenses, covenants not to sue, releases and other agreements in connection with Intellectual Property (including in connection with distribution, license and supply agreements) and other similar agreements entered into in the ordinary course of business;

(G)                               customary provisions restricting the subletting or assignment of any lease governing a leasehold interest;

(H)                              any agreement entered into in the ordinary course of business;

(I)                                   any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.4 pending the consummation of such sale, transfer, lease or other disposition;

(J)                                   any agreement in effect at the time any Restricted Subsidiary becomes a Subsidiary of the Borrower, so long as any such contractual restrictions were not entered into in contemplation of such Person becoming a Subsidiary of the Borrower;

(K)                               customary net worth provisions contained in real property leases and customer contracts entered into by the Borrower or any Restricted Subsidiary, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and its Restricted Subsidiaries to meet their ongoing obligations under the Credit Documents;

(L)                                any restrictions in agreements representing Indebtedness permitted under Section 6.1 of a subsidiary of the Borrower that is not a Credit Party;

(M)                            any restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(N)                               any restriction with respect to the Borrower or a Restricted Subsidiary (or any of its property or assets) imposed by customary provisions in a Hedge Agreement not entered into for speculative purposes;

(O)                               any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 6.1 or Refinancing Indebtedness in respect thereof, on prevailing market terms and conditions available to borrowers at the time such transactions are entered into and will not materially impair the Borrower’s ability to pay interest, premium, if any, or principal pursuant to the Credit Documents, when due;

(P)                                 any encumbrances or restrictions of the type referred to in Sections 6.8(b)(i) and (b)(ii) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (O) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, on prevailing market terms and conditions available to borrowers at the time such transactions are entered into and will not materially impair the Borrower’s ability to pay interest, premium, if any, or principal pursuant to the Credit Documents, when due;

(Q)                               any restrictions with respect to the corporate aircraft, including under any lease, sublease, charter, management, operating, crew, service, repair, maintenance, storage or other agreement relating to the aircraft;

(R)                               solely to the extent that such restrictions relate to the Subsidiary being acquired or incurring such Indebtedness, restrictions contained in assumed Indebtedness permitted pursuant to Section 6.1(j);

(S)                                 any Transaction Document

Notwithstanding any other provision of this Agreement, this Agreement does not restrict any redemption or other payment by the Borrower or any Restricted Subsidiary made as a mandatory principal redemption or other payment in respect of Junior Debt pursuant to an “AHYDO saver” provision of any agreement or instrument in respect of a Junior Financing, and the Borrower’s determination in good faith of the amount of any such “AHYDO saver” mandatory principal redemption or other payment shall be conclusive and binding for all purposes under this Agreement.

6.9                               Changes in Fiscal Year.  Borrower shall not permit its fiscal year to end on any date other than June 30 or permit its fiscal quarters to end on a date other than on or about September 30, December 31 or March 31; provided that the Borrower may, upon written notice to the Administrative Agent, change the financial reporting convention to a calendar year-end convention.

6.10                        Revolver Financial Performance Covenant.  Upon the occurrence and during the continuance of a Covenant Trigger Event, the Borrower shall not permit the First Lien Net Leverage Ratio (calculated on a Pro Forma Basis) as of the last day of any Test Period during any period set forth below to be greater than the ratio set forth opposite such Test Period below.  Such covenant shall be tested following a Covenant Trigger Event, and for so long as such Covenant Trigger Event is continuing as of the last day of the most recent Fiscal Quarter covered by such financial statements, upon the delivery of each set of financial statements pursuant to Section 5.4 after (and for so long as) such Covenant Trigger Event has been triggered.

Test Period Ended	First Lien Net Leverage Ratio
December 31, 2015 – December 31, 2017	4.25:1.00
December 31, 2017 – December 31, 2019	3.75:1.00
December 31, 2019 and thereafter	3.25:1.00

6.11                        Tranche A Term Loan Financial Performance Covenant.  The Borrower shall not permit the Secured Net Leverage Ratio (calculated on a Pro Forma Basis) as of the last day of any Test Period (i) prior to December 31, 2017, to be greater than 4.25:1.00 (ii) as of December 31, 2017 and prior to December 31, 2019 to be greater than 3.75:1.00 and (iii) as of December 31, 2019 and thereafter to be greater than 3.25:1.00.

SECTION 7.                                   GUARANTY

7.1                               Guaranty of the Obligations.  Subject to the provisions of Section 7.2, each Guarantor jointly and severally hereby irrevocably and unconditionally guarantees (the “Guaranty”) to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations of each Person other than such Guarantor when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a) or any equivalent provision in any applicable jurisdiction) (each, a “Guaranteed Obligation” and, collectively, the “Guaranteed Obligations”); provided that anything herein or in any other Credit Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Credit Documents shall in no event exceed the amount that can be guaranteed by such Guarantor under the Bankruptcy Code or other Laws relating to the insolvency of debtors or an amount unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such Guarantor or as the result of any avoidance actions therein.

7.2                               Contribution by Guarantors.  All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty.  Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceed its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed.  “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable law; provided that, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2.  The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor.  The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder.  Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3                               Payment by Guarantors.  Subject to Section 7.2, the Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Borrower to pay any of the applicable Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a) or any equivalent provision in any applicable jurisdiction), the Guarantors will upon demand pay, or cause to be paid, in cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all applicable Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest that would continue to accrue, but for the Borrower’s becoming the subject of a case under the Bankruptcy Code, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy case) and all other applicable Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4                               Liability of Guarantors Absolute.  Each Guarantor agrees that its obligations hereunder are, to the maximum extent permitted by applicable law, irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the applicable Guaranteed Obligations.  In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees, to the maximum extent permitted by applicable law, as follows:

(a)                                 this Guaranty is a guaranty of payment when due and not of collectability;

(b)                                 this Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(c)                                  Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower and any Beneficiary with respect to the existence of such Event of Default;

(d)                                 the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor, whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

(e)                                  payment by any Guarantor of a portion, but not all, of the applicable Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the applicable Guaranteed Obligations which has not been paid (without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the applicable Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the applicable Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the applicable Guaranteed Obligations);

(f)                                   any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the applicable Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the applicable Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the applicable Guaranteed Obligations and take and hold security for the payment hereof or the applicable Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the applicable Guaranteed Obligations, any other guaranties of the applicable Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the applicable Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the applicable Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Hedge Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Credit

Party or any security for the applicable Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or any Hedge Agreements; and

(g)                                  this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the applicable Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them:  (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or any Hedge Agreements, at law, in equity or otherwise) with respect to the applicable Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the applicable Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Hedge Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the applicable Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Hedge Agreement or any agreement relating to such other guaranty or security; (iii) the applicable Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Hedge Agreements or from the proceeds of any security for the applicable Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the applicable Guaranteed Obligations) to the payment of indebtedness other than the applicable Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the applicable Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of the Borrower or any of its subsidiaries and to any corresponding restructuring of the applicable Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the applicable Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the applicable Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the applicable Guaranteed Obligations.

7.5                               Waivers by Guarantors.  Each Guarantor hereby waives, to the maximum extent permitted by applicable law, for the benefit of the Beneficiaries:  (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against the Borrower, any other guarantor (including any other Guarantor) of the applicable Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Credit Party or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the applicable Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other applicable Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the applicable Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Hedge Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the applicable Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6                               Guarantors’ Rights of Subrogation, Contribution, Etc.  Until the applicable Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor hereby waives, to the maximum extent permitted by applicable law, any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrower with respect to the applicable Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against the Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary.  In addition, until the applicable Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired (without any pending drawing) or been cancelled, each Guarantor shall, to the maximum extent permitted by applicable law, withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the applicable Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2.  Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against the Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor.  If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all applicable Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for the Administrative Agent on behalf of the Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of the Beneficiaries to be credited and applied against the applicable Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7                               Subordination of Other Obligations.  Any Indebtedness of the Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the applicable Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the applicable Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8                               Continuing Guaranty.  This Guaranty is a continuing guaranty and shall remain in effect until all of the applicable Guaranteed Obligations shall have been paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired (without any pending drawing) or been cancelled.  Each Guarantor hereby irrevocably waives, to the maximum extent permitted by applicable law, any right to revoke this Guaranty as to future transactions giving rise to any applicable Guaranteed Obligations.

7.9                               Authority of Guarantors or Borrower.  It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or the Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10                        Financial Condition of Borrower.  Any Credit Extension may be made to the Borrower or continued from time to time, and any Hedge Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrower at the time of any such grant or continuation or at the time such Hedge Agreement is entered into, as the case may be.  No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrower.  Each Guarantor has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of the Borrower and its ability to perform its obligations under the Credit Documents and the Hedge Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and of all circumstances bearing upon the risk of nonpayment of the applicable Guaranteed Obligations.  Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower now known or hereafter known by any Beneficiary.

7.11                        Bankruptcy, Etc.

(a)                                 [Reserved].

(b)                                 Each Guarantor acknowledges and agrees that any interest on any portion of the applicable Guaranteed Obligations which accrues after the commencement of any bankruptcy, reorganization or insolvency case or proceeding (or, if interest on any portion of the applicable Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the applicable Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the applicable Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the applicable Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower of any portion of such applicable Guaranteed Obligations.  Guarantors will permit any trustee in bankruptcy, receiver, receiver and manager, interim receiver, debtor in possession, assignee for the benefit of creditors, curator or similar Person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)                                  In the event that all or any portion of the applicable Guaranteed Obligations are paid by the Borrower, the obligations of the Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute applicable Guaranteed Obligations for all purposes hereunder.

7.12                        Keepwell.  Each Guarantor that is a Qualified ECP Guarantor (as defined below) at the time this Guaranty or at the time the grant of the security interest under the Credit Documents, in each case, by any Credit Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each other Credit Party with respect to such Swap Obligation as may be needed by such Credit Party from time to time to honor all of its obligations under this Guaranty and the other Credit Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 7.12 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 7.12 shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends this Section 7.12 to constitute, and this Section 7.12  shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each other Credit Party for all purposes of the Commodity Exchange Act. “Qualified ECP Guarantor” shall mean, at any time, each Credit Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 8.                                   EVENTS OF DEFAULT

8.1                               Events of Default.  If any one or more of the following conditions or events shall occur:

(a)                                 any representation or warranty made or deemed made by any Credit Party in any Credit Document, or any representation, warranty, or certification contained in any certificate furnished by the Borrower or any other Credit Party in connection with or pursuant to any Credit Document, shall prove to have been false in any material respect when so made, deemed made or furnished;

(b)                                 default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof, at a date fixed for prepayment thereof, by acceleration thereof or otherwise;

(c)                                  default shall be made in the payment of any interest on any Loan or in the payment of any Fee or any other amount (other than an amount referred to in paragraph (b) above) due under any Credit Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of more than five Business Days;

(d)                                 (i) any default shall be made in the due observance or performance by the Borrower or any of its Restricted Subsidiaries of any covenant contained in Section 5.1(a), Section 5.5(a), Section 5.9(a) or Section 6 (other than Section 6.10 and Section 6.11), (ii) any default shall be made in the due observance or performance by the Borrower or any of its Restricted Subsidiaries of any covenant contained in Section 6.10; provided, that an Event of Default under this clause (ii) shall not constitute an Event of Default for purposes of any Term Loans unless and until the Revolving Lenders have declared all obligations to be immediately due and payable in accordance with this Section 8.1 and such declaration has not been rescinded on or before such date, (iii) any default shall be made in the due observance or performance by the Borrower or any of its Restricted Subsidiaries of any covenant contained in Section 6.11; provided, that an Event of Default under this clause (iii) shall not constitute an Event of Default for purposes of any Revolving Commitments, any Revolving Loans and any Term Loans (other than the Initial Tranche A Term Loans) unless and until the Term Loan Lenders holding Initial Tranche A Term Loans have declared all obligations to be immediately due and payable in accordance with this Section 8.1 and such declaration has not been rescinded on or before such date, or (iv) any default shall be made in the due observance or performance by any Credit Party of any covenant, condition or agreement contained in any Credit Document (other than any default specified in paragraph (b) or (c) above or clauses (d)(i), (ii) and (iii) above) and such default shall continue unremedied for a period of thirty days after written notice thereof from the Administrative Agent or the Requisite Lenders to the Borrower;

(e)                                  (i) the Borrower or any Restricted Subsidiary fails to pay when due any principal of, interest on or premiums in respect of any Material Indebtedness (other than Indebtedness hereunder), in each case beyond any grace or cure period, or (ii) any event or condition shall occur that (A) results in any Material Indebtedness (other than Indebtedness hereunder) becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness

(other than Indebtedness hereunder) or any trustee or agent on its or their behalf to cause, with the giving of notice if required, any Material Indebtedness (other than Indebtedness hereunder) to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (e)(ii) shall not apply to (x) any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness, (y) any Indebtedness that becomes due pursuant to customary prepayment or redemption provisions solely as a result of a voluntary sale or transfer of property or assets or a “change of control” or (z) any Indebtedness that becomes due solely as a result of a refinancing thereof permitted by this Agreement; provided, further, that notwithstanding the foregoing, any breach of, or default under, any other Material Indebtedness solely as a result of a Financial Covenant Default shall not constitute an Event of Default under this paragraph (e) unless and until the date on which such breach or default constitutes an Event of Default under paragraph (d);

(f)                                   there shall have occurred a Change of Control;

(g)                                  (i) an involuntary case or proceeding shall be commenced or an involuntary petition, application or other originating process shall be filed relating to (A) the liquidation, reorganization, winding-up, dissolution or suspension of general operations or other relief in respect of the Borrower or any Material Subsidiary, or of a substantial part of the property or assets of the Borrower or any Material Subsidiary under any Debtor Relief Law, (B) the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager, interim receiver, receiver and manager, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary, or for a substantial part of the property or assets of the Borrower or any Material Subsidiary; or (C) the winding-up or liquidation of the Borrower or any Material Subsidiary (except, in the case of any Material Subsidiary, in a transaction permitted by Section 6.4); and such proceeding or petition, application or other originating process shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)                                 the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition or application or its shareholders shall pass a resolution seeking liquidation, winding up, reorganization or other relief under any Debtor Relief Law (including the making of a proposal or the filing of a notice of intention to make a proposal), (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (g) above, (iii) apply for or consent to the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, interim receiver, receiver and manager, receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of the Material Subsidiaries or for a substantial part of the property or assets of the Borrower or any of the Material Subsidiaries, (iv) file an answer admitting the material allegations of a petition, application or other originating process filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(i)                                     the failure by the Borrower or any Restricted Subsidiary to pay one or more final and non-appealable judgments aggregating in excess of $35.0 million (to the extent not covered by third-party insurance for which the insurer has not disputed coverage), which judgments are not discharged or effectively waived or stayed for a period of 60 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Restricted Subsidiary to enforce any such judgment;

(j)                                    (i) a trustee shall be appointed by a U.S. district court to administer any Pension Plan, (ii) an ERISA Event or ERISA Events shall have occurred, (iii) the Borrower or any of its subsidiaries shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code) involving any Pension Plan, or (iv) [Reserved]; and in each case in clauses (i) through (iii) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(k)                                 (i) any Credit Document shall for any reason be asserted in writing by any Credit Party not to be a legal, valid and binding obligation of such party thereto, (ii) any security interest purported to be created by any Collateral Document relating to a material portion of the Collateral of the Credit Parties on a consolidated basis shall cease to be, or shall be asserted in writing by the Borrower or any other Credit Party not to be, a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Collateral Document and subject to such limitations and restrictions as are set forth herein and therein) in the Collateral covered thereby, except to the extent that any such loss of perfection or priority results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries or the application thereof, or from the failure of the applicable Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Pledge and Security Agreement, or to file UCC continuation statements and except, as to Collateral consisting of real property, to the extent that such loss is covered by a lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer and such insurer has not denied coverage, (iii) the guarantees pursuant to the Collateral Documents by any Credit Party of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by any Credit Party not to be in effect or not to be legal, valid and binding obligations (other than in accordance with the terms thereof) or (iv) the Borrower shall assert in writing that any Intercreditor Agreement (after execution and delivery thereof) shall have ceased for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof) or shall knowingly contest, or knowingly support any other Person in any action that seeks to contest, the validity or effectiveness of any such Intercreditor Agreement (other than pursuant to the terms hereof or thereof);

then, except as provided below with respect to a Financial Covenant Default, (i) in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Section 8.1), and at any time thereafter during the continuance of such event, the Administrative Agent may and, at the request of the Requisite Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times:  (A) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder and under any other Credit Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Credit Document to the contrary notwithstanding; (B) declare Commitments of each Lender and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated; (C) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to 103% of the then Outstanding Amount thereof); and (D) exercise all rights and remedies granted to it under any Credit Document and all of its rights under any other applicable law or in equity, and (ii) in any event with respect to the Borrower described in clause (g) or (h) of this Section 8.1, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder and under any other Credit Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Credit Document to the contrary notwithstanding.  Upon the occurrence of a failure by the Borrower to comply with the requirements of a Financial Performance Covenant (a “Financial Covenant Default”), the Requisite Class Lenders with respect to the Revolving Loans, in the case of a Financial Covenant Default with respect to the Revolver Financial Performance Covenant, and the Requisite Class Lenders with respect to the Initial Term A Term Loans, in the case of a Financial Covenant Default with respect to the Tranche A Term Loan Financial Performance Covenant, may (x) to the extent the Borrower is permitted to make a Specified Equity Contribution pursuant to the terms of Section 8.2, on the date that is ten Business Days after the date on which financial statements are required to be delivered pursuant to Section 5.4(a) or (b), as applicable, and only if such Financial Covenant Default has not been cured pursuant to Section 8.2 or (y) to the extent the Borrower is not permitted to make a Specified Equity Contribution pursuant to the terms of Section 8.2, on the date on which financial statements are required to be delivered pursuant to Section 5.4(a) or (b), as applicable, either (1) terminate the Revolving Commitments and/or (2) take the actions specified above in this Section 8.1 in respect of the Revolving Commitments and the Revolving Loans in the case of a Financial Covenant Default with respect to the Revolver Financial Performance Covenant, and take the actions specified above in this Section 8.1 in respect of the Initial Tranche A Term Loans, in the case of a Financial Covenant Default with respect to the Tranche A Term Loan Financial Performance Covenant; provided that, solely to the extent the Borrower is permitted to make a Specified Equity Contribution pursuant to the terms of Section 8.2, neither the Administrative Agent, the Collateral Agent nor any Lender shall exercise the right (or have the right) to accelerate the Loans, terminate the Commitments, foreclose on or take possession of the Collateral or take or have the right to take any other remedy under the Credit Documents on the basis of such Financial Covenant Default until the tenth Business Day following the date the applicable financial statements are to be delivered; provided, further, however, that no Lender shall have any obligation to make any Loans hereunder and no L/C Issuer shall have any obligation to issue or extend any Letter of Credit hereunder during such ten Business Day period during which any Financial Covenant Default exists until the date upon which the Borrower has cured the Financial Covenant Default in accordance with Section 8.2.  In respect of a Financial Covenant Default that is continuing, the Requisite Lenders may take the actions specified in this Section 8.1 on the date the Requisite Class Lenders with respect to the Revolving Loans have terminated the Revolving Commitments and accelerated all Obligations in respect of the Revolving Loans, in the case of a Financial Covenant Default with respect to the Revolver Financial Performance Covenant, and the Requisite Lenders may take the actions specified in this Section 8.1 on the date the Requisite Class Lenders with respect to the Initial Tranche A Term Loans have terminated the Initial Tranche A Term Loan Commitments and accelerated all Obligations in respect of the Initial Tranche A Term Loans, in the case of a Financial Covenant Default with respect to the Tranche A Term Loan Financial Performance Covenant; provided, however, that the Requisite Lenders may not take such actions if either (A) in the case of a Financial Covenant Default with respect to the Revolver Financial Performance Covenant prior to the date of any such termination of Revolving Commitments and acceleration of Obligations in respect of Revolving Loans by the Requisite Class Lenders with respect to the Revolving Loans, the Revolving Loans have been repaid in full (other than contingent indemnification and reimbursement obligations for which no claim has been made), no Letters of Credit are outstanding (unless Cash Collateralized in an amount equal to 103% of the then Outstanding Amount thereof) or unreimbursed and the Revolving Commitments have been terminated by the Borrower, (B) in the case of a Financial Covenant Default with respect to the Tranche A Term Loan Financial Performance Covenant, prior to the date of any such termination of Initial Tranche A Term Loan Commitments and acceleration of Obligations in respect of Initial Tranche A Term Loans by the Requisite Class Lenders with respect to the Initial Tranche A Term Loans, the Initial Tranche A Term Loans have been repaid in full (other than contingent indemnification and reimbursement obligations for which no claim has been made) and the Initial Tranche A Term Loan Commitments have been terminated by the Borrower, (C) the Financial Covenant Default with respect to the Revolver Financial Performance Covenant has been waived by the Requisite Class Lenders with respect to the Revolving Loans, or (D) the Financial Covenant Default with respect to the Tranche A Term Loan Financial Performance Covenant has been waived by the Requisite Class Lenders with respect to the Initial Tranche A Term Loans.

8.2                               Right to Cure.  Notwithstanding anything to the contrary contained in Section 8.1, for purposes of determining whether a Financial Covenant Default has occurred, any equity contribution (in the form of cash common equity or other equity reasonably acceptable to the Administrative Agent) made to the Borrower after the last day of any Fiscal Quarter and on or prior to the day that is 10 Business Days after the day on which financial statements are required to be delivered for that Fiscal Quarter will, upon the delivery of a written notice by the Borrower to the Administrative Agent (such notice, the “Cure Notice”), be included as an addition in the calculation of Consolidated Adjusted EBITDA solely for the purposes of calculating the Financial Performance Covenants on a Pro Forma Basis at the end of such Fiscal Quarter and any subsequent period that includes such Fiscal Quarter (any such equity contribution, a “Specified Equity Contribution”); provided that (a) the Borrower shall not be permitted to so request that a Specified Equity Contribution be included as an addition in the calculation of Consolidated Adjusted EBITDA with respect to any Fiscal Quarter unless, after giving effect to such requested Specified Equity Contribution, (x) there will be a period of at least two Fiscal Quarters in the Relevant Four Fiscal Quarter Period in which no Specified Equity Contribution has been made, and (y) there have been no more than five Specified Equity Contributions made hereunder, (b) the amount of any Specified Equity Contribution will be no greater than the amount required to cause the First Lien Net Leverage Ratio on a Pro Forma Basis to be in compliance with Section 6.10 and the Secured Net Leverage Ratio on a Pro Forma Basis to be in compliance with Section 6.11 and (c) all Specified Equity Contributions will be disregarded for all other purposes of calculating

Consolidated Adjusted EBITDA under the Credit Documents (including calculating Cumulative Credit, basket levels, Applicable Margin and other items governed by reference to Consolidated Adjusted EBITDA).  To the extent that the proceeds of the Specified Equity Contribution are used to repay Indebtedness, such Indebtedness shall not be deemed to have been repaid for purposes of (i) calculating the First Lien Net Leverage Ratio on a Pro Forma Basis set forth in Section 6.10 for the Relevant Four Fiscal Quarter Period, (ii) calculating the Secured Net Leverage Ratio on a Pro Forma Basis set forth in Section 6.11 for the Relevant Four Fiscal Quarter Period or (iii) determining compliance with the Financial Performance Covenants.  For purposes of this paragraph, the term “Relevant Four Fiscal Quarter Period” means, with respect to any requested Specified Equity Contribution, the four Fiscal Quarter period ending on (and including) the Fiscal Quarter in which Consolidated Adjusted EBITDA will be increased as a result of such Specified Equity Contribution.

SECTION 9.                                   AGENTS

9.1                               Authorization and Action.

(a)                                 Each Lender and each L/C Issuer (in its capacity as such and on behalf of itself and its Affiliates as potential Lender Counterparties (if applicable)) hereby irrevocably appoints MSSF to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents, as applicable, for the benefit of the Secured Parties, and hereby irrevocably appoints MSSF to act on its behalf as the Collateral Agent hereunder and under the other Credit Documents, as applicable, for the benefit of the Secured Parties, and each such Lender and each such L/C Issuer irrevocably authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Credit Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto.  As to any matters not expressly provided for by the Credit Documents (including, without limitation, enforcement or collection of the Notes or Loans), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or, if required hereby, all Lenders), and such instructions shall be binding upon all Lenders, all L/C Issuers, all Lender Counterparties and all holders of Notes; provided, however, that no Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to this Agreement or applicable law.  Without any further consent of the Lenders, the L/C Issuers or any Lender Counterparty, the Administrative Agent and the Collateral Agent shall be authorized to negotiate, execute and deliver on behalf of the Secured Parties any Intercreditor Agreement or any amendment (or amendment and restatement) to the Collateral Documents that is, in each case, consistent with the terms of this Agreement.

(b)                                 In furtherance of the foregoing, each Lender and each L/C Issuer (in its capacity as such and on behalf of itself and its Affiliates as potential Lender Counterparties (if applicable)), hereby appoints the Collateral Agent to act as the agent of such Lender and/or L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental or related thereto.  In this connection, the Collateral Agent

(and any Supplemental Agents appointed by the Collateral Agent pursuant to Section 9.1(c) below for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights or remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of this Section 9 (including, without limitation, Section 9.5, as though any such Supplemental Agent were an “Agent” under the Credit Documents) as if set forth in full herein with respect thereto.

(c)                                  Any Agent may execute any of its duties under this Agreement or any other Credit Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder at the direction of the Collateral Agent) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  Each Agent may also from time to time, when such Agent deems it to be necessary or desirable, perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Agent (each, a “Supplemental Agent”).  Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties; provided, however, that no such Supplemental Agent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent. Should any instrument in writing from the Borrower or any other Credit Party be required by any Supplemental Agent so appointed by an Agent to more fully or certainly vest in and confirm to such Supplemental Agent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Credit Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Agent. If any Supplemental Agent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by applicable law, shall automatically vest in and be exercised by the Agent until the appointment of a new Supplemental Agent.  The exculpatory provisions of this Section 9 shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.  No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.2                               Agent’s Reliance, Etc.  Neither any Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Credit Documents, (i) with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary) or (ii) in the absence of such Agent’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment.  Without limitation to the generality of the foregoing, each Agent:  (a) may treat the payee of any Note as the holder thereof until, in the case of the Administrative Agent, the Administrative Agent receives and accepts an Assignment Agreement entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, or, in the case of the Collateral Agent, such Agent has received notice from the Administrative Agent that it has received and accepted such Assignment Agreement, in each case as provided in Section 10.4; (b) may consult with legal counsel (including counsel for any Credit Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Secured Party and shall not be responsible to any Secured Party for any statements, warranties or representations (whether written or oral) made in or in connection with the Credit Documents; (d) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Credit Document on the part of any Credit Party or the existence at any time of any Default under the Credit Documents or to inspect the property (including the books and records) of any Credit Party, and shall be deemed to have no knowledge of any Default or Event of Default unless such Agent shall have received notice thereof in writing from a Lender or a Credit Party stating that a Default or Event of Default has occurred and specifying the nature thereof; (e) shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Credit Document or any other instrument or document furnished pursuant thereto; (f) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing; (g) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Credit Documents) (provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt, any action that may be in violation of the automatic stay or similar provision under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law and (h) shall incur no liability under or in respect of any Credit Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by facsimile, electronic mail or Internet or intranet posting or other distribution) believed by it to be genuine and signed or sent by the proper party or parties.

9.3                               MSSF and its Affiliates.  With respect to its Commitments, the Loans made by it and the Notes issued to it, if any, MSSF shall have the same rights and powers under the Credit Documents as any other Lender or other Secured Party and may exercise the same as though it were not an Agent; and each of the terms “Lender” and “Secured Party” shall, unless otherwise expressly indicated, include MSSF in its individual capacity.  MSSF and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Credit Party, any subsidiaries of any Credit Party and any Person that may do business with or own securities of any Credit Party or any such subsidiary, all as if MSSF was not an Agent and without any duty to account therefor to the Lenders or any other Secured Party.  No Agent shall have any duty to disclose any information obtained or received by it or any of its Affiliates relating to any Credit Party or any subsidiaries of any Credit Party to the extent such information was obtained or received in any capacity other than as such Agent.

9.4                               Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on the financial statements referred to in Section 5.4 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

9.5                               Indemnification of Agents.

(a)                                 Each Lender severally agrees to indemnify each Agent, each L/C Issuer or any Related Party (in each case, to the extent not reimbursed by the Borrower) from and against such Lender’s Pro Rata Share (to be determined on the basis of the sum of (i) the Outstanding Amount of all Loans outstanding at such time and (ii) the Outstanding Amount of all L/C Obligations outstanding at such time) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits or other proceedings, reasonable and documented out-of-pocket costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against such Agent, any L/C Issuer or any Related Party in any way relating to or arising out of the Credit Documents or any action taken or omitted by such Agent, any L/C Issuer or any Related Party under the Credit Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits or other proceedings, costs, expenses or disbursements resulting from such Agent’s, any L/C Issuer’s or any Related Party’s gross negligence, bad faith or willful misconduct or a material breach of the obligations of such Agent, L/C Issuer or any Related Party as found in a final non-appealable judgment by a court of competent jurisdiction.  Without limitation of the foregoing, each Lender agrees to reimburse each Agent, each L/C Issuer or any Related Party promptly upon demand for its Pro Rata Share of any costs and expenses (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) (including, without limitation, reasonable fees and expenses of counsel) payable by the Borrower under Section 10.5, to the extent that such Agent, each L/C Issuer or any Related Party is not promptly reimbursed for such costs and expenses by the Borrower.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 9.5 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.  The obligations of the Lenders under this subsection (a) are subject to the provisions of Section 2.1(a).

(b)                                 The failure of any Lender to reimburse any Agent, each L/C Issuer or any Related Party, as the case may be, promptly upon demand for its Pro Rata Share of any amount required to be paid by the Lenders to such Agent, any L/C Issuer or any Related Party, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent, any L/C Issuer or Related Party, as the case may be, for its Pro Rata Share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent, any L/C Issuer or Related Party, as the case may be, for such other Lender’s Pro Rata Share of such amount.  Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 9.5 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Credit Documents.

9.6                               Successor Agents.  (a) Any Agent may resign or, if it or its controlling Affiliate thereof is subject to a Distress Event, be removed by the Borrower or the Requisite Lenders, in each case, at any time by giving ten days’ written notice thereof to the Lenders and the Borrower.  Upon any such resignation or removal as Administrative Agent, the Requisite Lenders shall have the right to appoint a successor Agent that is not a Disqualified Lender, which successor Agent (unless a Specified Event of Default has occurred and is continuing at the time of such appointment) shall be subject to approval by the Borrower (which approval shall not be unreasonably withheld if such successor Agent is a commercial bank with a combined capital and surplus of at least $1.0 billion, and otherwise may be withheld in the Borrower’s sole discretion).  If no successor Agent shall have been so appointed by the Requisite Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent that is not a Disqualified Lender, subject to approval by the Borrower in accordance with the preceding sentence.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent and, in the case of a successor Collateral Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Requisite Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Credit Documents; provided that the Borrower shall have no obligation to pay any fee to any successor Agent that is greater than or in addition to the fees payable to the Administrative Agent on the Closing Date.  If within 30 days after written notice is given of the retiring Agent’s resignation under this Section 9.6 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 30th day (a) the retiring Agent’s resignation shall become effective, (b) the retiring Agent shall thereupon be discharged from its duties and obligations under the Credit Documents and (c) the Requisite Lenders shall thereafter perform all duties of the retiring Agent under the Credit Documents (and, except for any indemnity payments or other amount then owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender directly) until such time, if any, as the Requisite Lenders appoint a successor Agent that is not a Disqualified Lender as provided above; provided, however, that any removal of any Agent shall not become effective until (i) such Agent or its Affiliates shall have been replaced as Swing Line Lender and L/C Issuer, and (ii) all fees and other amounts due and owing hereunder to such Agent, Swing Line Lender and L/C Issuer shall have been paid in full.  After any retiring Agent’s resignation hereunder as Agent shall have become effective, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

9.7                               Arrangers and Documentation Agents Have No Liability.  It is understood and agreed that none of the Arrangers nor any Documentation Agent, in each case in such capacities, shall have any duties, responsibilities or liabilities under or in respect of this Agreement whatsoever.

9.8                               Administrative Agent May File Proofs of Claim.

(a)                                 In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)                                           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Agents and the other Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Agents and the other Secured Parties and their respective agents and counsel and all other amounts due the Lenders and the Agents under Sections 2.3(j), 2.9 and 10.5) allowed in such judicial proceeding; and

(ii)                                        to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Agents under Section 2.9 and Section 10.5.

(b)                                 Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any other Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any other Secured Party or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any other Secured Party in any such proceeding.

9.9                               Collateral and Guaranty Matters.

(a)                                 Each Lender and each L/C Issuer hereby authorizes and directs the Administrative Agent and the Collateral Agent to enter into the Collateral Documents and any Intercreditor Agreements as required herein for the benefit of the Lenders and the other Secured Parties.  Without limiting the provisions of Section 9.8, the Lenders and the L/C Issuers, on behalf of themselves and their respective Affiliates as potential Lender Counterparties (if applicable), irrevocably authorize the Collateral Agent and the Administrative Agent, at such Agent’s option and in such Agent’s discretion:

(i)                                     to release any Lien on any property granted to or held by the Collateral Agent under any Credit Document (A) upon termination of the aggregate Commitments and payment in full of all Obligations, including all obligations under all Hedge Agreements, and the expiration or termination of all Letters of Credit, (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Credit Document, (C) subject to Section 10.8, if approved, authorized or ratified in writing by the Requisite Lenders, (D) owned by a Guarantor upon release of such Guarantor from its obligations hereunder pursuant to clause (ii) below, or (E) upon property constituting Excluded Property;

(ii)                                  to release any Guarantor from its obligations under the applicable Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder or otherwise becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder; and

(iii)                               to subordinate any Lien on any property granted to or held by the Collateral Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 6.2.

(b)                                 Upon request by the Administrative Agent or the Collateral Agent at any time, the Requisite Lenders (or, if necessary, all Lenders) will confirm in writing the authority of the Agents to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the applicable Guaranty pursuant to this Section 9.9.  In each case as specified in this Section 9.9, the Administrative Agent and the Collateral Agent will, at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to release such Guarantor from its obligations under the applicable Guaranty, in each case in accordance with the terms of the Credit Documents and this Section 9.9.

9.10                        Withholding.  To the extent required by any applicable law, any Administrative Agent may withhold from any payment to any Lender an amount equivalent to any withholding Tax applicable to such payment.  If any Governmental Authority asserts a claim that an Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason, or an Administrative Agent has paid over to any Governmental Authority applicable withholding Tax relating to a payment to a Lender but no deduction has been made from such payment, such Lender shall indemnify such Administrative Agent fully for all amounts paid, directly or indirectly, by such Administrative Agent as Tax or otherwise, including any penalties or interest and together with any and all expenses incurred, unless such amounts have been indemnified by any Credit Party or the relevant Lender.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 9.10.  Each party’s obligations under this Section 9.10 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

9.11                        Intercreditor Agreements.  Each Lender (in its capacity as such and on behalf of itself and its Affiliates as Lender Counterparties) hereunder (x) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreements and (y) authorizes and instructs MSSF to enter into the Intercreditor Agreements as Collateral Agent on behalf of such Lender, and MSSF to enter into the Intercreditor Agreements as First Lien Administrative Agent (as defined therein) on behalf of such Lender.  Each Lender (in its capacity as such and on behalf of itself and its Affiliates as Lender Counterparties) hereby further agrees that (a) the Agents may, from time to time on and after the Closing Date, without any further consent of any Lender, enter into amendments to, amendments and restatements of, supplements to and/or replacements of, any Intercreditor Agreement, and enter into any other intercreditor agreement with the collateral agent or other representatives of the holders of Indebtedness that is permitted to be secured by a Lien on the Collateral that is permitted under this Agreement, in each case in order to effect the relative priority of Liens on the Collateral and to provide for certain additional rights, obligations and limitations in respect of, any Liens permitted by the terms of this Agreement to be pari passu with or junior or senior to the Liens securing the Obligations with respect to part or all of the Collateral, which are, in each case, incurred in accordance with Section 6 of this Agreement, and to establish certain relative rights as between the holders of the Obligations and the holders of the Indebtedness secured by such Liens, (b) the Agents may rely exclusively on a certificate of an Authorized Officer of Borrower as to whether any such Liens are permitted, and (c) such Intercreditor Agreements and any other intercreditor agreement referred to in the foregoing clause (a) entered into by the Agents shall be binding on the Secured Parties.  Furthermore, each Lender (in its capacity as such and on behalf of itself and its Affiliates as Lender Counterparties) hereby authorizes the Agents to release or subordinate any Lien on any property granted to or held by the Agents under any Credit Document as provided in Section 10.18.

SECTION 10.                            MISCELLANEOUS

10.1                        Notices; Communications.

(a)                                 Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.1(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or e-mail, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, in each case, as follows:

(i)                                     if to any Credit Party or the Administrative Agent, to the address, facsimile number, e-mail address or telephone number specified for such Person on Schedule 10.1; and

(ii)                                  if to any other Lender, to the address, facsimile number, e-mail address or telephone number specified in its Administrative Questionnaire.

(b)                                 Notices and other communications to the any party may be delivered or furnished by e-mail.  Notices and other communications to the Lenders may be delivered or furnished by electronic communication other than e-mail (including internet or intranet websites) pursuant to procedures approved by the Administrative Agent.  Each of the Administrative Agent and the Borrower may, in its discretion, agree to accept notices and other communications hereunder by electronic communications other than e-mail pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)                                  Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received.  Notices sent by facsimile or email shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, they shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications (other than email) to the extent provided in Section 10.1(b) shall be effective as provided in such Section 10.1(b).

(d)                                 Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(e)                                  Documents required to be delivered pursuant to Section 5.4 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically (including as set forth in Section 10.17) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower files such documents or provides a link thereto on its website on the internet at the website address listed on Schedule 10.1 or (ii) on which such documents are posted on the Borrower’s behalf on an internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, governmental, regulatory agency or third-party website, or whether sponsored by the Administrative Agent); provided that, upon reasonable request by the Administrative Agent, the Borrower shall also provide a hard copy to the Administrative Agent of any such document; provided, further, that any documents posted for which a link is provided after normal business hours for the recipient shall be deemed to have been given at the opening of business on the next Business Day for such recipient.  The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Credit Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

10.2                        Survival of Agreement.  All covenants, agreements, representations and warranties made by the Credit Parties herein, in the other Credit Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the Lenders and the L/C Issuers and shall survive the making by the Lenders of the Loans, the execution and delivery of the Credit Documents and the issuance of the Letters of Credit, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or L/C Obligation or any other amount payable under this Agreement or any other Credit Document is outstanding and unpaid and so long as the Commitments have not been terminated.  Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein

(including pursuant to Section 2.15, Section 2.16, Section 2.17, Section 2.19 and Section 10.5) shall survive the payment in full of the principal and interest hereunder and the termination of the Commitments or this Agreement.

10.3                        Binding Effect.  This Agreement shall become effective when it has been executed by the Borrower, the Guarantors and the Administrative Agent and when the Administrative Agent has received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Guarantors, each Agent, each Lender and their respective permitted successors and assigns.

10.4                        Successors and Assigns.

(a)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as otherwise expressly permitted under Sections 5.1 and 6.4, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.4.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (d) of this Section 10.4) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Credit Documents.

(b)                                 (i) Subject to the conditions set forth in paragraph (b)(ii) of this Section 10.4, any Lender (in such capacity, an “Assignor”) may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitments and the Loans at the time owing to it with the prior written consent of:

(A)                               the Borrower (not to be unreasonably withheld, conditioned or delayed) (it being understood that the withholding of consent with respect to any assignment of Initial Tranche A Term Loans, Revolving Loans or Revolving Commitments to any Person that is not a bank or an Approved Fund that is managed by a bank shall not be deemed to be unreasonable); provided that no consent of the Borrower shall be required (1) for an assignment of Initial Tranche B Term Loans to a Lender, an Affiliate of a Lender or an Approved Fund of an Initial Tranche B Term Lender, (2) for an assignment of an Initial Tranche A Term Loan to an Initial Tranche A Term Lender, an Affiliate of an Initial Tranche A Term Lender or an Approved Fund of an Initial Tranche A Term Lender or (3) if an Event of Default has occurred and is continuing, for an assignment to any other Person; provided, further, that with respect to any assignment of Loans, such consent shall be deemed to have been given if the Borrower has not responded within 10 Business Days after written notice by the Administrative Agent or the respective Assignor;

(B)                               the Administrative Agent (not to be unreasonably withheld, conditioned or delayed); provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund;

(C)                               the L/C Issuers (not to be unreasonably withheld, conditioned or delayed); provided that no consent of any L/C Issuer shall be required for an assignment of all or any portion of a Term Loan; and

(D)                               the Swing Line Lender (not to be unreasonably withheld, conditioned or delayed); provided that no consent of any Swing Line Lender shall be required for an assignment of all or any portion of a Term Loan.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                               except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, or an assignment of the entire remaining amount of the Assignor’s Commitments or Loans, the amount of the Commitments or Loans of the Assignor subject to each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than (x) in the case of an assignment of Term Loans, $1.0 million, and (y) in the case of an assignment of Revolving Loans or Revolving Commitments, $2.5 million, in each case, unless the Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Approved Funds treated as one assignment for purposes of meeting the minimum assignment amount requirement), if any;

(B)                               [Reserved];

(C)                               the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and, except in the case of an assignment by a Lender to one of its Approved Funds, shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent);

(D)                               the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required to be delivered pursuant to Section 2.17;

(E)                                the Assignor shall deliver to the Administrative Agent any Note issued to it with respect to the assigned Loan;

(F)                                 the Assignor may only assign or otherwise transfer such rights or obligations so long as there will be at least two Lenders after doing so; and

(G)                               the Administrative Agent and the Collateral Agent shall have carried out all “know your customer” or other similar checks which it is required to comply with in relation to the assignment to the Eligible Assignee.

For the purposes of this Section 10.4, “Approved Fund” means any Person (other than a natural Person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)                               Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section 10.4, from and after the effective date specified in each Assignment Agreement, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the Assignor thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto but shall continue to be entitled to the benefits (and subject to the obligations) of a Lender under Section 2.15, Section 2.16, Section 2.17 and Section 10.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.4.

(iv)                              The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment Agreement delivered to it and the Register.  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender (solely with respect to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.

(v)                                 Upon its receipt of a duly completed Assignment Agreement executed by an Assignor and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire (unless the Eligible Assignee shall already be a Lender hereunder), all applicable tax forms, any Note outstanding with respect to an assigned Loan, the processing and recordation fee referred to in paragraph (C) of Section 10.4(b)(ii), the satisfaction of all “know your customer” checks referred to in paragraph (G) of Section 10.4(b)(ii) and any written consent to such assignment required by paragraph (b) of this Section 10.4, the Administrative Agent promptly shall accept such Assignment Agreement and record the information contained therein in the Register.  No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (b)(v).

(c)                                  By executing and delivering an Assignment Agreement, the Assignor thereunder and the Eligible Assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:  (i) such Assignor warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any Lien or other adverse claim and that the outstanding balances of its Loans and the L/C Exposure owing to it, in each case, without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment Agreement; (ii) except as set forth in clause (i) above, such Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any subsidiary or the performance or observance by the Borrower or any subsidiary of any of their respective obligations under this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto; (iii) the Eligible Assignee represents and warrants that it is legally authorized to enter into such Assignment Agreement and that it is not a Disqualified Lender; (iv) the Eligible Assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.4, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment Agreement; (v) the Eligible Assignee will independently and without reliance upon the Administrative Agent or the Collateral Agent, such Assignor, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) the Eligible Assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms of this Agreement, together with such powers as are reasonably incidental thereto; and (vii) the Eligible Assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)                                 (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than a Disqualified Lender) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Credit Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Credit Documents; provided that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 10.4(b) or clauses (i), (ii), (iii) or (v) of the second proviso to Section 10.8(b) and (2) directly affects such Participant and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant.  Subject to clause (d)(ii) of this Section 10.4, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.15, Section 2.16 and Section 2.17 (subject to the obligations and limitations therein, including the obligations under Section 2.17(c) (it being understood that the documentation required under Section 2.17(c) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.4; provided that such Participant agrees to be subject to the provisions of Section 2.18 as if it were an assignee under paragraph (b) of this Section 10.4.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.6 as though it were a Lender; provided that such Participant shall be subject to Section 2.4 as though it were a Lender.  Each Lender that sells a participation shall, acting for itself and, solely for this purpose, as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii)                                  A Participant shall not be entitled to receive any greater payment under Section 2.15, Section 2.16 or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.

(e)                                  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority and, in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 10.4 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Eligible Assignee for such Lender as a party hereto.

(f)                                   The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (e) of this Section 10.4.

(g)                                  [Reserved].

(h)                                 If the Borrower wishes to replace the Loans with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders, instead of prepaying the Loans to be replaced, to (i) require the Lenders to assign such Loans to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 10.8 (with such replacement, if applicable, being deemed to have been made pursuant to Section 10.8(d)).  Pursuant to any such assignment, all Loans to be replaced shall be purchased at par (allocated among the Lenders in the same manner as would be required if such Loans were being optionally prepaid), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 10.5(b).  By receiving such purchase price, the Lenders shall automatically be deemed to have assigned the Loans pursuant to the terms of the form of Assignment Agreement attached hereto as Exhibit E, and accordingly no other action by such Lenders shall be required in connection therewith.  The provisions of this paragraph (h) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(i)                                     Notwithstanding the foregoing, no assignment may be made or participation sold to a Disqualified Lender without the prior written consent of the Borrower, and any assignment made or participation sold to a Disqualified Lender without such consent of the Borrower shall be without effect and void. Notwithstanding anything herein to the contrary, the Administrative Agent shall have no responsibility for, or liability in connection with, monitoring or enforcing the prohibition on assignments or participations to Disqualified Lenders.

(j)                                    [Reserved].

(k)                                 [Reserved].

(l)                                     [Reserved].

(m)                             [Reserved].

(n)                                 [Reserved].

(o)                                 Notwithstanding anything to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans to the Borrower or any Restricted Subsidiary; provided that:

(i)                                     the Assignor and the Purchasing Borrower Party purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit H (an “Affiliated Lender Assignment Agreement”) in lieu of an Assignment Agreement;

(ii)                                  such assignment shall be made pursuant to (x) a Dutch Auction open to all Lenders of the applicable Class on a pro rata basis or (y) an open market purchase;

(iii)                               any Term Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;

(iv)                              immediately after giving effect to any such purchase, no Default or Event of Default shall exist;

(v)                                 each Lender making an assignment to a Purchaser Borrowing Party shall acknowledge and agree that in connection with such assignment, (1) such Purchasing Borrower Party then may have, and later may come into possession of, information regarding the Term Loans or the Credit Parties hereunder that is not known to such Lender and that may be material to a decision by such Lender to assign the Term Loans (“Excluded Information”), (2) such Lender has independently and, without reliance on the Purchasing Borrower Party, the Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to enter into such assignment notwithstanding such Lender’s lack of knowledge of the Excluded Information, and (3) none of the Borrower, its Subsidiaries, the Administrative Agent or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Purchasing Borrower Party, the Borrower, its Subsidiaries, the Administrative Agent and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information.  Each Lender entering into such an assignment further acknowledges that the Excluded Information may not be available to the Administrative Agent or the other Lenders;

(vi)                              the aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans purchased pursuant to this Section 10.4(o) and each principal repayment installment with respect to the Term Loans of such Class shall be reduced pro rata by the aggregate principal amount of Term Loans purchased; and

(vii)                           no proceeds from Revolving Loans shall be used to consummate any such purchase.

10.5                        Expenses; Indemnity.

(a)                                 The Borrower agrees to pay all reasonable, documented or invoiced out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent, the Collateral Agent, each L/C Issuer and each Arranger in connection with the preparation of this Agreement and the other Credit Documents and in connection with the syndication and distribution of the credit facilities provided for therein, or by the Administrative Agent (and in the case of enforcement of this Agreement, the Administrative Agent, the Collateral Agent, the Lenders, the Swing Line Lender and L/C Issuers) in connection with the preparation, execution and delivery, amendment, modification, waiver or enforcement of this Agreement or in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions hereby contemplated shall be consummated), including the reasonable, documented and invoiced fees, charges and disbursements of one primary outside counsel for the Administrative Agent, the Collateral Agent and the Arrangers (and in the case of enforcement of this Agreement, the Administrative Agent, the Collateral Agent, the Lenders, the Swing Line Lender and L/C Issuers), one firm of local counsel in each appropriate jurisdiction and, in the case of any actual or perceived conflict of interest, one additional firm of counsel for the Administrative Agent and the Arrangers (and in the case of enforcement of this Agreement, the Lenders, the Swing Line Lender and L/C Issuers).

(b)                                 The Borrower agrees to indemnify and hold harmless each Agent, each Arranger, each Lender, the Swing Line Lender, each L/C Issuer, each of their respective Affiliates (including, without limitation, controlling persons) and each of their respective Related Parties (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all joint and several actions, suits, judgments and other proceedings, investigations, inquiry, losses, claims, damages, liabilities, obligations, penalties and reasonable and documented out-of-pocket expenses, costs or disbursements (including reasonable, documented and invoiced fees, charges and disbursements of one primary outside counsel for all Indemnitees, taken as a whole, and, if reasonably necessary, a single outside local counsel in each appropriate jurisdiction (which may include a single special counsel in multiple jurisdictions) for all Indemnitees taken as a whole (and, in the case of an actual or perceived conflict of interest, an additional counsel for all Indemnitees subject to such conflict taken as a whole)), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Credit Document, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use or proposed use of the proceeds of the Loans or any Letter of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower or any of its subsidiaries or Affiliates or Related Parties, or (iv) the issuance, amendment, renewal or extension of any Letter of Credit or demand for or any payment (or non-payment) made thereunder and the enforcement or protection of the rights of any L/C Issuer in connection with the Letters of Credit issued hereunder; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (1) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of such Indemnitee’s Related Parties, or (2) a material breach of the obligations of such Indemnitee or any of its Related Parties hereunder or any of such Indemnitee’s Affiliates, or any of its or their Related Parties, or (B) with respect to any claim that did not arise out of any act or omission by the Borrower or the Restricted Subsidiaries, any dispute between or among Indemnitees (other than any dispute involving claims against any Agent or any Arranger in its capacity or in fulfilling its role as an Agent or an Arranger or any similar role hereunder (excluding its role as a Lender)).

(c)                                  Subject to and without limiting the generality of the foregoing sentence, the Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable, documented and invoiced fees, charges and disbursements of one firm of counsel for all Indemnitees, taken as a whole, and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel in multiple jurisdictions) for all

Indemnitees subject to such conflict taken as a whole (and, in the case of an actual or perceived conflict of interest, an additional counsel for all Indemnitees taken as a whole) and reasonable, documented and invoiced consultant fees, in each case, incurred by or asserted against any Indemnitee arising out of, relating to, or as a result of any claim related to Environmental Laws and the Borrower or any of the Restricted Subsidiaries, or any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any property for which the Borrower or any of its Restricted Subsidiaries is, or is alleged to be, liable under Environmental Laws; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties.

(d)                                 Except as expressly provided in Section 10.5(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.17, this Section 10.5 shall not apply to Taxes other than any Taxes that represent losses or damages from any non-Tax claim.

(e)                                  To the fullest extent permitted by applicable law, no party hereto shall assert, and hereby waives, any claim against one another or against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document, or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof; provided that nothing in this Section 10.5(e) shall limit the Borrower’s indemnity and reimbursement obligations to the extent that such special, indirect, consequential or punitive damages are included in any claim by a third party unaffiliated with the applicable Indemnitee with respect to which the applicable Indemnitee is entitled to indemnification as set forth in this Section 10.5.  Notwithstanding anything herein to the contrary, no Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through telecommunications, electronic or other information transmission systems, except to the extent such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnitee, in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

(f)                                   The agreements in this Section 10.5 shall survive the resignation or removal of the Administrative Agent or any L/C Issuer, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.  All amounts due under this Section 10.5 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

10.6                        Right of Set-off.  If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower or any Guarantor against any and all of the obligations of the Borrower or any Guarantor now or hereafter existing under this Agreement or any other Credit Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Credit Document and although the obligations may be unmatured.  The rights of each Lender under this Section 10.6 are in addition to other rights and remedies (including other rights of set-off) of such Lender that may be exercised only at the direction of the Administrative Agent or the Requisite Lenders.

10.7                        Governing Law.  THIS AGREEMENT AND ANY NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

10.8                        Waivers; Amendment.

(a)                                 No failure or delay of the Administrative Agent or any Lender in exercising any right or power hereunder or under any Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of each Agent and the Lenders hereunder and under the other Credit Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Credit Document or consent to any departure by the Borrower or any other Credit Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.8, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on the Borrower or any other Credit Party in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances.

(b)                                 Neither this Agreement nor any other Credit Document nor any provision hereof or thereof may be waived, amended or modified except (x) as provided in Section 2.20, Section 2.21 and Section 2.22, (y) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Requisite Lenders; provided that any waiver, amendment or modification that relates to a particular Class and does not amend, waive or modify such provisions with respect to another Class shall only require a writing entered into by the Borrower and the Requisite Lenders of such Class directly affected, and (z) in the case of any other Credit Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Administrative Agent and consented to by the Requisite Lenders; provided, however, that except as provided in Section 2.15(b), Section 2.20 and Section 2.21, no such agreement shall:

(i)                                     decrease, forgive, waive or excuse the principal amount of, or any interest (other than Default Rate interest) on, or any premiums or fees in respect of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any L/C Advance (other than by waiver or modification of a condition precedent, mandatory prepayment, Default, Event of Default, financial ratio or covenant), without the prior written consent of each Lender adversely affected thereby;

(ii)                                  increase or extend the Commitment of any Lender or decrease, forgive, waive or excuse the fees of any Lender or fees of any Agent without the prior written consent of such Lender or Agent, as applicable (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default shall not constitute an increase or extension of the Commitments of any Lender);

(iii)                               postpone any date fixed by this Agreement or any other Credit Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Credit Document without written consent of each Lender adversely affected thereby;

(iv)                              amend or modify the provisions of this Section 10.8 or the definition of the term “Requisite Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder without the prior written consent of each Lender (it being understood that, with the consent of the Requisite Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Requisite Lenders on substantially the same basis as the Loans, Commitments and L/C Obligations are included on the Closing Date);

(v)                                 except as provided for herein or in any Collateral Document, release all or substantially all of the Collateral (or subordinate the Liens in favor of the Administrative Agent or Collateral Agent, as applicable, on all or substantially all of the Collateral) or release all or substantially all of the value of the guarantees under the Pledge and Security Agreement, without the prior written consent of each Lender;

(vi)                              amend the provisions of Section 2.14 of this Agreement in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the consent of each Lender adversely affected thereby;

(vii)                           amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Swing Line Lender or L/C Issuer hereunder without the prior written consent of the Administrative Agent, Swing Line Lender or L/C Issuer, as applicable, acting as such at the effective date of such agreement, as applicable;

(viii)                        change the coin or currency in which the principal of any Loan or the interest thereon is payable pursuant to Section 2.1, 2.2 or 2.6, without the prior written consent of each Lender directly affected thereby; or

(ix)                              (A) amend or otherwise modify Section 6.10, (B) waive or consent to any Default or Event of Default resulting from a breach of Section 6.10, (C) waive, amend or otherwise modify Section 3.2 solely with respect to any Credit Extension in respect of a Revolving Loan, (D) waive any representation made or deemed made in connection with any Credit Extension in respect of a Revolving Loan, or (E) waive or consent to any Default or Event of Default relating solely to the Revolving Loans and Revolving Commitments (including Defaults and Events of Default relating to the foregoing clauses (A) through (D)), in each case without the written consent of the Requisite Class Lenders for the Revolving Commitments; provided, however, that the amendments, modifications, waivers and consents described in this clause (ix) shall not require the consent of any Lenders other than the Requisite Class Lenders for the Revolving Commitments; or

(x)                                 (A) amend or otherwise modify Section 6.11, (B) waive or consent, to any Default or Event of Default resulting from a breach of Section 6.11, or (C) waive or consent to any Default or Event of Default relating solely to the foregoing clauses (A) and (B), in each case without the written consent of the Requisite Financial Covenant Lenders; provided, however that the amendments, modifications, waivers and consents described in this clause (x) shall not require the consent of any Lenders other than the Requisite Financial Covenant Lenders; or

(xi)                              (A) amend or otherwise modify Section 8.2 without the written consent of the Requisite Class Lenders for the Revolving Commitments and the Requisite Class Lenders holding Initial Tranche A Term Loans; provided, however, that the amendments, modifications, waivers and consents described in this clause (xi) shall not require the consent of any Lenders other than the Requisite Class Lenders for the Revolving Commitments and the Requisite Class Lenders holding Initial Tranche A Term Loans.

Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 10.8 and any consent by any Lender pursuant to this Section 10.8 shall bind any assignee of such Lender.

(c)                                  Without the consent of the Administrative Agent, any L/C Issuer or any Lender, the Credit Parties and the Administrative Agent or Collateral Agent, as applicable, may (in their respective sole discretion, or shall, to the extent required by any Credit Document) enter into any amendment, modification or waiver of any Credit Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

(d)                                 This Agreement and the other Credit Documents may be amended (or amended and restated) with the written consent of the Requisite Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Requisite Lenders.

(e)                                  Notwithstanding anything in this Agreement or any other Credit Document to the contrary, the Borrower may enter into Incremental Amendments in accordance with Section 2.20, Refinancing Amendments in accordance with Section 2.21 and Extension Amendments in accordance with Section 2.22, and such Incremental Amendments, Refinancing Amendments and Extension Amendments shall be effective to amend the terms of this Agreement and the other applicable Credit Documents, in each case, without any further action or consent of any other party to any Credit Document.

(f)                                   Notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrower, may amend, modify or supplement any Credit Document without the consent of any Lender or the Requisite Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Credit Document; provided that the Administrative Agent shall promptly give the Lenders notice of any such amendment, modification or supplement.

(g)                                  Notwithstanding the foregoing, Repricing Transactions shall be permitted without the approval or consent of the Lenders other than any Lender holding Term Loans subject to such Repricing Transactions that will continue as a Lender hereunder in respect of the repriced tranche of Loans or modified Loans.

10.9                        Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender, shall be limited to the Maximum Rate; provided that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation.

10.10                 Entire Agreement.  This Agreement, the other Credit Documents and the agreements regarding certain fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof.  Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Credit Documents.  Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect.  Nothing in this Agreement or in the other Credit Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Credit Documents.

10.11                 WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR

OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

10.12                 Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Credit Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.  The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

10.13                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 10.3.  Delivery of an executed counterpart to this Agreement by facsimile or other electronic transmission (e.g., “PDF” or “TIFF”) shall be as effective as delivery of a manually signed original.

10.14                 Headings.  Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

10.15                 Jurisdiction; Consent to Service of Process.

(a)                                 Each party hereto irrevocably and unconditionally submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party to the exclusive general jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court,” and together with the New York Supreme Court, the “New York Courts”) and appellate courts from either of them and agrees that any such action or proceeding shall be brought solely in such New York Courts; provided that nothing in this agreement shall be deemed or operate to preclude (i) any agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of the Administrative Agent or the Collateral Agent, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment, (iii) if all such New York Courts decline jurisdiction over any person, or decline (or, in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction and (iv) in the event a legal action or proceeding is brought against any party hereto or involving any of its assets or property in another court (without any collusive assistance by such party or any of its subsidiaries or affiliates), such party from asserting a claim or defense (including any claim or defense that this Section 10.16 would otherwise require to be asserted in a legal action or proceeding in a New York Court) in any such action or proceeding.

(b)                                 Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Credit Documents in any New York Court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)                                  Each Credit Party hereby irrevocably and unconditionally:

(i)                                     appoints the Borrower, with an office specified in Schedule 10.1, as the authorized agent (in such capacity, the “Authorized Agent”) upon whom process may be served in any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated herein.

(ii)                                  agrees that service of process in any such action or proceeding may be effected by delivering a copy of such process to the Credit Parties in the care of the Authorized Agent at such Authorized Agent’s above address, and by mailing a copy thereof by registered or certified mail (or substantially similar form of mail), postage prepaid, to the Credit Parties at the address set forth in Schedule 10.1.

(d)                                 Each Credit Party hereby represents and warrants that the Authorized Agent has accepted such appointment and has agreed to act as agent for service of process, and each Credit Party agrees to take any and all actions that may be necessary to continue such appointment in full force and effect as aforesaid.  Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon such Credit Party.

10.16                 Confidentiality.  Each of the Lenders and each of the Agents agrees that it shall maintain in confidence any information relating to the Borrower and any of the subsidiaries furnished to it by or on behalf of the Borrower or any of the subsidiaries (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party of its Related Parties, (b) has been independently developed by such Lender or such Agent without violating this Section 10.16, as evidenced by its written records, or (c) was available to such Lender or such Agent from a third party having, to such Person’s knowledge, no obligations of confidentiality to the Borrower or any other Credit Party) and shall not reveal the same other than to its respective officers, directors, employees, stockholders, partners, members, accountants, attorneys, agents, representatives and advisors with a need to know or to any Person that approves or administers the Loans on behalf of such Lender or such Agent (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 10.16), except:  (A) to the extent necessary to comply with law or any legal, judicial or administrative process, as otherwise required by law or the requests of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities including the National Association of Insurance Commissioners or

the National Association of Securities Dealers, Inc., (C) to its parent companies, Affiliates or auditors (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 10.16), (D) in order to enforce its rights under any Credit Document in a legal proceeding, (E) to any pledge under Section 10.4(e) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such Person shall have been instructed to keep the same confidential in accordance with this Section 10.16), (F) to any direct or indirect contractual counterparty in Hedge Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.16), and (G) on a confidential basis to (x) any rating agency in connection with rating the Borrower or any of its subsidiaries or the Loans hereunder, the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities, or (y) market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the other Credit Documents.  Notwithstanding the foregoing, no such information shall be disclosed to a Disqualified Lender that constitutes a Disqualified Lender at the time of such disclosure without the Borrower’s prior written consent.

10.17                 Platform; Borrower Materials.  The Borrower hereby acknowledges that (a) the Administrative Agent or the Arrangers will make available to the Lenders materials or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be Public Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities.  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (a) all the Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof, (b) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, each Arranger and the Lenders to treat the Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States securities laws, (c) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor,” and (d) the Administrative Agent and the Arrangers shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”.

10.18                 Release of Liens and Guarantees.

(a)                                 The Administrative Agent, Collateral Agent, Lenders and the L/C Issuers hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be released and, to the extent permitted under applicable law, automatically released:  (i) as set forth in Section 10.18(c), Section 10.18(d) or Section 10.18(e) below; (ii) upon the sale or other disposition of such Collateral by any Credit Party to a Person that is not (and is not required to become) a Credit Party in a transaction not prohibited by this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by an Authorized Officer of the Borrower upon its reasonable request without further inquiry), (iii) if the release of such Lien is approved, authorized or ratified in writing by the Requisite Lenders (or such other Lenders whose consent may be required in accordance with Section 10.8(b)), (iv) to the extent that the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guaranteed Obligation in accordance with clause (b) below and Section 10.8(c), (v) to the extent any asset or property constitutes Excluded Property, (vi) as required by the Collateral Agent to effect any sale or disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Collateral Documents.  Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or Obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale or disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents.

(b)                                 In addition, the Administrative Agent, Collateral Agent, Lenders and the L/C Issuers hereby irrevocably agree that a Guarantor shall be released from the guarantees and the Collateral Documents upon consummation of any transaction not prohibited hereunder resulting in such Guarantor ceasing to constitute a Guarantor or a subsidiary or otherwise becoming an Excluded Subsidiary as a result of a transaction or designation permitted hereunder (and, in each case, the Collateral Agent may rely conclusively on a certificate to that effect provided to it by an Authorized Officer of the Borrower upon its reasonable request without further inquiry).

(c)                                  Notwithstanding anything to the contrary contained herein or any other Credit Document, upon request of the Borrower, the Administrative Agent or the Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any other Secured Party) take such actions as shall be required to release or subordinate any Lien on any property granted to or held by the Collateral Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 6.2 to be senior to the Liens of the Collateral Agent on such property; provided that, prior to any such request, the Borrower shall have in each case delivered to the Administrative Agent a certificate of an Authorized Officer of the Borrower certifying that such Lien is permitted to be senior to the Liens under this Agreement or that such property is Excluded Property, as applicable.

(d)                                 Notwithstanding anything to the contrary contained herein or in any other Credit Document, the Lenders and the L/C Issuers hereby irrevocably authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents and agreements and take any action necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this Section 10.18, all without the requirement of notice to or the further consent or joinder of any Lender or L/C Issuer.  Any representation, warranty or covenant contained in any Credit Document relating to any such Collateral or Guarantor shall no longer be deemed to be made.  In connection with any release hereunder, the Administrative Agent and the Collateral Agent shall promptly (and the Lenders and the L/C Issuers hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower, at the Borrower’s expense, in connection with the release of any Liens created by any Credit Document in respect of such Restricted Subsidiary, property or asset.

(e)                                  Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations (other than any (i) Obligations in respect of any Secured Hedge Agreements, (ii) Obligations in respect of any Secured Cash Management Agreements, and (iii) contingent or indemnification obligations not yet due and payable and for which no claim has been asserted) have been paid in full in cash or equivalents thereof, all Commitments have terminated or expired and no Letter of Credit shall be outstanding that is not Cash Collateralized or back-stopped, upon request of the Borrower, the Administrative Agent and/or the Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Lender) take such actions (and each Lender hereby authorizes the Administrative Agent and Collateral Agent to take such actions) as shall be required to release its Liens on and any other security interest in all Collateral, and to release all obligations under any Credit Document, whether or not on the date of such release there may be any (i) Obligations in respect of any Secured Hedge Agreements, (ii) Obligations in respect of any Secured Cash Management Agreements, and (iii) contingent or indemnification obligations not yet due and payable and for which no claim has been asserted.  Any such release of Obligations shall be deemed subject to the provision that such Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

10.19                 Judgment.  The Obligations of the Borrower due to any party hereto shall, notwithstanding any judgment in a currency (the “judgment currency”) other than Dollars, be discharged only to the extent that on the Business Day following receipt by such party of any sum adjudged to be so due in the judgment currency such party may, in accordance with normal banking procedures, purchase Dollars with the judgment currency; if the amount of Dollars so purchased is less than the sum originally due to such party in Dollars, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such party against such loss; if the amount of Dollars so purchased exceeds the sum originally due to any party to this Agreement, such party agrees to remit to the Borrower such excess.

10.20                 USA PATRIOT Act Notice.  Each Lender that is subject to the USA PATRIOT Act, and the Administrative Agent (for itself and not on behalf of any Lender), hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name, address and tax identification of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Credit Party in accordance with the USA PATRIOT Act.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) may also, pursuant to the applicable AML Legislation, be required to obtain, verify and record information regarding the Credit Parties, their directors, authorized signing officers, direct or indirect shareholders and the Transactions contemplated hereby.  Each Credit Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable AML Legislation, including the USA PATRIOT Act.

10.21                 Acknowledgements.  The Borrower hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Lender Parties and the Credit Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Credit Documents, irrespective of whether the Lender Parties have advised or are advising the Credit Parties on other matters, and the relationship between the Lender Parties, on the one hand, and the Credit Parties, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Lender Parties, on the one hand, and the Credit Parties, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do the Credit Parties rely on, any fiduciary duty to the Credit Parties or their Affiliates on the part of the Lender Parties, (c) the Credit Parties are capable of evaluating and understanding, and the Credit Parties understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Credit Documents, (d) the Credit Parties have been advised that the Lender Parties are engaged in a broad range of transactions that may involve interests that differ from the Credit Parties’ interests and that the Lender Parties have no obligation to disclose such interests and transactions to the Credit Parties, (e) the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent the Credit Parties have deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Credit Documents, (f) each Lender Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Credit Parties, any of their Affiliates or any other Person, (g) none of the Lender Parties has any obligation to the Credit Parties or their Affiliates with respect to the transactions contemplated by this Agreement or the other Credit Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Lender Party and the Credit Parties or any such Affiliate, and (h) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lender Parties or among the Lender Parties and the Credit Parties.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

LANNETT COMPANY, INC.,
as the Borrower

By:	/s/ Arthur P. Bedrosian
Name: Arthur P. Bedrosian
Title: Chief Executive Officer

LANETT HOLDINGS, INC.,
as a Guarantor

By:	/s/ Arthur P. Bedrosian
Name: Arthur P. Bedrosian
Title: Vice President

CODY LABORATORIES, INC.
as a Guarantor

By:	/s/ Marsha Keefe
Name: Marsha Keefe
Title: Secretary

SILARX PHARMACEUTICALS, INC.
as a Guarantor

By:	/s/ Kevin Balthaser
Name: Kevin Balthaser
Title: Treasurer

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent

By:	/s/ Nehal Abdel Hakim
Name:	Nehal Abdel Hakim
Title:	Authorized Signatory

MORGAN STANLEY SENIOR FUNDING, INC.,
as Collateral Agent

By:	/s/ Nehal Abdel Hakim
Name:	Nehal Abdel Hakim
Title:	Authorized Signatory

MORGAN STANLEY SENIOR FUNDING, INC.,
as Lender, Swing Line Lender and L/C Issuer

By:	/s/ Nehal Abdel Hakim
Name:	Nehal Abdel Hakim
Title:	Authorized Signatory

ROYAL BANK OF CANADA,
as Lender

By:	/s/ Steven T. Bachman
Name: Steven T. Bachman
Title: Authorized Signatory

CITIBANK, N.A.,
as Lender

By:	/s/ Luke Hirneisen
Name: Luke Hirneisen
Title: Vice President

CITIZEN’S BANK, NATIONAL ASSOCIATION,
as Lender

By:	/s/ Jason Miller
Name: Jason Miller
Title: Managing Director

PNC BANK, NATIONAL ASSOCIATION,
as Lender

By:	/s/ John M. DiNapoli
Name: John M. DiNapoli
Title: Senior Vice President

BANK OF MONTREAL,
as Lender

By:	/s/ Eric Oppenheimer
Name: Eric Oppenheimer
Title: Director

FLAGSTAR BANK, FSB,
as Lender

By:	/s/ Elizabeth K. Hausman
Name: Elizabeth K. Hausman
Title: First Vice President

Appendix A-1

Initial Tranche A Term Loan Commitments

Initial Tranche A Lender	Initial Tranche A Commitment
Morgan Stanley Senior Funding, Inc.	$202,500,000
Bank of Montreal	$37,500,000
Flagstar Bank, FSB	$35,000,000
Total:	$275,000,000

Appendix A-2

Initial Tranche B Term Loan Commitments

Initial Tranche B Lender	Initial Tranche B Commitment
Morgan Stanley Senior Funding, Inc.	$635,000,000
Total:	$635,000,000

Appendix A-3

Revolving Commitments

Revolving Lender	Revolving Commitment
Morgan Stanley Senior Funding, Inc.	$43,750,000
Royal Bank of Canada	$43,750,000
Citibank, N.A.	$30,000,000
Citizens Bank, National Association	$2,875,000
PNC Bank, National Association	$4,625,000
Total:	$125,000,000

Schedule 1.1(a)

Guarantors

Cody Laboratories, Inc.
Lannett Holdings, Inc.
Silarx Pharmaceuticals, Inc.

Schedule 1.1(b)

Immaterial Subsidiaries

“Darmantest Laboratories” Limited Liability Company
Stoneleigh Realty LLC
Talent Pharma, LLC

Schedule 1.1(c)

Unrestricted Subsidiaries

None.

Schedule 4.4

Filings, Governmental Approvals and Third Party Consents

Consents, Approvals or Authorizations:

Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Registrations, Declarations or Filings:

None.

Schedule 4.8

Equity Interests

Name	Jurisdiction of Incorporation, Formation or Organization	Owner	Percentage of Each Class of Equity Interests
Cody Laboratories, Inc.	Wyoming	Lannett Company, Inc.	100%
Lannett Holdings, Inc.	Delaware	Lannett Company, Inc.	100%
Silarx Pharmaceuticals, Inc.	New York	Lannett Company, Inc.	100% Class A Voting Common Stock
		Lannett Company, Inc.	100% Class B Non-Voting Common Stock
Stoneleigh Realty LLC	New York	Lannett Company, Inc.	100%
Talent Pharma, LLC	Delaware	Lannett Company, Inc.	100%
Cody LCI Realty, LLC	Wyoming	Lannett Company, Inc.	50%
“Darmantest Laboratories” Limited Liability Company	Armenia	Lannett Company, Inc.	99.9998%

Schedule 4.9

Actions, Suits and Proceedings

•                  Certain federal and state governmental agencies, including the U.S. Department of Justice and the U.S. Department of Health and Human Services, have been investigating issues surrounding pricing information reported by drug manufacturers and used in the calculation of reimbursements as well as sales and marketing practices. While Lannett has only used Suggested Wholesale Prices since 2000, the federal government, certain state agencies, and private payors are investigating and have begun to file court actions related to pharmaceutical companies’ reporting practices with respect to average wholesale price (“AWP”), alleging that the practice of reporting prices for pharmaceutical products has resulted in a false and overstated AWP, which in turn is alleged to have improperly inflated the reimbursement paid by Medicare beneficiaries, insurers, state Medicaid programs, medical plans, and others to health care providers who prescribed and administered those products. In addition, some of these same payors are also alleging that companies are not reporting their “best price” to the states under the Medicaid program. Lannett is not currently subject to any such investigations or actions and having not used AWP pricing since 2000 would not likely become subject to these investigations.

•                  In July 2014, Lannett and at least one of its competitors each received a subpoena and interrogatories from the Connecticut Attorney General’s Office concerning its investigation into the pricing of digoxin.  Lannett maintains that it has acted in accordance with all applicable rules and regulations with respect to the pricing of all of its products, including digoxin.

Schedule 4.16

Environmental Matters

None.

Schedule 4.18

Insurance

Loan Party	Type of Insurance	Carrier	Policy Number
Lannett Company, Inc.	Property	Federal Insurance Co.	3584-04-08
Lannett Company, Inc.	Commercial Automobile	Federal Insurance Co.	7353-89-62
Lannett Company, Inc.	Exporter’s	Great Northern Insurance Company	9948-18-73
Lannett Company, Inc.	Commercial Umbrella	Federal Insurance Co.	7983-69-41
Lannett Company, Inc.	Worker’s Compensation / Employer’s Liability	Travelers Property & Casualty Co.	PMB-1169
Lannett Company, Inc.	Products Liability	Federal Insurance Co.	3584-04-40
Lannett Company, Inc.	Excess Products Liability	Ironshore Specialty Ins Co	001402102
Lannett Company, Inc.	Director’s & Officer’s Liability	National Union Fire Insurance Co. of Pittsburgh, PA	01-593-12-68
Lannett Company, Inc.	Fiduciary Liability	National Union Fire Insurance Co. of Pittsburgh, PA	01-593-02-57
Lannett Company, Inc.	License and/or Permit: Pharmaceuticals Wholesaler- State of Florida	Travelers Casualty & Surety Company of America	104818986
Lannett Company, Inc.	License and/or Permit: Pharmaceuticals Wholesaler- State of California	Travelers Casualty & Surety Company of America	104818987
Lannett Company, Inc.	License and/or Permit: Wholesale Drug Distributor- State of Maryland	Travelers Casualty & Surety Company of America	105181094
Lannett Company, Inc.	License and/or Permit: Wholesale	Travelers Casualty & Surety Company of America	105542453

Drug Distributor- Nebraska
Lannett Company, Inc.	License and/or Permit: Prescription Drug Wholesaler- Wisconsin	Travelers Casualty & Surety Company of America	105716669

Schedule 4.21

Intellectual Property

None.

Schedule 5.11

Post-Closing Deliverables

1.              Borrower shall cause to be delivered to the Administrative Agent within 90 days after the Closing Date (unless extended by the Administrative Agent in its reasonable discretion), insurance certificates and endorsements.

2.              Borrower shall cause to be delivered to the Administrative Agent within 10 Business Days after the Closing Date, that certain Second Amended and Restated Revolving Credit Note, dated as of November 9, 2015, in the maximum principal amount of $100,000,000, made by Cody Laboratories, Inc. in favor of Lannett Company, Inc. pursuant to that certain Second Amended and Restated Revolving Credit Agreement, dated as of November 9, 2015, by and between Cody Laboratories, Inc. and Lannett Company, Inc., together with an instrument of transfer with respect thereto endorsed in blank.

3.              Borrower shall cause to be delivered to the Administrative Agent within 10 Business Days after the Closing Date, a revolving credit note made by Lannett Company, Inc. in favor of Lannett Holdings, Inc. in the maximum principal amount of $60,000,000 pursuant to that certain Loan Agreement, dated as of May 19, 2004, between Lannett Holdings, Inc. and Lannett Company, Inc., as amended by that certain First Amendment to Loan Agreement, dated as of January 1, 2002, between Lannett Holdings, Inc. and Lannett Company, Inc., that certain Second Amendment to Loan Agreement, dated as of November 7, 2008, between Lannett Holdings, Inc. and Lannett Company, Inc., that certain Third Amendment to Loan Agreement, dated as of February 17, 2011, between Lannett Holdings, Inc. and Lannett Company, Inc., that certain Fourth Amendment to Loan Agreement, dated as of November 14, 2013, between Lannett Holdings, Inc. and Lannett Company, Inc. and that certain Fifth Amendment to Loan Agreement, dated as of November 13, 2014, between Lannett Holdings, Inc. and Lannett Company, together with an instrument of transfer with respect thereto endorsed in blank.

4.              Borrower shall cause to be delivered to the Administrative Agent within 90 days after the Closing Date (unless extended by the Administrative Agent in its reasonable discretion), written confirmation of the dissolution of Net Holdings, Inc., a New Jersey corporation.

5.              To the extent permitted by applicable law, and if necessary or desirable to perfect a security interest therein, Borrower shall cause a pledge of the equity interests set forth on Schedule 4.8 of each of Stoneleigh Realty LLC, a New York limited liability company, Talent Pharma, LLC, a Delaware limited liability company, and “Darmantest Laboratories” Limited Liability Company, a limited liability company organized under the laws of Armenia, to be recorded on the equityholder register or the books of the respective issuer, execute any customary pledge forms or other documents necessary or appropriate to complete the pledge and give the Collateral Agent the right to transfer such pledged equity interests under the terms of the Pledge and Security Agreement, in each case within 90 days after the Closing Date (unless extended or waived by the Administrative Agent in its reasonable discretion).

Schedule 6.1(a)

Certain Indebtedness

Second Amended and Restated Revolving Credit Note, dated as of November 9, 2015, in the maximum principal amount of $100,000,000, made by Cody Laboratories, Inc. in favor of Lannett Company, Inc. pursuant to that certain Second Amended and Restated Revolving Credit Agreement, dated as of November 9, 2015, by and between Cody Laboratories, Inc. and Lannett Company, Inc.

Revolving Credit Note, dated May 19, 2004, made by Lannett Company, Inc. in favor of Lannett Holdings, Inc. pursuant to that certain Loan Agreement, dated as of May 19, 2004, between Lannett Holdings, Inc. and Lannett Company, Inc., as amended by that certain First Amendment to Loan Agreement, dated as of January 1, 2002, between Lannett Holdings, Inc. and Lannett Company, Inc., that certain Second Amendment to Loan Agreement, dated as of November 7, 2008, between Lannett Holdings, Inc. and Lannett Company, Inc., that certain Third Amendment to Loan Agreement, dated as of February 17, 2011, between Lannett Holdings, Inc. and Lannett Company, Inc., that certain Fourth Amendment to Loan Agreement, dated as of November 14, 2013, between Lannett Holdings, Inc. and Lannett Company, Inc. and that certain Fifth Amendment to Loan Agreement, dated as of November 13, 2014, between Lannett Holdings, Inc. and Lannett Company, Inc., in the maximum principal amount of $60,000,000.

Schedule 6.2

Certain Liens

None.

Schedule 6.3(h)

Certain Investments

[See attached.]

Schedule 6.5(c)

Certain Restricted Payments

None.

Schedule 6.6(b)

Certain Affiliate Transactions

None.

Schedule 6.8

Non-Permitted Encumbrances

None.

Schedule 10.1

Notice Addresses

To Borrower or Guarantors:

Lannett Company, Inc.
9000 State Road
Philadelphia, Pennsylvania 19136
Attention:  Arthur P. Bedrosian, Chief Executive Officer

Email Address:  apbedrosian@lannett.com
Telephone No.: (215) 333-9000
Facsimile No.: (215) 671-0663
Website: http://www.lannett.com

with copies to (which shall not constitute notice):

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention:  Scott B. Selinger

Email Address: sbselinger@debevoise.com
Telephone No.: (212) 909-6191
Facsimile No.: (212) 909-6836

and

Fox Rothschild LLP
2000 Market Street, 20th Floor
Philadelphia, Pennsylvania 19103
Attention: Bradley S. Rodos

Email Address: brodos@foxrothschild.com
Telephone No.: (215) 299-2180
Facsimile No.: (215) 299-2150

To the Administrative Agent:

Morgan Stanley Senior Funding, Inc., as Administrative Agent

1585 Broadway

New York, New York 10036

Attention: Crystal Dadd and Dana Zeller

Email Address:	MSAGENCY@morganstanley.com
Crystal.Dadd@morganstanley.com
Dana.Zeller@morganstanley.com

Telephone No.: (917) 260-5355

To the Collateral Agent:

Morgan Stanley Senior Funding, Inc., as Collateral Agent

1300 Thames Street, 4th Floor

Thames Street Wharf

Baltimore, MD 21231

Attention: Steven Delany and Kimberly Reed

Email Address:	DOCS4LOANS@morganstanley.com
Steven.Delany@morganstanley.com
Kimberly.Reed@morganstanley.com

EXHIBIT A-1

[FORM OF]
FUNDING NOTICE

To:                             Morgan Stanley Senior Funding, Inc.,

[as Administrative Agent for

the Lenders referred to below][as Swing Line Lender](2)

, 20    (3)

Ladies and Gentlemen:

Reference is made to the Credit and Guaranty Agreement, dated as of November 25, 2015 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”), among Lannett Company, Inc. (the “Borrower”), the guarantors party thereto from time to time, Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent, and the lenders party thereto from time to time.  Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Credit Agreement.

The undersigned hereby gives you notice pursuant to Section [2.1][2.2][2.23](4) of the Credit Agreement that it requests a borrowing under the Credit Agreement [to be made on the Closing Date](5), and in that connection sets forth below the terms on which such borrowing is requested to be made:

1.	Date of Borrowing/Drawing (the “Credit Date”) (which shall be a Business Day):

2.	Principal Amount(6) of Borrowing and Currency:	[$]

(2)         Include first bracketed alternative for Term Loans and Revolving Loans; include second bracketed alternative for Swing Line Loans.

(3)         Must be notified (x) with respect to Initial Tranche A Term Loans and Initial Tranche B Term Loans under Section 2.1, in writing by delivery of a Funding Notice signed by the Borrower, by no later than 9:00 a.m. (New York City time) on the Closing Date, (y) with respect to Revolving Loans under Section 2.2, in writing by delivery of a Funding Notice signed by the Borrower not later than 11:00 a.m. (New York City time) (a) at least three (3) Business Days in advance of the proposed Credit Date in the case of a Eurocurrency Rate Borrowing and (b) at least one (1) Business Day in advance of the proposed Credit Date in the case of a Revolving Loan that is a Base Rate Loan, and (z) with respect to Swing Line Loans under Section 2.23, in writing by delivery of a Funding Notice signed by the Borrower not later than 1:00 p.m. (New York City time) on the date of the proposed Credit Date.

(4)         Include 2.1 for Initial Tranche A Term Loans and Initial Tranche B Term Loans.  Include 2.2 for Revolving Loans.  Include 2.23 for Swing Line Loans.

(5)         Include on Closing Date only.

(6)         Each Borrowing of Revolving Loans must be in a minimum amount of $500,000.  Each multiple in excess of the foregoing must be in multiples of $250,000.

Credit and Guaranty Agreement

Exhibit A-1-243

3.	Type of Borrowing(7)

4.	Class of Borrowing(8)

5.

[This Funding Notice relates to a Borrowing of Revolving Loans.  For purposes of determining the appropriate Pricing Level, the First Lien Net Leverage Ratio [and relevant calculations are set forth on Annex 1 hereto and Schedule 1 thereto] [should be deemed to be greater than [   ]:1.00].  Please refer to Annex 1 and Annex 2 hereto for additional required information regarding this Funding Notice.](9)

6.	Interest Period(10)

7.	The account of the Borrower to which proceeds of the Loans requested on the Credit Date are to be made available by the Administrative Agent to the Borrower are as follows:

Bank Name:

Bank Address:

ABA Number:

Account:

Attention:

Reference:

The Borrower hereby certifies that:

1.                                      Each of the representations and warranties made by any Credit Party in or pursuant to the Credit Documents shall be true and correct in all material respects on and as of the Credit Date contemplated hereby (and after giving effect to the credit extensions requested hereunder) as if made on and as of such date, except (A) to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and (B) that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects; and

2.                                      No Default or Event of Default shall have occurred and be continuing on the Credit Date contemplated hereby and after giving effect to the extensions of credit requested to be made hereunder and upon application of the proceeds thereof.

[Remainder of page intentionally left blank]

(7)         Specify a Eurocurrency Rate Borrowing, a Base Rate Borrowing, and, if more than one Class of the foregoing exists, the specific Class thereof.

(8)         Specify if the Borrowing is an Initial Tranche A Term Loan, Initial Tranche B Term Loan, Initial Revolving Loan, Swing Line Loan, Incremental Term Loan, Incremental Revolving Loan, Refinancing Term Loan, Refinancing Revolving Loan, Extended Term Loan or Loan relating to Extended Revolving Commitment.

(9)         Include additional information on Annex 1 for Borrowings of Revolving Loans.

(10)  Include in the case of Eurocurrency Rate Loans.  The initial interest period applicable to a Eurocurrency Rate Borrowing shall be subject to the definition of “Interest Period”.

Exhibit A-1-244

Lannett Company, Inc.,
as the Borrower

By:
Name:
Title:

Exhibit A-1-245

Annex 1

Funding Notice

Pricing Grid — Applicable Margin Determination for Revolving Loans

First Lien Net Leverage Ratio
1.	Consolidated Total Debt =	$[ ]

2.	Unrestricted Cash =	$[ ]

3.	Total of line 1 minus line 2 =	$[ ]

4.	Consolidated Adjusted EBITDA =	$[ ]

5.	Ratio of line 3 to line 4 =	[ ]:1.00

Supporting detail showing the calculation of the First Lien Net Leverage Ratio is attached hereto as Schedule 1 to this Annex 1.

The Applicable Margin set forth in the Pricing Grid for this Borrowing will be [     ]%.(11)

(11)       Insert applicable rate from Pricing Grid in Credit Agreement.  If no First Lien Net Leverage Ratio calculation is provided, set the Pricing Grid level assuming the First Lien Net Leverage Ratio is greater than [  ]:1.00.

Exhibit A-1-246

Annex 1

SCHEDULE 1

Calculation of
First Lien Net Leverage Ratio

First Lien Net Leverage Ratio:  Consolidated Total Debt secured by a Lien on the assets of any Credit Party over Unrestricted Cash to Consolidated Adjusted EBITDA

(1)         Consolidated Total Debt secured by a Lien on the assets of any Credit Party (other than (x) Liens that are junior or subordinated to the Liens on the Collateral securing the Obligations and (y) Liens on Collateral consisting of property or assets held in defeasance or deposited in trust for redemption, repayment, retirement, satisfaction, discharge or defeasance or similar arrangement for the benefit of indebtedness secured thereby):

(a) Consolidated Total Debt as of [ ], 20[•]:

(i)                                     an amount equal to the aggregate principal amount of all Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date and determined on a consolidated basis in accordance with GAAP consisting of the types of Indebtedness set forth in clauses (a), (b), (d), (f), (h) (to the extent of unreimbursed amounts under Letters of Credit) and (i) of the definition of “Indebtedness” and all guarantees by the Borrower or any of its Restricted Subsidiaries of Indebtedness described in the foregoing clauses of others

(ii) but excluding:

(1) Indebtedness in respect of letters of credit, except to the extent of drawn and unreimbursed amounts thereunder; and

(2) all obligations under Hedge Agreements

(3) Indebtedness secured by Liens that are junior or subordinated to the Liens on the Collateral securing the Obligations

(4)               Indebtedness secured by Liens on Collateral consisting of property or assets held in defeasance or deposited in trust for redemption, repayment, retirement, satisfaction, discharge or defeasance or similar arrangement for the benefit of indebtedness secured thereby

Exhibit A-1-247

(5) any Indebtedness that is unsecured

(b) Consolidated Total Debt: (line (a)(i) – (a)(ii)):

2. Unrestricted Cash:

3. Consolidated Total Debt (Net) – (line (1)(b) minus line (2))

4. Consolidated Adjusted EBITDA =

Consolidated Net Income: the net income (or loss) of the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis:

(a) plus to the extent deducted (and not added back) in arriving at such Consolidated Net Income, the sum, without duplication, of:

(i)                                     provision for Taxes based on income or profits or capital, including state, provincial, franchise, excise and similar Taxes and foreign withholding Taxes of such Person paid or accrued, including any penalties and interest relating to any Tax examinations

(ii) Consolidated Interest Expense for such period

(iii) depreciation and amortization expense of such Person for such period

(iv) extraordinary, non-recurring, unusual or exceptional losses, charges and expenses

(v)                                 losses, charges and expenses relating to the Transactions regardless of when paid (including, without limitation, the write-off of deferred financing fees capitalized on the balance sheet corresponding to the Existing Revolving Credit Agreement, any financial advisory fees, filing fees, accounting fees, legal fees and other similar advisory and consulting fees and related out-of-pocket expenses and other fees, discounts and commissions, including with regard to arranging or syndication)

(vi) (A) actual expenses, costs and charges related to business optimization, relocation or integration; (B) actual expenses, costs and charges related to Permitted Acquisitions after

Exhibit A-1-248

the Closing Date and (C) severance and other restructuring charges actually incurred

(vii)                           losses, charges and expenses relating to asset dispositions or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business (in each case whether or not consummated), as determined in good faith by an Authorized Officer of the Borrower

(viii)                        losses, charges and expenses attributable to disposed or discontinued operations and losses, charges and expenses related to the disposal of disposed, abandoned, closed or discontinued operations

(ix)                              losses, charges and expenses attributable to the early extinguishment or conversion of Indebtedness, Hedge Agreements or other derivative instruments (including deferred financing expenses written off and premiums paid)

(x)                                 charges, expenses and fees incurred, including financial advisory, accounting, auditor, legal and other consulting and advisory fees and any other filing fees and expenses, or any amortization thereof, in connection with any equity offering, acquisition, merger, amalgamation, investment, recapitalization, asset disposition, incurrence or repayment of Indebtedness (including deferred financing expenses), refinancing transaction, restructuring or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any transaction undertaken but not completed) and any non-recurring charges and expenses (including non-recurring merger or amalgamation expenses) incurred as a result of any such transaction

(xi)                              (xi)          the amount of “run rate” cost savings, operating expense reductions and synergies projected by the Borrower in good faith to be realized as a result of specified actions (including, in connection with, mergers and other business combinations, acquisitions, divestitures, and other transactions (including

Exhibit A-1-249

transactions described in clause (x) above)) taken or expected to be taken prior to or during such period (which “run rate” cost savings, operating expense reductions, or synergies shall be subject only to certification by an Authorized Officer of the Borrower and shall be calculated on a Pro Forma Basis as though such cost savings, reductions, or synergies had been realized on the first day of the relevant period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings, reductions or synergies are reasonably identifiable and factually supportable and (B) (x) in the case of mergers and other business combinations, acquisitions and divestitures are expected to be realized (in the good faith determination of the Borrower) within six fiscal quarters after the date of such action and (y) in other cases are expected to be realized within 24 months of the date of determination to take such action

(xii) Net unrealized losses on Hedge Agreements and non-controlling interests

(xiii) any other non-cash losses, charges and expenses, including any write offs or write downs, reducing Consolidated Net Income for such period

(b) minus, (in each case to the extent added in Consolidated Net Income), the sum, without duplication, of:

(i) net unrealized gains on Hedge Agreements and non-controlling interests

(ii) gains relating to asset dispositions or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business

(iii) cash payments during such period on account of accruals on or reserves added to Consolidated Adjusted EBITDA pursuant to clause (a) above

(iv) non-cash gains, excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that were deducted (and not added back) in the

Exhibit A-1-250

calculation of Consolidated Adjusted EBITDA for any prior period

Consolidated Adjusted EBITDA (line (4) plus line (4)(a) minus line (4)(b))

Consolidated Total Debt (minus Unrestricted Cash) to Consolidated Adjusted EBITDA (ratio of line (3) to line (4))	[ ]:1.00

Exhibit A-1-251

EXHIBIT A-2

[FORM OF]
NOTICE OF CONVERSION/CONTINUATION

Reference is made to that certain Credit and Guaranty Agreement, dated as of November 25, 2015, among Lannett Company, Inc. (the “Borrower”), the guarantors party thereto from time to time, Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent, and the lenders party thereto from time to time (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined).  Pursuant to Section 2.7 of the Credit Agreement, the Borrower desires to convert or continue Loans as follows:

1.                                      Date of conversion/continuation:                 ,

2.                                      Amount of Loans being converted/continued:  [$]

3.                                      Class of Loans being converted/continued:

[  ] a.       [         ](1) Term Loans

[  ] b.       Revolving Loans

4.                                      Nature of conversion/continuation:

[  ] a.       Conversion of [Base Rate Loans] to [Eurocurrency Rate Loans]

[  ] b.       Conversion of [Eurocurrency Rate Loans] to [Base Rate Loans]

[  ] c.       Continuation of [Eurocurrency Rate Loans] as such

5.             If Loans are being continued as or converted to Eurocurrency Rate Loans, the duration of the new Interest Period that commences on the conversion/continuation date:                month(s)

[Remainder of page intentionally left blank]

(1)                                 Fill in the appropriate terminology for the Class of Term Loans to be converted/continued (e.g. Term Loans, Incremental Term Loans, etc.).

Exhibit A-2-1

DATED:	LANNETT COMPANY, INC.,
as the Borrower

By:
Name:
Title:

Exhibit A-2-2

EXHIBIT A-3

[FORM OF]
REQUEST FOR L/C CREDIT EXTENSION

Date:            ,

To: [L/C Issuer], as L/C Issuer

[            ]

[L/C Issuer]

[Address]

[Address]

Attention: [      ]

Ladies and Gentlemen:

Reference is made to that certain Credit and Guaranty Agreement, dated as of November 25, 2015, among Lannett Company, Inc. (the “Borrower”), the guarantors party thereto from time to time, Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent, and the lenders party thereto from time to time (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined).

The undersigned hereby requests an [issuance][amendment][extension] of [a] Letter[s] of Credit in the amount of $[          ]. Enclosed herewith is the related Letter of Credit Application,(13) with the information required pursuant to Section 2.3(b) of the Credit Agreement.(14)

The Borrower hereby certifies that:

(13)       Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least three Business Days (or such later date and time as the Administrative Agent and the applicable L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.

(14)       In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof (including a final expiration date in the case of an Auto-Extension Letter of Credit); (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the applicable L/C Issuer may require (which may include the form of the requested Letter of Credit).  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the applicable L/C Issuer may require.  Additionally, the Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the applicable L/C Issuer or the Administrative Agent may require.

Exhibit A-3-1

1.                                      Each of the representations and warranties made by any Credit Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of the Credit Date contemplated hereby (and after giving effect to the credit extensions requested hereunder) as if made on and as of such date, except (A) to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and (B) that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects; and

2.                                      No Default or Event of Default shall have occurred and be continuing on the Credit Date contemplated hereby and after giving effect to the extensions of credit requested to be made hereunder and upon application of the proceeds thereof.

[Remainder of page intentionally left blank]

Exhibit A-3-2

LANNETT COMPANY, INC.,
as the Borrower

By:
Name:
Title:

Exhibit A-3-1

EXHIBIT B-1

[FORM OF]

INITIAL TRANCHE A TERM LOAN NOTE

THIS INITIAL TRANCHE A TERM LOAN NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT UNDER SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.  YOU MAY CONTACT MARTIN P. GALVAN, THE CHIEF FINANCIAL OFFICER OF THE ISSUER, AT 9000 STATE ROAD, PHILADELPHIA, PENNSYLVANIA 19136 OR BY PHONE AT (215) 333-9000, WHO WILL PROVIDE YOU WITH ANY REQUIRED INFORMATION REGARDING THE ORIGINAL ISSUE DISCOUNT, INCLUDING THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE AND THE YIELD TO MATURITY OF THIS NOTE.

$ (1)	(2)
[ ]

FOR VALUE RECEIVED, Lannett Company, Inc., a Delaware corporation (the “Borrower”), promises to pay to                   (3) (“Payee”) or its registered assigns the principal amount of                  (4) ($                        ).  The principal amount of this Initial Tranche A Term Loan Note shall be payable on the dates and in the amounts specified in the Credit Agreement (as defined below).

The Borrower also promises to pay interest on the unpaid principal amount hereof, until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit and Guaranty Agreement dated as of November 25, 2015 among the Borrower, the guarantors party thereto from time to time, Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent, and the lenders party thereto from time to time (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined).

This Initial Tranche A Term Loan Note is one of the Borrower’s “Initial Tranche A Term Loan Notes” and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Initial Tranche A Term Loan evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Initial Tranche A Term Loan Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.  Unless and until an Assignment Agreement effecting the assignment or transfer of this Initial Tranche A Term Loan Note shall have been accepted by Administrative Agent and recorded in the Register as provided in the Credit Agreement, the Borrower and Administrative Agent shall be entitled to deem and treat Payee as the owner and holder of this Initial Tranche A Term Loan Note and the Loan

(1)                                 Insert amount of Lender’s Initial Tranche A Term Loan in numbers.

(2)                                 Insert place of delivery of this Initial Tranche A Term Loan Note.

(3)                                 Insert Lender’s name in capital letters.

(4)                                 Insert amount of Lender’s Initial Tranche A Term Loan in words.

Exhibit B-1-1

evidenced hereby.  Payee hereby agrees, by its acceptance hereof, that before disposing of this Initial Tranche A Term Loan Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Initial Tranche A Term Loan Note shall not limit or otherwise affect the obligations of the Borrower hereunder with respect to payments of principal of or interest on this Initial Tranche A Term Loan Note.

Whenever any payment on this Initial Tranche A Term Loan Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the immediately preceding Business Day and such extension of time shall not be included in the computation of the payment of interest on this Initial Tranche A Term Loan Note, subject, in each case, to the terms of the Credit Agreement.  Notwithstanding the foregoing, in the event the Maturity Date is not a Business Day, any payments required to be made on such date shall be made on the immediately preceding Business Day.

This Initial Tranche A Term Loan Note is subject to mandatory prepayment as provided in the Credit Agreement and to prepayment at the option of the Borrower as provided in the Credit Agreement.

THIS INITIAL TRANCHE A TERM LOAN NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND PAYEE HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST- JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.  THIS INITIAL TRANCHE A TERM LOAN NOTE INCORPORATES BY REFERENCE, AND THE BORROWER AND PAYEE HEREBY AGREE TO BE SUBJECT TO, THE PROVISIONS SET FORTH IN SUBSECTION 10.15 OF THE CREDIT AGREEMENT.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Initial Tranche A Term Loan Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Initial Tranche A Term Loan Note are subject to amendment only in the manner provided in the Credit Agreement.

This Initial Tranche A Term Loan Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement.

To the extent any provision of this Initial Tranche A Term Loan Note is inconsistent with, or conflicts with, any provision of the Credit Agreement, the Credit Agreement shall control.

No reference herein to the Credit Agreement and no provision of this Initial Tranche A Term Loan Note or the Credit Agreement shall alter or impair the obligations of the Borrower, which are absolute and unconditional, to pay the principal of and interest on this Initial Tranche A Term Loan Note at the place, at the respective times, and in the currency prescribed herein and in the Credit Agreement.

The Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Initial Tranche A Term Loan Note.  The Borrower and any endorsers of this Initial Tranche A

Exhibit B-1-2

Term Loan Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

Exhibit B-1-3

IN WITNESS WHEREOF, the Borrower has caused this Initial Tranche A Term Loan Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

LANNETT COMPANY, INC.

By:
Name:
Title:

Exhibit B-1-4

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notion Made By

Exhibit B-1-5

EXHIBIT B-2

[FORM OF]

INITIAL TRANCHE B TERM LOAN NOTE

THIS INITIAL TRANCHE B TERM LOAN NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT UNDER SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.  YOU MAY CONTACT MARTIN P. GALVAN, THE CHIEF FINANCIAL OFFICER OF THE ISSUER, AT 9000 STATE ROAD, PHILADELPHIA, PENNSYLVANIA 19136 OR BY PHONE AT (215) 333-9000, WHO WILL PROVIDE YOU WITH ANY REQUIRED INFORMATION REGARDING THE ORIGINAL ISSUE DISCOUNT, INCLUDING THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE AND THE YIELD TO MATURITY OF THIS NOTE.

$ (1)	(2)
[ ]

FOR VALUE RECEIVED, Lannett Company, Inc., a Delaware corporation (the “Borrower”), promises to pay to                   (3) (“Payee”) or its registered assigns the principal amount of                  (4) ($                        ).  The principal amount of this Initial Tranche B Term Loan Note shall be payable on the dates and in the amounts specified in the Credit Agreement (as defined below).

The Borrower also promises to pay interest on the unpaid principal amount hereof, until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit and Guaranty Agreement dated as of November 25, 2015 among the Borrower, the guarantors party thereto from time to time, Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent, and the lenders party thereto from time to time (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined).

This Initial Tranche B Term Loan Note is one of the Borrower’s “Initial Tranche B Term Loan Notes” and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Initial Tranche B Term Loan evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Initial Tranche B Term Loan Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.  Unless and until an Assignment Agreement effecting the assignment or transfer of this Initial Tranche B Term Loan Note shall have been accepted by Administrative Agent and recorded in the Register as provided in the Credit Agreement, the Borrower and Administrative Agent shall be entitled to deem and treat Payee as the owner and holder of this Initial Tranche B Term Loan Note and the Loan

(1)                                 Insert amount of Lender’s Initial Tranche B Term Loan in numbers.

(2)                                 Insert place of delivery of this Initial Tranche B Term Loan Note.

(3)                                 Insert Lender’s name in capital letters.

(4)                                 Insert amount of Lender’s Initial Tranche B Term Loan in words.

Exhibit B-2-1

evidenced hereby.  Payee hereby agrees, by its acceptance hereof, that before disposing of this Initial Tranche B Term Loan Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Initial Tranche B Term Loan Note shall not limit or otherwise affect the obligations of the Borrower hereunder with respect to payments of principal of or interest on this Initial Tranche B Term Loan Note.

This Initial Tranche B Term Loan Note is subject to mandatory prepayment as provided in the Credit Agreement and to prepayment at the option of the Borrower as provided in the Credit Agreement.

THIS INITIAL TRANCHE B TERM LOAN NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND PAYEE HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST- JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.  THIS INITIAL TRANCHE B TERM LOAN NOTE INCORPORATES BY REFERENCE, AND THE BORROWER AND PAYEE HEREBY AGREE TO BE SUBJECT TO, THE PROVISIONS SET FORTH IN SUBSECTION 10.15 OF THE CREDIT AGREEMENT.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Initial Tranche B Term Loan Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Initial Tranche B Term Loan Note are subject to amendment only in the manner provided in the Credit Agreement.

This Initial Tranche B Term Loan Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement.

To the extent any provision of this Initial Tranche B Term Loan Note is inconsistent with, or conflicts with, any provision of the Credit Agreement, the Credit Agreement shall control.

No reference herein to the Credit Agreement and no provision of this Initial Tranche B Term Loan Note or the Credit Agreement shall alter or impair the obligations of the Borrower, which are absolute and unconditional, to pay the principal of and interest on this Initial Tranche B Term Loan Note at the place, at the respective times, and in the currency prescribed herein and in the Credit Agreement.

The Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Initial Tranche B Term Loan Note.  The Borrower and any endorsers of this Initial Tranche B Term Loan Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

Exhibit B-2-2

IN WITNESS WHEREOF, the Borrower has caused this Initial Tranche B Term Loan Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

LANNETT COMPANY, INC.

By:
Name:
Title:

Exhibit B-2-3

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notion Made By

Exhibit B-2-4

EXHIBIT B-3

[FORM OF]

REVOLVING LOAN NOTE

[$] (1)	(2)
[ ]

FOR VALUE RECEIVED, Lannett Company, Inc., a Delaware corporation (the “Borrower”), promises to pay to                 (3) (“Payee”) or its registered assigns, the lesser of (x)                        (4) ([$]                    ) and (y) the unpaid principal amount of all advances made by Payee to the Borrower as Revolving Loans under the Credit Agreement (as defined below).  The principal amount of this Revolving Loan Note shall be payable on the dates and in the amounts specified in the Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit and Guaranty Agreement dated as of November 25, 2015 among the Borrower, the guarantors party thereto from time to time, Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent, and the lenders party thereto from time to time (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined).

This Revolving Loan Note is one of the Borrower’s “Revolving Loan Notes” and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Revolving Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Revolving Loan Note shall be made in lawful money [of the United States of America] in same day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.  Unless and until an Assignment Agreement effecting the assignment or transfer of this Revolving Loan Note shall have been accepted by Administrative Agent and recorded in the Register as provided in the Credit Agreement, the Borrower and Administrative Agent shall be entitled to deem and treat Payee as the owner and holder of this Revolving Loan Note and the Loans evidenced hereby.  Payee hereby agrees, by its acceptance hereof, that before disposing of this Revolving Loan Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Revolving Loan Note shall not limit or otherwise affect the obligations of the Borrower hereunder with respect to payments of principal of or interest on this Revolving Loan Note.

Whenever any payment on this Revolving Loan Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day

(1)                                 Insert amount of Lender’s Revolving Commitment in numbers.

(2)                                 Insert place of delivery of this Revolving Loan Note.

(3)                                 Insert Lender’s name in capital letters.

(4)                                 Insert amount of Lender’s Revolving Commitment in words.

Exhibit B-3-1

and such extension of time shall be included in the computation of the payment of interest on this Revolving Loan Note, subject, in each case, to the terms of the Credit Agreement.  Notwithstanding the foregoing, in the event the Maturity Date is not a Business Day, any payments required to be made on such date shall be made on the immediately preceding Business Day.

This Revolving Loan Note is subject to mandatory prepayment as provided in the Credit Agreement and to prepayment at the option of the Borrower as provided in the Credit Agreement.

THIS REVOLVING LOAN NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND PAYEE HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.  THIS REVOLVING LOAN NOTE INCORPORATES BY REFERENCE, AND THE BORROWER AND PAYEE HEREBY AGREE TO BE SUBJECT TO, THE PROVISIONS SET FORTH IN SUBSECTION 10.15 OF THE CREDIT AGREEMENT.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Revolving Loan Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Revolving Loan Note are subject to amendment only in the manner provided in the Credit Agreement.

This Revolving Loan Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement.

To the extent any provision of this Revolving Loan Note is inconsistent with, or conflicts with, any provision of the Credit Agreement, the Credit Agreement shall control.

No reference herein to the Credit Agreement and no provision of this Revolving Loan Note or the Credit Agreement shall alter or impair the obligations of the Borrower, which are absolute and unconditional, to pay the principal of and interest on this Revolving Loan Note at the place, at the respective times, and in the currency prescribed herein and in the Credit Agreement.

The Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Revolving Loan Note.  The Borrower and any endorsers of this Revolving Loan Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

Exhibit B-3-2

IN WITNESS WHEREOF, the Borrower has caused this Revolving Loan Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

LANNETT COMPANY, INC.,

By:
Name:
Title:

Exhibit B-3-3

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notion Made By

Exhibit B-3-4

EXHIBIT C

[FORM OF]

COMPLIANCE CERTIFICATE

The undersigned hereby certifies, on behalf of Lannett Company, Inc., a Delaware corporation (the “Company”), as [Title] of the Company and not in [his][her] individual capacity, that:

(1)           I am the duly elected [Title] of the Company;

(2)           I have reviewed the terms of that certain Credit and Guaranty Agreement dated as of November 25, 2015 as amended, restated, supplemented or otherwise modified and in effect as of the date hereof (said Credit and Guaranty Agreement, as so amended, restated, supplemented or otherwise modified and in effect from time to time, being the “Credit Agreement”, the terms defined therein and not otherwise defined in this Certificate (including Attachment No. 1 annexed hereto and made a part hereof) being used in this Certificate as therein defined), among the Company, the guarantors party thereto from time to time, Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent, and the lenders party thereto from time to time, and the terms of the other Credit Documents, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Company and its subsidiaries during the accounting period covered by the attached financial statements;

(3)           No Event of Default or Default has occurred that is continuing during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth below]; and

[Use the following for fiscal year-end financial statements]

(4)           Set forth on Attachment No. 1 annexed hereto are (i) a true and accurate calculation of the First Lien Net Leverage Ratio (on a Pro Forma Basis), (ii) a true and accurate calculation of the Secured Net Leverage Ratio (on a Pro Forma Basis), [and (iii) a true and accurate calculation of Excess Cash Flow for the applicable Excess Cash Flow Period,](1) in each case in compliance with Section 5.4(c) of the Credit Agreement.

[Use the following for fiscal quarter-end financial statements]

(4)           Set forth on Attachment No. 1 annexed hereto are (i) a true and accurate calculation of the First Lien Net Leverage Ratio (on a Pro Forma Basis), and (ii) a true and accurate calculation of the Secured Net Leverage Ratio (on a Pro Forma Basis), in each case in compliance with Section 5.4(c) of the Credit Agreement.

[Set forth [below] [in a separate attachment to this Certificate] are all exceptions to paragraph (3) above listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Company has taken, is taking, or proposes to take with respect to each such condition or event:                                             ].

(1)  Commencing with the Fiscal Year ending June 30, 2017.

Exhibit C-1

The foregoing certifications, together with the computations set forth in Attachment No. 1 annexed hereto and made a part hereof and the financial statements delivered with this Certificate in support hereof, are made and delivered this            day of              , 20   pursuant to subsection 5.4(c) of the Credit Agreement.

LANNETT COMPANY, INC.

By:
Name:
Title:

Exhibit C-2

ATTACHMENT NO. 1
TO COMPLIANCE CERTIFICATE

This Attachment No. 1 is attached to and made a part of a Compliance Certificate dated as of             ,      and pertains to the period from             ,      to             ,     .  Section references herein relate to subsections of the Credit Agreement.(1)

First Lien Net Leverage Ratio

1.                                     Consolidated Total Debt secured by a Lien on the assets of any Credit Party (other than (x) Liens that are junior or subordinated to the Liens on the Collateral securing the Obligations and (y) Liens on Collateral consisting of property or assets held in defeasance or deposited in trust for redemption, repayment, retirement, satisfaction, discharge or defeasance or similar arrangement for the benefit of indebtedness secured thereby) (minus the aggregate amount of Unrestricted Cash of the Borrower or any Restricted Subsidiary):

$
2. Consolidated Adjusted EBITDA for the trailing four Fiscal Quarters ending on :	$
3. First Lien Net Leverage Ratio (1):(2):	:1.00
[4. Maximum ratio permitted under Section 6.10:	[ ]:1.00](2)
Secured Net Leverage Ratio

1.                                     Consolidated Total Debt secured by a Lien on the assets of any Credit Party (other than Liens on Collateral consisting of property or assets held in defeasance or deposited in trust for redemption, repayment, retirement, satisfaction, discharge or defeasance or similar arrangement for the benefit of indebtedness secured thereby) (minus the aggregate amount of Unrestricted Cash of the Borrower or any Restricted Subsidiary):

$
2. Consolidated Adjusted EBITDA for the trailing four Fiscal Quarters ending on :	$
3. Secured Net Leverage Ratio (1):(2):	:1.00
[4. Maximum ratio permitted under Section 6.11:	[ ]:1.00](3)
[Excess Cash Flow (for the Fiscal Year ended )(4)
Sum of: 1. Consolidated Net Income of the Borrower and its Restricted	$

(1)                                 In the event of any conflict or inconsistency between the provisions of this Compliance Certificate and the Credit Agreement, the provisions of the Credit Agreement shall control.

(2)                                 Only applicable when a Covenant Trigger Event has occurred.

(3)                                 Only applicable when a Covenant Trigger Event has occurred.

(4)                                 To be included in compliance certificate delivered in connection with the financial statements delivered under Section 5.4(a) of the Credit Agreement (i.e., annual audited financial statements only).

Exhibit C-3

Subsidiaries, determined on a consolidated basis:

plus

2.                                    Amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income, but excluding (i) any such non-cash charges representing an accrual or reserve for potential cash items in any future period and (ii) amortization of a prepaid cash item that was paid in a prior Fiscal Year:

$

plus 3. Decreases in Consolidated Working Capital for such Fiscal Year:	$

plus 4. Net cash receipts in respect of Hedge Agreements during such Fiscal Year to the extent not otherwise included in such Consolidated Net Income:	$

plus

5.                                    Aggregate amount of any non-cash loss recognized as a result of any Asset Sale or Casualty Event (other than any Asset Sale in the ordinary course of business) that resulted in a decrease to Consolidated Net Income (up to the amount of such decrease):

$

Minus the sum of:

6.                                    Amount of all (i) non-cash credits included in arriving at such Consolidated Net Income (excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in item 2 above) and (ii) cash charges excluded by virtue of clauses (a) through (p) of the definition of Consolidated Net Income:

$

plus 7. Amount of any prepaid cash item deducted in part for such period, with the balance amortized over a subsequent period:	$

plus

8.                                    Aggregate amount of all principal payments of Indebtedness of the Borrower and its Restricted Subsidiaries (including (i) the principal component of payments in respect of Capital Lease Obligations and (ii) the amount of any voluntary prepayment of Indebtedness (excluding (A) all prepayments in respect of any revolving credit facility (including Revolving Commitments),

$

Exhibit C-4

except to the extent there is an equivalent permanent reduction in commitments thereunder (other than the Revolving Commitments) and (B) all other prepayments of the Term Loans)) made during such Fiscal Year, in each case financed with Internally Generated Cash of the Borrower and its Restricted Subsidiaries:

plus 9. Increases in Consolidated Working Capital for such Fiscal Year:	$

plus

10.                             Cash payments by the Borrower and its Restricted Subsidiaries during such Fiscal Year in respect of the permanent reduction of long-term liabilities of the Borrower and its Restricted Subsidiaries (other than Indebtedness) to the extent such payments are not expensed during such Fiscal Year or are not deducted in calculating Consolidated Net Income:

$

plus

11.                             Without duplication of amounts deducted pursuant to item 14 below, amount of (i) capital expenditures, including but not limited to the purchase of fixed assets, and (ii) the aggregate amount of cash consideration paid by the Borrower and its Restricted Subsidiaries in connection with Investments made pursuant to Section 6.3(a), (k), (l), (r), (u), (cc) or (ff) of the Credit Agreement made during such Fiscal Year, in each case, to the extent financed with Internally Generated Cash of the Borrower and its Restricted Subsidiaries:

$

plus

12.                             Amount of Restricted Payments made in cash pursuant to Section 6.5 of the Credit Agreement (other than clauses (i), (j) or (k) of Section 6.5 of the Credit Agreement) paid during such Fiscal Year in each case to the extent such Restricted Payments were financed with Internally Generated Cash of the Borrower and its Restricted Subsidiaries:

$

plus

13.                             Aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Restricted Subsidiaries during such Fiscal Year that are made in connection with any prepayment, early extinguishment or conversion of Indebtedness to the extent such payments are not expensed during such Fiscal Year or are not deducted in

$

Exhibit C-5

calculating Consolidated Net Income:

plus

14.                             Without duplication of amounts deducted from Excess Cash Flow in prior Fiscal Years, aggregate consideration required to be paid in cash by the Borrower or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contractual Consideration”) entered into prior to or during such Fiscal Year relating to Permitted Acquisitions or other Investments, capital expenditures or permitted acquisitions of Intellectual Property to be consummated or made during the period of four consecutive Fiscal Quarters of the Borrower following the end of such Fiscal Year; provided that to the extent that the aggregate amount of cash actually utilized to finance such Permitted Acquisitions (or similar Investments) or capital expenditures during such Fiscal Year (x) is financed by the issuance or incurrence of long term Indebtedness by, or the issuance of Equity Interests by, or the making of capital contributions to, the Borrower or any of its Restricted Subsidiaries or using the proceeds of any Asset Sale outside the ordinary course of business or other proceeds not included in Consolidated Net Income (the “Financed Amount”) or (y) is less than the Contract Consideration, the Financed Amount and/or the amount of such shortfall shall, in each case but without duplication, be added to the calculation of Excess Cash Flow, at the end of such Fiscal Year:

$

plus

15.                             Amount of cash taxes (including penalties and interest) paid or tax reserves set aside or payable (without duplication) in such Fiscal Year to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such Fiscal Year:

$

plus 16. Cash expenditures in respect of Hedge Agreements during such Fiscal Year to the extent not deducted in arriving at such Consolidated Net Income:	$

plus

17.                             Proceeds of any Asset Sale or Casualty Event to the extent otherwise included in the definition of Excess Cash Flow and to the extent the Borrower is in compliance with the applicable mandatory prepayment requirements set forth in Section 2.12 of

$

Exhibit C-6

the Credit Agreement:

plus

18.                             Aggregate amount of any non-cash gain recognized as a result of any Asset Sale or Casualty Event (other than any Asset Sale in the ordinary course of business) that resulted in an increase to Consolidated Net Income (up to the amount of such increase), and cash indemnity payments received pursuant to indemnification provisions in any acquisition or any other Investment permitted under the Credit Agreement, in each case that resulted in an increase to Consolidated Net Income (up to the amount of such increase):

$

plus

19.                             Aggregate amount of fees, costs and expenses in connection with any Permitted Acquisition or Asset Sale, and any payments of Transaction Costs, to the extent not expensed and not deducted in calculating Consolidated Net Income:

$

plus

20.                             To the extent not already deducted in calculating Consolidated Net Income, losses, charges and expenses related to internal software development that are expenses but could have been capitalized under alternative accounting policies in accordance with GAAP:

$

Equals 21. Excess Cash Flow:(5)	$ ](6)

(5)                                 Amounts with respect to each line item calculated above: ((1 + 2 + 3 + 4 + 5) - (6 + 7 + 8 + 9 + 10 + 11 + 12 + 13 + 14 + 15 + 16 + 17 + 18 + 19 + 20)) = Excess Cash Flow amount in Item 21.

(6)                                 Commencing with the Fiscal Year ending June 30, 2017.

Exhibit C-7

EXHIBIT D

[FORM OF]

CREDIT AGREEMENT JOINDER

THIS CREDIT AGREEMENT JOINDER (this “Agreement”), dated as of              ,     , is made by and among                      , a                        (the “New Subsidiary Credit Party”), Lannett Company, Inc. a Delaware corporation (the “Borrower”), the Guarantors identified on the signature pages hereof, Morgan Stanley Senior Funding, Inc., as administrative agent (in such capacity, the “Administrative Agent”), under that certain Credit and Guaranty Agreement, dated as of November 25, 2015 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”), among the Borrower, the guarantors party thereto from time to time, the Administrative Agent and the lenders party thereto from time to time.  Capitalized terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement.

The New Subsidiary Credit Party hereby agrees as follows with the Administrative Agent, for the benefit of the Lenders:

1.               The New Subsidiary Credit Party hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary Credit Party will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement and the other Credit Documents, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement and the other Credit Documents.  The New Subsidiary Credit Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Documents, including without limitation (a) all of the representations and warranties of the Credit Parties set forth in Section 4 of the Credit Agreement, and (b) all of the affirmative and negative covenants set forth in Sections 5 and 6 of the Credit Agreement.  Without limiting the generality of the foregoing terms of this Section 1, the New Subsidiary Credit Party hereby unconditionally guarantees, jointly with the other Guarantors and severally, to the Collateral Agent for the benefit of the Secured Parties as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Obligations and agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from such Guarantor, and that such Guarantor will remain bound upon its guarantee hereunder notwithstanding any extension or renewal of any Obligation.  The New Subsidiary Credit Party represents and warrants that the representations and warranties made by it as a Guarantor under the Credit Agreement are true and correct in all material respects on and as of the date hereof, except (A) to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date, and (B) that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” is true and correct in all respects.  Each reference to a Guarantor or a Credit Party in the Credit Agreement and in any other Credit Document shall be deemed to include the New Subsidiary Credit Party.

2.               The New Subsidiary Credit Party acknowledges and confirms that it has received a copy of the Credit Agreement and the schedules and exhibits thereto.  The information on the schedules to the Credit Agreement is hereby supplemented to include the information with respect to the New Subsidiary Credit Party shown on the attached Schedule A (New Subsidiary Credit Party Information).

Exhibit D-1

3.               The Borrower and the Guarantors confirm that all of their obligations under the Credit Agreement are, and upon the New Subsidiary Credit Party becoming a Guarantor, shall continue to be, in full force and effect.  The parties hereto confirm and agree that immediately upon the New Subsidiary Credit Party becoming a Guarantor, the term “Obligations,” as used in the Credit Agreement, shall include all obligations of the New Subsidiary Credit Party under the Credit Agreement and under each other Credit Document.

4.               The New Subsidiary Credit Party hereby agrees that upon becoming a Guarantor it will assume all Obligations of a Guarantor as set forth in the Credit Agreement.

5.               Each of the Borrower and the other Guarantors agrees that at any time and from time to time, upon the written request of the Administrative Agent, it will execute and deliver such further documents and do such further acts and things as the Administrative Agent may reasonably request in order to effect the purposes of this Agreement.

6.               This Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

7.               This Agreement (a) may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract and (b) may, upon execution, be delivered by facsimile or other electronic submission (e.g., “PDF” or “TIFF”), which shall be deemed for all purposes to be as effective as delivery of a manually signed original.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Exhibit D-2

IN WITNESS WHEREOF the Borrower, the Guarantors and the New Subsidiary Credit Party have caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

LANNETT COMPANY, INC., as the Borrower

By:

Name:
Title:

[NEW SUBSIDIARY CREDIT PARTY],
as a Guarantor

By:

Name:
Title:

[OTHER GUARANTORS]

By:

Name:
Title:

Exhibit D-3

ACKNOWLEDGED AND ACCEPTED:

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent

By:
Name:
Title:

Exhibit D-4

Schedule A

New Subsidiary Credit Party Information

Exhibit D-5

EXHIBIT E

[FORM OF]

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each](1) Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each](2) Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees](3) hereunder are several and not joint.](4)  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and the other Credit Documents to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other Credit Documents or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

(1)                                 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

(2)                                 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

(3)                                 Select as appropriate.

(4)                                 Include bracketed language if there are either multiple Assignors or multiple Assignees.

Credit and Guaranty Agreement

Exhibit E-1

2.	Assignee[s]:

3.	Borrower:	Lannett Company, Inc. (the “Borrower”).

4.	Administrative Agent: MORGAN STANLEY SENIOR FUNDING, INC. as the administrative agent under the Credit Agreement.

5.	Credit Agreement: Credit and Guaranty Agreement, dated as of November 25, 2015, among the Borrower, the guarantors party thereto from time to time, Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent, and the lenders party thereto from time to time, as amended, restated, supplemented or otherwise modified and in effect from time to time.

6.	Assigned Interest[s]:

					Percentage		Resulting	Resulting
					of		Loans/	Loans/
			Amount of	Amount of	Assignor’s		Commitments	Commitments
		Type of	Assignor’s	Loans/	Loans/		Amount	Amount
		Loan/	Loans/	Commitments	Commitments		for	for
Assignor[s](5)	Assignee[s](6)	Commitment	Commitments(7)	Assigned(8)	Assigned(9)		Assignor	Assignee
			$	$		%	$	$
			$	$		%	$	$
			$	$		%	$	$

[7.	Trade Date:	](10)

(5)                                 List each Assignor, as appropriate.

(6)                                 List each Assignee, as appropriate.

(7)                                 Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(8)                                 Subject to $[  ] minimum amount requirement in the case of Term Loans and $[   ] minimum amount requirement in the case of Revolving Loans or Revolving Commitments pursuant to Section 10.4(b) of the Credit Agreement.

(9)                                 Set forth, to at least 9 decimals, as a percentage of the Loans / Commitments of all Lenders thereunder.

(10)                          To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit E-2

Effective Date:                   , 20   [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

Exhibit E-3

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

Exhibit E-4

[Consented to and](1) Accepted:

MORGAN STANLEY SENIOR FUNDING, INC., as
Administrative Agent

By:
Name:
Title:

[Consented to:](2)

LANNETT COMPANY, INC., as Borrower

By:
Name:
Title:

[Consented to:](3)

[L/C ISSUERS]

By:
Name:
Title:

[Consented to:](4)

[SWING LINE LENDER]

By:
Name:
Title:

(1)                                 To the extent required under Section 10.4(b)(B) of the Credit Agreement.

(2)                                 To the extent required under Section 10.4(b)(A) of the Credit Agreement.

(3)                                 To the extent required under Section 10.4(b)(C) of the Credit Agreement.

(4)                                 To the extent required under Section 10.4(b)(D) of the Credit Agreement.

Exhibit E-5

ANNEX 1 TO ASSIGNMENT AND ACCEPTANCE

Reference is made to the Credit and Guaranty Agreement, dated as of November 25, 2015 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”), among Lannett Company, Inc., a Delaware corporation (the “Borrower”), the guarantors party thereto from time to time, Morgan Stanley Senior Funding, Inc., as administrative agent (the “Administrative Agent”) and collateral agent (the “Collateral Agent”), and the lenders party thereto from time to time.

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1.                          Representations and Warranties.  The Administrative Agent may conclusively rely on the representations and warranties of this Section 1 without the need or obligation to investigate that an Assignee is not a Disqualified Lender.

1.1.                Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Credit Parties or any other person obligated in respect of any Credit Document or (iv) the performance or observance by the Credit Parties or any other person of any of their respective obligations under any Credit Document.

1.2.                Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it is [not] a Disqualified Lender, (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (iii) it meets all of the other requirements to be an Assignee under the Credit Agreement (subject to such consents, if any, as may be required under Section 10.4(b) of the Credit Agreement), (iv) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (v) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (vi) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.4 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vii) it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest and (viii) if it is a foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the

Exhibit E-6

Administrative Agent, the Collateral Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.                          Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued up to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.                          General Provisions.  This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.  This Assignment and Acceptance shall be construed in accordance with and governed by the laws of the State of New York.

4.                          Fees.  This Assignment and Acceptance shall be delivered to the Administrative Agent with a processing and recordation fee of $3,500(1).

5.                          Administrative Questionnaire.  If the Assignee is not a Lender, annexed hereto as Exhibit A is a completed administrative questionnaire, in form and substance satisfactory to the Administrative Agent, providing such information (including, without limitation, credit contact information and wiring instructions) of the Assignee as the Administrative Agent may reasonably require.

(1)                                 To be paid by the Assignor or the Assignee.

Exhibit E-7

EXHIBIT F-1

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of November [•], 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Lannett Company, Inc. (the “Borrower”), the Lenders party thereto from time to time, the Guarantors party thereto from time to time and Morgan Stanley Senior Funding, Inc. as administrative agent and collateral agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:               , 20[  ]

EXHIBIT F-2

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of November [•], 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Lannett Company, Inc. (the “Borrower”), the Lenders party thereto from time to time, the Guarantors party thereto from time to time and Morgan Stanley Senior Funding, Inc. as administrative agent and collateral agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                , 20[  ]

EXHIBIT F-3

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of November [•], 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Lannett Company, Inc. (the “Borrower”), the Lenders party thereto from time to time, the Guarantors party thereto from time to time and Morgan Stanley Senior Funding, Inc. as administrative agent and collateral agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption:  (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                , 20[  ]

EXHIBIT F-4

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of November [•], 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Lannett Company, Inc. (the “Borrower”), the Lenders party thereto from time to time, the Guarantors party thereto from time to time and Morgan Stanley Senior Funding, Inc. as administrative agent and collateral agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption:  (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

EXHIBIT G

[FORM OF]

SOLVENCY CERTIFICATE

Reference is made to that certain Credit and Guaranty Agreement, dated as of November 25, 2015 (the “Credit Agreement”), by and among Lannett Company, Inc., a Delaware corporation (the “Borrower”), certain subsidiaries of the Borrower party thereto, the Lenders party thereto from time to time, and Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to Section 3.1(f) of the Credit Agreement, the undersigned hereby certifies, solely in such undersigned’s capacity as a Financial Officer of the Borrower, and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, and after giving effect to the application of the proceeds of such indebtedness under such Transactions:

a.              The amount of the fair saleable value of the assets of the Borrower and its subsidiaries, on a consolidated basis, on a going concern basis exceeds:

(i)             the value of all liabilities of the Borrower and its subsidiaries, on a consolidated basis, including contingent and other liabilities, as generally determined in accordance with applicable United States federal laws governing determinations of the insolvency of debtors; and

(ii)          the amount that will be required to pay the probable liabilities of the Borrower and its subsidiaries, on a consolidated basis, on their existing debts (including contingent liabilities) as such debts become absolute and matured;

b.              The Borrower and its subsidiaries, on a consolidated basis, do not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged; and

c.               The Borrower and its subsidiaries, on a consolidated basis, will be able to pay their liabilities, including contingent and other liabilities, as they mature.

For purposes of this Solvency Certificate, each of the phrases “not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged” and “able to pay their liabilities, including contingent and other liabilities, as they mature” means that the Borrower and its subsidiaries, on a consolidated basis, will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet their obligations as they become due.

The undersigned is familiar with the business and financial position of the Borrower and its subsidiaries.  In reaching the conclusions set forth in this Solvency Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed

Credit and Guaranty Agreement

Exhibit G-1

appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and its subsidiaries after consummation of the Transactions.

[REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY]

Exhibit G-2

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate in such undersigned’s capacity as a Financial Officer of the Borrower, on behalf of the Borrower, and not individually, as of the date first stated above.

By:
Name:
Title:

Exhibit G-3

EXHIBIT H

[FORM OF]
AFFILIATED LENDER ASSIGNMENT AND ACCEPTANCE

This Affiliated Lender Assignment and Acceptance (this “Affiliated Lender Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each](1) Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each](2) Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees](3) hereunder are several and not joint.](4)  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Affiliated Lender Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and the other Credit Documents to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other Credit Documents or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to

(1)  For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

(2)  For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

(3)  Select as appropriate.

(4)  Include bracketed language if there are either multiple Assignors or multiple Assignees.

Credit and Guaranty Agreement

Exhibit H-1

[the][any] Assignor and, except as expressly provided in this Affiliated Lender Assignment and Acceptance, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:

3.	Borrower:	Lannett Company, Inc., a Delaware corporation (the “Borrower”).

4.	Administrative Agent: MORGAN STANLEY SENIOR FUNDING, INC., as the administrative agent under the Credit Agreement.

5.	Credit Agreement:	Credit and Guaranty Agreement, dated as of November 25, 2015, among the Borrower, the guarantors party thereto from time to time, Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent, and the lenders party thereto from time to time.

6.	Assigned Interest[s]:

Assignor[s] (5)	Assignee[s] (6)	Type of Term Loans Assigned	Amount of Assignor’s Term Loans(7)	Amount of Term Loans Assigned (8)	Percentage of Assignor’s Term Loans Assigned(9)		Resulting Term Loans Amount for Assignor	Resulting Term Loans Amount for Assignee
			$	$		%	$	$
			$	$		%	$	$
			$	$		%	$	$

[7.	Trade Date:	](10)

(5)                                 List each Assignor, as appropriate.

(6)                                 List each Assignee, as appropriate.

(7)                                 Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(8)                                 Subject to $[  ] minimum amount requirement pursuant to Section 10.4(b) of the Credit Agreement.

(9)                                 Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.

(10)                          To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit H-2

Effective Date:                   , 20   [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

Exhibit H-3

The terms set forth in this Affiliated Lender Assignment and Acceptance are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

Exhibit H-4

[Consented to and](1) Accepted:

MORGAN STANLEY SENIOR FUNDING, INC., as
Administrative Agent

By:
Name:
Title:

[Consented to:](2)

LANNETT COMPANY, INC., as Borrower

By:
Name:
Title:

[Consented to:](3)

[L/C ISSUERS]

By:
Name:
Title:

[Consented to:](4)

[SWING LINE LENDER]

By:
Name:
Title:

(1)                                 To the extent required under Section 10.4(b)(i)(B) of the Credit Agreement.

(2)                                 To the extent required under Section 10.4(b)(i)(A) of the Credit Agreement.

(3)                                 To the extent required under Section 10.4(b)(i)(C) of the Credit Agreement.

(4)                                 To the extent required under Section 10.4(b)(i)(D) of the Credit Agreement.

Exhibit H-5

ANNEX 1 TO AFFILIATED LENDER
ASSIGNMENT AND ACCEPTANCE

Reference is made to the Credit and Guaranty Agreement, dated as of November 25, 2015 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”), among Lannett Company, Inc. a Delaware corporation (the “Borrower”), the guarantors party thereto from time to time, Morgan Stanley Senior Funding, Inc., as administrative agent (the “Administrative Agent”) and collateral agent (the “Collateral Agent”), and the lenders party thereto from time to time.

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE

1.                          Representations and Warranties.  The Administrative Agent may conclusively rely on the representations and warranties of this Section 1 without the need or obligation to investigate that an Assignee is not a Disqualified Lender.

1.1.                Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Credit Parties or any other person obligated in respect of any Credit Document or (iv) the performance or observance by the Credit Parties or any other person of any of their respective obligations under any Credit Document.

1.2.                Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it is [not] a Disqualified Lender, (ii) it is a Purchasing Borrower Party, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (iv) it meets all of the other requirements to be an Assignee under the Credit Agreement (subject to such consents, if any, as may be required under Section 10.4(b) of the Credit Agreement), (v) this Assignment is being made pursuant to a Dutch Auction open to all Lenders of the applicable Class on a pro rata basis, (vi) immediately after giving effect to the consummation of the transaction contemplated hereby, no Default or Event of Default shall exist, (vii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (viii) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (ix) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.4 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (x) it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender and based on such documents and information as it has

Exhibit H-6

deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest and (xi) if it is a foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, (ii) it will be bound by the provisions of the Credit Documents and (iii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender; and (c) hereby affirms that it is not in possession of any material non-public information.

2.                          Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued up to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.                          General Provisions.  This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.  This Assignment and Acceptance shall be construed in accordance with and governed by the laws of the State of New York.

4.                          Fees.  This Assignment and Acceptance shall be delivered to the Administrative Agent with a processing and recordation fee of $3,500(1).

5.                          Administrative Questionnaire.       If the Assignee is not a Lender, annexed hereto as Exhibit A is a completed administrative questionnaire, in form and substance satisfactory to the Administrative Agent, providing such information (including, without limitation, credit contact information and wiring instructions) of the Assignee as the Administrative Agent may reasonably require.

(1)                                 To be paid by the Assignor or the Assignee.

Exhibit H-7

EXHIBIT I

[FORM OF]
PLEDGE AND SECURITY AGREEMENT

Please see attached.

Credit and Guaranty Agreement

Exhibit I-1

[FORM OF]
PLEDGE AND SECURITY AGREEMENT,

dated as of [              ], 20[  ],

among

LANNETT COMPANY, INC.,

as the Borrower,

each Guarantor from time to time party hereto,

and

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent and Collateral Agent,

i

Schedule V	Matters Relating to Accounts and Inventory
Schedule VI	Letter of Credit Rights

Exhibits

Exhibit I	Form of Supplement to Security Agreement

Exhibit II	Form of Intellectual Property Security Agreement

ii

PLEDGE AND SECURITY AGREEMENT, dated as of [              ], 20[  ] (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, this “Agreement”), among LANNETT COMPANY, INC., a Delaware corporation (as further defined in the Credit Agreement (as defined below), the “Borrower”), each Guarantor from time to time a party hereto, Morgan Stanley Senior Funding, Inc., as administrative agent (in such capacity and any successor in such capacity, the “Administrative Agent”), Morgan Stanley Senior Funding, Inc., as collateral agent (in such capacity and any successor in such capacity, the “Collateral Agent”) for the Secured Parties (as defined below).

Reference is made to the Credit and Guaranty Agreement, dated as of November 12, 2015 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, certain subsidiaries of the Borrower party thereto as Guarantors from time to time, the Lenders party thereto from time to time and Morgan Stanley Senior Funding, Inc., as Administrative Agent and Collateral Agent.

The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement.  The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement.  Each Guarantor will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and is willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit.  Accordingly, the parties hereto agree as follows:

Article I.

DEFINITIONS

Section 1.01                             Credit Agreement.  (a) Capitalized terms used in this Agreement and not otherwise defined herein have the respective meanings assigned thereto in the Credit Agreement.  All capitalized terms defined in the New York UCC (as defined below) and not defined in this Agreement or the Credit Agreement have the meanings specified in the New York UCC (as of the date hereof).

(a)                                 The rules of construction specified in Section 1.2 and 1.3 of the Credit Agreement also apply to this Agreement.

Section 1.02                             Other Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Administrative Agent” shall have the meaning assigned to such term in the preliminary statement of this Agreement.

“Agreement” shall have the meaning assigned to such term in the preliminary statement of this Agreement.

“Article 9 Collateral” shall have the meaning assigned to such term in Section 3.01(a).

“Borrower” shall have the meaning assigned to such term in the preliminary statement of this Agreement.

“Collateral” shall mean, collectively, the Article 9 Collateral and the Pledged Collateral.

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“Collateral Agent” shall have the meaning assigned to such term in the preliminary statement of this Agreement.

“Control Agreement” shall mean a deposit account control agreement, a securities account control agreement or a commodity account control agreement.

“Copyright License” shall mean any written agreement governed by the laws of any state of the United States to which a Credit Party is a party granting any right to such Credit Party under any United States copyright owned by any third party.

“Copyrights” shall mean all of the following which any Credit Party owns: (a) all copyright rights in any work subject to the copyright laws of the United States, whether as author, assignee, transferee or otherwise, (b) all registrations and applications for registration of any such Copyright in the United States, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office and the right to obtain all renewals thereof, including those listed on Schedule II, (c) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement thereof.

“Credit Agreement” shall have the meaning assigned to such term in the preliminary statement of this Agreement.

“Excluded Accounts” shall have the meaning assigned to such term in Section 3.01(a).

“Excluded Assets” shall have the meaning assigned to such term in Section 3.01(a).

“Excluded Equity Interest” shall have the meaning assigned to such term in Section 2.01(a)(I).

“Excluded Instruments” shall have the meaning assigned to such term in Section 2.01(b).

“Federal District Court” shall have the meaning assigned to such term in Section 5.14(a).

“Federal Securities Laws” shall have the meaning assigned to such term in Section 4.03.

“Intellectual Property” shall mean all United States intellectual property of every kind which any Credit Party owns any right, title or interest, including inventions, designs, Patents, Copyrights, Trademarks, Trade Secrets, domain names and IP Agreements.

“Intellectual Property Collateral” shall have the meaning assigned to such term in Section 3.02(h).

“Intellectual Property Security Agreement” shall mean a security agreement substantially in the form set forth in Exhibit II, with any changes as may be reasonably acceptable to the Borrower and the Collateral Agent.

“IP Agreements” shall mean all Copyright Licenses, Patent Licenses and Trademark Licenses and all other written agreements governed by the laws of any state of the United States to which

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a Credit Party is a party granting any right to such Credit Party under any United States copyrights, patents, trademarks or names owned by any third party.

“New York Courts” shall have the meaning assigned to such term in Section 5.14(a).

“New York Supreme Court” shall have the meaning assigned to such term in Section 5.14(a).

“New York UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York; provided that if by reason of mandatory provisions of law, the perfection, the effect of perfection or non-perfection or the priority of the Security Interests in any portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction in the United States other than New York, “New York UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdictions for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Patent License” shall mean any written agreement governed by the laws of any state of the United States to which a Credit Party is a party granting to such Credit Party any right to make, use or sell any invention covered by a United States patent owned by any third party (including, without limitation, any such rights that such Credit Party has the right to license) and all rights of any Credit Party under any such agreement.

“Patents” shall mean all of the following which any Credit Party owns: (a) all letters patent of the United States, including those listed on Schedule II, and all applications for letters patent of the United States, including those listed on Schedule II, (b) all provisionals, reissues, extensions, continuations, divisions, continuations-in-part, reexaminations or revisions thereof, and the inventions disclosed or claimed therein, including the right to make, use, import and/or sell the inventions disclosed or claimed therein, (c) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement thereof.

“Pledged Collateral” shall mean the Pledged Debt Securities and the Pledged Equity Securities.

“Pledged Debt Securities” shall have the meaning assigned to such term in Section 2.01(b).

“Pledged Equity Securities” shall have the meaning assigned to such term in Section 2.01(a).

“Security Interest” shall have the meaning assigned to such term in Section 3.01(a).

“Trademark License” shall mean any written agreement governed by the laws of any state of the United States, now or hereafter in effect, to which a Credit Party is a party granting to such Credit Party any right to use any United States trademark or name owned by any third party (including, without limitation, any such rights that such Credit Party has the right to license).

“Trademarks” shall mean all of the following which any Credit Party owns: (a) all trademarks, service marks, corporate names, company names, business names, fictitious business names, trade dress, logos, other source or business identifiers and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations thereof (if any), and all registration and recording

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applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States (except for “intent-to-use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an Amendment to Allege Use or a Statement of Use under Sections 1(c) and 1(d) of the Lanham Act has been filed and accepted, to the extent that, and solely during the period for which, any assignment of, or grant a security interest in, an “intent-to-use” application prior to such filing and acceptance would violate the Lanham Act or impair the validity or enforceability of, or render void or voidable or result in the cancellation of the applicable Credit Party’s right, title or interest therein or any trademark or service mark registration that issues as a result of such application under applicable federal law), and all renewals thereof, including those listed on Schedule II, (b) all goodwill associated therewith or symbolized thereby, (c) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement thereof.

“Trade Secrets” shall mean all United States trade secrets and all other confidential or proprietary technical and business information and know-how governed by the laws of any state of the United States.

Article II.

PLEDGE OF SECURITIES

Section 2.01                             Pledge.  As security for the payment or performance when due (whether at stated maturity, by acceleration or otherwise), as the case may be, in full of its Obligations, each Credit Party hereby pledges to the Collateral Agent for the benefit of the Secured Parties, and hereby grants to the Collateral Agent for the benefit of the Secured Parties, a security interest in all of such Credit Party’s right, title and interest in, to and under:

(a)                                 (i) the Equity Interests directly owned by it (including, as of the Closing Date, those Equity Interests listed on Schedule I) and (ii) any other directly owned Equity Interests obtained in the future by such Credit Party and, in each case, the certificates, if any, representing all such Equity Interests (the foregoing clauses (a)(i) and (ii), collectively, the “Pledged Equity Securities”); provided that the Pledged Equity Securities shall not include:

(A)                               any Equity Interests in any Person that is not a wholly-owned Restricted Subsidiary of the Borrower;

(B)                               (1) more than 65% of the issued and outstanding Equity Interests of any class of Equity Interests of any Foreign Subsidiary (or any FSHCO) and (2) to the extent a Foreign Subsidiary is a Credit Party, any issued and outstanding Equity Interests of any class of Equity Interests of any subsidiary of such Foreign Subsidiary,

(C)                               to the extent applicable law requires that a subsidiary of such Credit Party issue directors’ qualifying shares, nominee shares or similar shares which are required by law to be held by persons other than such Credit Party, such qualifying shares, nominee shares or similar shares held by persons other than such Credit Party,

(D)                               any Equity Interests of any person (other than a wholly-owned Subsidiary that is a Restricted Subsidiary), to the extent (x) restricted or not permitted by the terms of such person’s organizational documents or other agreements with holders of such Equity

4

Interests existing as of the date hereof or on the date of acquisition by a Credit Party of such Equity Interests (in each case, other than to the extent that any such prohibition would be rendered ineffective pursuant to applicable anti-assignment provisions of the New York UCC or any other applicable law); provided that such Equity Interests shall cease to be Excluded Equity Interests at such time as such prohibition ceases to be in effect to the extent such Equity Interest is an Excluded Equity Interest as a result of such prohibition or (y) such pledge would trigger a termination pursuant to any “change of control” provision or other similar provision,

(E)                                any Equity Interests if, to the extent and for so long as the pledge of such Equity Interests hereunder is prohibited or restricted by any applicable law, including any requirement to obtain consent or approval of any Governmental Authority (other than to the extent such prohibition would be rendered ineffective pursuant to applicable anti-assignment provisions of the New York UCC or any other applicable law); provided that such Equity Interests shall cease to be Excluded Equity Interests at such time as such prohibition ceases to be in effect to the extent such Equity Interest is an Excluded Equity Interest as a result of such prohibition,

(F)                                 any Equity Interests if, to the extent and for so long as the pledge of such Equity Interests hereunder would result in material adverse tax consequences to the Borrower and its subsidiaries (taken as whole) as reasonably determined by the Borrower,

(G)                               any Margin Stock,

(H)                              any Equity Interests in captive insurance subsidiaries, special purpose entities identified in writing at any time by the Borrower to the Administrative Agent and not-for-profit subsidiaries, and

(I)                                   any Equity Interests that the Borrower and the Collateral Agent shall have agreed in writing to treat as Excluded Equity Interests for purposes hereof on account of the cost, difficulty, burden or consequences of pledging such Equity Interests hereunder being excessive in relation to the practical benefit to the Secured Parties of the security to be afforded thereby (any Equity Interests excluded pursuant to any of clauses (A) through (I) above, an “Excluded Equity Interest”),

(b)                                 (i) promissory notes and any instruments evidencing Indebtedness for borrowed money owed to it as of the Closing Date (including, as of the Closing Date, those listed opposite the name of such Credit Party on Schedule I) and (ii) any promissory notes and any instruments evidencing Indebtedness for borrowed money in the future issued to such Credit Party (the foregoing clauses (b)(i) and (b)(ii) collectively, the “Pledged Debt Securities”); provided that the Pledged Debt Securities shall not include promissory notes and instruments evidencing Indebtedness for borrowed money (A) having an aggregate principal amount not in excess of $5,000,000, (B) to the extent otherwise excluded from the Collateral pursuant to this Agreement, (C) to the extent the pledge of such promissory note or instrument would violate applicable law (after giving effect to any applicable anti-assignment provisions of the New York UCC or any other applicable law); provided that such promissory note or instrument shall cease to be Excluded Instruments at such time as such prohibition ceases to be in effect to the extent such promissory note or instrument is an Excluded Instrument as a result of such prohibition or (D) intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrower and its subsidiaries (such excluded promissory notes and instruments, the “Excluded Instruments”),

5

(c)                                  subject to Section 2.05 hereof, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other proceeds received in respect of, the Pledged Collateral (except to the extent otherwise excluded from the Collateral pursuant to this Agreement),

(d)                                 subject to Section 2.05 hereof, all rights and privileges of such Credit Party with respect to the securities and other property referred to in clauses (a), (b) and (c) above, and

(e)                                  all proceeds of any of the foregoing.

Section 2.02                             Delivery of the Pledged Collateral.  (a) Each Credit Party agrees promptly to (but in any event, within sixty (60) days of the receipt by such Credit Party thereof) deliver or cause to be delivered to the Collateral Agent, for the benefit of the Secured Parties, any and all Pledged Collateral (or, in the case of Pledged Collateral issued by Foreign Subsidiaries, if necessary under any applicable law, to carry out all necessary and reasonable formalities and actions for the dispossession and pledge thereof for the benefit of the Collateral Agent); provided that Pledged Debt Securities shall be required to be delivered only to the extent described in paragraph (b) of this Section 2.02.

(b)                                 Each Credit Party will cause any Pledged Debt Security (excluding, for the avoidance of doubt, any Excluded Instruments) in its possession and owed to it to be delivered to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the terms hereof.

(c)                                  Upon delivery to the Collateral Agent, (i) any Pledged Collateral required to be delivered pursuant to the foregoing paragraphs (a) and (b) of this Section 2.02 shall be accompanied by stock powers or note powers, as applicable, duly executed in blank or other instruments of transfer reasonably satisfactory to the Collateral Agent and by such other instruments and documents as the Collateral Agent may reasonably request and (ii) all other property composing part of the Pledged Collateral delivered pursuant to the terms of this Agreement shall be accompanied to the extent necessary to perfect the security interest in or allow realization on the Pledged Collateral by proper instruments of assignment duly executed by the applicable Credit Party and such other instruments or documents as the Collateral Agent may reasonably request, in each case, subject to the Collateral and Guarantee Requirement.  Each delivery of Pledged Collateral shall be accompanied by a supplement to Schedule I hereto describing such Pledged Collateral, which supplement shall be attached hereto as a supplement to Schedule I (such supplement may take the form of an amendment and restatement to Schedule I hereto) and made a part hereof; provided that failure to attach any such schedule or supplement hereto shall not affect the validity of such pledge of such Pledged Collateral.  Each schedule so delivered shall supplement any prior schedules so delivered.

Section 2.03                             Representations, Warranties and Covenants.  Each Credit Party represents, warrants and covenants to the Collateral Agent, for the benefit of the Secured Parties, that:

(a)                                 Schedule I correctly sets forth the percentage of the issued and outstanding shares of each class of the Equity Interests of the issuer thereof (other than Excluded Equity Interests) owned by such Credit Party as of the Closing Date and all promissory notes or instruments evidencing Indebtedness for borrowed money (other than Excluded Instruments) owned by such Credit Party on the Closing Date;

(b)                                 (i) The Pledged Collateral has, in each case, been duly and validly authorized and issued by the issuers thereof, (ii) the Pledged Equity Securities are fully paid and nonassessable and (iii) the Pledged Debt Securities are legal, valid and binding obligations of the issuers thereof, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other

6

similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding at law or in equity) and an implied covenant of good faith and fair dealing; provided, that with respect to any Pledged Debt Securities or Pledges Equity Securities issued by a Person other than the Borrower or any Subsidiary thereof, the foregoing representations are made to the knowledge of the Credit Parties;

(c)                                  such Credit Party (i) is the beneficial owner of the Pledged Collateral indicated on Schedule I as owned by such Credit Party, (ii) holds the same free and clear of all Liens, other than the security interests granted hereunder and other than Permitted Liens and (iii) has made no assignment, pledge, hypothecation or transfer of, or created or permitted to exist any security interest in or other Lien on, the Pledged Collateral, other than pursuant to the transactions contemplated hereby and other transactions permitted by the Credit Agreement and other than Liens granted hereunder and other than Permitted Liens;

(d)                                 other than as permitted in the Credit Agreement, and except for restrictions and limitations imposed by the Credit Documents or under applicable law generally or otherwise permitted to exist pursuant to the terms of the Credit Agreement, the Pledged Equity Securities are freely transferable and assignable, and none of the Pledged Equity Securities is subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that prohibits the pledge of such Pledged Equity Securities hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder;

(e)                                  other than as set forth in the Credit Agreement or the schedules thereto, no consent or approval of any Governmental Authority, any securities exchange or any other person was or is necessary to the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect), except for any such consent or approval with respect to which the failure to be obtained would not reasonably be expected to have a Material Adverse Effect; and

(f)                                   as of the Closing Date, the Credit Parties have caused certificates in respect of all of the Pledged Equity Securities to be delivered to the Collateral Agent pursuant to Section 2.02.

Section 2.04                             Registration in Nominee Name; Denominations.  The Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Collateral in the name of the applicable Credit Party, endorsed or assigned in blank or in favor of the Collateral Agent or, if an Event of Default shall have occurred and be continuing, in its own name as pledgee or the name of its nominee (as pledgee or as sub-agent).  If an Event of Default shall have occurred and be continuing, each Credit Party will promptly give to the Collateral Agent copies of any notices or other communications received by it with respect to Pledged Collateral registered in the name of such Credit Party.  If an Event of Default shall have occurred and be continuing, the Collateral Agent shall have the right to exchange the certificates representing Pledged Collateral for certificates of smaller or larger denominations for any purpose consistent with this Agreement.  Each Credit Party shall each use its commercially reasonable efforts to cause any person that is not a party to this Agreement to comply with a request by the Collateral Agent, pursuant to this Section 2.04, to exchange certificates representing Pledged Collateral of such Credit Party for certificates of smaller or larger denominations.

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Section 2.05                             Voting Rights; Dividends and Interest, Etc.  (a) Unless and until an Event of Default shall have occurred and be continuing, and after the Collateral Agent shall have given written notice (provided that with respect to any Event of Default pursuant to Section 8.1(g) or (h) of the Credit Agreement, such notice shall have automatically, and without further action, been deemed to have been delivered) to the Borrower of the Collateral Agent’s intention to exercise its rights hereunder:

(i)                                     Each Credit Party shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Credit Documents; provided that, except as permitted under the Credit Agreement, such rights and powers shall not be exercised in any manner that could materially and adversely affect the rights inuring to a holder of any Pledged Collateral, the rights and remedies of the Collateral Agent or any of the other Secured Parties under this Agreement, the Credit Agreement or any other Credit Document or the ability of the Secured Parties to exercise the same.

(ii)                                  The Collateral Agent shall promptly execute and deliver to each Credit Party, or cause to be executed and delivered to such Credit Party, all such proxies, powers of attorney and other instruments as such Credit Party may reasonably request for the purpose of enabling such Credit Party to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

(iii)                               Each Credit Party shall be entitled to receive and retain any and all dividends, interest, principal and other distributions or payments paid on or distributed in respect of the Pledged Equity Interests to the extent and only to the extent that such dividends, interest, principal and other distributions or payments are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Credit Documents and applicable laws; provided that (A) any non-cash dividends, interest, principal or other non-cash distributions, payments or other consideration in respect thereof, including any rights to receive the same to the extent not so distributed or paid, that would constitute Pledged Equity Interests, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Equity Interests, received in exchange for Pledged Equity Interests or any part thereof, or in redemption thereof, as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise and (B) any non-cash dividends and other non-cash distributions or payments paid or payable in respect of any Pledged Equity Interests that would constitute Pledged Equity Interests in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid in surplus, shall be and become part of the Pledged Equity Interests, as applicable, and, if received by any Credit Party, shall not be commingled by such Credit Party with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent, for the benefit of the Secured Parties, and shall be promptly delivered to the Collateral Agent, for the benefit of the Secured Parties, in the same form as so received (endorsed in a manner reasonably satisfactory to the Collateral Agent).

(b)                                 Upon the occurrence and during the continuance of an Event of Default, and after the Collateral Agent shall have given written notice (provided that with respect to any Event of Default pursuant to Section 8.1(g) or (h) of the Credit Agreement, such notice shall be deemed to have been delivered automatically and without further action) to the Borrower of the Collateral Agent’s intention to

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exercise its rights hereunder, all rights of any Credit Party to dividends, interest, principal or other distributions or payments that such Credit Party is authorized to receive pursuant to paragraph (a)(iii) of this Section 2.05 shall cease, and all such rights shall thereupon become vested, for the benefit of the Secured Parties, in the Collateral Agent which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions or payments.  All dividends, interest, principal or other distributions or payments received by any Credit Party contrary to the provisions of this Section 2.05 shall not be commingled by such Credit Party with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent, for the benefit of the Secured Parties, and shall be promptly delivered to the Collateral Agent, for the benefit of the Secured Parties, in the same form as so received (endorsed in a manner reasonably satisfactory to the Collateral Agent).  Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 4.02 hereof.  After all Events of Default have been cured or waived, the Collateral Agent shall promptly repay to each Credit Party, without interest, all dividends, interest, principal or other distributions or payments that such Credit Party would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 2.05 and that remain in such account.

(c)                                  Upon the occurrence and during the continuance of an Event of Default, and after the Collateral Agent shall have given written notice (provided that with respect to any Event of Default pursuant to Section 8.1(g) or (h) of the Credit Agreement, such notice shall be deemed to have been delivered automatically and without further action) to the Borrower of the Collateral Agent’s intention to exercise its rights hereunder, all rights of any Credit Party to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.05, and the obligations of the Collateral Agent under paragraph (a)(ii) of this Section 2.05, shall cease, and all such rights shall thereupon become vested in the Collateral Agent, for the benefit of the Secured Parties, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Requisite Lenders, the Collateral Agent shall have the right from time to time following the occurrence and during the continuance of an Event of Default to permit the Credit Parties to exercise such rights.  After all Events of Default have been cured or waived, each Credit Party shall have the right to exercise the voting and/or consensual rights and powers that such Credit Party would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) above.

Article III.

SECURITY INTERESTS IN OTHER PERSONAL PROPERTY

Section 3.01                             Security Interest.  (a) As security for the payment or performance when due (whether at the stated maturity, by acceleration or otherwise), as the case may be, in full of the Obligations of the Credit Parties, each Credit Party hereby pledges to the Collateral Agent, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all right, title and interest in, to and under any and all of the following assets and properties now owned or at any time hereafter acquired by such Credit Party or in which such Credit Party now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i)                                     all Accounts;

(ii)                                  all Chattel Paper;

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(iii)                               all cash, cash equivalents and Deposit Accounts;

(iv)                              all Documents;

(v)                                 all Equipment;

(vi)                              all Goods;

(vii)                           all General Intangibles;

(viii)                        all Instruments (including the Pledged Debt Securities);

(ix)                              all Inventory;

(x)                                 all Investment Property (including the Pledged Equity Interests);

(xi)                              all Letters of Credit and Letter of Credit Rights;

(xii)                           all Intellectual Property;

(xiii)                        all Commercial Tort Claims, including, without limitation, those described on Schedule IV hereto;

(xiv)                       (1) Securities Accounts, (2) Investment Property credited to Securities Accounts or Deposit Accounts from time to time and all Security Entitlements in respect thereof, (3) all cash held in any Securities Account or Deposit Account and (4) all other money in the possession of the Collateral Agent;

(xv)                          all books and Records pertaining to the Article 9 Collateral; and

(xvi)                       all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any person with respect to any of the foregoing.

Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in (a) any motor vehicle, aircraft, airframe, rolling stock and other assets subject to a certificate of title or ownership, whether now owned or hereafter acquired, (b) any Excluded Equity Interests, (c) any Letter of Credit Rights relating to any Letter of Credit with a face amount not in excess of $5,000,000, except to the extent constituting a support obligation for other Collateral as to which perfection of a security interest therein can be perfected by the filing of Uniform Commercial Code (or similar filing in any applicable jurisdiction), and to the extent such Credit Party is not required by applicable law to apply the proceeds of a drawing of such Letter of Credit for a specified purpose, (d) any Credit Party’s right, title or interest in any lease, license or agreement or any property subject to a purchase money security interest, Capital Lease Obligation or similar arrangements to which such Credit Party is a party or any of its right, title or interest thereunder, the property subject thereto, any insurance in respect thereof, any management or operating agreement with respect thereto and deposits made in respect thereof and all rights, title or interest in relation to any of the foregoing, in each case, to the extent that such a grant would, under the terms of such lease, license or agreement, purchase money, capital lease or similar arrangement result in a breach of the terms of, or constitute a default under, or result in the abandonment, invalidation or unenforceability of or create a right of termination in favor of or require the consent of any other party (in each case, other than a Credit Party) to, such lease, license or agreement

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(other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the New York UCC or any other applicable law (including, without limitation, Title 11 of the United States Code)), (e) (i) all owned real property interests with a fair market value (as reasonably determined by the Borrower in good faith) equal to or less than $7,500,000; and (ii) all leasehold interests (it is understood that there shall be no requirement to obtain landlord waivers, estoppels or collateral access agreements or acknowledgements, bailee waivers and similar letters), (f)(i) payroll, healthcare and other employee wage and benefit accounts, (ii) tax accounts, including, without limitation, sales tax accounts, (iii) escrow, defeasance, discharge and redemption accounts, (iv) fiduciary or other trust accounts, and, in the case of clauses (i) through (iv), the funds or other property held in or maintained in such account, (v) zero-balance accounts, (vi)  accounts in jurisdictions other than in the jurisdiction of organization of the applicable granting Credit Party, the United States or any state thereof, and (vii) accounts other than those described in the preceding clauses with respect to which the average daily balance of the funds maintained on deposit therein does not exceed $5,000,000 (such accounts in this clause (f) being the “Excluded Accounts”) (g) any Commercial Tort Claim with an expected value not in excess of $5,000,000, as determined in good faith by the Borrower, (h) the Borrower’s or its subsidiaries’ rights in relation to aircraft and airframes, including rights under any lease, sublease, charter, management, operating, crew, service, repair, maintenance, storage or other agreement relating to the aircraft, rights in the aircraft and any parts, accessions and accessories thereto, rights under insurance policies and security deposits and rights in income derived from and proceeds of any of the foregoing, in the ordinary course, (i) assets if the granting of a security interest therein would result in material adverse tax consequences to any Credit Party as reasonably determined by the Borrower, (j) those assets as to which the Collateral Agent and the Borrower reasonably determine in good faith that any of the cost, burden or consequences (including adverse tax consequences) of obtaining or perfecting such a security interest in such assets is excessive in relation to the practical benefit to the Secured Parties of the security to be afforded thereby, (k) foreign intellectual property, (l) any United States “intent to use” trademark application or intent-to-use service mark application filed pursuant to Section 1(b) of the Lanham Act, to the extent and during the period that the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of the applicable Credit Party’s right, title or interest therein or any trademark or service mark registration that issues as a result of such application under applicable federal law (including prior to the filing and acceptance of a “Statement of Use” or “Amendment to Allege Use” with respect thereto), after which period such application shall be automatically subject to the security interest granted herein and deemed to be included in the Collateral, (m) intellectual property specifically requiring a filing in a jurisdiction outside of the United States, (n) any assets (including interests in partnerships, joint ventures and other non-wholly owned entities) in respect of which and to the extent that pledges and security interests are prohibited by law or prohibited by agreements containing anti-assignment clauses not overridden by the New York UCC or other applicable law and (o) any assets and proceeds thereof subject to a Capital Lease Obligation or a purchase money lien permitted by Section 6.2(ll) of the Credit Agreement to the extent such a grant would violate or invalidate the documents providing for such Capital Lease Obligation or purchase money lien (the assets described in clauses (a) through (o) above, collectively, the “Excluded Assets”); provided that such exclusions shall not de facto apply to the proceeds of any of the property referred to in the foregoing clauses (d), (k) and (n) of this Section 3.01 or in clauses (A) to and including (I) of Section 2.01(a).

(b)                                 Each Credit Party hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any financing statements (including fixture filings) with respect to the Article 9 Collateral (including Article 9 Collateral consisting of Pledged Collateral) or any part thereof and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including (i) whether such Credit Party is an organization, the type of organization and any organizational identification number issued to such Credit Party, (ii) in the case of

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a financing statement filed as a fixture filing in a Uniform Commercial Code filing office, a sufficient description of the property to which such Article 9 Collateral relates and (iii) a description of collateral that describes such property in any other manner as the Collateral Agent may reasonably determine is necessary to ensure the perfection of the Security Interest in the Article 9 Collateral granted under this Agreement, including describing such property as “all assets”, “all assets whether now owned or hereafter acquired”, or words of similar effect.  Each Credit Party agrees to provide such information to the Collateral Agent promptly upon request.

The Collateral Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office) such documents as may be reasonably necessary for the purpose of reflecting the Security Interest granted by each Credit Party, and naming any Credit Party or the Credit Parties as debtors and the Collateral Agent as secured party.  Notwithstanding anything to the contrary herein, no Credit Party shall be required to take any action under the laws of any jurisdiction other than the United States (or any political subdivision thereof) and its territories and possessions for the purpose of perfecting the Security Interest in any Article 9 Collateral of such Credit Party constituting Intellectual Property.

(c)                                  The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Credit Party with respect to or arising out of the Collateral.

(d)                                 Notwithstanding anything to the contrary in this Agreement or the Credit Agreement, (i)  no perfection steps shall be required by any means other than (A) filings pursuant to the Uniform Commercial Code in the office of the Secretary of State (or equivalent filing office) of the relevant State(s) of the respective jurisdictions of organization of each Credit Party, (B) filings in the United States Patent and Trademark Office and the United States Copyright Office of the Intellectual Property Security Agreement, (C) delivery of Collateral consisting of promissory notes and instruments evidencing Indebtedness for borrowed money; provided that such delivery shall not be required with respect to (1) promissory notes and instruments evidencing Indebtedness for borrowed money having an aggregate principal amount not in excess of $5,000,000, (2) any promissory notes and instruments evidencing Indebtedness for borrowed money that are promptly deposited into an investment or securities account, (3) checks received in the ordinary course of business and (4) promissory notes and instruments evidencing Indebtedness issued in connection with the extension of trade credit by the grantor of a security interest, (D) delivery of Collateral consisting of certificated Equity Interests included in the Collateral and (E) other actions expressly required by this Agreement or the Credit Agreement or as set forth in any local law security agreement; (ii) no actions shall be required in order to create any security interest in assets located or titled outside of the United States or make enforceable any such security interest; (iii) no security shall be taken or perfected over movable plant and equipment to the extent requiring any labeling or segregation of such plant or equipment; (v) no security shall be taken or perfected over any stock in trade to the extent this would require any item-specific or periodic listing of stock in trade or any segregation thereof; (vi) no Control Agreement shall be required to be executed and delivered with respect to any Deposit Account, Securities Account or Commodity Account included in the Collateral; (vii) no notice shall be required to be delivered to Account Debtors or other contractual third parties prior to the occurrence and during the continuance of an Event of Default; and (viii) no action in addition to the filings contemplated under clause (i) above shall be required to perfect the Security Interest in any Commercial Tort Claim or Letter of Credit Right included in the Collateral.

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Section 3.02                             Representations and Warranties.  Each Credit Party represents and warrants to the Collateral Agent, for itself and for the benefit of the Secured Parties, that:

(a)                                 Such Credit Party has good and valid legal title to, or valid license, leasehold interest, easement or other limited property interest in, as applicable, the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder, except where the failure to have such title, interest or easement would not reasonably be expected to have a Material Adverse Effect.  Such Credit Party has full power and authority to grant to the Collateral Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other person other than (x) any consent or approval that has been obtained and is in full force and effect or has otherwise been disclosed herein or in the Credit Agreement or (y) any consent or approval with respect to which the failure to be obtained would not reasonably be expected to have a Material Adverse Effect.

(b)                                 The Uniform Commercial Code financing statements containing a description of the Article 9 Collateral that have been prepared by the Collateral Agent for filing in the office specified in Schedule III and attached as Annex I to Schedule III constitute all the filings, recordings and registrations (except with respect to Intellectual Property) that are, as of the Closing Date, necessary to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral in which a security interest may be perfected by filing such financing statements.

(c)                                  A fully executed Intellectual Property Security Agreement containing a description of all Article 9 Collateral consisting of United States Patents (and Patents for which United States applications are pending), United States registered Trademarks (and Trademarks for which United States registration applications are pending) and United States registered Copyrights (and Copyrights for which United States registration applications are pending) will have been delivered as of the Closing Date to the Collateral Agent for recording with the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, for the purpose of establishing a legal, valid and perfected security interest in favor of the Collateral Agent, for the benefit of the Secured Parties, in respect of all Article 9 Collateral consisting of such Intellectual Property in which a security interest may be perfected by recording with the United States Patent and Trademark Office and the United States Copyright Office.

(d)                                 The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Obligations, (ii) subject to the filings described in Section 3.02(b), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code or other applicable law in such jurisdictions and (iii) a security interest that shall be perfected in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of the Intellectual Property Security Agreement with the United States Patent and Trademark Office and the United States Copyright Office, as applicable.  The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral other than (i) Liens permitted by Section 6.2 of the Credit Agreement having priority either by operation of applicable law or (ii) Liens permitted by Section 6.2 of the Credit Agreement which are permitted to have pari passu or senior priority pursuant to the terms of the Credit Agreement.

(e)                                  The Credit Parties own the Article 9 Collateral (or, to each Credit Party’s knowledge, in the case of licenses in respect of Intellectual Property, own the right to use such licenses), free and clear of any Lien, other than Permitted Liens.

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(f)                                   Except as indicated on Schedule IV, none of the Credit Parties holds any Commercial Tort Claim with a value estimated in good faith by the Borrower to be in excess of $5,000,000 as of the Closing Date.

(g)                                  Except as set forth in Schedule V, as of the Closing Date, all Accounts have been originated by the Credit Parties and all Inventory has been produced or acquired by the Credit Parties in the ordinary course of business.

(h)                                 As to itself and its Article 9 Collateral consisting of Intellectual Property owned by such Credit Party (the “Intellectual Property Collateral”), to each Credit Party’s actual knowledge:

(i)                                     Schedule II sets forth the Intellectual Property Collateral consisting of the Patents that are issued or the subject of a pending application and the Trademarks and Copyrights that are registered or the subject of a pending application, in each case, in the United States Patent and Trademark Office or United States Copyright Office, and, in each case, owned by such Credit Party as of the date hereof.

(ii)                                  The Patents, Trademarks and Copyrights in such Intellectual Property Collateral are subsisting and, solely with respect to the issued Patents and registered Trademarks and registered Copyrights included therein, have not been adjudged invalid or unenforceable in whole or part (except for office actions issued in the ordinary course by the United States Patent and Trademark Office), and are valid and enforceable, in each case except as would not reasonably be expected to have a Material Adverse Effect.  Such Credit Party does not have knowledge of any uses of any item of Intellectual Property Collateral that would be expected to lead to such item becoming invalid or unenforceable, except as would not reasonably be expected to have a Material Adverse Effect.

(iii)                               Such Credit Party has made or performed in the ordinary course of such Credit Party’s business, acts, including without limitation filings, recordings and payment of fees and taxes, required to maintain and protect its interest in each and every Patent, Trademark and Copyright set forth on Schedule II in full force and effect and such Credit Party has used proper statutory notice in connection with its use of each Patent, Trademark and Copyright in such Intellectual Property Collateral, in each case, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(iv)                              With respect to each IP Agreement the absence, termination or violation of which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:  each such IP Agreement is subsisting, valid and enforceable against the counterparty and is in full force and effect subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

(v)                                 Except as would not reasonably be expected to have a Material Adverse Effect, no Credit Party or Patent, Trademark, Copyright or Trade Secret in the Intellectual Property Collateral is subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use of such Patent, Trademark, Copyright or

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Trade Secret by any Credit Party or that would impair the validity or enforceability of such Patent, Trademark, Copyright or Trade Secret.

(i)                                     [Reserved].

(j)                                    As of the Closing Date, such Credit Party is not a beneficiary or assignee under any letter of credit with a face amount in excess of $5,000,000, other than the letters of credit described in Schedule VI hereto and additional letters of credit as to which such Credit Party has complied with the requirements of Section 3.04(d).

Section 3.03                             Covenants.  (a) Each Credit Party agrees to provide written notice to the Collateral Agent within 30 days after any change in (i) its corporate or organization name, (ii) its identity or type of organization or corporate structure or (iii) its organizational identification number (or equivalent).  Each Credit Party agrees promptly to provide the Collateral Agent with certified organizational documents reflecting any of the changes described in the immediately preceding sentence.  Each Credit Party agrees not to effect or permit any change referred to in the first sentence of this paragraph unless all filings have been made, or will have been made within any applicable statutory period, that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all Collateral with the priority required under the Credit Documents for the benefit of the applicable Secured Parties.

(b)                                 Each Credit Party agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such further actions as the Collateral Agent may from time to time reasonably request to preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement and the granting of the Security Interest and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith.  If any and all amounts payable under or in connection with any of the Article 9 Collateral (other than amounts that in the aggregate for such Credit Party do not exceed $5,000,000) shall be or become evidenced by any promissory note or other instrument evidencing Indebtedness for borrowed money, then, such note or instrument shall be promptly pledged and delivered to the Collateral Agent, for the benefit of the Secured Parties, duly endorsed in a manner reasonably satisfactory to the Collateral Agent.

(c)                                  After the occurrence of an Event of Default and during the continuance thereof, the Collateral Agent shall have the right to verify under reasonable procedures the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Article 9 Collateral, including, in the case of Accounts or Article 9 Collateral in the possession of any third person, by contacting Account Debtors or the third person possessing such Article 9 Collateral for the purpose of making such a verification.  The Collateral Agent shall have the right to share any information it gains from such inspection or verification with any Secured Party, subject to the confidentiality restrictions set forth in Section 10.16 of the Credit Agreement.

(d)                                 At its option after the occurrence of an Event of Default and during the continuance thereof, the Collateral Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not constituting a Permitted Lien, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Credit Party fails to do so as required by the Credit Agreement or this Agreement, and each Credit Party jointly and severally agrees to reimburse the Collateral Agent on demand for any payment made or any expense incurred by the Collateral Agent pursuant to the foregoing authorization; provided, however, that nothing in this Section 3.03(d) shall be interpreted as excusing any

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Credit Party from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Credit Party with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Credit Documents.

(e)                                  Each Credit Party (rather than the Collateral Agent or any Secured Party) shall remain liable for the observance and performance of all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral.

(f)                                   Each Credit Party irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees, agents or sub-agents designated by the Collateral Agent) as such Credit Party’s true and lawful agent (and attorney-in-fact) for the purpose, after the occurrence and during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Credit Party on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto.  In the event that any Credit Party at any time or times shall fail to obtain or maintain any of the policies of insurance required under the Credit Agreement, the Collateral Agent may, after the occurrence and during the continuation of an Event of Default, without waiving or releasing any obligation or liability of the Credit Parties hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance (including by paying premiums with respect thereto) and take any other actions with respect thereto as the Collateral Agent reasonably deems advisable.  All sums disbursed by the Collateral Agent in connection with this Section 3.03(f), including attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Credit Parties to the Collateral Agent and shall be additional Obligations secured hereby.

Section 3.04                             Other Actions.  In order to further ensure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, for the benefit of the Secured Parties, the Collateral Agent’s Security Interest in the Article 9 Collateral, each Credit Party agrees, in each case at such Credit Party’s own expense, to take the following actions:

(a)                                 Instruments and Tangible Chattel Paper.  Except with respect to Excluded Instruments, if any Credit Party shall at any time hold or acquire any Instruments (other than checks received and processed in the ordinary course of business) or Tangible Chattel Paper evidencing an amount in excess of $5,000,000, such Credit Party shall promptly endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably request.

(b)                                 Investment Property.  Except with respect to any Excluded Equity Interest and Excluded Instrument, if any Credit Party shall at any time hold or acquire any Certificated Security constituting Pledged Collateral or Article 9 Collateral, such Credit Party shall promptly endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably specify and in accordance with Section 2.02 hereof.  Each Credit Party hereby agrees that if any of the Pledged Equity Interests are at any time not evidenced by certificates of ownership, then each applicable Credit Party shall, to the extent permitted by applicable law, (i) if necessary or desirable to perfect a security interest in such Pledged Equity Interests, cause such pledge to be recorded on the equityholder register or the books of the issuer, execute any customary pledge forms or other documents necessary or appropriate to complete the pledge and give the Collateral Agent the right to transfer such Pledged Equity Interests under the terms hereof, and (ii) after the occurrence and during the continuance of any Event of Default, upon request by the Collateral Agent, (A) cause the Organizational Documents of each such issuer that is a subsidiary of such Credit Party to be amended to provide that such Pledged Equity Interests shall be

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treated as “securities” for purposes of the UCC and (B) cause such Pledged Equity Interests to become certificated and delivered to the Collateral Agent in accordance with the provisions of Section 2.02.

(c)                                  Commercial Tort Claims.  If any Credit Party shall at any time hold or acquire a Commercial Tort Claim with a value estimated in good faith by the Borrower to be in excess of $5,000,000, such Credit Party shall promptly notify the Collateral Agent thereof in a writing signed by such Credit Party, including a summary description of such claim, and grant to the Collateral Agent in writing a security interest therein and in the proceeds thereof, all under the terms and provisions of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent.

(d)                                      Letter of Credit Rights.  With respect to any Letter of Credit Rights of any Credit Party relating to any Letter of Credit with a face amount in excess of $5,000,000, such Credit Party shall use its commercially reasonable efforts to take all actions necessary to provide the Collateral Agent a first priority perfected security interest in any such Letter of Credit Rights.

Section 3.05                             Covenants Regarding Patent, Trademark and Copyright Collateral.  All references to Patents, Trademarks, Copyrights and Trade Secrets in this Section 3.05 are referring to Patents, Trademarks, Copyrights and Trade Secrets that are included in the Intellectual Property Collateral.  Except as permitted by the Credit Agreement:

(a)                     Each Credit Party agrees that it will not knowingly do any act or omit to do any act (and will exercise commercially reasonable efforts to contractually prohibit its licensees from doing any act or omitting to do any act; provided that no Credit Party shall be obligated to amend any agreement existing as of the date hereof) whereby any issued Patent that is material to the normal conduct of such Credit Party’s business would become prematurely invalidated, abandoned, lapsed or dedicated to the public (except, in each case, to the extent such action or inaction is deemed advisable in such Credit Party’s reasonable business judgment and except that nothing in this Section 3.05 shall prohibit such Credit Party from asserting such Patent against any other person).

(b)                     Each Credit Party will, and will use its commercially reasonable efforts to contractually require its licensees and its sublicensees (provided that no Credit Party shall be obligated to amend any agreement existing as of the date hereof to so require) to, for each material registered Trademark necessary to the normal conduct of such Credit Party’s business, use commercially reasonable efforts to (i) maintain such Trademark in full force free from any adjudication of abandonment or invalidity for non-use, (ii) maintain the quality of products and services offered under such Trademark, (iii) display such Trademark with notice of federal registration or claim of trademark or service mark as required under applicable law and (iv) not knowingly use, or knowingly permit its licensees’ use of, such Trademark in violation of any third party rights, except, in the case of (i) and (ii) above, to the extent such action or inaction is deemed advisable in such Credit Party’s reasonable business judgment.

(c)                      Each Credit Party will, and will use its commercially reasonable efforts to cause its licensees and its sublicensees (provided that no Credit Party shall be obligated to amend any agreement existing as of the date hereof to so cause) to, for each material Copyright necessary to the normal conduct of such Credit Party’s business that it publishes, displays and distributes, use a copyright notice as necessary to establish and preserve its rights under applicable copyright laws.

(d)                     Each Credit Party shall promptly notify the Collateral Agent if it has received written notice, other than regular reports with respect to Patents, Trademarks and Copyrights received in the ordinary course of business, that any issued Patent, registered Trademark or registered Copyright material to the normal conduct of such Credit Party’s business may imminently become abandoned,

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lapsed or dedicated to the public, in the case of such Patent or Copyright, prior to the end of its statutory term under applicable law, or of any materially adverse determination or development, excluding office actions and similar determinations or developments in the United States Patent and Trademark Office, United States Copyright Office, any court or any similar office of any country, regarding such Credit Party’s ownership of any such material Patent, Trademark or Copyright or its right to register or to maintain the same.

(e)                      Subject to Section 3.01(d), each Credit Party, either itself or through any agent, employee, or designee, shall (i) inform the Collateral Agent on an annual basis of each application by itself, or through any agent, employee, or designee, for any Patent with the United States Patent and Trademark Office and each registration of any Trademark or Copyright with the United States Patent and Trademark Office or the United States Copyright Office filed during the preceding twelve-month period, and (ii) upon the reasonable request of the Collateral Agent, execute and deliver any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s security interest in such Patent, Trademark, or Copyright.

(f)                       Each Credit Party shall exercise its reasonable business judgment in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office with respect to (i) maintaining and pursuing each application relating to any Patent, Trademark and/or Copyright (and obtaining the relevant grant or registration) material to the normal conduct of the such Credit Party’s business, and (ii) maintaining any registration or issuance of each Patent, Trademark, and Copyright that is material to the normal conduct of such Credit Party’s business, including, when applicable and necessary in such Credit Party’s reasonable business judgment, timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if any Credit Party believes necessary in its reasonable business judgment, to initiate opposition, interference and cancellation proceedings against third parties.

(g)                      In the event that any Credit Party receives written notice that any Article 9 Collateral consisting of a Patent, Trademark, Copyright or Trade Secret material to the normal conduct of its business has been materially infringed, misappropriated or diluted by a third party, such Credit Party shall, if such Credit Party deems it necessary in its reasonable business judgment, promptly take actions to stop such infringement, misappropriation or dilution and protect its rights in such Patent, Trademark, Copyright, or Trade Secret, including, but not limited to, the initiation of a suit for injunctive relief and to recover damages, in each case, to the extent it deems reasonably appropriate under the circumstances.

(h)                     Each Credit Party shall exercise its reasonable business judgment in protecting the secrecy of all Trade Secrets owned by such Credit Party that are material to the normal conduct of such Credit Party’s business, including, without limitation, if such Credit Party deems it necessary in its reasonable business judgment, entering into confidentiality agreements with employees and consultants and labeling and restricting access to secret information and documents.

Section 3.06                             Intercreditor Relations.  Notwithstanding anything herein to the contrary, it is the understanding of the parties that the Liens granted pursuant to this Agreement shall be, with respect to all Collateral, prior to the Discharge of Original First Lien Obligations (as defined in the Intercreditor Agreement), at least pari passu and equal in priority to the Liens granted to any Senior Priority Agent (as defined in the Intercreditor Agreement) for the benefit of the holders of the applicable Senior Priority Claims to secure such Senior Priority Claims (as defined in the Intercreditor Agreement) pursuant to the applicable Senior Priority Collateral Documents (as defined in the Intercreditor Agreement) (except as may be separately otherwise agreed between the Collateral Agent, on behalf of itself and the Secured Parties, and any Senior Priority Agent (as defined in the Intercreditor Agreement), on behalf of itself and

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the Senior Priority Creditors (as defined in the Intercreditor Agreement) represented thereby).  The Collateral Agent acknowledges and agrees that the relative priority of the Liens granted to the Collateral Agent, the Administrative Agent and any Second Priority Agent (as defined in the Intercreditor Agreement) shall be determined solely pursuant to the Intercreditor Agreement, and not by priority as a matter of law or otherwise.  Notwithstanding anything herein to the contrary, the Liens and security interest granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement.  In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control as among the Collateral Agent, any other First Priority Agent (as defined in the Intercreditor Agreement) and any Second Priority Agent (as defined in the Intercreditor Agreement).  In the event of any such conflict, each Credit Party may act (or omit to act) in accordance with the Intercreditor Agreement, and shall not be in breach, violation or default of its obligations hereunder by reason of doing so.  Notwithstanding any other provision hereof, until the Discharge of the Senior Priority Obligations (as defined in the Intercreditor Agreement), any obligation hereunder to deliver to the Collateral Agent any Collateral shall be satisfied by causing such Collateral to be delivered to the Senior Priority Representative (as defined in the Intercreditor Agreement).

Article IV.

REMEDIES

Section 4.01                             Remedies Upon Default.  Upon the occurrence and during the continuance of an Event of Default, each Credit Party agrees to deliver each item of Collateral to the Collateral Agent on demand, and it is agreed that the Collateral Agent shall have the right, subject to applicable law, to take any of or all the following actions at the same or different times:  (a) with respect to any Article 9 Collateral consisting of Intellectual Property owned by such Credit Party for the purpose of enabling the Collateral Agent, during the continuance of an Event of Default, to exercise rights and remedies under this Section 4.01 at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Credit Party hereby grants to the Collateral Agent, subject to pre-existing rights and licenses, an irrevocable (but solely during the continuance of an Event of Default), non-exclusive world-wide (to the extent it has such rights) license (exercisable without payment of royalty or other compensation to such Credit Party), subject, in the case of Trademarks, to any quality standards and quality control practices in effect by each applicable Credit Party, with respect to its Trademarks and sufficient to avoid the risk of invalidation or dilution of such Trademarks, to use, license or sublicense any of the Intellectual Property now owned or hereafter acquired, developed or created by such Credit Party, wherever the same may be located; provided, that such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof to the extent permitted by the terms of the applicable licenses; provided further that the Collateral Agent shall retain the confidentiality of any Trade Secrets licensed under this Section 4.01 consistent with the practices in effect by each applicable Credit Party, with respect to its confidential information, immediately prior to such Event of Default; and (b) to take possession of the Collateral and without liability for trespass to the applicable Credit Party to enter any premises where the Collateral may be located for the purpose of taking possession of, removing or selling the Collateral and, generally, to exercise any and all rights afforded to a secured party under the applicable Uniform Commercial Code or other applicable law and in furtherance of the foregoing, each Credit Party hereby grants to the Collateral Agent, for the purpose of enabling the Collateral Agent to exercise rights and remedies during the continuance of an Event of Default, an irrevocable license (without payment of rent or other compensation to such Credit Party) to use, operate and occupy all real property owned, operated, leased, subleased or otherwise occupied by such Credit Party.  Without

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limiting the generality of the foregoing rights and remedies, each Credit Party agrees that the Collateral Agent shall have the right, subject to the mandatory requirements of applicable law (including the Uniform Commercial Code), to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate.  The Collateral Agent shall be authorized in connection with any sale of a security (if it deems it advisable to do so) pursuant to the foregoing to restrict the prospective bidders or purchasers to persons who represent and agree that they are purchasing such security for their own account, for investment, and not with a view to the distribution or sale thereof.  Upon consummation of any such sale of Collateral pursuant to this Section 4.01, the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold.  Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Credit Party, and each Credit Party hereby waives and releases (to the extent permitted by law) all rights of redemption, stay, valuation and appraisal that such Credit Party now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Collateral Agent shall give the Borrower and each applicable Credit Party not less than ten (10) Business Days’ prior written notice (which each Credit Party agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral.  Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange.  Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice of such sale.  The Collateral, or the portion thereof, to be sold at any such sale may be sold in one lot as an entirety or in separate parcels in the Collateral Agent’s own right or by one or more agents and contractors, upon any premises owned, leased, or occupied by any Credit Party and the Collateral Agent and any such agent or contractor, in conjunction with any such sale, may augment the Inventory to be sold with other goods (all of which other goods shall remain the sole property of the Collateral Agent or such agent or contractor), all as the Collateral Agent may (in its sole and absolute discretion) determine.  The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given.  The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.  In the case of any sale of all or any part of the Collateral made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in the event that any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in the case of any such failure, such Collateral may be sold again upon notice given in accordance with provisions above.  At any public (or, to the extent permitted by law, private) sale made pursuant to this Section 4.01, any Secured Party may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Credit Party (all such rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Credit Party as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property in accordance with Section 4.02 hereof without further accountability to any Credit Party therefor.  As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver.  Any sale pursuant to the provisions of this Section 4.01 shall be deemed to conform to the

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commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

Section 4.02          Application of Proceeds.

(a)           The Collateral Agent shall promptly apply the proceeds, moneys or balances of any collection or sale of Collateral, as well as any Collateral consisting of cash, in the following order of priority: first, to, ratably, pay any fees, indemnities, or expense reimbursements then due to the Agents, second, ratably, to pay any fees or expense reimbursements then due to the Lenders from the Borrower, third, to pay interest due and payable in respect of the Loans and any other Obligations, ratably, fourth, to (i) payment of that portion of the Obligations constituting unpaid principal of the Loans and (ii) payment of breakage, termination and other amounts then due and owing in respect of any Secured Hedge Agreement and Secured Cash Management Agreement, ratably, fifth, to the payment of any other Obligation due to the Agents or any other Secured Party, and sixth, after payment in full in cash of the amounts specified in clauses first through fifth, subject to the terms of any Intercreditor Agreement or any other Collateral Document, to the Borrower or as the Borrower shall direct.  Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Credit Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

(b)           If any payment to any Secured Party pursuant to this Section 4.02 of its pro rata share of any distribution would result in overpayment to such Secured Party, such excess amount shall instead be distributed in respect of the unpaid Obligations of the other Secured Parties, with each Secured Party whose Obligations have not been paid in full to receive an amount equal to such excess amount multiplied by a fraction the numerator of which is the unpaid Obligations of such Secured Party and the denominator of which is the unpaid Obligations of all Secured Parties entitled to such distribution.

(c)           All payments required to be made hereunder shall be made to the Administrative Agent for the account of such Secured Parties or as the Administrative Agent may otherwise direct in accordance with the Credit Documents.

(d)           For purposes of applying payments received in accordance with this Section 4.02, the Collateral Agent shall be entitled to rely upon the applicable Secured Parties with respect to payments of Secured Hedge Agreements or Secured Cash Management Agreements (which the Administrative Agent and each other Secured Party agrees (or shall agree) to provide upon request of the Collateral Agent) of the outstanding Obligations of the Credit Parties owed to the Secured Parties.

(e)           Subject to the other limitations (if any) set forth herein and in the other Credit Documents, it is understood that the Credit Parties shall remain liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Obligations of the Credit Parties.

(f)            It is understood and agreed by each Credit Party that the Collateral Agent shall have no liability for any determinations made by it in this Section 4.02 except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its own or its Related Party’s bad faith, gross negligence or willful misconduct.  Each Credit Party also agrees that the Collateral Agent may (but shall not be required to), at any time and in its sole discretion, and with no liability resulting therefrom, petition a court of competent jurisdiction regarding any application of Collateral in accordance with the requirements hereof and of any Intercreditor Agreement, and the Collateral Agent shall be entitled to wait for, and may conclusively rely on, any such determination.

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Section 4.03          Securities Act, Etc.  In view of the position of the Credit Parties in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar federal statute hereafter enacted analogous in purpose or effect (such Securities Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder.  Each Credit Party understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same.  Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable “blue sky” or other state securities laws or similar laws analogous in purpose or effect.  Each Credit Party acknowledges and agrees that in light of such restrictions and limitations, the Collateral Agent, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws or, to the extent applicable, “blue sky” or other state securities laws and (b) may approach and negotiate with a single potential purchaser to effect such sale.  Each Credit Party acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions.  In the event of any such sale, the Collateral Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Collateral Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached.  The provisions of this Section 4.03 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sells.

Article V.

MISCELLANEOUS

Section 5.01          Notices.  All communications and notices hereunder shall (except as otherwise permitted herein) be in writing and given as provided in Section 10.1 of the Credit Agreement.  All communications and notices hereunder to any Guarantor shall be given to it in care of the Borrower, with such notice to be given as provided in Section 10.1 of the Credit Agreement.

Section 5.02          Security Interest Absolute.  All rights of the Collateral Agent hereunder, the Security Interest in the Article 9 Collateral, the security interest in the Pledged Collateral and all obligations of each Credit Party hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Credit Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Credit Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations or (d) subject only to termination or release of a Credit Party’s obligations hereunder in accordance with the terms of Section 5.15 hereof, any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Credit Party in respect of the Obligations or this Agreement (other than a defense of payment or performance).

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Section 5.03          Limitation By Law.  All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Agreement invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.

Section 5.04          Binding Effect; Several Agreement.  This Agreement shall become effective as to any party to this Agreement when a counterpart hereof executed on behalf of such party shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such party and the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such party, the Collateral Agent and the other Secured Parties and their respective permitted successors and assigns, except that no party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or by the Credit Agreement.  This Agreement shall be construed as a separate agreement with respect to each Credit Party and may be amended, modified, supplemented, waived or released with respect to any Credit Party without the approval of any other Credit Party and without affecting the obligations of any other Credit Party hereunder.

Section 5.05          Successors and Assigns.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party, and all covenants, promises and agreements by or on behalf of any Credit Party or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns.  The Collateral Agent hereunder shall at all times be the same person that is the Collateral Agent under the Credit Agreement.  Upon the acceptance of any appointment as the Collateral Agent under the Credit Agreement by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent pursuant hereto.

Section 5.06          Administrative Agent’s and Collateral Agent’s Fees and Expenses; Indemnification.   The parties hereto agree that the Administrative Agent and the Collateral Agent shall be entitled to (i) reimbursement of their respective expenses incurred hereunder and (ii) indemnification for losses, claims, damages, liabilities and related expenses incurred or asserted, arising out of, in connection with or as a result of this Agreement, in each case, as and to the extent provided in Section 10.5 of the Credit Agreement and the provisions of Section 10.5 of the Credit Agreement shall be incorporated by reference herein and apply to each Credit Party mutatis mutandis.

Section 5.07          Collateral Agent Appointed Attorney-in-Fact.  Each Credit Party hereby appoints the Collateral Agent the attorney-in-fact of such Credit Party for the purpose, after the occurrence and during the continuance of an Event of Default, of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or desirable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest.  The Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Collateral Agent’s name or in the name of such Credit Party, (a) to receive, endorse, assign or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof, (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral, (c) to ask for, demand, sue for, collect, receive and give acquittance for any and all moneys due or to become due under and by virtue of any Collateral, (d) to sign the name of any Credit Party on any invoice or bill of lading relating to any of the Collateral, (e) to send verifications of Accounts to any

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Account Debtor, (f) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral, (g) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral, (h) to notify, or to require any Credit Party to notify, Account Debtors to make payment directly to the Collateral Agent, and (i) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby.  The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Credit Party for any act or failure to act hereunder, except for their own gross negligence, bad faith or willful misconduct.

Section 5.08          APPLICABLE LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Section 5.09          Waivers; Amendment.  (a) No failure or delay by the Collateral Agent or any Lender in exercising any right, power or remedy hereunder or under any other Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The rights, powers and remedies of the Collateral Agent and the Lenders hereunder and under the other Credit Documents are cumulative and are not exclusive of any rights, powers or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 5.09, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b)           Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Credit Party or Credit Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.8 of the Credit Agreement.

Section 5.10          WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE

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BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.10.

Section 5.11          Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Credit Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 5.12          Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 5.04 hereof.  Delivery of an executed counterpart to this Agreement by facsimile or any other electronic transmission (e.g., “PDF” or “TIFF”) shall be as effective as delivery of a manually signed original.

Section 5.13          Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 5.14          Jurisdiction; Consent to Service of Process.  (a) Each party hereto irrevocably and unconditionally submits for itself and its property in any legal action or proceeding relating to this Agreement to the exclusive general jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court,” and together with the New York Supreme Court, the “New York Courts”) and appellate courts from either of them and agrees that any such action or proceeding shall be brought solely in such New York Courts; provided that nothing in this agreement shall be deemed or operate to preclude (i) the Collateral Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of the Collateral Agent, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment, (iii) if all such New York Courts decline jurisdiction over any person, or decline (or, in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction and (iv) in the event a legal action or proceeding is brought against any party hereto or involving any of its assets or property in another court (without any collusive assistance by such party or any of its subsidiaries or affiliates), such party from asserting a claim or defense (including any claim or defense that this Section 5.14 would otherwise require to be asserted in a legal action or proceeding in a New York Court) in any such action or proceeding.

(a)           Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York Court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(b)           Each party hereto hereby irrevocably and unconditionally agrees that service of process in any such action or proceeding may be effected by delivering by registered or certified mail (or substantially similar form of mail), postage prepaid, return receipt requested, a copy of such process to the applicable party at its address provided in accordance with Section 10.1 of the Credit Agreement.

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(e) Each party hereto irrevocably and unconditionally agrees that the Collateral Agent retains the right to serve process in any other manner permitted by law or to bring proceedings against any Credit Party in the courts of any other jurisdiction in connection with the exercise of any rights under this Agreement or the enforcement of any judgment.  Without limiting the foregoing, each Credit Party hereby agrees that service of process may be effected on the Authorized Agent designated in the Credit Agreement for such Credit Party, in the manner provided in Section 10.15 of the Credit Agreement.

Section 5.15          Termination or Release.  (a) This Agreement, the pledges made herein, the Security Interest and all other security interests granted hereby shall terminate when all the Obligations (other than Obligations in respect of Secured Hedge Agreements and Cash Management Agreements and contingent indemnification and reimbursement obligations, in each case, that are not yet due and payable and for which no claim has been asserted) have been paid in full in cash and the Commitments of the Lenders to make any Loan or to issue any Letter of Credit under the Credit Agreement shall have expired or been sooner terminated and all Letters of Credit have been terminated or cash collateralized or back-stopped in accordance with the provisions of the Credit Agreement.

(b)           A Credit Party shall automatically be released from its obligations hereunder and the security interests created hereunder in the Collateral of such Credit Party shall be automatically released upon the consummation of any transaction that is permitted by the Credit Agreement, as a result of which such Credit Party ceases to be a subsidiary, or, to the extent the procedures for designation are complied with under the Credit Agreement, such Credit Party otherwise becomes an Immaterial Subsidiary or an Unrestricted Subsidiary.

(c)           Upon any sale or other transfer by any Credit Party of any Collateral that is permitted by the Credit Agreement, or, upon the effectiveness of any written consent to the release of a security interest granted in any Collateral pursuant to Section 10.08 of the Credit Agreement, the security interest in such Collateral shall be automatically released.

(d)           In connection with any termination or release pursuant to paragraph (a), (b) or (c) of this Section 5.15, the Collateral Agent shall, in each case, at such Credit Party’s expense, (i) execute and deliver to any Credit Party, and make any filing of, all documents that such Credit Party shall reasonably request to evidence such termination or release (including, without limitation, making any filings (such as filings of Uniform Commercial Code termination statements or releases in the United States Patent and Trademark Office or the United States Copyright Office)), (ii) duly assign and transfer to such Credit Party such of the Pledged Collateral that may be in the possession of the Collateral Agent and has not theretofore been sold or otherwise applied or released pursuant to this Agreement and (iii) take any other action reasonably requested or demanded to effectuate such release (including making any filing); provided that the Collateral Agent shall not be required to take any action under this Section 5.15(d) unless such Credit Party shall have delivered to the Collateral Agent together with such request, which may be incorporated into such request, (1) a reasonably detailed description of the Collateral, which in any event shall be sufficient to effect the appropriate termination or release without causing the release of any other Collateral and (2) a certificate of an Authorized Officer of the Borrower or such Credit Party certifying that the transaction giving rise to such termination or release is permitted by the Credit Agreement and was, or will concurrently with the release be, consummated in compliance with the Credit Documents.  Any execution and delivery of documents pursuant to this Section 5.15 shall be without recourse to or warranty by the Collateral Agent.

Section 5.16          Additional Subsidiaries.  Upon execution and delivery by the Collateral Agent and any subsidiary that is required to become a party hereto by Section 5.11 of the Credit Agreement of an instrument in substantially the form of Exhibit I hereto (or in such other form reasonably satisfactory to the Collateral Agent), such subsidiary shall become a Guarantor hereunder with the same force and

26

effect as if originally named as a Guarantor on the date hereof.  The execution and delivery of any such instrument shall not require the consent of any other party to this Agreement.  The rights and obligations of each party to this Agreement shall remain in full force and effect notwithstanding the addition of any new party to this Agreement.

[Signature Page Follows]

27

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

LANNETT COMPANY, INC.

By:
Name:
Title:

[Signature Page to Pledge and Security Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent

By:
Name:
Title:

MORGAN STANLEY SENIOR FUNDING, INC., as Collateral Agent

By:
Name:
Title:

[Signature Page to Pledge and Security Agreement]

Exhibit I
 to Security Agreement

SUPPLEMENT NO.      TO THE PLEDGE AND SECURITY AGREEMENT

SUPPLEMENT NO.     , dated as of                      (this “Supplement”), to the Pledge and Security Agreement dated as of November [  ], 2015 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Security Agreement”), among the Borrower, each Guarantor from time to time party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent (in such capacity and any successor in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity and any successor in such capacity, the “Collateral Agent”) for the Secured Parties (as defined therein).

A.                                    Reference is made to (i) the Credit and Guaranty Agreement dated as of November [  ], 2015, (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, certain subsidiaries of the Borrower party thereto as Guarantors from time to time, the Lenders party thereto from time to time and Morgan Stanley Senior Funding, Inc., as Administrative Agent and Collateral Agent and (ii) the Credit Agreement Joinder dated as of                entered into by               , a                (the “New Subsidiary”), as required by Section 5.11 of the Credit Agreement.

B.                                    Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Security Agreement.

C.                                    The Credit Parties have entered into the Security Agreement in order to induce the Lenders to make extensions of credit under the Credit Agreement.  Section 5.16 of the Security Agreement provides that additional subsidiaries may become Guarantors under the Security Agreement by execution and delivery of an instrument in the form of this Supplement.  The New Subsidiary is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Security Agreement in order to induce the Lenders to make extensions of credit (if available under the Credit Agreement) and as consideration for extensions of credit previously made under the Credit Agreement.

Accordingly, the Administrative Agent, the Collateral Agent and the New Subsidiary agree as follows:

SECTION 1.  In accordance with Section 5.16 of the Security Agreement, the New Subsidiary by its signature below becomes a Guarantor under the Security Agreement and agrees to be bound by all terms, covenants and conditions thereunder with the same force and effect as if originally named therein as a Guarantor and the New Subsidiary hereby (a) agrees to all the terms, covenants and provisions of the Security Agreement applicable to it as a Guarantor thereunder and (b) represents and warrants that (i) with respect to representations and warranties made by it under the Security Agreement that are not qualified by materiality, such representations and warranties are true and correct in all material respects, and (ii) with respect to the representations and warranties made by it under the Security Agreement that are qualified by materiality, such representations and warranties are true and correct in all respects, in each case, on and as of the date hereof.  In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Obligations when due (whether at stated maturity, by acceleration or otherwise), does hereby create, grant and pledge to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and Lien on all the New Subsidiary’s right, title and interest in and to the Collateral of the New Subsidiary and expressly assumes all obligations and liabilities of a Guarantor under the Security Agreement.  Each reference to a “Guarantor” or “Credit

Party” in the Security Agreement shall be deemed to include the New Subsidiary.  The Security Agreement is hereby incorporated herein by reference.

SECTION 2.  The New Subsidiary represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3.  This Supplement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract.  Delivery of an executed counterpart to this Agreement by facsimile or any other electronic transmission (e.g., “PDF” or “TIFF”) shall be as effective as delivery of a manually signed original. This Supplement shall become effective when (a) the Collateral Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary and (b) the Agents have executed a counterpart hereof.

SECTION 4.  The New Subsidiary hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true, correct and complete schedule of all the Pledged Collateral of the New Subsidiary as of the date hereof, (b) set forth on Schedule II attached hereto is a true, correct and complete schedule of all of the material issued Patents, registered Trademarks and registered Copyrights owned by the New Subsidiary as of the date hereof, (c) set forth on Schedule III attached hereto is a true, correct and complete schedule of all Commercial Tort Claims of the New Subsidiary individually in excess of $5,000,000 as of the date hereof, (d) set forth on Schedule IV attached hereto, is the true, correct and complete legal name of the New Subsidiary, its jurisdiction of formation and the location of its chief executive office , (e) except as set forth in Schedule V, all Accounts of the New Subsidiary have been originated by the New Subsidiary and all Inventory has been produced or acquired by the New Subsidiary in the ordinary course of business, and (f) set forth on Schedule VI attached hereto is a true, correct and complete schedule of all Letter of Credit Rights of the New Subsidiary relating to Letters of Credit with a face amount in excess of $5,000,000 as of the date hereof.

SECTION 5.  Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

SECTION 6.  THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

SECTION 7.  In the event any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Security Agreement shall not in any way be affected or impaired thereby.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.  All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Security Agreement.

SECTION 9.  The New Subsidiary agrees to reimburse the Collateral Agent for its reasonable and documented out-of-pocket expenses in connection with this Supplement, including the reasonable and documented fees, disbursements and other charges of counsel for the Collateral Agent.

[REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the New Subsidiary and the Agents have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[Name of New Subsidiary]

By:
Name:
Title:

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent

By:
Name:
Title:

MORGAN STANLEY SENIOR FUNDING, INC., as Collateral Agent

By:
Name:
Title:

Schedule I
to Supplement No.     to the
Security Agreement

Pledged Collateral of the New Subsidiary

PLEDGED EQUITY SECURITIES

Name of Issuer	Registered Owner	Number and Class of Pledged Equity Security	Number of Issuer Certificate (if applicable)	Percentage of Equity Interests

PLEDGED DEBT SECURITIES

Holder	Issuer	Principal Amount	Date of Pledged Debt Security	Maturity Date

Schedule II
to Supplement No.     to the
Security Agreement

PATENTS, TRADEMARKS AND COPYRIGHTS

Schedule III
to Supplement No.     to the
Security Agreement

COMMERCIAL TORT CLAIMS

Schedule IV
to Supplement No.     to the
Security Agreement

LEGAL NAME, JURISDICTION OF FORMATION AND ADDRESS

Schedule V
to Supplement No.     to the
Security Agreement

MATTERS RELATING TO ACCOUNTS AND INVENTORY

Schedule VI
to Supplement No.     to the
Security Agreement

LETTER OF CREDIT RIGHTS

Exhibit II
 to Security Agreement

[FORM OF]

INTELLECTUAL PROPERTY SECURITY AGREEMENT

This INTELLECTUAL PROPERTY SECURITY AGREEMENT (this “IP Security Agreement”) dated November [•], 2015, is made by the persons listed on the signature pages hereof (collectively, the “Grantors”) in favor of Morgan Stanley Senior Funding, Inc., acting through one or more of its branches or any Affiliate thereof, as collateral agent (in such capacity and any successor in such capacity, the “Collateral Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).  Capitalized terms used in this IP Security Agreement and not otherwise defined herein have the respective meanings assigned thereto in the Credit Agreement (as defined below).

WHEREAS, the Grantors have entered into that certain Credit and Guaranty Agreement, dated as of November [  ], 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), with Lannett Company, Inc., a corporation incorporated under the laws of the State of Delaware (the “Borrower”), the other Credit Parties party thereto, Morgan Stanley Senior Funding, Inc., as the Administrative Agent and Collateral Agent, and the Lenders party thereto from time to time;

WHEREAS, as a condition precedent to the making of Loans by the Lenders and the entry into Hedge Agreements and Cash Management Agreements by the Lender Counterparties from time to time, each Grantor has executed and delivered that certain Pledge and Security Agreement, dated as of November [  ], 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), by and among the Grantors, the Administrative Agent and the Collateral Agent; and

WHEREAS, under the terms of the Security Agreement, the Grantors have granted to the Collateral Agent, for the benefit of the Secured Parties, a security interest in, among other property, certain intellectual property of the Grantors, and have agreed as a condition thereof to execute this IP Security Agreement for recording with the United States Patent and Trademark Office and the United States Copyright Office;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees as follows:

SECTION 1.  Grant of Security.  Each Grantor hereby grants to the Collateral Agent for the benefit of the Secured Parties a security interest in such Grantor’s right, title and interest in and to the following (collectively, the “IP Collateral”):

(i)                                     the patents and patent applications set forth in Schedule A hereto;

(ii)                               the trademark and service mark registrations and applications set forth in Schedule B hereto (provided that no security interest shall be granted in United States intent-to-use trademark applications or intent-to-use service mark applications filed pursuant to Section 1(b) of the Lanham Act, to the extent that, the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of the applicable Grantor’s right, title or interest therein or any trademark or service mark issued as a result of such application under applicable federal law), together with the goodwill symbolized thereby;

(iii)                               the copyright registrations and applications set forth in Schedule C hereto;

(iv)                              all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the foregoing;

(v)                                 any and all claims for damages and injunctive relief for past, present and future infringement of any of the foregoing; and

(vi)                              any and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the foregoing or arising from any of the foregoing.

SECTION 2.  Security for Obligations.  The grant of a security interest in the IP Collateral by each Grantor under this IP Security Agreement secures the payment of all Obligations of such Grantor now or hereafter existing under or in respect of the Credit Documents, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise.

SECTION 3.  Recordation.  Each Grantor authorizes and requests that the Register of Copyrights, the Commissioner for Patents and the Commissioner for Trademarks and any other applicable government officer record this IP Security Agreement.

SECTION 4.  Counterparts.  This IP Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart to this Agreement by facsimile or any other electronic transmission (e.g., “PDF” or “TIFF”) shall be as effective as delivery of a manually signed original.

SECTION 5.  Grants, Rights and Remedies.  This IP Security Agreement has been entered into in conjunction with the provisions of the Security Agreement.  Each Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Collateral Agent with respect to the IP Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.

SECTION 6.  Governing Law.  THIS IP SECURITY AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS IP SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signatures pages to follow]

IN WITNESS WHEREOF, each Grantor has caused this IP Security Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

[NAME]

By:
Name:
Title:

EXHIBIT J

[FORM OF]
PREPAYMENT NOTICE

Date:                    ,

To: Morgan Stanley Senior Funding, Inc., as [Administrative Agent][Swing Line Lender](1)

[  ]

Ladies and Gentlemen:

Reference is made to that certain Credit and Guaranty Agreement, dated as of November 25, 2015, among Lannett Company, Inc. (the “Borrower”), the guarantors party thereto from time to time, Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent, and the lenders party thereto from time to time (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined).

The undersigned hereby [gives you notice that] [confirms the telephonic notice previously provided to you that], pursuant to Section 2.11 of the Credit Agreement, on [     ], 20[   ] the undersigned intends to make a prepayment of [Term Loans](2)[Revolving Loans](3)[Swing Line Loans] comprising [Base Rate Loans][Eurocurrency Rate Loans], in the aggregate principal amount of $ [          ].(4)

[Remainder of page intentionally left blank]

(1)              Insert only for prepayments of Swing Line Loans.

(2)              Specify Class of Term Loans that is being prepaid.

(3)              Specify Class of Revolving Loans that is being prepaid.

(4)              If applicable, in accordance with the first proviso to Section 2.12(a) of the Credit Agreement, include any conditions to effectiveness of this prepayment notice in connection with related transactions.

Credit and Guaranty Agreement

Exhibit J-1

LANNETT COMPANY, INC.,
as the Borrower

By:
Name:
Title:

Exhibit J-2

EXHIBIT K

[FORM OF]
MORTGAGE

[Attached.]

Credit and Guaranty Agreement

Exhibit K-1

(68) This instrument was prepared in consultation with counsel in the state in which the Premises is located by the attorney named below.

MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS
AND LEASES AND FIXTURE FILING ([STATE])

by and from

[                          ], “Mortgagor”

to

MORGAN STANLEY SENIOR FUNDING, INC., in its capacity as Agent, “Mortgagee”

Dated as of [                ]

Location:	[ ]
Municipality:	[ ]
County:	[ ]
State:	[ ]

THE SECURED PARTY (MORTGAGEE) DESIRES THIS FIXTURE FILING
TO BE INDEXED AGAINST THE RECORD OWNER OF THE REAL ESTATE
DESCRIBED HEREIN.

PREPARED BY, RECORDING REQUESTED BY,
AND WHEN RECORDED MAIL TO:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022-6069
Attention: Lisa M. Brill, Esq.
File # 08732/00189

(68)  Local counsel to advise as to any recording requirements for the cover page, including need for recording tax notification or a separate tax affidavit, if applicable.

MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS
AND LEASES AND FIXTURE FILING ([STATE])

THIS MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING ([STATE]) (this “Mortgage”) is dated as of [          ], 2015 by and from [                ], a [              ] [               ] (“Mortgagor”), whose address is [                        ] to MORGAN STANLEY SENIOR FUNDING, INC., a Delaware corporation, as Administrative and Collateral Agent (in such capacity, “Agent”) for the Secured Parties as defined in the Credit Agreement (defined below), having an address at [                     ] (Agent, together with its successors and assigns, “Mortgagee”).

SECTION 11.
Definitions

11.1                                                                        Definitions.  All capitalized terms used herein without definition shall have the respective meanings ascribed to them in that certain Credit and Guaranty Agreement, dated as of [  ], 2015 (as the same may be amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Lannett Company, Inc., (the “Borrower”), certain subsidiaries of the Borrower party thereto as Guarantors from time to time, the Lenders party thereto from time to time and Morgan Stanley Senior Funding, Inc., as administrative agent and Collateral Agent. As used herein, the following terms shall have the following meanings:

“Mortgaged Property”:  The fee interest in the real property described in Exhibit A attached hereto and incorporated herein by this reference, together with any greater estate therein as hereafter may be acquired by Mortgagor (the “Land”), and all of Mortgagor’s right, title and interest now or hereafter acquired in and to (1) all improvements now owned or hereafter acquired by Mortgagor, now or at any time situated, placed or constructed upon the Land (the “Improvements”; the Land and Improvements are collectively referred to as the “Premises”), (2) all materials, supplies, equipment, apparatus and other items of personal property now owned or hereafter acquired by Mortgagor and now or hereafter attached to, installed in or used in connection with any of the Improvements or the Land, and water, gas, electrical, telephone, storm and sanitary sewer facilities and all other utilities whether or not situated in easements, and all equipment, inventory and other goods in which Mortgagor now has or hereafter acquires any rights or any power to transfer rights and that are or are to become fixtures (as defined in the UCC, defined below) related to the Land (the “Fixtures”), (3) all goods, accounts, inventory, general intangibles, instruments, documents, contract rights and chattel paper, including all such items as defined in the UCC, now owned or hereafter acquired by Mortgagor and now or hereafter affixed to, placed upon, used in connection with, arising from or otherwise related to the Premises (the “Personalty”), (4) all reserves, escrows or impounds required under the Credit Agreement or any of the other Loan Documents and all deposit accounts maintained by Mortgagor with respect to the Mortgaged Property (the “Deposit Accounts”), (5) all leases, licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect) which grant to any Person a possessory interest in, or the right to use, all or any part of the Mortgaged Property, together with all related security and other deposits (the “Leases”), (6) all of the rents, revenues, royalties, income, proceeds, profits, accounts receivable, security and other types of deposits, and other benefits paid or payable by parties to the Leases for using, leasing, licensing possessing, operating from, residing in, selling or otherwise enjoying the Mortgaged Property (the “Rents”), (7) all other agreements, such as construction contracts, architects’ agreements, engineers’ contracts, utility contracts, maintenance agreements, management agreements, service contracts, listing agreements, guaranties, warranties, permits, licenses, certificates and entitlements in any way relating to the construction, use, occupancy, operation, maintenance, enjoyment

3

or ownership of the Mortgaged Property (the “Property Agreements”), (8) all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing, (9) all property tax refunds payable with respect to the Mortgaged Property (the “Tax Refunds”), (10) any and all cash proceeds and noncash proceeds from the conversion, voluntary or involuntary, of any of the Premises or any portion thereof into cash or liquidated claims (the “Proceeds”), (11) all insurance policies, unearned premiums therefor and proceeds from such policies covering any of the above property now or hereafter acquired by Mortgagor (the “Insurance”), and (12) all awards, damages, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made by any governmental authority pertaining to any condemnation or other taking (or any purchase in lieu thereof) of all or any portion of the Land, Improvements, Fixtures or Personalty (the “Condemnation Awards”).  As used in this Mortgage, the term “Mortgaged Property” shall mean all or, where the context permits or requires, any portion of the above or any interest therein.

SECTION 12.
GRANT

12.1                                                                        Grant.  To secure the full and timely payment of the Indebtedness and the full and timely performance of the Obligations, Mortgagor MORTGAGES, GRANTS, BARGAINS, ASSIGNS, SELLS, CONVEYS and CONFIRMS, to Mortgagee the Mortgaged Property, subject, however, only to the matters that are set forth on Exhibit B attached hereto (the “Permitted Encumbrances”) and to Permitted Liens, TO HAVE AND TO HOLD the Mortgaged Property to Mortgagee, and Mortgagor does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to the Mortgaged Property unto Mortgagee.  The maximum amount of the Obligations secured hereby will not exceed $          , plus, to the extent permitted by applicable law, collection costs, sums advanced for the payment of taxes, assessments, maintenance and repair charges, insurance premiums and any other costs incurred to protect the security encumbered hereby or the lien hereof, expenses incurred by the Mortgagee by reason of any default by the Mortgagor under the terms hereof, together with interest thereon, all of which amounts shall be secured hereby.

SECTION 13.
WARRANTIES, REPRESENTATIONS AND COVENANTS

Mortgagor warrants, represents and covenants to Mortgagee as follows:

13.1                                                                        Title to Mortgaged Property and Lien of this Instrument.  The Mortgagor hereby represents and warrants that the representations and warranties set forth in Section 4.7 of the Credit Agreement as they relate to the Mortgagor or to the Loan Documents to which the Mortgagor is a party, each of which representations and warranties is hereby incorporated herein by reference as if fully set forth herein and the Mortgagee and each other Secured Party shall be entitled to rely on each of such representations and warranties as if fully set forth herein.

13.2                                                                        First Lien Status.  Mortgagor shall preserve and protect the first lien and security interest status of this Mortgage and the other Loan Documents.  If any lien or security interest other than a Permitted Encumbrance or a Permitted Lien is asserted against the Mortgaged Property, Mortgagor shall promptly, and at its expense, (a) give Mortgagee a detailed written notice of such lien or security interest (including origin, amount and other terms), and (b) pay the underlying claim in full or take such other action so as to cause it to be released or contest the same in compliance with the requirements of the Credit Agreement (including the requirement of providing a bond or other security satisfactory to Mortgagee).

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13.3                                                                        Payment and Performance.  Mortgagor shall pay the Indebtedness when due under the Credit Agreement and the other Loan Documents and shall perform the Obligations in full when they are required to be performed.

13.4                                                                        Inspection. Section 5.7 of the Credit Agreement is hereby incorporated by reference and Mortgagor agrees to comply with Section 5.7 of the Credit Agreement in accordance with and to the extent provided therein.

13.5                                                                        Insurance; Condemnation Awards and Insurance Proceeds.

(a)         Insurance.  Mortgagor shall maintain insurance for the Premises as set forth in Section 5.2 of the Credit Agreement to the extent applicable.

(b)         Condemnation Awards.  Mortgagor agrees to comply with Section 2.12(a)(i) of the Credit Agreement in accordance with and to the extent provided therein.

(c)          Insurance Proceeds.  Insurance proceeds shall be applied or disbursed as set forth in Section 5.2 of the Credit Agreement to the extent and as applicable.

13.6                                                                        Other Covenants.  All of the covenants in the Credit Agreement that are applicable to Mortgagor are incorporated herein by reference.

SECTION 14.
FUTURE ADVANCES

14.1                                                                        Future Advances.  This Mortgage is given to secure the Obligations of the Mortgagor and the repayment of the aforesaid obligations (including, without limitation, the Obligations of the Mortgagor with respect to each advance of any Loan, any renewals or extensions or modifications thereof upon the same or different terms or at the same or different rate of interest and also to secure all future advances and readvances thereof that may subsequently be made to the Mortgagor, the Borrower or any other Credit Party by the Lenders pursuant to the Credit Agreement or any other Loan Document, and all renewals, modifications, replacements and extensions thereof).  The lien of such future advances and re-advances shall relate back to the date of this Mortgage.  Portions of the Loans represent revolving credit and letter of credit accommodations, all or any part of which may be advanced to or for the benefit of the Borrower or the Guarantors, repaid by the Borrower or the Guarantors and re-advanced to or for the benefit of the Borrower or the Guarantors from time to time subject to the terms of the Credit Agreement.  The Mortgagor agrees that if the outstanding balance of any Obligation or revolving credit or letter of credit accommodation or all of the Loans, principal and interest, is ever repaid to zero, the lien of this Mortgage shall not be or be deemed released or extinguished by operation of law or implied intent of the parties.  This Mortgage shall remain in full force and effect as to any further advances after any such zero balance until such time as the Loans and the other Obligations then due and owing shall have been paid in full ,the Commitments have been terminated and no Letters of Credit shall be outstanding (except for Letters of Credit that have been cash collateralized in a manner satisfactory to the applicable issuing lender) (the date upon which all of such events have occurred, the “Obligations Satisfaction Date”) or this Mortgage has been cancelled or released of record in accordance with the requirements of the Credit Agreement, and the Mortgagor waives, to the fullest extent permitted by applicable law, the operation of any applicable statute, case law or regulation having a contrary effect.

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SECTION 15.
DEFAULT AND FORECLOSURE

15.1                                                                        Remedies.  Upon the occurrence and during the continuance of an Event of Default, Mortgagee may, at Mortgagee’s election, exercise any or all of the following rights, remedies and recourses:

(a)         Acceleration.  Subject to any provisions of the Loan Documents providing for the automatic acceleration of the Indebtedness upon the occurrence of certain Events of Default, declare the Indebtedness to be immediately due and payable, without further notice, presentment, protest, notice of intent to accelerate, notice of acceleration, demand or action of any nature whatsoever (each of which hereby is expressly waived by Mortgagor), whereupon the same shall become immediately due and payable.

(b)         Entry on Mortgaged Property.  Enter the Mortgaged Property and take exclusive physical possession thereof and of all books, records and accounts relating thereto or located thereon.  If Mortgagor remains in possession of the Mortgaged Property following the occurrence and during the continuance of an Event of Default and without Mortgagee’s prior written consent, Mortgagee may invoke any legal remedies to dispossess Mortgagor.

(c)          Operation of Mortgaged Property.  Hold, lease, develop, manage, operate or otherwise use the Mortgaged Property upon such terms and conditions as Mortgagee may deem reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as Mortgagee deems necessary or desirable), and apply all Rents and other amounts collected by Mortgagee in connection therewith in accordance with the provisions of Section 5.6 hereof.

(d)         Foreclosure and Sale.  Institute proceedings for the complete foreclosure of this Mortgage by judicial action or by power of sale, in which case the Mortgaged Property may be sold for cash or credit in one or more parcels.  With respect to any notices required or permitted under the UCC, Mortgagor agrees that ten (10) days’ prior written notice shall be deemed commercially reasonable.  At any such sale by virtue of any judicial proceedings, power of sale, or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim, equity, equity of redemption, and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against Mortgagor, and against all other Persons claiming or to claim the property sold or any part thereof, by, through or under Mortgagor.  Mortgagee or any of the other Secured Parties may be a purchaser at such sale.  If Mortgagee or such other Secured Party is the highest bidder, Mortgagee or such other Secured Party may credit the portion of the purchase price that would be distributed to Mortgagee or such other Secured Party against the Indebtedness in lieu of paying cash.  In the event this Mortgage is foreclosed by judicial action, appraisement of the Mortgaged Property is waived.

(e)          Receiver.  Make application to a court of competent jurisdiction for, and obtain from such court as a matter of strict right and without notice to Mortgagor or regard to the adequacy of the Mortgaged Property for the repayment of the Indebtedness, the appointment of a receiver of the Mortgaged Property, and Mortgagor irrevocably consents to such appointment.  Any such receiver shall have all the usual powers and duties of receivers in similar cases, including the full power to rent, maintain and otherwise operate the Mortgaged Property upon such terms as may be approved by the court, and shall apply such Rents in accordance with the provisions of Section 5.6.

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(f)           Other.  Exercise all other rights, remedies and recourses granted under the Loan Documents or otherwise available at law or in equity.

(g)                                                    Separate Sales.  The Mortgaged Property may be sold in one or more parcels and in such manner and order as Mortgagee in its sole discretion may elect.  The right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

15.2                                                                        Remedies Cumulative, Concurrent and Nonexclusive.  Mortgagee and the other Secured Parties shall have all rights, remedies and recourses granted in the Loan Documents and available at law or equity (including the UCC), which rights (a) shall be cumulative and concurrent, (b) may be pursued separately, successively or concurrently against Mortgagor or others obligated under the Loan Documents, or against the Mortgaged Property, or against any one or more of them, at the sole discretion of Mortgagee or such other Secured Party, as the case may be, (c) may be exercised as often as occasion therefor shall arise, and the exercise or failure to exercise any of them shall not be construed as a waiver or release thereof or of any other right, remedy or recourse, and (d) are intended to be, and shall be, nonexclusive.  No action by Mortgagee or any other Secured Party in the enforcement of any rights, remedies or recourses under the Loan Documents or otherwise at law or equity shall be deemed to cure any Event of Default.

15.3                                                                        Release of and Resort to Collateral. Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the Mortgaged Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interest created in or evidenced by the Loan Documents or their status as a first and prior lien and security interest in and to the Mortgaged Property.  For payment of the Indebtedness, Mortgagee may resort to any other security in such order and manner as Mortgagee may elect.

15.4                                                                        Waiver of Redemption, Notice and Marshalling of Assets.  To the fullest extent permitted by law, Mortgagor hereby irrevocably and unconditionally waives and releases (a) all benefit that might accrue to Mortgagor by virtue of any present or future statute of limitations or law or judicial decision exempting the Mortgaged Property from attachment, levy or sale on execution or providing for any stay of execution, exemption from civil process, redemption or extension of time for payment, (b) all notices of any Event of Default or of Mortgagee’s election to exercise or the actual exercise of any right, remedy or recourse provided for under the Loan Documents, and (c) any right to a marshalling of assets or a sale in inverse order of alienation.

15.5                                                                        Discontinuance of Proceedings.  If Mortgagee or any other Secured Party shall have proceeded to invoke any right, remedy or recourse permitted under the Loan Documents and shall thereafter elect to discontinue or abandon it for any reason, Mortgagee or such other Secured Party, as the case may be, shall have the unqualified right to do so and, in such an event, Mortgagor, Mortgagee and the other Secured Parties shall be restored to their former positions with respect to the Indebtedness, the Obligations, the Loan Documents, the Mortgaged Property and otherwise, and the rights, remedies, recourses and powers of Mortgagee and the other Secured Parties shall continue as if the right, remedy or recourse had never been invoked, but no such discontinuance or abandonment shall waive any Event of Default which may then exist or the right of Mortgagee or any other Secured Party thereafter to exercise any right, remedy or recourse under the Loan Documents for such Event of Default.

15.6                                                                        Application of Proceeds.  The proceeds of any foreclosure sale of the Premises, or any part thereof, will be distributed and applied in accordance with the terms and conditions of the Credit Agreement.

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15.7                                                                        Occupancy After Foreclosure.  Any sale of the Mortgaged Property or any part thereof in accordance with Section 5.1(d) will divest all right, title and interest of Mortgagor in and to the property sold.  Subject to applicable law, any purchaser at a foreclosure sale will receive immediate possession of the property purchased.  If Mortgagor retains possession of such property or any part thereof subsequent to such sale, Mortgagor will be considered a tenant at sufferance of the purchaser, and will, if Mortgagor remains in possession after demand to remove, be subject to eviction and removal, forcible or otherwise, with or without process of law.

15.8                                                                        Additional Advances and Disbursements; Costs of Enforcement.

(a)         Upon the occurrence and during the continuance of any Event of Default, Mortgagee and each of the other Secured Parties shall have the right, but not the obligation, to cure such Event of Default in the name and on behalf of Mortgagor.  All sums advanced and expenses incurred at any time by Mortgagee or any other Secured Party under this Section 5.8, or otherwise under this Mortgage or any of the other Loan Documents or applicable law, shall bear interest from the date that such sum is advanced or expense incurred, to and including the date of reimbursement, computed at the highest rate at which interest is then computed on any portion of the Indebtedness, and all such sums, together with interest thereon, shall be secured by this Mortgage.

(b)         Mortgagor shall pay all expenses (including reasonable attorneys’ fees and expenses) of or incidental to the perfection and enforcement of this Mortgage and the other Loan Documents, or the enforcement, compromise or settlement of the Indebtedness or any claim under this Mortgage and the other Loan Documents, and for the curing thereof, or for defending or asserting the rights and claims of Mortgagee in respect thereof, by litigation or otherwise.

15.9                                                                        No Mortgagee in Possession.  Neither the enforcement of any of the remedies under this Article 5, the assignment of the Rents and Leases under Article 6, the security interests under Article 7, nor any other remedies afforded to Mortgagee under the Loan Documents, at law or in equity shall cause Mortgagee or any other Secured Party to be deemed or construed to be a mortgagee in possession of the Mortgaged Property, to obligate Mortgagee or any other Secured Party to lease the Mortgaged Property or attempt to do so, or to take any action, incur any expense, or perform or discharge any obligation, duty or liability whatsoever under any of the Leases or otherwise.

SECTION 16.
ASSIGNMENT OF RENTS AND LEASES

16.1                                                                        Assignment.  In furtherance of and in addition to the assignment made by Mortgagor in Section 2.1 of this Mortgage, Mortgagor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Mortgagee all of its right, title and interest in and to all Leases, whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents.  This assignment is an absolute assignment and not an assignment for additional security only.  So long as no Event of Default shall have occurred and be continuing, Mortgagor shall have a revocable license from Mortgagee to exercise all rights extended to the landlord under the Leases, including the right to receive and collect all Rents and to hold the Rents in trust for use in the payment and performance of the Obligations and to otherwise use the same.  The foregoing license is granted subject to the conditional limitation that no Event of Default shall have occurred and be continuing.  Upon the occurrence and during the continuance of an Event of Default, whether or not legal proceedings have commenced, and without regard to waste, adequacy of security for the Obligations or solvency of Mortgagor, the license herein granted shall automatically expire and terminate, without notice to Mortgagor by Mortgagee (any such notice being hereby expressly waived by Mortgagor to the extent permitted by applicable law).

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16.2                                                                        Perfection Upon Recordation.  Mortgagor acknowledges that Mortgagee has taken all actions necessary to obtain, and that upon recordation of this Mortgage Mortgagee shall have, to the extent permitted under applicable law, a valid and fully perfected, first priority, present assignment of the Rents arising out of the Leases and all security for such Leases.  Mortgagor acknowledges and agrees that upon recordation of this Mortgage Mortgagee’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Mortgagor and to the extent permitted under applicable law, all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Mortgage, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

16.3                                                                        Bankruptcy Provisions.  Without limitation of the absolute nature of the assignment of the Rents hereunder, Mortgagor and Mortgagee agree that (a) this Mortgage shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Mortgage extends to property of Mortgagor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents and (c) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.

16.4                                                                        No Merger of Estates.  So long as part of the Indebtedness and the Obligations secured hereby remain unpaid and undischarged, the fee and leasehold estates to the Mortgaged Property shall not merge, but shall remain separate and distinct, notwithstanding the union of such estates either in Mortgagor, Mortgagee, any tenant or any third party by purchase or otherwise.

SECTION 17.
SECURITY AGREEMENT

17.1                                                                        Security Interest.  This Mortgage constitutes a “security agreement” on personal property within the meaning of the UCC and other applicable law and with respect to the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards.  To this end, Mortgagor grants to Mortgagee a first and prior security interest in the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards and all other Mortgaged Property which is personal property to secure the payment of the Indebtedness and performance of the Obligations, and agrees that Mortgagee shall have all the rights and remedies of a secured party under the UCC with respect to such property.  Any notice of sale, disposition or other intended action by Mortgagee with respect to the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards sent to Mortgagor at least ten (10) days prior to any action under the UCC shall constitute reasonable notice to Mortgagor.  In the event of any conflict or inconsistency between the terms of this Mortgage and the terms of the Security Agreement with respect to the collateral covered both therein and herein, the Security Agreement shall control and govern to the extent of any such conflict or inconsistency.

17.2                                                                        Financing Statements.  Mortgagor shall prepare and deliver to Mortgagee such financing statements, and shall execute and deliver to Mortgagee such documents, instruments and further assurances, in each case in form and substance satisfactory to Mortgagee, as Mortgagee may, from time to time, reasonably consider necessary to create, perfect and preserve Mortgagee’s security interest hereunder.  Mortgagor hereby irrevocably authorizes Mortgagee to cause financing statements (and amendments thereto and continuations thereof) and any such documents, instruments and assurances to be recorded and filed, at such times and places as may be required or permitted by law to so create, perfect and preserve such security interest.  Mortgagor represents and warrants to Mortgagee that Mortgagor’s jurisdiction of organization is the State of [                 ].

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17.3                                                                        Fixture Filing and Financing Statement.  This Mortgage constitutes a fixture filing and financing statement as those terms are used in the UCC against all of the Mortgaged Property which is or is to become fixtures.  The Mortgagor warrants that, as of the date hereof, the name and address of the “Debtor” (which is the Mortgagor) are as set forth in the preamble of this Mortgage and a statement indicating the types, or describing the items, of collateral is set forth hereinabove.  The Mortgagor warrants that the Mortgagor’s exact legal name is correctly set forth in the preamble of this Mortgage.  The Mortgagee shall be deemed to be the “Secured Party” with the address as set forth in the preamble of this Mortgage and shall have the rights of a secured party under the UCC.  A statement describing the portion of the Mortgaged Property comprising the fixtures hereby secured is set forth in Section 1.1 of this Mortgage.  The information provided in this Section 7.3 is provided so that this Mortgage shall comply with the requirements of the UCC for a mortgage instrument to be filed as a financing statement.  [Mortgagor represents and warrants to Mortgagee that Mortgagor is the record owner of the Mortgaged Property, the employer identification number of Mortgagor is [          ] and the organizational identification number of Mortgagor is [           ].](69)

SECTION 18.
[INTENTIONALLY OMITTED]

SECTION 19.
MISCELLANEOUS

19.1                                                                        Notices.  Any notice required or permitted to be given under this Mortgage shall be given in accordance with Section 10.1 of the Credit Agreement.

19.2                                                                        Covenants Running with the Land.  All Obligations contained in this Mortgage are intended by Mortgagor and Mortgagee to be, and shall be construed as, covenants running with the Land.  As used herein, “Mortgagor” shall refer to the party named in the first paragraph of this Mortgage and to any subsequent owner of all or any portion of the Mortgaged Property.  All Persons who may have or acquire an interest in the Mortgaged Property shall be deemed to have notice of, and be bound by, the terms of the Credit Agreement and the other Loan Documents; provided, however, that no such party shall be entitled to any rights thereunder without the prior written consent of Mortgagee.

19.3                                                                        Attorney-in-Fact.  Mortgagor hereby irrevocably appoints Mortgagee as its attorney-in-fact, which agency is coupled with an interest and with full power of substitution, with full authority in the place and stead of Mortgagor and in the name of Mortgagor or otherwise (a) to execute and/or record any notices of completion, cessation of labor or any other notices that Mortgagee deems appropriate to protect Mortgagee’s interest, if Mortgagor shall fail to do so within ten (10) days after written request by Mortgagee, (b) upon the issuance of a deed pursuant to the foreclosure of this Mortgage or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to the Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare and file or record financing statements and continuation statements, and to prepare, execute and file or record applications for registration and like papers necessary to create, perfect or preserve Mortgagee’s security interests and rights in or to any of the Mortgaged Property, and (d) after the occurrence and during the continuance of any Event of Default, to perform any obligation of Mortgagor hereunder; provided, however, that (1) Mortgagee shall not under any circumstances be obligated to perform any obligation of Mortgagor;

(69)  To be included if local counsel advises that local law requires such statement.

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(2) any sums advanced by Mortgagee in such performance shall be added to and included in the Indebtedness and shall bear interest at the highest rate at which interest is then computed on any portion of the Indebtedness; (3) Mortgagee as such attorney-in-fact shall only be accountable for such funds as are actually received by Mortgagee; and (4) Mortgagee shall not be liable to Mortgagor or any other person or entity for any failure to take any action which it is empowered to take under this Section 9.3.

19.4                                                                        Successors and Assigns.  This Mortgage shall be binding upon and inure to the benefit of Mortgagee, the other Secured Parties, and Mortgagor and their respective successors and assigns.  Mortgagor shall not, without the prior written consent of Mortgagee, assign any rights, duties or obligations hereunder.

19.5                                                                        No Waiver.  Any failure by Mortgagee or the other Secured Parties to insist upon strict performance of any of the terms, provisions or conditions of the Loan Documents shall not be deemed to be a waiver of same, and Mortgagee and the other Secured Parties shall have the right at any time to insist upon strict performance of all of such terms, provisions and conditions.

19.6                                                                        Credit Agreement.  If any conflict or inconsistency exists between this Mortgage and the Credit Agreement, the Credit Agreement shall control and govern to the extent of any such conflict or inconsistency.

19.7                                                                        Release or Reconveyance.  Upon the Obligations Satisfaction Date or payment in full of the Indebtedness and performance in full of the Obligations or upon a sale or other disposition of the Mortgaged Property permitted by the Credit Agreement, Mortgagee, at Mortgagor’s request and expense, shall release the liens and security interests created by this Mortgage or reconvey the Mortgaged Property to Mortgagor.

19.8                                                                        Waiver of Stay, Moratorium and Similar Rights.  Mortgagor agrees, to the full extent that it may lawfully do so, that it will not at any time insist upon or plead or in any way take advantage of any stay, marshalling of assets, extension, redemption or moratorium law now or hereafter in force and effect so as to prevent or hinder the enforcement of the provisions of this Mortgage or the Indebtedness or Obligations secured hereby, or any agreement between Mortgagor and Mortgagee or any rights or remedies of Mortgagee or any other Secured Party.

19.9                                                                        Applicable Law.  The provisions of this Mortgage regarding the creation, perfection and enforcement of the liens and security interests herein granted shall be governed by and construed under the laws of the state in which the Mortgaged Property is located.  All other provisions of this Mortgage shall be governed by the laws of the State of New York (including, without limitation, Section 5-1401 of the General Obligations Law of the State of New York).

19.10                                                                 Headings.  The Article, Section and Subsection titles hereof are inserted for convenience of reference only and shall in no way alter, modify or define, or be used in construing, the text of such Articles, Sections or Subsections.

19.11                                                                 Severability.  If any provision of this Mortgage shall be held by any court of competent jurisdiction to be unlawful, void or unenforceable for any reason, such provision shall be deemed severable from and shall in no way affect the enforceability and validity of the remaining provisions of this Mortgage.

19.12                                                                 Entire Agreement.  This Mortgage and the other Loan Documents embody the entire agreement and understanding between Mortgagee and Mortgagor relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between such parties

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relating to the subject matter hereof and thereof.  Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.  There are no unwritten oral agreements between the parties.

19.13                                                                 Application of the Foreclosure Law.  If any provision in this Mortgage shall be inconsistent with any provision of the foreclosure laws of the state in which the Premises are located, the provisions of such laws shall take precedence over the provisions of this Mortgage, but shall not invalidate or render unenforceable any other provision of this Mortgage that can be construed in a manner consistent with such laws.

19.14                                                                 [Last Dollars Secured; Priority.  This Mortgage secures only a portion of the Obligations owing or which may become owing by the Mortgagor to the Secured Parties.  The parties agree that any payments or repayments of such Obligations shall be and be deemed to be applied first to the portion of the Obligations that is not secured hereby, it being the parties’ intent that the portion of the Obligations last remaining unpaid shall be secured hereby.  If at any time this Mortgage shall secure less than all of the principal amount of the Obligations, it is expressly agreed that any repayments of the principal amount of the Obligations shall not reduce the amount of the lien of this Mortgage until the lien amount shall equal the principal amount of the Obligations outstanding.](70)

19.15                                                                 Mortgagee as Agent; Successor Agents.

(a)         Agent has been appointed to act as Agent hereunder by the other Secured Parties.  Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of the Mortgaged Property) in accordance with the terms of the Credit Agreement, any related agency agreement among Agent and the other Secured Parties (collectively, as amended, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Agency Documents”) and this Mortgage.  Mortgagor and all other Persons shall be entitled to rely on releases, waivers, consents, approvals, notifications and other acts of Agent, without inquiry into the existence of required consents or approvals of the Secured Parties therefor.

(b)         Mortgagee shall at all times be the same Person that is Agent under the Agency Documents.  Written notice of resignation by Agent pursuant to the Agency Documents shall also constitute notice of resignation as Agent under this Mortgage.  Removal of Agent pursuant to any provision of the Agency Documents shall also constitute removal as Agent under this Mortgage.  Appointment of a successor Agent pursuant to the Agency Documents shall also constitute appointment of a successor Agent under this Mortgage.  Upon the acceptance of any appointment as Agent by a successor Agent under the Agency Documents, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent as the Mortgagee under this Mortgage, and the retiring or removed Agent shall promptly (i) assign and transfer to such successor Agent all of its right, title and interest in and to this Mortgage and the Mortgaged Property, and (ii) execute and deliver to such successor Agent such assignments and amendments and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Agent of the liens and security interests created hereunder, whereupon such retiring or removed Agent shall be discharged from its duties and obligations under this Mortgage.  After any retiring or removed Agent’s resignation or removal hereunder as Agent, the provisions of this Mortgage and the

(70)  To be included in mortgages for states with a mortgage recording tax, to the extent required.

12

Agency Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Mortgage while it was Agent hereunder.

19.16                                                                 Subrogation.  If any or all of the proceeds of the Indebtedness are used to extinguish, extend or renew any indebtedness heretofore existing against the Mortgaged Property, then, to the extent of the funds so used, Mortgagee and the other Secured Parties shall be subrogated to all of the rights, claims, liens, titles, and interests existing against the Mortgaged Property heretofore held by, or in favor of, the holder of such indebtedness and such former rights, claims, liens, titles, and interests, if any, are not waived but rather are continued in full force and effect in favor of Mortgagee and the other Secured Parties and are merged with the lien and security interest created herein as cumulative security for the repayment of the Indebtedness and the performance of the Obligations.

SECTION 20.

LOCAL LAW PROVISIONS

[To Come]

[The remainder of this page has been intentionally left blank]

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IN WITNESS WHEREOF, Mortgagor has on the date set forth in the acknowledgement hereto, effective as of the date first above written, caused this instrument to be duly EXECUTED AND DELIVERED by authority duly given.

MORTGAGOR:	[ ],
a [ ] [ ]

By:
Name:
Title:

S-1

[New York form of notary acknowledgement]

STATE OF	)
	)	SS.:
COUNTY OF	)

ON THE      DAY OF            IN THE YEAR        BEFORE ME, THE UNDERSIGNED, A NOTARY PUBLIC IN AND FOR SAID STATE, PERSONALLY APPEARED                , PERSONALLY KNOWN TO ME OR PROVED TO ME ON THE BASIS OF SATISFACTORY EVIDENCE TO BE THE INDIVIDUAL(S) WHOSE NAME(S) IS (ARE) SUBSCRIBED TO THE WITHIN INSTRUMENT AND ACKNOWLEDGED TO ME THAT HE/SHE/THEY EXECUTED THE SAME IN HIS/HER/THEIR CAPACITY(IES), AND THAT BY HIS/HER/THEIR SIGNATURE(S) ON THE INSTRUMENT, THE INDIVIDUAL(S), OR THE PERSON UPON BEHALF OF WHICH THE INDIVIDUAL(S) ACTED, EXECUTED THE INSTRUMENT.

(SIGNATURE AND OFFICE OF INDIVIDUAL TAKING ACKNOWLEDGEMENT)

N-1

EXHIBIT A

LEGAL DESCRIPTION

Legal Description of premises located at [             ]:

[See Attached Page(s) For Legal Description]

Exh A-1

[EXHIBIT B

PERMITTED ENCUMBRANCES]

Those exceptions set forth in Schedule B of that certain policy of title insurance issued to Mortgagee by [              ] on or about the date hereof pursuant to commitment number [         ].

EXHIBIT L

[FORM OF]

INTRA-GROUP SUBORDINATION AGREEMENT

[Attached.]

Exhibit L-1

INTRA-GROUP SUBORDINATION AGREEMENT

INTRA-GROUP SUBORDINATION AGREEMENT, dated as of November [  ], 2015, among MORGAN STANLEY SENIOR FUNDING, INC. (“Morgan Stanley”), as Administrative Agent (as defined below), Morgan Stanley, as Collateral Agent (as defined below), LANNETT COMPANY, INC., a corporation incorporated under the laws of the State of Delaware (the “Borrower”), each subsidiary of the Borrower listed on the signature pages hereto and each subsidiary of the Borrower that becomes a party hereto pursuant to Section 3.12 below.

A.                                    The Borrower, the Administrative Agent, the Collateral Agent and the lenders party thereto from time to time have entered into the Credit and Guaranty Agreement, dated as of the date hereof (as amended, supplemented, restated, extended, refinanced, renewed, replaced, defeased, refunded or otherwise modified from time to time, the “Credit Agreement”), pursuant to which, among other things, the Lenders have agreed to make loans or otherwise to extend credit to the Borrower upon the terms and subject to the conditions specified in the Credit Agreement.

B.                                    Pursuant to the Credit Documents, each Guarantor has jointly and severally guaranteed to the Secured Parties the payment when due of all Obligations.

Accordingly, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE IIDefinitions.

Section 2.01.                          Defined Terms.  Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Credit Agreement. As used in this Agreement, the following terms have the meanings specified below:

“Administrative Agent” shall mean Morgan Stanley, in its capacity as administrative agent for the Lenders under the Credit Agreement and the other Credit Documents, together with its successors and permitted assigns under the Credit Agreement.

“Agreement” shall mean this Intra-Group Subordination Agreement, as amended, supplemented, restated, extended, renewed, replaced or otherwise modified from time to time in accordance with the terms hereof.

“Borrower” shall have the meaning set forth in the preamble.

“Cash Management Obligations” shall mean all Obligations in respect of each Secured Cash Management Agreement.

“Claims” shall mean (a) all Obligations, including, without limitation, the principal amount of all Indebtedness incurred under the Credit Agreement (including with respect to any Revolving Loan, Swing Line Loan, Incremental Loans, any Refinancing Loans, any Extended Term Loans or pursuant to any Extended Revolving Commitment) and the face amount of all Letters of Credit incurred thereunder, together with any interest, fees,

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attorneys’ fees, costs, expenses and indemnities payable on account of such principal amount or otherwise in respect of, or arising under, the Credit Agreement or the Credit Documents related thereto or any of them, including all fees and expenses of the applicable Agent thereunder (without double-counting the foregoing amounts) and (b) the maximum amount of Cash Management Obligations and Hedging Obligations (calculated, in the case of Hedging Obligations at any given date, as the maximum aggregate amount that would be required to be paid if all Secured Hedge Agreements underlying such Hedging Obligations were terminated as of such date) plus, in each case for clauses (a) and (b), all interest and expenses accrued or accruing (or that would, absent the commencement of an Insolvency or Liquidation Proceeding, accrue) after the commencement of an Insolvency or Liquidation Proceeding in accordance with and at the rate specified in the relevant Credit Document to the extent that the claim for such interest or expense is allowed or allowable as a claim in such Insolvency or Liquidation Proceeding.

“Collateral Agent” shall mean Morgan Stanley, in its capacity as collateral agent for the Secured Parties under the Credit Agreement and the other Credit Documents, together with its successors and permitted assigns under the Credit Agreement.

“Collateral Documents” shall mean the “Collateral Documents” under and as defined in the Credit Agreement and any security agreement, pledge agreement, mortgage or other agreement, document or instrument pursuant to which a Lien is now or hereafter granted securing any Claims or under which rights or remedies with respect to such Liens securing any Claims are at any time governed, including any amendment, supplement, restatement, extension, refinancing, renewal, replacement, defeasance, refund or other modification from time to time.

“Credit Agreement” shall have the meaning specified in the recitals hereto.

“Credit Documents” shall have the meaning set forth in the Credit Agreement, including any amendment, supplement, restatement, extension, refinancing, renewal, replacement, defeasance, refund or other modification from time to time.

“Debtor” shall mean each Grantor which owes an Intra-Group Obligation to an Intra-Group Lender and is party to this Agreement on the date hereof or which becomes a party to this Agreement in accordance with the terms of Section 3.12.

“Discharge of Claims” shall mean, with respect to any Claims (other than contingent or indemnification obligations not yet due and payable and for which no claim has been made or asserted), (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an insolvency proceeding (whether or not allowed in the proceeding) and (b) the termination or expiration of all Commitments, in each case, in accordance with the Credit Documents.

“Final Discharge Date” shall mean the date on which the Discharge of Claims shall have occurred.

“Grantors” shall mean the Borrower and each of the Borrower’s subsidiaries that hereafter becomes a party to any Collateral Document.

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“Group” shall mean the Borrower and its subsidiaries from time to time.

“Hedging Obligations” shall mean all Obligations in respect of each Secured Hedge Agreement.

“Indebtedness” shall mean and include all obligations that constitute “Indebtedness” within the meaning of the Credit Agreement.

“Insolvency or Liquidation Proceeding” shall mean (a) any voluntary or involuntary case or proceeding under any Debtor Relief Law with respect to any Grantor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, administration, administrative receivership, liquidation, reorganization, dissolution or other similar case or proceeding or declaration of a moratorium in any applicable jurisdiction with respect to any Grantor or with respect to any of its assets, (c) any liquidation, dissolution, reorganization or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy and including the passing of a resolution or making of an order for any of the foregoing or (d) any composition, compromise, arrangement or any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Grantor. Notwithstanding the foregoing, any liquidation, dissolution, reorganization, consolidation or other transaction that is permitted by Section 6.4 of the Credit Agreement shall not be deemed to be an “Insolvency or Liquidation Proceeding.”

“Intra-Group Enforcement Action” shall mean in relation to any Intra-Group Obligations:

(a)                                 the acceleration of any Intra-Group Obligations or the making of any declaration that any Intra-Group Obligations are prematurely due and payable;

(b)                                 the making of any declaration that any Intra-Group Obligations are payable on demand;

(c)                                  the making of a demand in relation to an Intra-Group Obligation that is payable on demand (other than a demand made by an Intra-Group Lender in relation to any Intra-Group Obligations which are on-demand Obligations to the extent (i) that the demand is made in the ordinary course of dealings between the relevant Debtor and Intra-Group Lender and (ii) that any resulting Payment would be permitted under Section 2.2);

(d)                                 the making of any demand against any member of the Group in relation to any Intra-Group Obligations guaranteed by such member of the Group;

(e)                                  the exercise of any right to require any member of the Group to acquire any Intra-Group Obligations (including exercising any put or call option against any member of the Group for the redemption or purchase of any such Intra-Group Obligations);

(f)                                   the exercise of any right of set-off or recoupment, bankers’ lien, account combination or payment netting against any member of the Group in respect of any Intra-

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Group Obligations other than the exercise of any such right which is otherwise expressly permitted under or not prohibited by the Credit Documents to the extent that the exercise of that right gives effect to a Payment permitted under Section 2.2;

(g)                                  the suing for, commencing or joining of any legal or arbitration proceedings against any member of the Group to recover any Intra-Group Obligations; and

(h)                                 any foreclosure proceeding, the exercise of any power of sale, the obtaining of a receiver, the seeking of default interest, the suing on, or otherwise taking any action to enforce the obligation of any member of the Group to pay any amounts relating to any Intra-Group Obligations or the taking of any other enforcement action against any asset or property of any member of the Group.

“Intra-Group Lenders” shall mean each member of the Group which has made a loan available to, granted credit to or made any other financial arrangement having similar effect with, another member of the Group and which is party to this Agreement on the date hereof or which becomes a party to this Agreement in accordance with the terms of Section 3.12.

“Intra-Group Obligations” shall mean the Obligations owed by any Debtor to any of the Intra-Group Lenders.

“Lenders” shall mean all Persons holding Claims, including the Secured Parties and the Agents.

“Morgan Stanley” shall have the meaning set forth in the preamble.

“Obligations” shall mean, (x) with respect to the Credit Agreement or any Lender, the “Obligations” as defined in the Credit Agreement and (y) with respect to any other Person, any payment, performance or other obligations of such Person of any kind, including any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any Insolvency or Liquidation Proceeding.  Without limiting the generality of the foregoing, the Obligations of any Debtor under any Credit Document include the obligations to pay principal, reimbursement obligations under letters of credit, interest (including interest accrued on or accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such proceeding) or premium on any Indebtedness, letter of credit commissions (if applicable), charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Debtor to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Debtor.

“Payment” shall mean, in respect of any Obligations, a payment, prepayment, repayment, redemption, defeasance or discharge of those Obligations.

“subsidiary” shall mean any “subsidiary” of the Borrower under the Credit Agreement.

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Section 2.02.                          Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified in accordance with this Agreement, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections shall be construed to refer to Sections of this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) the term “or” is not exclusive.

ARTICLE IIISubordination of Intra-Group Obligations to Obligations Held by Lenders.

Section 3.01.                          Restriction on Payments.  Prior to the Final Discharge Date, no Debtor shall, and the Borrower shall procure that no other member of the Group will, make any Payment of any Intra-Group Obligation at any time unless the making or receipt of that Payment is permitted under Section 2.2.

Section 3.02.                          Permitted Payments.

(a)                                 Subject to paragraph (b) below and to the extent permitted by the Credit Agreement, the Debtors may make Payments in respect of the Intra-Group Obligations (whether principal, interest or otherwise) from time to time when due, and members of the Group may accept or agree to accept such Payments at any time.

(b)                                 Notwithstanding the foregoing, no Payment in respect of Intra-Group Obligations described in paragraph (a) above may be made if (i) such Payment would result in a breach of any Credit Document or (ii) an Event of Default under any Credit Agreement has occurred and is continuing (for the avoidance of doubt, after the expiration of all applicable cure or grace periods), unless, solely in the case of clause (ii) above, (x) the prior written consent of the Administrative Agent is obtained or (y) such Payment is made to facilitate Payment of Obligations to the Secured Parties.

Section 3.03.                          Payment Obligations Continue. No Debtor shall be released from the liability to make any Payment (including of default interest, which shall continue to accrue) in relation to any Intra-Group Obligation by the operation of Sections 2.1 and 2.2 even if such Debtor’s obligation to make that Payment is restricted at any time by the terms of either of those Sections.

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Section 3.04.                          Restriction on Enforcement:  Intra-Group Lenders.  Each Intra-Group Lender hereby agrees that until the Final Discharge Date pursuant to the terms of the Credit Agreement:

(a)                                 Such Intra-Group Lender shall not, without the prior written consent of the Requisite Lenders, which consent may be withheld or conditioned in the Requisite Lenders’ sole discretion, commence, or join or participate in, any Intra-Group Enforcement Action.

(b)                                 In the event (i) any Event of Default under the Credit Agreement or any event of default under, and as defined in, any other Obligations (or the documentation governing the same) then exists or would result from such payment on the Intra-Group Obligations (including, without limitation, pursuant to Section 8 of the Credit Agreement), or (ii) such Intra-Group Lender receives any payment or prepayment of principal, interest or any other amount, in whole or in part, of (or with respect to) the Intra-Group Obligations in violation of the terms of this Agreement or the Credit Agreement, then, and in any such event, any payment or distribution of any kind or character, whether in cash, property or securities, which shall be payable or deliverable with respect to any or all of the Intra-Group Obligations or which has been received by any Intra-Group Lender shall be held in trust by such Intra-Group Lender for the benefit of the Secured Parties and shall forthwith be paid or delivered directly to the Administrative Agent for application to the payment of the Obligations (after giving effect to the relative payment and security priorities of such Obligations), to the extent necessary to make payment in full in cash of all sums due under the Obligations remaining unpaid and not Cash Collateralized after giving effect to any concurrent payment or distribution to the Secured Parties. In any such event, the Secured Parties may, but shall not be obligated to, demand, claim and collect any such payment or distribution that would, but for these subordination provisions, be payable or deliverable with respect to the Intra-Group Obligations. Notwithstanding the foregoing, if one or more Events of Default shall exist, the Administrative Agent may agree in writing that payments may be made with respect to the Intra-Group Obligations which would otherwise be prohibited pursuant to this Agreement.

(c)                                  If such Intra-Group Lender shall acquire by indemnification, subrogation or otherwise, any Lien or other interest in any of the assets or properties of any Credit Party, that Lien or other interest shall be subordinate in right of payment to the Obligations and the Lien of the Obligations as provided herein, and such Intra-Group Lender hereby waives any and all rights it may acquire by subrogation or otherwise to any Lien of the Obligations or any portion thereof until such time as all Obligations have been repaid in full in cash and satisfied or Cash Collateralized pursuant to the terms of the Credit Agreement.

(d)                                 In any case commenced by or against the Borrower or any of its subsidiaries under any Debtor Relief Law, to the extent permitted by applicable law, the Requisite Lenders shall have the exclusive right to exercise any voting rights in respect of the claims of such Intra-Group Lender against any Credit Party.

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(e)                                  If, at any time, all or part of any payment with respect to Obligations theretofore made (whether by the Borrower, any other Credit Party or any other Person or enforcement of any right of setoff or otherwise) is rescinded or must otherwise be returned by the holders of Obligations for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Borrower or such other Persons), the subordination provisions set forth herein shall continue to be effective or be reinstated, as the case may be, all as though such payment had not been made.

(f)                                   After the occurrence and during the continuance of an Event of Default, such Intra-Group Lender shall not object to the entry of any order or orders approving any cash collateral stipulations, adequate protection stipulations or similar stipulations executed by the Secured Parties in any Insolvency or Liquidation Proceeding.

(g)                                  Such Intra-Group Lender waives any marshalling rights with respect to the Secured Parties in any Insolvency or Liquidation Proceeding.

Section 3.05.                          Guarantees and Security.  Any payments made to, or received by, any Intra-Group Lender in respect of any guaranty or security in support of the Intra-Group Obligations shall be subject to the terms of this Agreement and applied on the same basis as payments made directly by the obligor under such Intra-Group Obligations. To the extent that the Borrower or any of its subsidiaries (other than the respective obligor or obligors which are already Intra-Group Lenders hereunder) provides a guaranty or any security in support of any Intra-Group Obligations, the Intra-Group Lender which is the lender of the Intra-Group Obligations will cause each such Person to become a party hereto (if such Person is not already a party hereto) promptly after the date of the execution and delivery of the respective guarantee or security documentation, provided that any failure to comply with the foregoing requirements of this Section 2.5 will have no effect whatsoever on the subordination provisions contained herein (which shall apply to all payments received with respect to any guarantee or security for any Intra-Group Obligations, whether or not the Person furnishing such guarantee or security is a party hereto).

Section 3.06.                          Prohibited Payments.  Each Intra-Group Lender hereby acknowledges and agrees that no payments will be accepted by it in respect of the Intra-Group Obligations (unless promptly turned over to the holders of Obligations as contemplated by Section 2.4 above), to the extent such payments would be prohibited under any Obligations (or the documentation governing the same).

Section 3.07.                          Representations. Each Intra-Group Lender and Debtor represents and warrants to the Secured Parties as of the date hereof that:

(a)                                 it is a limited liability company, corporation or partnership duly organized, incorporated or formed and validly existing under the laws of its jurisdiction of organization, incorporation or formation;

(b)                                 the obligations expressed to be assumed by it in this Agreement are legal, valid and binding obligations, enforceable against such Intra-Group Lender or Debtor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium,

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reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing;

(c)                                  the entry into and performance by it of this Agreement does not and will not:

(i)            violate any law, rule or regulation applicable to it or its Organizational Documents; or

(ii)           constitute a default or termination event (however described) under any agreement or instrument binding on it or any of its assets which would reasonably be expected to have a Material Adverse Effect; and

(d)                                 Schedule I sets forth a list of all Intra-Group Obligations, other than those which aggregate less than $5.0 million, which, together with any and all of the instruments, agreements and/or documents related thereto, are subject to (or in accordance with the Credit Agreement, will be subject to) the terms of this Agreement.

Section 3.08.                          Change of Intra-Group Lender. To the extent permitted by the Credit Documents, any Intra-Group Lender may assign any of its rights and benefits or transfer any of its rights, benefits and obligations in respect of any Intra-Group Obligations owing to such Intra-Group Lender to another member of the Group if that member of the Group is already party to this Agreement or accedes to this Agreement as an Intra-Group Lender pursuant to Section 3.12 below.  With effect from the date of delivery of notice to the Administrative Agent that all of the Intra-Group Obligations owing to an Intra-Group Lender have been assigned or transferred (and if applicable, the accession of a new Intra-Group Lender pursuant to Section 3.12 has occurred), the Intra-Group Lender assigning or transferring such Intra-Group Obligations shall cease to be an Intra-Group Lender hereunder and shall be discharged from its rights, benefits and obligations hereunder solely as an Intra-Group Lender and the replacement Intra-Group Lender shall assume the same obligations hereunder as an Intra-Group Lender and become entitled to the same rights and benefits hereunder as an Intra-Group Lender, as if it had been an original Intra-Group Lender as of the date of this Agreement.

Section 3.09.                          New Intra-Group Lender.  If, on or after the date of this Agreement, any member of the Group that is not a Grantor makes any loan to, or grants any credit to, or makes any other financial arrangement having a similar effect with any Debtor, the Borrower will procure that the member of the Group giving that loan, granting that credit or making that other financial arrangement (if not already a party to this Agreement as an Intra-Group Lender) accedes to this Agreement as an Intra-Group Lender, pursuant to Section 3.12.

Section 3.10.                          New Grantor.  The Borrower will procure that each member of the Group that is a Grantor under any of the Credit Documents becomes a party to this Agreement promptly after it becomes a Grantor under any of the Credit Documents.

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Section 3.11.                          Subordination.  (a) Anything to the contrary notwithstanding, all Intra-Group Obligations shall be subordinate and junior in right of payment, to the extent and in the manner herein set forth, to the prior payment in full, in cash, and performance of all Obligations under the Credit Documents.  The foregoing shall apply notwithstanding the availability of collateral to the Secured Parties or the holders of Intra-Group Obligations or the actual date and time of execution, delivery, recordation, filing or perfection of any Liens granted with respect to the Obligations, or the Lien or priority of payment thereof, and in any instance wherein the Obligations or any claim for the Obligations is subordinated, avoided or disallowed, in whole or in part, under any Debtor Relief Law. In the event of an Insolvency or Liquidation Proceeding with respect to any Debtor, (i) the Lenders shall be entitled to receive indefeasible payment in full in cash of all such Obligations before any Intra-Group Lender is entitled to receive any payment on account of any Intra-Group Obligation, (ii) the Lenders shall be entitled to receive any payment or distribution of any kind or character, whether in cash, property or securities or by set-off or otherwise, which may be payable or deliverable in any Insolvency or Liquidation Proceeding in respect of any Intra-Group Obligation, (iii) until the Final Discharge Date, any payment or distribution of assets of any Debtor of any kind or character, whether in cash, property or securities, to which any Intra-Group Lender would be entitled, except for payments permitted under Section 2.2, shall be paid or delivered by each applicable Debtor directly to the Administrative Agent for application in accordance with the Credit Documents, (iv) each Intra-Group Lender shall execute, verify, deliver and file any proofs of claim in respect of the Intra-Group Obligations requested by an Agent in connection with any such Insolvency or Liquidation Proceeding and hereby irrevocably authorizes, empowers and appoints each Agent as its agent and attorney-in-fact (and to the extent required by applicable law, grant a power of attorney to each Agent on such terms as such Agent may reasonably require) to: (A) execute, verify, deliver and file such proofs of claim upon the failure of any applicable Intra-Group Lender promptly to do so prior to 15 days before the expiration of the time to file any such proof of claim, and (B) vote such claim in any such Insolvency or Liquidation Proceeding upon the failure of any applicable Intra-Group Lender to do so prior to five days before the expiration of the time to vote any such claim; provided that (x) no Agent shall have an obligation to execute, verify, deliver, file and vote any such proof of claim and (y) if an Agent is not entitled to take any actions contemplated in clause (A) or (B) above and an Agent requests any Intra-Group Lender or Debtor to take that action, the relevant Intra-Group Lender or Debtor shall take that action itself in accordance with the instructions of such Agent.  In the event that an Agent votes any claim in accordance with the authority granted hereby, the Intra-Group Lender shall not be entitled to change or withdraw such vote.

(b)                                 In any Insolvency or Liquidation Proceeding relating to any Debtor, each Intra-Group Lender agrees that the Lenders shall be entitled to receive payment in full in cash of all their respective Obligations (including interest accrued on or accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such proceeding) before any Intra-Group Lender receives payment of any amount in respect of Intra-Group Obligations.  No right of the Lenders to enforce the subordination of the Debtors’ obligations hereunder may be impaired by any act or failure to act by any Debtor or any Intra-Group Lender or by the failure of any Debtor or any Intra-Group Lender to comply with this Agreement.  No failure or delay on the part of any party hereto or any holder of Obligations in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further

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exercise thereof or the exercise of any other right, power or remedy hereunder.  If any Debtor or any Intra-Group Lender violates any of the terms of this Section 2, in addition to any remedies in law, equity or otherwise, each Agent and each Lender may restrain such violation in any court of law and may interpose this Agreement as a defense in any action by any Intra-Group Lender.  Each Intra-Group Lender hereto acknowledges that to the extent that no adequate remedy at law exists for breach of its obligations under this Agreement, in the event any Intra-Group Lender fails to comply with its obligations hereunder, the Collateral Agent shall have the right to obtain specific performance of the obligations of such defaulting Intra-Group Lender, injunctive relief or such other equitable relief as may be available.

ARTICLE IVMiscellaneous.

Section 4.01.                          Term of this Agreement; Severability.  This Agreement shall terminate upon the Final Discharge Date.  The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 4.02.                          Amendments; Waivers.  No amendment, supplement, modification, waiver or termination of this Agreement shall be effective against a party against whom the enforcement of such amendment, supplement, modification, waiver or termination would be asserted, unless such amendment, supplement, modification, waiver or termination was made in a writing signed by such party; provided that amendments hereto shall be effective as against the Secured Parties only if executed and delivered by the Collateral Agent.

Section 4.03.                          Information Concerning Financial Condition of the Borrower and the Subsidiaries.  The Agents and the Lenders shall have no duty to advise any other party hereunder of information known to it or them regarding the financial condition of the Borrower and its subsidiaries or otherwise.  In the event that any Agent or any Lender, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation (w) to make, and the Agents and Lenders shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (x) to provide any additional information or to provide any such information on any subsequent occasion, (y) to undertake any investigation or (z) to disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.  The Debtors agree that any information provided to the Agents or any other Lender may be shared by such Person with any of the other Lenders notwithstanding a request or demand by such Debtor that such information be kept confidential; provided that such information shall otherwise be subject to the respective confidentiality provisions in the Credit Agreement, as applicable.

Section 4.04.                          Consent to Jurisdiction; Waivers.  The parties hereto consent to the exclusive jurisdiction of any state or federal court located in the New York County of the State of New York, and consent that all service of process may be made by registered mail directed to such party as provided in Section 3.5 for such party or, in the case of a Debtor, to the agent for

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service of process for such Person designated in the Credit Agreement.  Service so made shall be deemed to be completed three days after the same shall be posted as aforesaid.  The parties hereto waive any objection to any action instituted hereunder in any such court based on forum non conveniens, and any objection to the venue of any action instituted hereunder in any such court.  EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO IN CONNECTION WITH THE SUBJECT MATTER HEREOF.

Section 4.05.                          Notices.  All notices to the Lenders permitted or required under this Agreement may be sent to the Administrative Agent as provided in the Credit Agreement.  All communications and notices hereunder shall (except as otherwise permitted herein) be in writing and given as provided in Section 10.1 of the Credit Agreement (or, as to each party hereto that is not a Grantor, at such other address as may be designated by such party in a written notice to all of the other parties).

Section 4.06.                          Governing Law.  This Agreement shall be interpreted, and the rights and liabilities of the parties bound hereby determined, in accordance with the laws of the State of New York.

Section 4.07.                          Section Titles.  The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

Section 4.08.                          Counterparts.  This Agreement may be executed in one or more counterparts, including by means of facsimile or electronic transmission, each of which shall be an original and all of which shall together constitute one and the same document. Delivery of an executed counterpart to this Agreement by facsimile or any other electronic transmission (e.g., “PDF” or “TIFF”) shall be as effective as delivery of a manually signed original.

Section 4.09.                          Authorization.  By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.  By acceptance of the benefits of this Agreement, each Secured Party (whether or not a signatory hereto) shall be deemed irrevocably (a) to consent to the appointment of the Collateral Agent as its agent hereunder, (b) to confirm that, notwithstanding anything to the contrary contained herein, the authority to enforce rights and remedies hereunder against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Collateral Agent in accordance with Section 9 of the Credit Agreement for the benefit of the Secured Parties and (c) to agree to be bound by the terms of this Agreement.

Section 4.10.                          No Third Party Beneficiaries; Successors and Assigns.  This Agreement and the rights and benefits hereof shall inure to the benefit of, and be binding upon, each of the parties hereto and their respective successors and assigns and shall inure to the benefit of each of, and be binding upon, the Lenders.  No other Person shall have or be entitled to

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assert rights or benefits hereunder.  Without limiting the generality of the foregoing, any Person to whom a Lender assigns or otherwise transfers all or any portion of the Obligations under the Credit Documents in accordance with the applicable Credit Documents, as the case may be, shall become vested with all the rights and obligations in respect thereof granted to such Lenders, without any further consent or action of the other Lenders.

Section 4.11.                          Effectiveness.  This Agreement shall become effective when executed and delivered by the parties hereto.  This Agreement shall be effective both before and after the commencement of any Insolvency or Liquidation Proceeding.  All references to the Borrower or any other Debtor shall include the Borrower or any other Debtor as debtor and debtor-in-possession and any receiver or trustee for the Borrower or any other Debtor (as the case may be) in any Insolvency or Liquidation Proceeding.

Section 4.12.                          Supplements.  Upon the execution by any member of the Group of a supplement hereto in substantially the form attached as Annex I hereto or otherwise in form and substance reasonably satisfactory to the Administrative Agent, such member shall be a party to this Agreement and shall be bound by the provisions hereof to the same extent as each other member party hereto is so bound, it being understood that any member of the Group that is not a Grantor shall be subject to the provisions hereof solely as an Intra-Group Lender.

Section 4.13.                          Acknowledgement and Consent. To the extent any of the Intra-Group Obligations owing by any Debtor are pledged by any Intra-Group Lender under any Collateral Document, each such Debtor hereby acknowledge (a) notice of such Collateral Document, and consents to the terms and provisions thereof, including the pledge and assignment to the Collateral Agent of the Intra-Group Lender’s right, title and interest in any such Intra-Group Obligation under each such Collateral Document, (b) that such Intra-Group Lender has provided it with notice of the right of the Collateral Agent in the exercise of its rights and remedies under such Collateral Document to make all demands, give all notices, take all actions and exercise all rights of the Grantor with respect to such Intra-Group Obligations, and (c) that the Collateral Agent or its designee shall be entitled to exercise any and all rights and remedies of such Intra-Group Lender with respect to such Intra-Group Obligations in accordance with the terms of such Collateral Document, and each such Debtor shall comply in all respects with such exercise.  In the event of any conflict between the provisions of this Agreement and the provisions of the documents governing the Intra-Group Obligations, the provisions of this Agreement shall prevail.  Each Intra-Group Lender agrees to be fully bound by all terms and provisions contained in this Agreement, both with respect to any Intra-Group Obligations (including any guarantees thereof and security therefor) owed to it, and with respect to all Intra-Group Obligations (including all guarantees thereof and security therefor) owing to it.

Section 4.14.                          Conflict. In the event of a conflict between a term of this Agreement and a term of the Credit Agreement, the terms of the Credit Agreement shall prevail and this Agreement shall continue in full force and effect as if the relevant term of the Credit Agreement had been incorporated into this Agreement (mutatis mutandis) in place if such conflicting term.

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12

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

LANNETT COMPANY, INC.

By:
Name:
Title:

LANNETT HOLDINGS, INC.

By:
Name:
Title:

CODY LABORATORIES, INC.

By:
Name:
Title:

SILARX PHARMACEUTICALS, INC.

By:
Name:
Title:

[Signature Page to Intra-Group Subordination Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as the Administrative Agent

By:
Name:
Title:

MORGAN STANLEY SENIOR FUNDING, INC., as the Collateral Agent

By:
Name:
Title:

[Signature Page to Intra-Group Subordination Agreement]

SCHEDULE I

LIST OF INTRA-GROUP OBLIGATIONS / INTERCOMPANY LOAN AGREEMENTS

Schedule I - 1

[FORM OF]

INTRA-GROUP SUBORDINATION AGREEMENT SUPPLEMENT

THIS SUPPLEMENT (this “Agreement”), dated as of              ,     , is made by                      , a                        (the “New Subsidiary”).  Reference is made to the Intra-Group Subordination Agreement, dated as of November [  ], 2015, among MORGAN STANLEY SENIOR FUNDING, INC. (“Morgan Stanley”) as administrative agent under the Credit Agreement (as defined therein) (the “Administrative Agent”), Morgan Stanley, as collateral agent under the Credit Agreement (the “Collateral Agent”), LANNETT COMPANY, INC., a corporation incorporated under the laws of the State of Delaware (the “Borrower”), and the other parties thereto (as amended, restated, supplemented, extended, renewed, replaced or otherwise modified and in effect from time to time, the “Existing Agreement”).  Capitalized terms used herein but not otherwise defined shall have the meanings provided in the Existing Agreement.

The New Subsidiary hereby agrees as follows with the Administrative Agent, for the benefit of the Lenders:

8.                                                  The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Existing Agreement for all purposes of the Existing Agreement and the other Credit Documents, and shall have all of the obligations of a Debtor (to the extent it is a Grantor and owes any Intra-Group Obligations) and an Intra-Group Lender (to the extent it is owed any Intra-Group Obligations) thereunder as if it had executed the Existing Agreement.  The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Existing Agreement, including without limitation, all of the representations and warranties set forth in Sections 2.7 and 3.9 of the Existing Agreement, which are deemed to be made as of the date hereof by the New Subsidiary.

9.                                                  The New Subsidiary acknowledges and confirms that it has received a copy of the Existing Agreement.

10.                                           The New Subsidiary agrees that at any time and from time to time, upon the written request of the Administrative Agent, it will execute and deliver such further documents and do such further acts and things as the Administrative Agent may reasonably request in order to effect the purposes of this Agreement.

11.                                           This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

12.                                           This Agreement (a) may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract and (b) may, upon execution, be delivered by facsimile or other electronic submission (e.g. “PDF” or “TIFF”), which shall be deemed for all purposes to be as effective as delivery of a manually signed original.

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IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer as of the day and year first above written.

[NEW SUBSIDIARY]

SCHEDULE I

By:
Name:
Title:

Schedule I - 2

EXHIBIT M

[FORM OF]

INTERCREDITOR AGREEMENT

[Attached.]

Schedule I - 3

EXHIBIT M

[Form of]

INTERCREDITOR AGREEMENT

by and between

[                          ]

as Original First Lien Agent

and

[                          ]

as [           ](1) [First/Second](2) Lien Agent

Dated as of [         ], 20[  ]

TABLE OF CONTENTS

Page

No table of contents entries found.
EXHIBITS:

Exhibit A	Additional Indebtedness Designation
Exhibit B	Additional Indebtedness Joinder
Exhibit C	Joinder of Original First Lien Credit Agreement or [ ](1) [First/Second](2) Lien Credit Agreement

i

INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT (as amended, supplemented, waived or otherwise modified from time to time pursuant to the terms hereof, this “Agreement”) is entered into as of [     ], 20[  ], by and between [                 ], in its capacities as administrative agent and collateral agent (together with its successors and assigns in such capacities, and as further defined herein, the “Original First Lien Agent”) for the Original First Lien Lenders referred to below party from time to time to the Original First Lien Credit Agreement referred to below, and [                 ], in its capacities [as administrative agent and collateral agent]  (together with its successors and assigns in such capacities, and as further defined herein, the “[         ](1) [First/Second](2) Lien Agent”) for the [        ](1) [First/Second](2) Lien Lenders referred to below party from time to time to the [         ](1) [First/Second](2) Lien Credit Agreement referred to below.  Capitalized terms used herein without other definition are used as defined in Article I hereof.

RECITALS

A.                                    Pursuant to the Original First Lien Credit Agreement, the Original First Lien Creditors made certain loans and other financial accommodations to or for the benefit of the Original First Lien Borrower.

B.                                    Pursuant to the Original First Lien Guaranties, the Original First Lien Guarantors unconditionally guaranteed jointly and severally the payment and performance of the Original First Lien Borrower’s obligations under the Original First Lien Facility Documentation, as more particularly provided therein.

C.                                    To secure the obligations of the Original First Lien Borrower and the Original First Lien Guarantors and each other Subsidiary of the Original First Lien Borrower that is now or hereafter becomes an Original First Lien Credit Party, the Original First Lien Credit Parties have granted or will grant to the Original First Lien Agent (for the benefit of the Original First Lien Creditors) Liens on the Collateral, as more particularly provided in the Original First Lien Facility Documentation.

D.                                    Pursuant to that [        ](1) [First/Second](2) Lien Credit Agreement, the [        ](1) [First/Second](2) Lien Lenders have agreed to make certain loans to or for the benefit of the [       ](3) Borrower, as more particularly provided therein.

E.                                     Pursuant to the [        ](1) [First/Second](2) Lien Guaranties, the [        ](1) [First/Second](2) Lien Guarantors have agreed to unconditionally guarantee jointly and severally the payment and performance of the [            ](3) Borrower’s obligations under the [        ](1) [First/Second](2) Lien Facility Documentation, as more particularly provided therein.

F.                                      As a condition to the effectiveness of the [        ](1) [First/Second](2) Lien Credit Agreement and to secure the obligations of the [             ](3) Borrower and the [        ](1) [First/Second](2) Lien Guarantors and each other Subsidiary of the [       ](3) Borrower that is now or hereafter becomes a [        ](1) [First/Second](2) Lien Credit Party, the [        ](1) [First/Second](2) Lien Credit Parties have granted or will grant to the [        ](1) [First/Second](2) Lien Agent (for the

benefit of the [        ](1) [First/Second](2) Lien Lenders) Liens on the Collateral, as more particularly provided in the [        ](1) [First/Second](2)  Lien Facility Documentation.

G.                                    Pursuant to this Agreement, the Company may, from time to time, designate certain additional Indebtedness of any Credit Party as “Additional Indebtedness” by executing and delivering an Additional Indebtedness Designation, a form of which is attached hereto as Exhibit A, and by complying with the procedures set forth in Section 7.11, and the holders of such Additional Indebtedness and any other applicable Additional Creditors shall thereafter constitute Senior Priority Creditors or Junior Priority Creditors (as so designated by the Company), as the case may be, and any Additional Agent therefor shall thereafter constitute a Senior Priority Agent or Junior Priority Agent (as so designated by the Company), as the case may be, for all purposes under this Agreement.

H.                                   Each of the Original First Lien Agent (on behalf of the Original First Lien Creditors) and the [       ](1) [First/Second](2) Lien Agent (on behalf of the [       ](1) [First/Second](2) Lien Lenders) and, by their acknowledgment hereof, the Original First Lien Credit Parties and the [       ](1) [First/Second](2) Lien Credit Parties, desire to agree to the relative priority of Liens on the Collateral and certain other rights, priorities and interests as provided herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                               UCC Definitions.  The following terms which are defined in the Uniform Commercial Code are used herein as so defined:  Deposit Accounts, Financial Assets, Instruments, Investment Property, Money and Security.

Section 1.2                               Other Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Additional Agent” shall mean any one or more agents, trustees or other representatives for or of any one or more Additional Credit Facility Creditors, and shall include any successor thereto, as well as any Person designated as an “Agent” under any Additional Credit Facility.

“Additional Bank Products Provider” shall mean any Person who (a) has entered into a Bank Products Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents and (b) has been designated by the Company in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Additional Borrower” shall mean any Additional Credit Party that incurs or issues Additional Indebtedness, together with its successors and assigns.

“Additional Collateral Documents” shall mean all “Collateral Documents” as defined in any Additional Credit Facility, and in any event shall include all security agreements, mortgages, deeds of trust, pledges and other collateral documents executed and delivered in connection with any Additional Credit Facility, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Additional Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Credit Facilities” shall mean (a) any one or more agreements, instruments and documents under which any Additional Indebtedness is or may be incurred, including without limitation any credit agreements, loan agreements, indentures or other financing agreements, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, together with (b) if designated by the Company, any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of such Additional Indebtedness, whether by the same or any other lender, debt holder or other creditor or group of lenders, debt holders or other creditors, or the same or any other agent, trustee or representative therefor, or otherwise, and whether or not increasing the amount of any Indebtedness that may be incurred thereunder provided that all Indebtedness that is incurred under such other agreement constitutes Additional Indebtedness.  As used in this definition of “Additional Credit Facilities”, the term “Indebtedness” shall have the meaning assigned thereto in the Initial Original First Lien Credit Agreement whether in effect or not.

“Additional Credit Facility Creditors” shall mean one or more holders of Additional Indebtedness (or commitments therefor) that is or may be incurred under one or more Additional Credit Facilities.

“Additional Credit Party” shall mean any Additional Borrower and each Affiliate of the Company that is or becomes a party to any Additional Document (other than in the capacity of an Additional Creditor), and any other Person who becomes a guarantor under any of the Additional Guaranties.

“Additional Creditors” shall mean one or more Additional Credit Facility Creditors and shall include all Additional Bank Products Providers, Additional Hedging Providers and all successors, assigns, transferees and replacements thereof, as well as any Person designated as an “Additional Creditor” under any Additional Credit Facility; and with respect to any Additional Agent, shall mean the Additional Creditors represented by such Additional Agent.

“Additional Documents” shall mean, with respect to any Indebtedness designated as Additional Indebtedness hereunder, any Additional Credit Facilities, any Additional Guaranties, any Additional Collateral Documents, any Bank Products Agreements between any Credit Party and any Additional Bank Products Provider, any Hedging Agreements between any Credit Party and any Additional Hedging Provider, those other ancillary agreements as to which any Additional Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Additional Credit

Party or any of its respective Subsidiaries or Affiliates and delivered to any Additional Agent in connection with any of the foregoing or any Additional Credit Facility, including any intercreditor or joinder agreement among any of the Additional Secured Parties or between or among any of the other Secured Parties and any of the Additional Secured Parties, in each case as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Additional Effective Date” shall have the meaning set forth in Section 7.11(b).

“Additional Grantor” shall mean any Additional Credit Party that enters into any Additional Collateral Documents.

“Additional Guaranties” shall mean any one or more guarantees of any Additional Obligations of any Additional Credit Party by any other Additional Credit Party in favor of any Additional Secured Party, in each case as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Additional Guarantor” shall mean any Additional Credit Party that at any time has provided an Additional Guaranty.

“Additional Hedging Provider” shall mean any Person who (a) has entered into a Hedging Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents and (b) has been designated by the Company in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Additional Indebtedness” shall mean any Additional Specified Indebtedness that (1) is permitted to be secured by a Lien (as defined below) on Collateral by:

(a)                                 prior to the Discharge of Original First Lien Obligations, Section 6.1 of the Initial Original First Lien Credit Agreement (if the Initial Original First Lien Credit Agreement is then in effect) or the corresponding negative covenant restricting Liens contained in any other Original First Lien Credit Agreement then in effect if the Initial Original First Lien Credit Agreement is not then in effect;

(b)                                 prior to the Discharge of [        ](1) [First/Second](2) Lien Obligations, Section [   ](4) of the Initial [        ](1) [First/Second](2) Lien Credit Agreement (if the Initial [        ](1) [First/Second](2) Lien Credit Agreement is then in effect) or the corresponding negative covenant restricting Liens contained in any other [        ](1) [First/Second](2) Lien Credit Agreement then in effect; and

(c)                                  prior to the Discharge of Additional Obligations, any negative covenant restricting Liens contained in any applicable Additional Credit Facility then in effect; and

(2) is designated as “Additional Indebtedness” by the Company pursuant to an Additional Indebtedness Designation and in compliance with the procedures set forth in Section 7.11.

As used in this definition of “Additional Indebtedness”, the term “Lien” shall have the meaning set forth (x) for purposes of the preceding clause (1)(a), prior to the Discharge of Original First Lien Obligations, in Section 1.1 of the Initial Original First Lien Credit Agreement (if the Initial Original First Lien Credit Agreement is then in effect), or in any other Original First Lien Credit Agreement then in effect (if the Initial Original First Lien Credit Agreement is not then in effect), (y) for purposes of the preceding clause (1)(b), prior to the Discharge of [        ](1) [First/Second](2) Lien Obligations, in Section [    ](5) of the Initial [        ](1) [First/Second](2) Lien Credit Agreement (if the Initial [        ](1) [First/Second](2) Lien Credit Agreement is then in effect), or in any other [        ](1) [First/Second](2) Lien Credit Agreement then in effect (if the Initial [        ](1) [First/Second](2) Lien Credit Agreement is not then in effect), and (z) for purposes of the preceding clause (1)(c), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect.

“Additional Indebtedness Designation” shall mean a certificate of the Company with respect to Additional Indebtedness, substantially in the form of Exhibit A attached hereto.

“Additional Indebtedness Joinder” shall mean a joinder agreement executed by one or more Additional Agents in respect of any Additional Indebtedness subject to an Additional Indebtedness Designation on behalf of one or more Additional Creditors in respect of such Additional Indebtedness, substantially in the form of Exhibit B attached hereto.

“Additional Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Additional Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Additional Credit Party from time to time to any Additional Agent, any Additional Creditors or any of them, including any Additional Bank Products Providers or Additional Hedging Providers, under any Additional Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Additional Credit Party, would have accrued on any Additional Obligation, whether or not a claim is allowed against such Additional Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of any Additional Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Additional Secured Parties” shall mean any Additional Agents and any Additional Creditors.

“Additional Specified Indebtedness” shall mean any Indebtedness that is or may from time to time be incurred by any Credit Party in compliance with:

(a)                                 prior to the Discharge of Original First Lien Obligations, Section 6.2 of the Initial Original First Lien Credit Agreement (if the Initial Original First Lien Credit Agreement is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other Original First Lien Credit Agreement then in effect if the Initial Original First Lien Credit Agreement is not then in effect;

(b)                                 prior to the Discharge of [        ](1) [First/Second](2) Lien Obligations, Section [ ](6) of the Initial [        ](1) [First/Second](2) Lien Credit Agreement (if the Initial [        ](1) [First/Second](2) Lien Credit Agreement is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other [        ](1) [First/Second](2) Lien Credit Agreement then in effect; and

(c)                                  prior to the Discharge of Additional Obligations, any negative covenant restricting Indebtedness contained in any Additional Credit Facility then in effect.

As used in this definition of “Additional Specified Indebtedness”, the term “Indebtedness” shall have the meaning set forth (x) for purposes of the preceding clause (a), prior to the Discharge of Original First Lien Obligations, in Section 1.1 of the Initial Original First Lien Credit Agreement (if the Initial Original First Lien Credit Agreement is then in effect), or in any other Original First Lien Credit Agreement then in effect (if the Initial Original First Lien Credit Agreement is not then in effect), (y) for purposes of the preceding clause (b), prior to the Discharge of [        ](1) [First/Second](2) Lien Obligations, in Section [    ](5) of the Initial [        ](1) [First/Second](2) Lien Credit Agreement (if the Initial [        ](1) [First/Second](2) Lien Credit Agreement is then in effect), or in any other [        ](1) [First/Second](2) Lien Credit Agreement then in effect (if the Initial [        ](1) [First/Second](2) Lien Credit Agreement is not then in effect), and (z) for purposes of the preceding clause (c), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect.  In the event that any Indebtedness as defined in any such Credit Document shall not be Indebtedness as defined in any other such Credit Document, but is or may be incurred in compliance with such other Credit Document, such Indebtedness shall constitute Additional Specified Indebtedness for purposes of such other Credit Document.

“Affiliate” shall mean, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For the purposes of this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; and “Controlling” and “Controlled” have meanings correlative thereto.

“Agent” shall mean any Senior Priority Agent or Junior Priority Agent.

“Agreement” shall have the meaning assigned thereto in the Preamble hereto.

“Bank Products Agreement” shall mean any agreement pursuant to which a bank or other financial institution agrees to provide (a) treasury services, (b) credit card, merchant card, purchasing card or stored value card services (including, without limitation, the processing of payments and other administrative services with respect thereto), (c) cash management services (including, without limitation, controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking products or services as may be requested by any Credit Party (other than letters of credit and other than loans except Indebtedness arising from services described in clauses (a) through (c) of this definition).

“Bank Products Provider” shall mean any Original First Lien Bank Products Provider, any [          ](1) [First/Second](2) Lien Bank Products Provider or any Additional Bank Products Provider, as applicable.

“Bankruptcy Code” shall mean title 11 of the United States Code.

“Bankruptcy Law” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Borrower” shall mean any of the Original First Lien Borrower, the [        ](1) [First/Second](2) Lien Borrower and any Additional Borrower.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Capital Stock” shall mean, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Capital Lease Obligations” shall have the meaning assigned thereto in the Original First Lien Credit Agreement whether in effect or not.

“Cash Collateral” shall mean any Collateral consisting of Money, Cash Equivalents and any Financial Assets.

“Cash Equivalents” shall have the meaning assigned thereto in the Original First Lien Credit Agreement whether in effect or not.

“Collateral” shall mean all Property, whether now owned or hereafter acquired by, any Borrower or any Guarantor in or upon which a Lien is granted or purported to be granted to any Agent under any of the Original First Lien Collateral Documents, the [        ](1) [First/Second](2) Lien Collateral Documents or the Additional Collateral Documents, together with all rents, issues, profits, products, and Proceeds thereof.

“Company” shall mean Lannett Company, Inc., a Delaware Corporation, and any successor in interest thereto.

“Control Collateral” shall mean any Collateral consisting of any certificated Security, Investment Property, Deposit Account, Instruments and any other Collateral as to which a Lien may be perfected through possession or control by the secured party or any agent therefor.

“Controlling Junior Priority Secured Parties” shall mean, at any time, the Secured Parties whose Agent is the Junior Priority Representative.

“Controlling Senior Priority Secured Parties” shall mean (i) at any time when the Original First Lien Agent is the Senior Priority Representative, the Original First Lien Secured Parties, and (ii) at any other time, the Secured Parties whose Agent is the Senior Priority Representative.

“Credit Documents” shall mean the Original First Lien Facility Documentation, the [        ](1) [First/Second](2)  Lien Facility Documentation and any Additional Documents.

“Credit Parties” shall mean the Original First Lien Credit Parties, the [        ](1) [First/Second](2) Lien Credit Parties and any Additional Credit Parties.

“Creditor” shall mean any Senior Priority Creditor or Junior Priority Creditor.

“Designated Agent” shall mean any Party that the Company designates as a Designated Agent (as confirmed in writing by such Party if such designation is made after the execution of this Agreement by such Party or the joinder of such Party to this Agreement), as and to the extent so designated.  Such designation may be for all purposes of this Agreement, or may be for one or more specified purposes hereunder or provisions hereof.

“DIP Financing” shall have the meaning set forth in Section 6.1(a).

“Discharge of [        ](1) [First/Second](2) Lien Obligations” shall mean (a) the payment in full in cash of the applicable [        ](1) [First/Second](2) Lien Obligations that are outstanding and unpaid (and excluding, for the avoidance of doubt, unasserted contingent indemnification or other unasserted contingent obligations) at the time all Indebtedness under the applicable [        ](1) [First/Second](2) Lien Credit Agreement is paid in full in cash, including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such [        ](1) [First/Second](2) Lien Credit Agreement (which shall not exceed an amount equal to [   ]% of the aggregate undrawn amount of such letters of credit) and (b) the termination of all then outstanding commitments to extend credit under the [        ](1) [First/Second](2) Lien Facility Documentation.

“Discharge of Additional Obligations” shall mean, if any Indebtedness shall at any time have been incurred under any Additional Credit Facility, (a) the payment in full in cash of the applicable Additional Obligations that are outstanding and unpaid (and excluding, for the avoidance of doubt, unasserted contingent indemnification or other unasserted contingent obligations) at the time all Additional Indebtedness under such Additional Credit Facility is paid in full in cash, including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Additional Credit Facility (which shall not exceed an amount equal to [   ]% of the aggregate undrawn amount of such letters of credit) and (b) the termination of all then outstanding commitments to extend credit under the applicable Additional Credit Facility.

“Discharge of Junior Priority Obligations” shall mean the occurrence of all of [the Discharge of [    ](1) Second Lien Obligations and](7) the Discharge of Additional Obligations in respect of Junior Priority Debt.

“Discharge of Original First Lien Obligations” shall mean (a) the payment in full in cash of the applicable Original First Lien Obligations that are outstanding and unpaid (and excluding, for the avoidance of doubt, unasserted contingent indemnification or other unasserted contingent obligations) at the time all Indebtedness under the applicable Original First Lien Credit Agreement is paid in full in cash, including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Original First Lien Credit Agreement (which shall not exceed an amount equal to 103% of the aggregate undrawn amount of such letters of credit) and (b) the termination of all then outstanding commitments to extend credit under the Original First Lien Facility Documentation.

“Discharge of Senior Priority Obligations” shall mean the occurrence of all of the Discharge of Original First Lien Obligations [, the Discharge of [        ](1) First Lien Obligations] (8)(10) and the Discharge of Additional Obligations in respect of Senior Priority Debt.

“Dollar” and “$” shall mean lawful money of the United States.

“Event of Default” shall mean an Event of Default under any Original First Lien Credit Agreement, any [        ](1) [First/Second](2) Lien Credit Agreement or any Additional Credit Facility.

“Exercise Any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” shall mean:

(a)                                 the taking of any action to enforce or realize upon any Lien, including the institution of any foreclosure proceedings or the noticing of any public or private sale pursuant to Article 9 of the Uniform Commercial Code, or taking any action to enforce any right or power to repossess, replevy, attach, garnish, levy upon or collect the Proceeds of any Lien;

(b)                                 the exercise of any right or remedy provided to a secured creditor on account of a Lien under any of the Credit Documents, under applicable law, by self help repossession, by notification to account obligors of any Grantor, in an Insolvency Proceeding or otherwise, including the election to retain any of the Collateral in satisfaction of a Lien;

(c)                                  the taking of any action or the exercise of any right or remedy in respect of the collection on, set off against, marshaling of, injunction respecting or foreclosure on the Collateral or the Proceeds thereof;

(d)                                 the appointment of a receiver, receiver and manager or interim receiver of all or part of the Collateral;

(e)                                  subject to pre-existing rights and licenses, the sale, lease, license, or other disposition of all or any portion of the Collateral by private or public sale or any other means permissible under applicable law;

(f)                                   the exercise of any other right of a secured creditor under Part 6 of Article 9 of the Uniform Commercial Code;

(g)                                  the exercise of any voting rights relating to any Capital Stock included in the Collateral; and

(h)                                 the delivery of any notice, claim or demand relating to the Collateral to any Person (including any securities intermediary, depository bank or landlord) in possession or control of, any Collateral.

For the avoidance of doubt, (i) filing a proof of claim or statement of interest in Insolvency Proceeding, (ii) the imposition of a default rate or late fee, (iii) the cessation of lending pursuant to the provisions of any applicable Senior Priority Documents or Junior Priority Documents, (iv) the consent by any Senior Priority Agent to the disposition by any Grantor of any Collateral under the Senior Priority Documents or (v) seeking adequate protection shall not be deemed to be an Exercise of Secured Creditor Remedies.

“Federal District Court” shall have the meaning set forth in Section 7.17(a).

“Foreign Subsidiary” shall have the meaning assigned thereto in the Initial Original First Lien Credit Agreement whether in effect or not.

“Governmental Authority” shall mean any nation or government, any state, province or other political subdivision thereof and any governmental entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Grantor” shall mean any Grantor as defined in the in Original First Lien Facility Documentation, the [        ](1) [First/Second](2)  Lien Facility Documentation or any Additional Grantor.

“Guarantor” shall mean any of the Original First Lien Guarantors, the “[           ] (1) [First/Second] (2) Lien Guarantors or any Additional Guarantor.

“Hedging Agreement” shall mean any interest rate, foreign currency, commodity, credit or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity, credit or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Impairment of Series of Junior Priority Debt” shall have the meaning set forth in Section 4.1(g).

“Impairment of Series of Senior Priority Debt” shall have the meaning set forth in Section 4.1(e).

“Indebtedness” shall have the meaning assigned thereto in the Original First Lien Credit Agreement whether in effect or not.

“Initial [        ](1) [First/Second](2) Lien Credit Agreement” shall have the meaning given such term in the definition of “[        ](1) [First/Second](2) Lien Credit Agreement”.

“Initial Original First Lien Credit Agreement” shall have the meaning given such term in the definition of “Original First Lien Credit Agreement”.

“Insolvency Proceeding” shall mean (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case covered by clauses (a) and (b) undertaken under United States Federal, State or foreign law, including the Bankruptcy Code.

“Judicial Code” shall mean title 28 of the United States Code.

“Junior Intervening Creditor” shall have the meaning set forth in Section 4.1(f).

“Junior Priority Agent” shall mean [any of the [        ](1) Second Lien Agent and](9) any Additional Agent under any Junior Priority Documents.

“Junior Priority Collateral Documents” shall mean [the [        ](1) Second Lien Collateral Documents and](9) any Additional Collateral Documents in respect of any Junior Priority Obligations.

“Junior Priority Credit Agreement” shall mean [the [        ](1) Second Lien Credit Agreement and](9) any Additional Credit Facility in respect of any Junior Priority Obligations.

“Junior Priority Creditors” shall mean [the Second Lien Creditors and](9) any Additional Creditor in respect of any Junior Priority Obligations.

“Junior Priority Debt” shall mean [:

(1)                                 all [        ](1) Second Lien Obligations; and

(2)](9)              any Additional Obligations of any Credit Party so long as on or before the date on which the relevant Additional Indebtedness is incurred, such Indebtedness is designated by the Company as “Junior Priority Debt” in the relevant Additional Indebtedness Designation delivered pursuant to Section 7.11(a)(iii).

“Junior Priority Documents” shall mean [the [        ](1) Second Lien Facility Documentation and](9) any Additional Documents in respect of any Junior Priority Obligations.

“Junior Priority Lien” shall mean a Lien granted [(a) by a [        ](1) Second Lien Collateral Document to the [        ](1) Second Lien Agent or (b)](9) by an Additional Collateral Document to any Additional Agent for the purpose of securing Junior Priority Obligations.

“Junior Priority Obligations” shall mean [the [        ](1) Second Lien Obligations and](9) any Additional Obligations constituting Junior Priority Debt.

“Junior Priority Representative” shall mean the Junior Priority Agent (other than a Designated Agent) designated by the Junior Priority Agents to act on behalf of the Junior Priority Agents hereunder, acting in such capacity.  [The Junior Priority Representative shall initially be the [        ](1) Second Lien Agent.](9)

“Junior Priority Secured Parties” shall mean, at any time, all of the Junior Priority Agents and all of the Junior Priority Creditors.

“Junior Standstill Period” shall have the meaning set forth in Section 2.3(a)(i).

“Lien” shall mean any mortgage, pledge, hypothecation, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any leases evidencing Capital Lease Obligations having substantially the same economic effect as any of the foregoing).

“Lien Priority” shall mean, with respect to any Lien of the Original First Lien Agent, the Original First Lien Creditors, the [        ](1) [First/Second](2) Lien Agent, the [        ](1) [First/Second](2) Lien Creditors, any Additional Agent or any Additional Creditors in the Collateral, the order of priority of such Lien as specified in Section 2.1.

“Moody’s” shall mean Moody’s Investors Service, Inc. and any successor thereto.

“New York Courts” shall have the meaning set forth in Section 7.17(a).

“New York Supreme Court” shall have the meaning set forth in Section 7.17(a).

“Obligations” shall mean any of the Senior Priority Obligations or the Junior Priority Obligations.

“Original First Lien Agent” shall have the meaning assigned thereto in the Preamble hereto and shall include any successor thereto as well as any Person designated as the “Agent” or “Administrative Agent” under the Original First Lien Credit Agreement.

“Original First Lien Bank Products Provider” means any Person that has entered into a Bank Products Agreement with an Original First Lien Credit Party with the obligations of such Original First Lien Credit Party thereunder being secured by one or more Original First Lien Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Original First Lien Borrower” shall mean the Company.

“Original First Lien Collateral Documents” shall mean all Collateral Documents as defined in the Original First Lien Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with the Original First Lien Credit Agreement, in each case as the same may be amended, restated, modified or supplemented from time to time.

“Original First Lien Credit Agreement” shall mean (a) that certain Credit Agreement, dated as of November [•], 2015, among the Original First Lien Borrower, the Original First Lien Lenders and the Original First Lien Agent, as such agreement may be amended, restated, supplemented, or otherwise modified from time to time (the “Initial Original First Lien Credit Agreement”), together with (b) if designated by the Company, any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the Original First Lien Obligations, whether by the same or any other lender, debt holder or group of lenders or debt holders or the same or any other agent, trustee or representative therefor and whether or not increasing the amount of any Indebtedness that may be incurred thereunder (it being understood that in connection with the entry by the Company into any Original First Lien Credit Agreement pursuant to clause (b) it shall execute a joinder agreement substantially in the form of Exhibit C hereto and a reasonable time prior to delivery of such joinder, shall have delivered to the Original First Lien Agent, the [       ](1) [First/Second](2) Lien Agent and any other Additional Agent then party to this Agreement complete and correct copies of any such Original First Lien Credit Agreement, Original First Lien Guarantees and Original First Lien Collateral Documents with respect to such Original First Lien Credit Agreement upon giving effect to such designation (which may be unexecuted copies of such documents to be executed and delivered concurrently with the effectiveness of such designation).

“Original First Lien Credit Parties” shall mean the Original First Lien Borrower, the Original First Lien Guarantors and each other Affiliate of the Company that is now or hereafter becomes a party to any Original First Lien Facility Documentation.

“Original First Lien Creditors” shall mean the Original First Lien Lenders together with all Original First Lien Bank Products Providers and Original First Lien Hedging Providers, and

all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Lender” or “First Lien Creditor” under any Original First Lien Credit Agreement.

“Original First Lien Facility Documentation” shall mean the Original First Lien Credit Agreement, the Original First Lien Guaranties, the Original First Lien Collateral Documents, any Bank Product Agreements between any Original First Lien Credit Party and any Original First Lien Bank Products Provider, any Hedging Agreements between any Original First Lien Credit Party, any Original First Lien Hedging Provider and those other ancillary agreements as to which the Original First Lien Agent or any Original First Lien Creditor is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Original First Lien Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the Original First Lien Agent, in connection with any of the foregoing or any Original First Lien Credit Agreement, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Original First Lien Guaranties” shall mean the Guaranty, as defined in the Original First Lien Credit Agreement, and all other guaranties executed under or in connection with any Original First Lien Credit Agreement, in each case as the same may be amended, restated, modified or supplemented from time to time.

“Original First Lien Guarantors” shall mean each direct and indirect Subsidiary of the Original First Lien Borrower that at any time is a guarantor under any of the Original First Lien Guaranties.

“Original First Lien Hedging Provider” shall mean any Person that is a party to a Hedging Agreement with a Credit Party with the obligations of such Credit Party thereunder being secured by one or more Original First Lien Collateral Documents.

“Original First Lien Lenders” shall mean the financial institutions and other lenders party from time to time to the Original First Lien Credit Agreement (including any such financial institution or lender in its capacity as an issuer of letters of credit thereunder), together with their successors, assigns, transferees and replacements thereof.

“Original First Lien Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind,  nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Original First Lien Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Original First Lien Credit Party from time to time owed to the Original First Lien Agent, the Original First Lien Lenders, any Original First Lien Bank Products Providers or any Original First Lien Hedging Providers or any of them, under any Original First Lien Facility Documentation, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Original First Lien Credit Party, would have accrued on any Original First Lien Obligation, whether or not a claim is allowed against such Original First Lien Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Original First Lien Facility Documentation, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Original First Lien Secured Parties” shall mean the Original First Lien Agent and the Original First Lien Creditors.

“Party” shall mean any of the Original First Lien Agent, the [        ](1) [First/Second](2) Lien Agent or any Additional Agent, and “Parties” shall mean all of the Original First Lien Agent, the [        ](1) [First/Second](2) Lien Agent and any Additional Agent.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Proceeds” shall mean (a) all “proceeds,” as defined in Article 9 of the Uniform Commercial Code, with respect to the Collateral, and (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“S&P” shall mean Standard & Poor’s Financial Services LLC, a wholly owned subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Secured Parties” shall mean the Senior Priority Secured Parties and the Junior Priority Secured Parties.

“Senior Intervening Creditor” shall have the meaning set forth in Section 4.1(h).

“Senior Priority Agent” shall mean any of the Original First Lien Agent[, the [         ] First Lien Agent] or any Additional Agent under any Senior Priority Documents.

“Senior Priority Collateral Documents” shall mean the Original First Lien Collateral Documents [, the [  ] First Lien Collateral Documents](10) and the Additional Collateral Documents relating to any Senior Priority Debt.

“Senior Priority Credit Agreement” shall mean any of the Original First Lien Credit Agreement, [, the [     ] First Lien Credit Agreement](10) and any Additional Credit Facility in respect of any Senior Priority Obligations.

“Senior Priority Creditors” shall mean the Original First Lien Creditors [, the [     ] First Lien Creditors](10) and any Additional Creditor in respect of any Senior Priority Obligations.

“Senior Priority Debt” shall mean:

(1)                                 all Original First Lien Obligations; and

[(2)                             all [       ] First Lien Obligations](10)

[(2/3)]              any Additional Obligations of any Credit Party so long as on or before the date on which the relevant Additional Indebtedness is incurred, such Indebtedness is designated by the Company as “Senior Priority Debt” in the relevant Additional Indebtedness Designation delivered pursuant to Section 7.11(a)(iii).

“Senior Priority Documents” shall mean the Original First Lien Facility Documentation [, the [     ] First Lien Facility Documentation] (10) and any Additional Documents in respect of any Senior Priority Obligations.

“Senior Priority Lien” shall mean a Lien granted (a) by an Original First Lien Collateral Document to the Original First Lien Agent, [, (b) a [     ](1) First Lien Collateral Document to the [     ](1) First Lien Agent ] NOTEREF _Ref432943196 \h 11 or [(b/c)] by an Additional Collateral Document to any Additional Agent for the purpose of securing Senior Priority Obligations.

“Senior Priority Obligations” shall mean the Original First Lien Obligations [, the [     ] First Lien Obligations](10) and any Additional Obligations constituting Senior Priority Debt.

“Senior Priority Recovery” shall have the meaning set forth in Section 5.3.

[“Senior Priority Representative” shall mean the Original First Lien Agent acting for the Senior Priority Secured Parties, until the Discharge of Original First Lien Obligations, and thereafter (unless otherwise agreed in writing between [the First Lien Agent and] (10) any Additional Agents under any Senior Priority Documents), [the [          ](11) First Lien Agent](12) [any Additional Agent under any Senior Priority Documents (or, if there are then in effect Senior Priority Documents with respect to more than one Series of Senior Priority Debt, the Senior Priority Documents under which the greatest principal amount of Senior Priority Obligations is outstanding at the time) acting for the Senior Priority Secured Parties.]

“Senior Priority Secured Parties” shall mean, at any time, all of the Senior Priority Agents and all of the Senior Priority Creditors.

“Series of Junior Priority Debt” shall mean, severally, [(a) the Indebtedness outstanding under the [        ](1) Second Lien Credit Agreement and (b)](9) the Indebtedness outstanding under any Additional Credit Facility in respect of or constituting Junior Priority Debt.

“Series of Senior Priority Debt” shall mean, severally, (a) the Indebtedness outstanding under the Initial Original First Lien Credit Agreement, [[(b)] the Indebtedness outstanding under the [     ] First Lien Credit Agreement,](10) [(b/c)] the Indebtedness under each other Original First Lien Credit Agreement and [(c/d)] the Indebtedness outstanding under each Additional Credit Facility in respect of or constituting Senior Priority Debt.

“Subsidiary” of a Person shall mean a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Original First Lien Borrower.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided that to the extent that the Uniform Commercial Code is used to define any term in any security document and such term is defined differently in differing Articles of the Uniform Commercial Code, the definition of such term contained in Article 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, publication or priority of, or remedies with respect to, Liens of any Party is governed by the Uniform Commercial Code or foreign personal property security laws as enacted and in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” will mean the Uniform Commercial Code or such foreign personal property security laws as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“United States” shall mean the United States of America.

“United States Trustee” shall have the meaning assigned thereto in the Judicial Code.

“[           ](1) [First/Second](2) Lien Agent” shall have the meaning assigned thereto in the Preamble hereto and shall include any successor thereto as well as any Person designated as the “Agent” or “Administrative Agent” under any [        ](1) [First/Second](2) Lien Credit Agreement.

“[           ](1) [First/Second](2) Lien Bank Products Provider” shall mean any Person that (a) is a party to a Bank Products Agreement with a Credit Party with the obligations of such Credit Party being secured by one or more [          ](1) [First/Second](2) Lien Collateral Documents and (b) has been designated by the Company in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, at any time be a Bank Products Provider hereunder with respect to more than one Credit Facility).

“[           ](1) [First/Second](2) Lien Borrower” shall mean [                       ], together with its successors and assigns.

“[           ](1) [First/Second](2) Lien Collateral Documents” shall mean all “Collateral Documents” as defined in the [        ](1) [First/Second](2) Lien Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any [        ](1) [First/Second](2) Lien Credit Agreement, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“[           ](1) [First/Second](2) Lien Credit Agreement” shall mean (a) the [              ], dated as of the date hereof, among the [        ](1) [First/Second](2) Lien Borrower, [                                ], the [        ](1) [First/Second](2) Lien Lenders and the [        ](1) [First/Second](2) Lien Agent, as such agreement may be amended, supplemented, restated or otherwise modified from time to time

(the “Initial [        ](1) [First/Second](2) Lien Credit Agreement”), together with (b) if designated by the Company, any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the [        ](1) [First/Second](2) Lien Obligations, whether by the same or any other lender, debt holder or group of lenders or debt holders or the same or any other agent, trustee or representative therefor and whether or not increasing the amount of any Indebtedness that may be incurred thereunder (it being understood that in connection with the entry by the Company into any [        ](1) [First/Second](2) Lien Credit Agreement pursuant to clause (b) it shall execute a joinder agreement substantially in the form of Exhibit C hereto a reasonable period of time prior to delivery of such joinder, shall have delivered to the Original First Lien Agent, the [       ](1) [First/Second](2) Lien Agent and any other Additional Agent then party to this Agreement complete and correct copies of any such [        ](1) [First/Second](2) Lien Credit Agreement, [           ](1) [First/Second](2) Lien Guaranties and [           ](1) [First/Second](2) Lien Collateral Documents with respect to such [        ](1) [First/Second](2) Lien Credit Agreement upon giving effect to such designation (which may be unexecuted copies of such documents to be executed and delivered concurrently with the effectiveness of such designation).

“[           ](1) [First/Second](2) Lien Credit Parties” shall mean the [        ](1) [First/Second](2) Lien Borrower, the [        ](1) [First/Second](2) Lien Guarantors and each other Affiliate of the Company that is now or hereafter becomes a party to any [        ](1) [First/Second](2) Lien Facility Document.

“[           ](1) [First/Second](2) Lien Creditors” shall mean the “[           ](1) [First/Second](2) Lien Lenders together with all [           ](1) [First/Second](2) Lien Bank Products Providers, [           ](1) [First/Second](2) Lien Hedging Providers, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Lender” or “[First/Second](2) Lien Creditor” under any [           ](1) [First/Second](2) Lien Credit Agreement. (12)

“[           ](1) [First/Second](2) Lien Facility Documentation” shall mean the [        ](1) [First/Second](2) Lien Credit Agreement, the [        ](1) [First/Second](2) Lien Guaranties, the [        ](1) [First/Second](2) Lien Collateral Documents, any Bank Products Agreement between any [           ](1) [First/Second](2) Lien Credit Party and any [           ](1) [First/Second](2) Lien Bank Products Provider, any Hedging Agreement between any [           ](1) [First/Second](2) Lien Credit Party and any [        ](1) [First/Second](2) Lien Hedging Providers, those other ancillary agreements as to which the [        ](1) [First/Second](2) Lien Agent or any [       ](1) [First/Second](2) Lien Lender is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any [        ](1) [First/Second](2) Lien Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the [        ](1) [First/Second](2) Lien Agent, in connection with any of the foregoing or any [        ](1) [First/Second]Lien Credit Agreement, in each case as the same may be amended, restated, modified or supplemented from time to time.

“[           ](1) [First/Second](2) Lien Guaranties” shall mean the guarantee agreement dated as of [    ], and all other guaranties executed under or in connection with any [        ](1)

[First/Second](2) Lien Credit Agreement, in each case as the same may be amended, restated, modified or supplemented from time to time.

“[           ](1) [First/Second](2) Lien Guarantors” shall mean the collective reference to each direct and indirect Subsidiary of the [        ](1) [First/Second](2) Lien Borrower that at any time is a guarantor under any of the [        ](1) [First/Second](2) Lien Guaranties.

“[           ](1) [First/Second](2) Lien Hedging Provider” shall mean (a) any Person that is a party to a Hedging Agreement with a Credit Party with the obligations of such Credit Party thereunder being secured by one or more [           ](1) [First/Second](2) Lien Collateral Documents and (b) has been designated by the Company in accordance with the terms of one or more [           ](1) [First/Second](2) Lien Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, at any time be a Hedging Provider hereunder with respect to more than one Credit Facility).

“[           ](1) [First/Second](2) Lien Lenders” shall mean the financial institutions and other lenders party from time to time to the [        ](1) [First/Second](2) Lien Credit Agreement, together with their successors, assigns, transferees and replacements thereof.

“[           ](1) [First/Second](2) Lien Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any [     ](1) [First/Second Lien](2) Lien Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each [        ](1) [First/Second](2) Lien Credit Party from time to time owed to the [        ](1) [First/Second](2) Lien Agent, [        ](1) [First/Second](2) Lien Lenders, any [         ](1) [First/Second] Lien Bank Products Providers, any [        ](1) [First/Second] Lien Hedging Providers or any of them, under any [        ](1) [First/Second](2) Lien Facility Documentation, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such [        ](1) [First/Second](2) Lien Credit Party, would have accrued on any [        ](1) [First/Second](2) Lien Obligation, whether or not a claim is allowed against such [        ](1) [First/Second](2) Lien Credit Party for such interest and fees in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the [        ](1) [First/Second](2) Lien Facility Documentation, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“[           ](1) [First/Second](2) Lien Secured Parties” shall mean the [        ](1) [First/Second](2) Lien Agent and the [        ](1) [First/Second](2) Lien Creditors.

Section 1.3                               Rules of Construction.  Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  Article, section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified.

Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein).  Any reference herein to any Person shall be construed to include such Person’s successors and assigns.  Any reference herein to the repayment in full of an obligation shall mean the payment in full in cash of such obligation, or in such other manner as may be approved in writing by the requisite holders or representatives in respect of such obligation.

ARTICLE II

LIEN PRIORITY

Section 2.1                               Agreement to Subordinate.

(a)                                 Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Senior Priority Agent or any Senior Priority Creditors in respect of all or any portion of the Collateral, or of any Liens granted to any Junior Priority Agent or any Junior Priority Creditors in respect of all or any portion of the Collateral, and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any Senior Priority Agent, any Senior Priority Creditors, any Junior Priority Agent or any Junior Priority Creditors in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Senior Priority Documents or Junior Priority Documents, (iv) whether any Senior Priority Agent or any Junior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Senior Priority Agent or any Senior Priority Creditors securing any of the Senior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that:

(i)             any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Agent or any Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations shall be junior and subordinate in all respects to all Liens granted to any of the Senior Priority Agents and the Senior Priority Creditors in such Collateral to secure all or any portion of the Senior Priority Obligations;

(ii)          any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Agent or any Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations shall be senior and prior in all respects to all Liens granted to any of the Junior Priority Agents and the Junior Priority Creditors in such Collateral to secure all or any portion of the Junior Priority Obligations;

(iii)       except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Agent or any Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Senior Priority Agent or any other Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations; and

(iv)      except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, and subject to Section 4.1(g) hereof, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Agent or any Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Junior Priority Agent or any other Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations.

(b)                                 Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Senior Priority Agent or any Senior Priority Creditors in respect of all or any portion of the Collateral and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any other Senior Priority Agent or any other Senior Priority Creditors in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Senior Priority Documents, (iv) whether any Senior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Senior Priority Agent or any Senior Priority Creditors securing any of the Senior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, subject to Section 4.1(e) hereof, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Agent or any Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other

Senior Priority Agent or any other Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations.

(c)                                  Notwithstanding any failure by any Senior Priority Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to any of the Senior Priority Secured Parties, the priority and rights as (x) between the respective classes of Senior Priority Secured Parties (subject, however, to Section 4.1(e) hereof), and (y) between the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, with respect to the Collateral shall be as set forth herein.  Notwithstanding any failure by any Junior Priority Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to any of the Junior Priority Secured Parties, the priority and rights as between the respective classes of Junior Priority Secured Parties (subject, however, to Section 4.1(g) hereof) with respect to the Collateral shall be as set forth herein.  Lien priority as among the Senior Priority Obligations and the Junior Priority Obligations with respect to any Collateral will be governed solely by this Agreement, except as may be separately otherwise agreed in writing by or among any applicable Parties.

(d)                                 The Original First Lien Agent, for and on behalf of itself and the Original First Lien Creditors, acknowledges and agrees that (x) concurrently herewith, the [        ](1) [First/Second](2) Lien Agent, for the benefit of itself and the [       ](1) [First/Second](2) Lien Lenders, has been granted [Senior/Junior](14) Priority Liens upon all of the Collateral in which the Original First Lien Agent has been granted Senior Priority Liens, and the Original First Lien Agent hereby consents thereto, and (y) one or more Additional Agents, each on behalf of itself and any Additional Creditors represented thereby, may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which the Original First Lien Agent has been granted Senior Priority Liens, and the Original First Lien Agent hereby consents thereto.

(e)                                  The [       ](1) [First/Second](2) Lien Agent, for and on behalf of itself and the [       ](1) [First/Second](2) Lien Lenders, acknowledges and agrees that (x) the Original First Lien Agent, for the benefit of itself and the Original First Lien Creditors, has been granted Senior Priority Liens upon all of the Collateral in which the [     ](1) [First/Second](2) Lien Agent has been granted [Senior/Junior](13) Priority Liens, and the [     ](1) [First/Second](2) Lien Agent hereby consents thereto, and (y) one or more Additional Agents, each on behalf of itself and any Additional Creditors represented thereby, may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which the [       ](1) [First/Second](2) Lien Agent has been granted [Senior/Junior](14) Priority Liens, and the [       ](1) [First/Second](2) Lien Agent hereby consents thereto.

(f)                                   Each Additional Agent, for and on behalf of itself and any Additional Creditors represented thereby, acknowledges and agrees that, (x) the Original First Lien Agent, for the benefit of itself and the Original First Lien Creditors, has been granted Senior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto, (y) the [       ](1) [First/Second](2) Lien Agent, for the

benefit of itself and the [        ](1) [First/Second](2) Lien Lenders, has been granted [Senior/Junior](14) Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto, and (z) one or more other Additional Agents, each on behalf of itself and any Additional Creditors represented thereby, have been or may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto.

(g)                                  The subordination of Liens by each Junior Priority Agent in favor of the Senior Priority Agents shall not be deemed to subordinate the Liens of any Junior Priority Agent to the Liens of any other Person.  The provision of pari passu and equal priority as between Liens of any Senior Priority Agent and Liens of any other Senior Priority Agent, in each case as set forth herein, shall not be deemed to provide that the Liens of the Senior Priority Agent will be pari passu or of equal priority with the Liens of any other Person, or to subordinate any Liens of any Senior Priority Agent to the Liens of any Person.  The provision of pari passu and equal priority as between Liens of any Junior Priority Agent and Liens of any other Junior Priority Agent, in each case as set forth herein, shall not be deemed to provide that the Liens of the Junior Priority Agent will be pari passu or of equal priority with the Liens of any other Person.

Section 2.2                               Waiver of Right to Contest Liens.

(a)                                 Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any Senior Priority Agent or any Senior Priority Creditor in respect of the Collateral, or the provisions of this Agreement.  Except to the extent expressly set forth in this Agreement, each Junior Priority Agent, for itself and on behalf of the Junior Priority Creditors represented thereby, agrees that no Junior Priority Agent or Junior Priority Creditor will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Senior Priority Agent or any Senior Priority Creditor under the Senior Priority Documents with respect to the Collateral.  Except to the extent expressly set forth in this Agreement, each Junior Priority Agent, for itself and on behalf of the Junior Priority Creditors represented thereby, hereby waives any and all rights it or such Junior Priority Creditors may have as a junior lien creditor or otherwise to contest, protest, object to or interfere with the manner in which any Senior Priority Agent or any Senior Priority Creditor seeks to enforce its Liens in any Collateral.

(b)                                 Except as may separately otherwise be agreed in writing by and between or among any applicable Senior Priority Agents, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any other Senior Priority Agent or any Senior Priority Creditors represented by such other Senior Priority Agent, or the provisions of this Agreement.  Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, agrees that none of such Senior Priority Agent and Senior Priority Creditors will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by, and not prohibited under this Agreement to be undertaken by, any other Senior Priority Agent or any Senior Priority Creditor represented by such other Senior Priority Agent under any applicable Senior Priority Documents with respect to the Collateral.  Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, each Senior Priority Agent, on behalf of itself and the Senior Priority Creditors represented thereby, hereby waives any and all rights it or such Senior Priority Creditors may have as a pari passu lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any other Senior Priority Agent or any Senior Priority Creditor represented by such other Senior Priority Agent seeks to enforce its Liens in any Collateral so long as such other Senior Priority Agent or Senior Priority Creditor is not prohibited from taking such action under this Agreement.

(c)                                  Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and any Junior Priority Creditors represented thereby, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, parity, enforceability, or perfection of the Liens of any other Junior Priority Agent or any Junior Priority Creditors represented by such other Junior Priority Agent, or the provisions of this Agreement.  Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that none of such Junior Priority Agent and Junior Priority Creditors will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by, and not prohibited under this Agreement to be undertaken by, any other Junior Priority Agent or any Junior Priority Creditor represented by such other Junior Priority Agent under any applicable Junior Priority Documents with respect to the Collateral.  Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, each Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby, hereby waives any and all rights it or such Junior Priority Creditors may have as a pari passu lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any other Junior Priority Agent or any Junior Priority Creditor represented by such other Junior Priority Agent seeks to enforce its Liens in any Collateral so long as such other Junior Priority Agent or Junior Priority Creditor is not prohibited from taking such action under this Agreement.

(d)                                 The assertion of priority rights established under the terms of this Agreement or in any separate written agreement contemplated hereby between any of the parties hereto shall not be considered a challenge to Lien priority of any Party prohibited by this Section 2.2.

Section 2.3                               Remedies Standstill.

(a)                                 Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that, until the Discharge of Senior Priority Obligations, such Junior Priority Agent and such Junior Priority Creditors:

(i)                           will not, and will not seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to the Collateral without the written consent of each Senior Priority Agent; provided that any Junior Priority Agent may Exercise Any Secured Creditor Remedies (other than any remedies the exercise of which is otherwise prohibited by this Agreement, including, without limitation, Section 6) after a period of 180 consecutive days has elapsed from the date of delivery of written notice by such Junior Priority Agent to each Senior Priority Agent stating that (x) an Event of Default (as defined under the applicable Junior Priority Credit Agreement) has occurred and is continuing thereunder, (y) the Junior Priority Obligations are currently due and payable in full (whether as a result of the acceleration thereof or otherwise) in accordance with the terms of the Junior Priority Documents and (z) stating its intention to Exercise Any Secured Creditor Remedies (the “Junior Standstill Period”), and then only so long as (1) no Event of Default relating to the payment of interest, principal, fees or other Senior Priority Obligations shall have occurred and be continuing and (2) no Senior Priority Secured Party shall have commenced (or attempted to commence or given notice of its intent to commence) the Exercise of Secured Creditor Remedies with respect to the Collateral (including seeking relief from the automatic stay or any other stay in any Insolvency Proceeding) and, in each case, such Junior Priority Agent has notice thereof; and

(ii)                        will not take, receive or accept any Proceeds of the Collateral, it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by the Junior Priority Representative shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Senior Priority Representative.

From and after the Discharge of Senior Priority Obligations (or prior thereto upon obtaining the written consent of each Senior Priority Agent), any Junior Priority Agent and any Junior Priority Creditor may Exercise Any Secured Creditor Remedies under the Junior Priority Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by any Junior Priority Agent or any Junior Priority Creditor is at all times subject to the provisions of this Agreement, including Section 4.1.

(b)                                 Any Senior Priority Agent, on behalf of itself and any Senior Priority Creditors represented thereby, agrees that such Senior Priority Agent and such Senior Priority Creditors will not Exercise Any Secured Creditor Remedies with respect to any of the Collateral without the written consent of the Senior Priority Representative and will not take, receive or accept any Proceeds of Collateral (except as may be separately otherwise agreed in writing by and between or among all Senior Priority Agents, in each case on behalf of itself and the Senior

Priority Creditors represented thereby), it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by such Senior Priority Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Senior Priority Representative; provided that nothing in this sentence shall prohibit any Senior Priority Agent from taking such actions in its capacity as Senior Priority Representative, if applicable.  The Senior Priority Representative may Exercise Any Secured Creditor Remedies under the Senior Priority Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the Senior Priority Representative is at all times subject to the provisions of this Agreement, including Section 4.1 hereof.  Notwithstanding the equal priority of the Liens securing each Series of Senior Priority Debt, the Senior Priority Representative may deal with the Collateral as if the Senior Priority Representative had a senior and exclusive Lien on such Collateral to the extent not in contravention of this Agreement.  The Senior Priority Representative or any other Senior Priority Secured Party shall not be liable for any action taken or omitted to be taken by the Senior Priority Representative in accordance with the provisions of this Agreement.(14)

(c)                                  Nothing in this Agreement shall prohibit the receipt by any Junior Priority Secured Party of the required payments of interest, principal and other amounts owed in respect of the Junior Priority Obligations, so long as such receipt is not the direct or indirect result of the exercise by any Junior Priority Secured Party of rights or remedies as a secured creditor in respect of the Collateral (including set-off) or enforcement in contravention of this Agreement of any Lien held by it.

Section 2.4                               Exercise of Rights.

(a)                                 No Other Restrictions.  Except as expressly set forth in this Agreement, each Agent and each Creditor shall have any and all rights and remedies it may have as a creditor under applicable law, including the right to the Exercise of Secured Creditor Remedies (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Creditors represented thereby); provided, however, that the Exercise of Secured Creditor Remedies with respect to the Collateral shall be subject to the Lien Priority and to the provisions of this Agreement, including Section 4.1.  Each Senior Priority Agent may enforce the provisions of the applicable Senior Priority Documents, each Junior Priority Agent may enforce the provisions of the applicable Junior Priority Documents, and each Agent may Exercise Any Secured Creditor Remedies, all in such order and in such manner as each may determine in the exercise of its sole discretion, consistent with and not in contravention of the terms of this Agreement and mandatory provisions of applicable law (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Creditors represented thereby); provided, however, that each Agent agrees to provide to each other such Party copies of any notices that it is required under applicable law to deliver to any Credit Party; provided, further, however, that any Senior Priority Agent’s failure to provide any such copies to any other such Party shall not impair any Senior Priority Agent’s rights hereunder or under any of the applicable Senior Priority Documents, and any Junior Priority Agent’s failure to provide any such copies to any other such Party shall not impair any Junior Priority Agent’s rights hereunder or under any of the applicable Junior Priority Documents.  Each Agent agrees for and on behalf of itself and each Creditor represented thereby that such Agent and each such Creditor will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit or other proceeding any claim, (x) in the case of any Junior Priority Agent and any Junior Priority Creditor represented thereby, against any Senior Priority Secured Party, and (y) in the case of any Senior Priority Agent and any Senior Priority Creditor represented thereby, against any Junior Priority Secured Party, seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken.  Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, each Senior Priority Agent agrees for and on behalf of any Senior Priority Creditors represented thereby that such Agent and each such Creditor will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any other Senior Priority Agent or any Senior Priority Creditor represented thereby seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken.  Except as may be separately otherwise agreed in writing by and between or among any Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, each Junior Priority Agent agrees for and on behalf of any Junior Priority Creditors represented thereby that such Agent and each such Creditor will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any other Junior Priority Agent or any Junior Priority Creditor represented thereby seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken.

(b)                                 Release of Liens by Junior Secured Parties.  In the event of (A) any private or public sale of all or any portion of the Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the Senior Priority Representative, (B) any sale, transfer or other disposition of all or any portion of the Collateral so long as such sale, transfer or other disposition is then permitted by the Senior Priority Documents, or (C) the release of the Senior Priority Secured Parties’ Liens on all or any portion of the Collateral, which release under this clause (C) shall have been approved by all of the requisite Senior Priority Secured Parties (as determined pursuant to the applicable Senior Priority Documents), in the case of clause (B) and clause (C) only to the extent occurring prior to the Discharge of Senior Priority Obligations and not in connection with a Discharge of Senior Priority Obligations (and irrespective of whether an Event of Default has occurred), each Junior Priority Agent agrees, for and on behalf of itself and the Junior Priority Creditors represented thereby, that (x) so long as, if applicable, the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1, such sale or release will be free and clear of the Liens on such Collateral securing the Junior Priority Obligations and (y) such Junior Priority Secured Parties’ Liens with respect to the Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action.  In furtherance of, and subject to, the foregoing, each Junior Priority Agent agrees that it will execute any and all Lien releases or other documents reasonably requested by any Senior Priority Agent and at the expense of the Company in connection therewith, so long as the net cash proceeds, if any, from such sale described in clause (A) above of such Collateral are applied in accordance with the terms of this Agreement.  Each Junior Priority Agent hereby appoints the Senior Priority Representative and any officer or duly authorized person of the Senior Priority Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Junior Priority Agent and in the name of such Junior Priority Agent or in the Senior Priority Representative’s own name, from time to time, in the Senior Priority Representative’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including, without limitation, any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

Section 2.5                               No New Liens.

(a)                                 Until the Discharge of Senior Priority Obligations, each Junior Priority Agent, for and on behalf of itself and any Junior Priority Creditors represented thereby, hereby agrees that:

(i)                           no Junior Priority Secured Party shall acquire or hold (x) any guaranty of Junior Priority Obligations by any Person unless such Person also provides a guaranty of the Senior Priority Obligations, or (y) any Lien on any assets of any Credit Party securing any Junior Priority Obligation which assets are not also subject to the Lien of each Senior Priority Agent under the Senior Priority Documents, subject to the Lien Priority set forth herein; and

(ii)                        if any such Junior Priority Secured Party shall (nonetheless and in breach hereof) acquire or hold any guaranty of Junior Priority Obligations by any Person who does not also provide a guaranty of Senior Priority Obligations or any Lien on any assets of any Credit Party securing any Junior Priority Obligation, which assets are not also subject to the Lien of each Senior Priority Agent under the Senior Priority Documents, subject to the Lien Priority set forth herein, then such Junior Priority Agent (or the relevant Junior Priority Creditor) shall, without the need for any further consent of any other Junior Priority Secured Party and notwithstanding anything to the contrary in any other Junior Priority Document, be deemed to also hold and have held such guaranty or Lien for the benefit of the Senior Priority Agents as security for the Senior Priority Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Senior Priority Agent in writing of the existence of such Lien.

(b)                                 Until the Discharge of Senior Priority Obligations, except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case, on behalf of itself and any Senior Priority Creditors represented thereby, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that:

(i)                           no such Senior Priority Secured Party shall knowingly acquire or hold (x) any guaranty of any Senior Priority Obligations by any Person unless such Person also provides a guaranty of all the other Senior Secured Obligations, or (y) any Lien on any assets of any Credit Party securing any Senior Priority Obligation which assets are not also subject to the Lien of each other Senior Priority Agent under the Senior Priority Documents, subject to the Lien Priority set forth herein; and

(ii)                        if any such Senior Priority Secured Party shall nonetheless acquire or hold any guaranty of any Senior Priority Obligations by any Person who does not also provide a guaranty of all other Senior Priority Obligations or any Lien on any assets of any Credit Party securing any Senior Priority Obligation which assets are not also subject to the Lien of each other Senior Priority Agent under the Senior Priority Documents, subject to the Lien Priority set forth herein, then such Senior Priority Agent (or the relevant First Priority Creditor) shall, without the need for any further consent of any other Senior Priority Secured Party and notwithstanding anything to the contrary in any other Senior Priority Document, be deemed to also hold and have held such guaranty or Lien for the benefit of each other Senior Priority Agent as security for the other Senior Priority Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Senior Priority Agent in writing of the existence of such Lien.

(c)                                  Until the Discharge of Junior Priority Obligations, except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case, on behalf of itself and any Junior Priority Creditors represented thereby, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that:

(i)                           no such Junior Priority Secured Party shall knowingly acquire or hold (x) any guaranty of any Junior Priority Obligations by any Person unless such Person also provides a guaranty of all the other Junior Priority Obligations, or (y) any Lien on any assets of any Credit Party securing any Junior Priority Obligation which assets are not also subject to the Lien of each other Junior Priority Agent under the Junior Priority Documents, subject to the Lien Priority set forth herein; and

(ii)                        if any such Junior Priority Secured Party shall nonetheless acquire or hold any guaranty of any Junior Priority Obligations by any Person who does not also provide a guaranty of all other Junior Priority Obligations or any Lien on any assets of any Credit Party securing any Junior Priority Obligation which assets are not also subject to the Lien of each other Junior Priority Agent under the Junior Priority Documents, subject to the Lien Priority set forth herein, then such Junior Priority Agent (or the relevant Junior Priority Creditor) shall, without the need for any further consent of any other Junior Priority Secured Party and notwithstanding anything to the contrary in any other Junior Priority Document, be deemed to also hold and have held guaranty or such Lien for the benefit of each other Junior Priority Agent as security for the other Junior Priority

Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Junior Priority Agent in writing of the existence of such Lien.

(d)                                 No Secured Party shall be deemed to be in breach of this Section 2.5 as a result of any other Secured Party expressly declining, in writing (by virtue of the scope of the grant of Liens, including exceptions thereto, exclusions therefrom, and waivers and releases thereof), to acquire, hold or continue to hold any Lien in any asset of any Credit Party.

Section 2.6                               Waiver of Marshalling.  Until the Discharge of Senior Priority Obligations, each Junior Priority Agent (including in its capacity as Junior Priority Representative, if applicable), on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.

ARTICLE III

ACTIONS OF THE PARTIES

Section 3.1                               Certain Actions Permitted.  Notwithstanding anything herein to the contrary, (a) each Agent may make such demands or file such claims in respect of the Senior Priority Obligations or Junior Priority Obligations, as applicable, owed to such Agent and the Creditors represented thereby as are necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders, or rules of procedure at any time, (b) in any Insolvency Proceeding commenced by or against the Company or any other Credit Party, the Junior Priority Agent or the Junior Priority Creditors may file a proof of claim or statement of interest with respect to the Junior Priority Obligations, (c) the Junior Priority Creditors shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Junior Priority Creditors, including without limitation any claims secured by the Collateral, if any, in each case if not otherwise in contravention of the terms of this Agreement, (d) the Junior Priority Creditors shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Credit Parties arising under either Bankruptcy Law or applicable non-bankruptcy law, in each case if not otherwise in contravention of the terms of this Agreement, (e) the Junior Priority Creditors shall be entitled to file any proof of claim and other filings and make any arguments and motions in order to preserve or protect its Liens on the Collateral that are, in each case, not otherwise in contravention of the terms of this Agreement, with respect to the Junior Priority Obligations and the Collateral and (f) the Junior Priority Agent or any Junior Priority Creditor may exercise any of its rights or remedies with respect to the Collateral after the termination of the Junior Standstill Period to the extent permitted by Section 2.3 above.

Section 3.2                               Delivery of Control Collateral.                                  Each Credit Party shall deliver all Control Collateral when required to be delivered pursuant to the Credit Documents to (x) until the

Discharge of Senior Priority Obligations, the Senior Priority Representative and (y) thereafter, the Junior Priority Representative.

(b)                                 In the event that any Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, then such Secured Party shall promptly pay over such Proceeds or Collateral to (x) until the Discharge of Senior Priority Obligations, the Senior Priority Representative, and (y) thereafter, the Junior Priority Representative, in the same form as received with any necessary endorsements, for application in accordance with the provisions of Section 4.1.  The Senior Priority Representative shall not have any obligation whatsoever to the other Secured Parties to assure that such Control Collateral is genuine or owned by any Credit Party or any other Person or to preserve rights or benefits of any Person therein.  The duties or responsibilities of the Senior Priority Representative under this Section 3.2 are and shall be limited solely to holding or maintaining control of such Control Collateral as agent for the other Parties for purposes of perfecting the Lien held by the Secured Parties.  The Senior Priority Representative is not and shall not be deemed to be a fiduciary of any kind for any Secured Party or any other Person.

Section 3.3                               Sharing of Information and Access.  In the event that any Junior Priority Agent shall, in the exercise of its rights under the applicable Junior Priority Collateral Documents or otherwise, receive possession or control of any books and records of any Credit Party that contain information identifying or pertaining to the Collateral, such Junior Priority Agent shall, upon request from any other Agent, and as promptly as practicable thereafter, either make available to such Agent such books and records for inspection and duplication or provide to such Agent copies thereof.  In the event that any Senior Priority Agent shall, in the exercise of its rights under the applicable Senior Priority Collateral Documents or otherwise, receive possession or control of any books and records of any Senior Priority Credit Party that contain information identifying or pertaining to the Collateral, such Agent shall, upon request from any other Senior Priority Agent, and as promptly as practicable thereafter, either make available to such Agent such books and records for inspection and duplication or provide to such Agent copies thereof.

Section 3.4                               Insurance.  Proceeds of Collateral include insurance proceeds and, therefore, the Lien Priority shall govern the ultimate disposition of casualty insurance proceeds.  The Senior Priority Representative shall be named as additional insured or loss payee, as applicable, with respect to all insurance policies relating to Collateral.  The Senior Priority Representative shall have the sole and exclusive right, as against any Secured Party, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of Collateral.  All proceeds of such insurance shall be remitted to the Senior Priority Representative, and each other Agent shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds in accordance with Section 4.1.

Section 3.5                               No Additional Rights for the Credit Parties Hereunder.  Except as provided in Section 3.6, if any Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, the Credit Parties shall not be entitled to use such violation as a defense to any action by any Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any Secured Party.

Section 3.6                               Actions upon Breach.  If any Junior Priority Secured Party, contrary to this Agreement, commences or participates in any action or proceeding against the Credit Parties or the Collateral, the Credit Parties, with the prior written consent of the Senior Priority Representative, may interpose as a defense or dilatory plea the making of this Agreement, and any Senior Priority Secured Party may intervene and interpose such defense or plea in its own name or in the name of the Credit Parties.  Should any Junior Priority Secured Party, contrary to this Agreement, in any way take, or attempt or threaten to take, any action with respect to the Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, any Senior Priority Agent (in its own name or in the name of the Credit Parties) may obtain relief against such Junior Priority Secured Party by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by each Junior Priority Agent, for and on behalf of itself and each Junior Priority Creditor represented thereby, that the Senior Priority Secured Parties’ damages from such actions may be difficult to ascertain and may be irreparable, and each Junior Priority Agent on behalf of itself and each Junior Priority Secured Parties represented thereby, waives any defense that the Senior Priority Secured Parties cannot demonstrate damage or be made whole by the awarding of damages.

ARTICLE IV

APPLICATION OF PROCEEDS

Section 4.1                               Application of Proceeds.

(a)                                 Revolving Nature of Certain First Lien Obligations.  Each Agent, for and on behalf of itself and the Secured Parties represented thereby, expressly acknowledges and agrees that (i) the Original First Lien Credit Agreement [and the [       ] [First/Second] Lien Credit Agreement](15) includes (and future Additional Credit Facilities may include) a revolving commitment, that in the ordinary course of business the Original First Lien Agent [and] certain Original First Lien Lenders [, the [       ] Agent and certain [      ] Lenders](16) will (and any Additional Agent and Additional Creditors may) apply payments and make advances thereunder; (ii) the amount of the Original First Lien Obligations [, [        ] Obligations](17) or Additional Obligations that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of the Original First Lien Obligations [, [        ] [First][Second] Lien Obligations](17) or Additional Obligations may be modified, extended or amended from time to time, and that the aggregate amount of the Original First Lien Obligations [, [        ] Obligations](17) or Additional Obligations may be increased, replaced or refinanced, in each event, without notice to or consent by any other Secured Parties and without affecting the provisions hereof; provided, however, that from and after the date on which the Original First Lien Agent [or] any Original First Lien Creditor [, the [      ] Agent or any [      ] Lenders](16) (or any Additional Agent or Additional Creditor) commences the Exercise of Secured Creditor Remedies, all amounts received by the Original First Lien Agent [or] any such Original First Lien Creditor [, the [      ] Agent or any [      ] Lenders](16) (or any such Additional Agent or Additional Creditor) shall be applied as specified in this Section 4.1.  The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the

Original First Lien Obligations, the [       ](1) [First/Second](2) Lien Obligations, or any Additional Obligations, or any portion thereof.

(b)                                 Application of Proceeds of Collateral.  Except as may be separately otherwise agreed in writing by and between or among any applicable Agents, each Agent, for and on behalf of itself and the Secured Parties represented thereby, hereby agrees that all Collateral, and all Proceeds thereof, received by any Agent in connection with any Exercise of Secured Creditor Remedies shall be applied subject to clause (e) of this Section 4.1, first, to the payment, on a pro rata basis, of costs and expenses of each Agent, as applicable, in connection with such Exercise of Secured Creditor Remedies (other than any costs and expenses of any Junior Priority Agent in connection with any Exercise of Secured Creditor Remedies by it in willful violation of this Agreement (as determined in good faith by the Senior Priority Representative), which costs and expenses shall be payable in accordance with paragraph third of this clause (b) to the extent that such costs and expenses constitute Junior Priority Obligations), second, to the payment, on a pro rata basis, of the Senior Priority Obligations in accordance with the Senior Priority Documents until the Discharge of Senior Priority Obligations shall have occurred,

third, to the payment, on a pro rata basis, of the Junior Priority Obligations in accordance with the Junior Priority Documents until the Discharge of Junior Priority Obligations shall have occurred; and

fourth, the balance, if any, to the Credit Parties or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

(c)                                  Limited Obligation or Liability.  In exercising remedies, whether as a secured creditor or otherwise, no Senior Priority Agent shall have any obligation or liability to any Junior Priority Secured Party, or (except as may be separately agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby) to any other Senior Priority Secured Party, in each case regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by such Senior Priority Agent under the terms of this Agreement.  In exercising remedies, whether as a secured creditor or otherwise, no Junior Priority Agent shall have any obligation or liability (except as may be separately agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby) to any other Junior Priority Secured Party, in each case regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by such Junior Priority Agent under the terms of this Agreement.

(d)                                 Turnover of Cash Collateral After Discharge.  Upon the Discharge of Senior Priority Obligations, each Senior Priority Agent shall deliver to the Junior Priority Representative or shall execute such documents as the Original First Lien Borrower [, the [        ]  First Lien Borrower](9) or as the Junior Priority Representative may reasonably request to enable it to have control over any Cash Collateral or Control Collateral still in such Senior Priority Agent’s possession, custody or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct.  As between any Junior Priority Agent and any other Junior Priority Agent, any such Cash Collateral or Control Collateral held by any such Party shall be held by it subject to the terms and conditions of Section 3.2.

(e)                                  Impairment of Senior Priority Debt.  Each Senior Priority Agent, for and on behalf of itself and the Senior Priority Secured Parties represented by it, hereby acknowledges and agrees that solely as among the Senior Priority Secured Parties, notwithstanding anything herein to the contrary it is the intention of the Senior Priority Secured Parties of each Series of Senior Priority Debt that the Senior Priority Creditors of such Series of Senior Priority Debt (and not the Senior Priority Secured Parties of any other Series of Senior Priority Debt) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Senior Priority Obligations of such Series of Senior Priority Debt are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Senior Priority Debt), (y) any of the Senior Priority Obligations of such Series of Senior Priority Debt do not have an enforceable security interest in any of the Collateral securing any other Series of Senior Priority Debt and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Senior Priority Debt) on a basis ranking prior to the security interest of such Series of Senior Priority Debt but junior to the security interest of any other Series of Senior Priority Debt or (ii) the existence of any Collateral for any other Series of Senior Priority Debt that is not also Collateral for such Series of Senior Priority Debt (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Senior Priority Debt, an “Impairment of Series of Senior Priority Debt”).  In the event of any Impairment of Series of Senior Priority Debt with respect to any Series of Senior Priority Debt, the results of such Impairment of Series of Senior Priority Debt shall be borne solely by the holders of such Series of Senior Priority Debt, and the rights of the holders of such Series of Senior Priority Debt (including, without limitation, the right to receive distributions in respect of such Series of Senior Priority Debt pursuant to Section 4.1) set forth herein shall be modified to the extent necessary so that the effects of such Impairment of Series of Senior Priority Debt are borne solely by the holders of the Series of Senior Priority Debt subject to such Impairment of Series of Senior Priority Debt.

(f)                                   Senior Intervening Creditor.  Notwithstanding anything in Section 4.1(b) to the contrary, solely as among the Senior Priority Secured Parties with respect to any Collateral for which a third party (other than a Senior Priority Secured Party) has a Lien or security interest that is junior in priority to the Lien or security interest of any Series of Senior Priority Debt but senior (as determined by appropriate legal proceedings in the case of any dispute) to the Lien or security interest of any other Series of Senior Priority Debt (such third party, a “Senior Intervening Creditor”), the value of any Collateral or Proceeds that are allocated to such Senior Intervening Creditor shall be deducted on a ratable basis solely from the Collateral or Proceeds thereof to be distributed in respect of the Series of Senior Priority Debt with respect to which such Impairment of Series of Senior Priority Debt exists.

(g)                                  Impairment of Junior Priority Debt.  Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented by it, hereby acknowledges and agrees that solely as among the Junior Priority Secured Parties, notwithstanding anything herein to the contrary it is the intention of the Junior Priority Secured Parties of each Series of Junior Priority Debt that the holders of Junior Priority Debt of such Series of Junior Priority Debt (and not the Junior Priority Secured Parties of any other Series of Junior Priority Debt) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Junior Priority Obligations of such Series of Junior Priority Debt are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Junior Priority Debt), (y) any of the Junior Priority Obligations of such Series of Junior Priority Debt do not have an enforceable security interest in any of the Collateral securing any other Series of Junior Priority Debt and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Junior Priority Debt) on a basis ranking prior to the security interest of such Series of Junior Priority Debt but junior to the security interest of any other Series of Junior Priority Debt or (ii) the existence of any Collateral for any other Series of Junior Priority Debt that is not also Collateral for such Series of Junior Priority Debt (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Junior Priority Debt, an “Impairment of Series of Junior Priority Debt”).  In the event of any Impairment of Series of Junior Priority Debt with respect to any Series of Junior Priority Debt, the results of such Impairment of Series of Junior Priority Debt shall be borne solely by the holders of such Series of Junior Priority Debt, and the rights of the holders of such Series of Junior Priority Debt (including, without limitation, the right to receive distributions in respect of such Series of Junior Priority Debt pursuant to Section 4.1) set forth herein shall be modified to the extent necessary so that the effects of such Impairment of Series of Junior Priority Debt are borne solely by the holders of the Series of Junior Priority Debt subject to such Impairment.

(h)                                 Junior Intervening Creditor.  Notwithstanding anything in Section 4.1(b) to the contrary, solely as among the Junior Priority Secured Parties with respect to any Collateral for which a third party (other than a Junior Priority Secured Party) has a Lien or security interest that is junior in priority to the Lien or security interest of any Series of Junior Priority Debt but senior (as determined by appropriate legal proceedings in the case of any dispute) to the Lien or security interest of any other Series of Junior Priority Debt (such third party, a “Junior Intervening Creditor”), the value of any Collateral or Proceeds that are allocated to such Junior Intervening Creditor shall be deducted on a ratable basis solely from the Collateral or Proceeds thereof to be distributed in respect of the Series of Junior Priority Debt with respect to which such Impairment of Series of Junior Priority Debt exists.

Section 4.2                               Specific Performance.  Each Agent is hereby authorized to demand specific performance of this Agreement, whether or not any Credit Party shall have complied with any of the provisions of any of the Credit Documents, at any time when any other Party shall have failed to comply with any of the provisions of this Agreement applicable to it.  Each Agent, for and on behalf of itself and the Secured Parties represented thereby, hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

ARTICLE V

INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS

Section 5.1                               Notice of Acceptance and Other Waivers.

(a)                                 All Senior Priority Obligations at any time made or incurred by any Credit Party shall be deemed to have been made or incurred in reliance upon this Agreement, and each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby waives notice of acceptance of, or proof of reliance by any Senior Priority Agent or any Senior Priority Creditors on, this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the Senior Priority Obligations.

(b)                                 None of the Senior Priority Agents, the Senior Priority Creditors, or any of their respective Affiliates, or any of the respective directors, officers, employees, or agents of any of the foregoing, shall be liable for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement.  If any Senior Priority Agent or Senior Priority Creditor honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Senior Priority Credit Agreement or any other Senior Priority Document, whether or not such Senior Priority Agent or Senior Priority Creditor has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Junior Priority Credit Agreement or any other Junior Priority Document (but not a default under this Agreement) or would constitute an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if any Senior Priority Agent or Senior Priority Creditor otherwise should exercise any of its contractual rights or remedies under any Senior Priority Documents (subject to the express terms and conditions hereof), no Senior Priority Agent or Senior Priority Creditor shall have any liability whatsoever to any Junior Priority Agent or Junior Priority Creditor as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement).  Each Senior Priority Secured Party shall be entitled to manage and supervise its loans and extensions of credit under the relevant Senior Priority Credit Agreement and other Senior Priority Documents as it may, in its sole discretion, deem appropriate, and may manage its loans and extensions of credit without regard to any rights or interests that the Junior Priority Agents or Junior Priority Creditors have in the Collateral, except as otherwise expressly set forth in this Agreement.  Each Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby, agrees that no Senior Priority Agent or Senior Priority Creditor shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the Collateral or Proceeds thereof pursuant to the Senior Priority Documents, in each case so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

Section 5.2                               Modifications to Senior Priority Documents and Junior Priority Documents.

(a)                                 Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Junior Priority Secured Parties hereunder, each Senior Priority Agent and the Senior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Junior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Junior Priority Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Senior Priority Documents in any manner whatsoever, including, to:

(i)                           change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Senior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Senior Priority Obligations or any of the Senior Priority Documents;

(ii)                        retain or obtain a Lien on any Property of any Person to secure any of the Senior Priority Obligations, and in connection therewith to enter into any additional Senior Priority Documents;

(iii)                     amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Senior Priority Obligations;

(iv)                    release its Lien on any Collateral or other Property;

(v)                       exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi)                    retain or obtain the primary or secondary obligation of any other Person with respect to any of the Senior Priority Obligations; and

(vii)                 otherwise manage and supervise the Senior Priority Obligations, as the applicable Senior Priority Agent shall deem appropriate.

(b)                                 Each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Senior Priority Secured Parties hereunder, each Junior Priority Agent and the Junior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Senior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Senior Priority Secured Party or impairing or releasing the priority provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Junior Priority Documents in any manner whatsoever, but in each case, to the extent not prohibited under any Senior Priority Document, including, to:

(i)                           change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Junior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Junior Priority Obligations or any of the Junior Priority Documents;

(ii)                        subject to Section 2.5(a) hereof, retain or obtain a Lien on any Property of any Person to secure any of the Junior Priority Obligations, and in connection therewith to enter into any additional Junior Priority Documents;

(iii)                     amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Junior Priority Obligations;

(iv)                    release its Lien on any Collateral or other Property;

(v)                       exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi)                    subject to Section 2.5(a) hereof, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Junior Priority Obligations; and

(vii)                 otherwise manage and supervise the Junior Priority Obligations, as the Junior Priority Agent shall deem appropriate.

(c)                                  Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that each Junior Priority Collateral Document shall include the following language (or language to similar effect):

“Notwithstanding anything herein to the contrary, the lien and security interest granted to [name of Junior Priority Agent] pursuant to this Agreement and the exercise of any right or remedy by [name of Junior Priority Agent] hereunder are subject to the provisions of the Intercreditor Agreement, dated as of [      ], 20[  ] (as amended, restated, supplemented or otherwise modified, replaced or refinanced from time to time, the “Intercreditor Agreement”), initially among [                   ], in its capacities as administrative agent and collateral agent for the Original First Lien Lenders to the Original First Lien Credit Agreement, [                                ], in its capacities as [administrative agent and collateral agent] for the [       ](1) [First/Second](2) Lien Lenders to the Second Lien Credit Agreement, and certain other persons party or that may become party thereto from time to time.  In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.”

In addition, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that each Junior Priority Collateral Document consisting of a mortgage covering any Collateral consisting of real estate shall contain language appropriate to reflect the subordination of such Junior Priority Collateral Documents to the Senior Priority Documents covering such Collateral.

(d)                                 Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Senior Priority Secured Parties hereunder, any other Senior Priority Agent and any Senior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Senior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Senior Priority Secured Party, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Senior Priority Documents to which such other Senior Priority Agent or any Senior Priority Creditor represented thereby is party or beneficiary in any manner whatsoever, but in each case, to the extent not prohibited under any Senior Priority Document, including, to:

(i)                           change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Senior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Senior Priority Obligations or any of the Senior Priority Documents;

(ii)                        subject to Section 2.5(b) hereof, retain or obtain a Lien on any Property of any Person to secure any of the Senior Priority Obligations, and in connection therewith to enter into any Senior Priority Documents;

(iii)                     amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Senior Priority Obligations;

(iv)                    release its Lien on any Collateral or other Property;

(v)                       exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi)                    subject to Section 2.5(b) hereof, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Senior Priority Obligations; and

(vii)                 otherwise manage and supervise the Senior Priority Obligations as such other Senior Priority Agent shall deem appropriate.

(e)                                  Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior

Priority Creditors represented thereby, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Junior Priority Secured Parties hereunder, any other Junior Priority Agent and any Junior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Junior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Junior Priority Secured Party, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Junior Priority Documents to which such other Junior Priority Agent or any Junior Priority Creditor represented thereby is party or beneficiary in any manner whatsoever, including, to:

(i)                           change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Junior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Junior Priority Obligations or any of the Junior Priority Documents;

(ii)          subject to Section 2.5(c) hereof, retain or obtain a Lien on any Property of any Person to secure any of the Junior Priority Obligations, and in connection therewith to enter into any Junior Priority Documents;

(iii)                     amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Junior Priority Obligations;

(iv)                    release its Lien on any Collateral or other Property;

(v)                       exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi)                    subject to Section 2.5(c) hereof, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Junior Priority Obligations; and

(vii)                 otherwise manage and supervise the Junior Priority Obligations as such other Junior Priority Agent shall deem appropriate.

(f)                                   The Senior Priority Obligations and the Junior Priority Obligations may be refunded, replaced or refinanced, in whole or in part, whether or not increasing the amount of Indebtedness thereunder, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any Senior Priority Document or any Junior Priority Document) of any Senior Priority Agent, Senior Priority Creditors, Junior Priority Agent or Junior Priority Creditors, as the case may be, all without affecting the Lien Priorities provided for herein or the other provisions hereof; provided, however, that (x) if the Indebtedness refunding, replacing or refinancing any such Senior Priority Obligations or Junior Priority Obligations is to constitute Senior Priority Obligations or Junior Priority Obligations hereunder (as designated by the Company), the holders of such Indebtedness

(or an authorized agent or trustee on their behalf) shall bind themselves in writing to the terms of this Agreement pursuant to an Additional Indebtedness Joinder and any such refunding, replacement or refinancing transaction shall be in accordance with any applicable provisions of the Senior Priority Documents and the Junior Priority Documents and (y) for the avoidance of doubt, the Senior Priority Obligations and Junior Priority Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any Senior Priority Document or any Junior Priority Document) of any Senior Priority Agent, Senior Priority Creditors, Junior Priority Agent or Junior Priority Creditors, as the case may be, to the incurrence of Additional Indebtedness, subject to Section 7.11.

Section 5.3                               Reinstatement and Continuation of Agreement.  If any Senior Priority Agent or Senior Priority Creditor is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Credit Party or any other Person any payment made in satisfaction of all or any portion of the Senior Priority Obligations (a “Senior Priority Recovery”), then the Senior Priority Obligations shall be reinstated to the extent of such Senior Priority Recovery.  If this Agreement shall have been terminated prior to such Senior Priority Recovery, this Agreement shall be reinstated in full force and effect in the event of such Senior Priority Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement.  All rights, interests, agreements, and obligations of each Agent, each Senior Priority Creditor, and each Junior Priority Creditor under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Credit Party or any other circumstance which otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Senior Priority Obligations or the Junior Priority Obligations.  No priority or right of any Senior Priority Agent or any Senior Priority Creditor shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Borrower or any Guarantor or by the noncompliance by any Person with the terms, provisions, or covenants of any of the Senior Priority Documents, regardless of any knowledge thereof which any Senior Priority Agent or any Senior Priority Creditor may have.

ARTICLE VI

INSOLVENCY PROCEEDINGS

Section 6.1                               DIP Financing.                     If any Credit Party shall be subject to any Insolvency Proceeding in the United States at any time prior to the Discharge of Senior Priority Obligations, and any Senior Priority Agent or Senior Priority Creditors shall seek to provide any Credit Party with, or consent to a third party providing, any financing under Section 364 of the Bankruptcy Code or consent to any order for the use of cash collateral under Section 363 of the Bankruptcy Code (“DIP Financing”), with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code would be Collateral), then each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that it will raise no objection and will not directly or indirectly support or act in concert with any other party in raising an objection to such DIP

Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of such Junior Priority Agent securing the applicable Junior Priority Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing, except as otherwise set forth herein), and, to the extent the Liens securing the Senior Priority Obligations are subordinated to or pari passu with the Liens securing such DIP Financing, will subordinate its Liens on the Collateral to (i) the Liens securing such DIP Financing (and all obligations relating thereto), (ii) any adequate protection liens provided to the Senior Priority Creditors, and (iii) any “carve-out” for professional or United States Trustee fees agreed to by the Senior Priority Agent, so long as (x) such Junior Priority Agent retains its Lien on the Collateral to secure the applicable Junior Priority Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code), (y) all Liens on Collateral securing any such DIP Financing are senior to or on a parity with the Liens of the Senior Priority Agents and the Senior Priority Creditors on the Collateral securing the Senior Priority Obligations and (z) if any Senior Priority Agent receives an adequate protection Lien on post-petition assets of the debtor to secure the Senior Priority Obligations, each Junior Priority Agent also receives an adequate protection Lien on such post-petition assets of the debtor to secure the related Junior Priority Obligations, provided that (x) such Liens in favor of such Senior Priority Agent and such Junior Priority Agent shall be subject to the provisions of Section 6.1(b) hereof and (y) the foregoing provisions of this Section 6.1(a) shall not prevent any Junior Priority Agent or Junior Priority Creditor from objecting to any provision in any DIP Financing relating to any provision or content of a plan of reorganization.

(b)                                 All Liens granted to any Senior Priority Agent or Junior Priority Agent in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended by the Parties to be and shall be deemed to be subject to the Lien Priority and the other terms and conditions of this Agreement; provided, however, that the foregoing shall not alter the super-priority of any Liens securing any DIP Financing.

Section 6.2                               Relief from Stay.  Until the Discharge of Senior Priority Obligations, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees not to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the Collateral without each Senior Priority Agent’s express written consent.

Section 6.3                               No Contest.  Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that, prior to the Discharge of Senior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by any Senior Priority Agent or Senior Priority Creditor for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1(a)), or (ii) any objection by any Senior Priority Agent or Senior Priority Creditor to any motion, relief, action or proceeding based on a claim by such Senior Priority Agent or Senior Priority Creditor that its interests in the Collateral (unless in contravention of Section 6.1(a)) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such Senior Priority Agent as adequate protection of its interests are subject to this Agreement.  Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and any

Senior Priority Creditors represented thereby, any Senior Priority Agent, for and on behalf of itself and any Senior Priority Creditors represented thereby, agrees that, prior to the applicable Discharge of Senior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (a) any request by any other Senior Priority Agent or any Senior Priority Creditor represented by such other Senior Priority Agent for adequate protection of its interest in the Collateral, or (b) any objection by such other Senior Priority Agent or any Senior Priority Creditor to any motion, relief, action, or proceeding based on a claim by such other Senior Priority Agent or any Senior Priority Creditor represented by such other Senior Priority Agent that its interests in the Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such other Senior Priority Agent as adequate protection of its interests are subject to this Agreement.  Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and any Junior Priority Creditors represented thereby, any Junior Priority Agent, for and on behalf of itself and any Junior Priority Creditors represented thereby, agrees that, prior to the applicable Discharge of Junior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (a) any request by any other Junior Priority Agent or any Junior Priority Creditor represented by such other Junior Priority Agent for adequate protection of its interest in the Collateral, or (b) any objection by such other Junior Priority Agent or any Junior Priority Creditor to any motion, relief, action, or proceeding based on a claim by such other Junior Priority Agent or any Junior Priority Creditor represented by such other Junior Priority Agent that its interests in the Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such other Junior Priority Agent as adequate protection of its interests are subject to this Agreement.

Section 6.4                               Asset Sales.  Each Junior Priority Agent agrees, for and on behalf of itself and the Junior Priority Creditors represented thereby, that it will not oppose any sale consented to by any Senior Priority Agent of any Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) so long as the proceeds of such sale are applied in accordance with this Agreement.

Section 6.5                               Separate Grants of Security and Separate Classification.  Each Secured Party acknowledges and agrees that (i) the grants of Liens pursuant to the Senior Priority Collateral Documents and the Junior Priority Collateral Documents constitute separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, the Senior Priority Obligations are fundamentally different from the Junior Priority Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding.  To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of Senior Priority Obligation claims and Junior Priority Obligation claims against the Credit Parties, with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Junior Priority Secured Parties), the Senior Priority Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest that is available from the Collateral for each of the Senior Priority Secured Parties, before any distribution from the Collateral is made in respect of the claims held by the Junior Priority Secured Parties, with the Junior Priority Secured Parties hereby acknowledging and agreeing to turn over to the Senior Priority Secured Parties amounts otherwise received or receivable by them from the Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing their aggregate recoveries.  The foregoing sentence is subject to any separate agreement by and between any Additional Agent, on behalf of itself and the Additional Creditors represented thereby, and any other Agent, on behalf of itself and the Creditors represented thereby, with respect to the Additional Obligations owing to any such Additional Agent and Additional Creditors.

Section 6.6                               Enforceability.  The provisions of this Agreement are intended to be and shall be enforceable as a “subordination agreement” under Section 510(a) of the Bankruptcy Code.

Section 6.7                               Senior Priority Obligations Unconditional.  All rights of any Senior Priority Agent hereunder, and all agreements and obligations of the other Senior Priority Agents, the Junior Priority Agents and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(a)                                 any lack of validity or enforceability of any Senior Priority Document;

(b)                                 any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Senior Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Senior Priority Document;

(c)                                  any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Senior Priority Obligations or any guarantee or guaranty thereof;

(d)                                 the commencement of any Insolvency Proceeding in respect of the Company or any other Credit Party; or

(e)                                  any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Senior Priority Obligations, or of any of the Junior Priority Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.8                               Junior Priority Obligations Unconditional.  All rights of any Junior Priority Agent hereunder, and all agreements and obligations of the Senior Priority Agents, the other Junior Priority Agents and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(a)                                 any lack of validity or enforceability of any Junior Priority Document;

(b)                                 any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Junior Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Junior Priority Document;

(c)                                  any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Junior Priority Obligations or any guarantee or guaranty thereof;

(d)                                 the commencement of any Insolvency Proceeding in respect of any Credit Party; or

(e)                                  any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Junior Priority Obligations, or of any of the Senior Priority Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.9                               Adequate Protection.  Except to the extent expressly provided in Section 6.1 and this Section 6.9, nothing in this Agreement shall limit the rights of any Agent and the Secured Parties represented thereby from seeking or requesting adequate protection with respect to their interests in the applicable Collateral in any Insolvency Proceeding, including adequate protection in the form of a cash payment, periodic cash payments, cash payments of interest, additional collateral or otherwise; provided that (a) in the event that any Junior Priority Agent, on behalf of itself or any of the Junior Priority Creditors represented thereby, seeks or requests adequate protection in respect of the Junior Priority Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Collateral, then each Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby, agrees that each Senior Priority Agent shall also be granted a senior Lien on such collateral as security for the Senior Priority Obligations and that any Lien on such collateral securing the Junior Priority Obligations shall be subordinate to any Lien on such collateral securing the Senior Priority Obligations; (b) in the event that any Senior Priority Agent, for or on behalf of itself or any Senior Priority Creditor represented thereby, seeks or requests adequate protection in respect of the Senior Priority Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Collateral, then such Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, agrees that each other Senior Priority Agent shall also be granted a pari passu Lien on such collateral as security for the Senior Priority Obligations owing to such other Senior Priority Agent and the Senior Priority Secured Parties represented thereby, and that any such Lien on such collateral securing such Senior Priority Obligations shall be pari passu to each such other Lien on such collateral securing such other Senior Priority Obligations (except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Secured Parties represented thereby).

Section 6.10               Reorganization Securities and Other Plan-Related Issues.

(a)                                 If, in any Insolvency Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of claims of the Senior Priority Creditors and/or on account of claims of the Junior Priority Creditors, then, to the extent the debt obligations distributed on account of claims of the Senior Priority Creditors and/or on account of claims of the Junior Priority Creditors are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(b)                                 Each Junior Priority Agent and the other Junior Priority Creditors (whether in the capacity of a secured creditor or an unsecured creditor) shall not propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization that is inconsistent with the priorities or other provisions of this Agreement, other than with the prior written consent of each Senior Priority Agent or to the extent any such plan is proposed or supported by the number of Senior Priority Creditors required under Section 1126(d) of the Bankruptcy Code.

(c)                                  Each Senior Priority Agent and the other Senior Priority Creditors (whether in the capacity of a secured creditor or an unsecured creditor) shall not propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization that is inconsistent with the priorities or other provisions of this Agreement, other than with the prior written consent of each other Senior Priority Agent.

Section 6.11               Certain Waivers.

(a)                                 Each Junior Priority Agent, for itself and on behalf of the Junior Priority Creditors represented thereby, waives any claim any Junior Priority Creditor may hereafter have against any Senior Priority Creditor arising out of the election by any Senior Priority Creditor of the application of Section 1111(b)(2) of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law.

(b)                                 Each Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby, agrees that none of them shall (i) object, contest, or directly or indirectly support any other Person objecting to or contesting, any request by any Senior Priority Agent or any of the other Senior Priority Creditors for the payment of interest, fees, expenses or other amounts to such Senior Priority Agent or any other Senior Priority Creditor under Section 506(b) of the Bankruptcy Code or otherwise, or (ii) assert or directly or indirectly support any claim against any Senior Priority Creditor for costs or expenses of preserving or disposing of any Collateral under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law.

(c)                                  So long as the Senior Priority Agents and holders of the Senior Priority Obligations shall have received and continue to receive all accrued post-petition Interest, default interest, premiums, fees or expenses with respect to the Senior Priority Obligations, neither any Senior Priority Agent nor any other holder of Senior Priority Obligations shall object to, oppose, or challenge any claim by the Junior Priority Agent or any holder of Junior Priority Obligations for allowance in any Insolvency Proceeding of Junior Priority Obligations consisting of post-petition interest, default interest, premiums, fees, or expenses.

ARTICLE VII

MISCELLANEOUS

Section 7.1                               Rights of Subrogation.  Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that no payment by such Junior Priority Agent or any such Junior Priority Creditor to any Senior Priority Agent or Senior Priority Creditor pursuant to the provisions of this Agreement shall entitle such Junior Priority Agent or Junior Priority Creditor to exercise any rights of subrogation in respect thereof until the Discharge of Senior Priority Obligations shall have occurred.  Following the Discharge of Senior Priority Obligations, each Senior Priority Agent agrees to execute such documents, agreements, and instruments as any Junior Priority Agent or Junior Priority Creditor may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Senior Priority Obligations resulting from payments to such Senior Priority Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such Senior Priority Agent are paid by such Person upon request for payment thereof.

Section 7.2                               Further Assurances.  The Parties will, at the expense of the Company and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that any Party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable such Party to exercise and enforce its rights and remedies hereunder; provided, however, that no Party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 7.2, to the extent that such action would contravene any law, order or other legal requirement or any of the terms or provisions of this Agreement, and in the event of a controversy or dispute, such Party may interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 7.2.

Section 7.3                               Representations.  The Original First Lien Agent represents and warrants to each other Agent that it has the requisite power and authority under the Original First Lien Facility Documentation to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the Original First Lien Creditors.  The [       ](1) [First/Second](2) Lien Agent represents and warrants to each other Agent that it has the requisite power and authority under the [       ](1) [First/Second](2) Lien Facility Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the [        ](1) [First/Second](2) Lien Creditors.  Each Additional Agent represents and warrants to each other Agent that it has the requisite power and authority under the applicable Additional Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and any Additional Creditors represented thereby.

Section 7.4                               Amendments.

(a)                                 No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure by any Party hereto, shall be effective unless it is in a written agreement executed by each Senior Priority Agent and each Junior Priority Agent.  Notwithstanding the foregoing, the Company may, without the consent of any Party hereto, amend this Agreement to add an Additional Agent by (x) executing an Additional Indebtedness Joinder as provided in Section 7.11 or (y) executing a joinder agreement substantially in the form of Exhibit C attached hereto as provided for in the definition of “Original First Lien Credit Agreement” or “[        ](1) [First/Second](2) Lien Credit Agreement”, as applicable.  No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure therefrom by any Party hereto, that changes, alters, modifies or otherwise affects any power, privilege, right, remedy, liability or obligation of, or otherwise adversely affects in any manner, any Additional Agent that is not then a Party, or any Additional Creditor not then represented by an Additional Agent that is then a Party (including but not limited to any change, alteration, modification or other effect upon any power, privilege, right, remedy, liability or obligation of or other adverse effect upon any such Additional Agent or Additional Creditor that may at any subsequent time become a Party or beneficiary hereof) shall be effective unless it is consented to in writing by the Company (regardless of whether any such Additional Agent or Additional Creditor ever becomes a Party or beneficiary hereof).  Any amendment, modification or waiver of any provision of this Agreement that would have the effect, directly or indirectly, through any reference in any Credit Document to this Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying such Credit Document, or any term or provision thereof, or any right or obligation of any Credit Party thereunder or in respect thereof, shall not be given such effect except pursuant to a written instrument executed by the Company and each other affected Credit Party.  Any amendment, modification or waiver of clause (b) in any of the definitions of the terms “Additional Credit Facilities,” “Original First Lien Credit Agreement” and “[        ](1) [First/Second](2) Lien Credit Agreement” shall not be given effect except pursuant to a written instrument executed by the Company.

(b)                                 In the event that any Senior Priority Agent or the requisite Senior Priority Creditors enter into any amendment, waiver or consent in respect of or replace any Senior Priority Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Priority Collateral Document relating to the Collateral or changing in any manner the rights of any Senior Priority Agent, the Senior Priority Creditors represented thereby, or any Credit Party with respect to the Collateral (including the release of any Liens on Collateral), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Junior Priority Collateral Document without the consent of or any actions by any Junior Priority Agent or any Junior Priority Creditors represented thereby; provided, that (i) no such amendment, waiver or consent shall have the effect of removing assets subject to the Lien of any Junior Priority Collateral Document, except to the extent that a release of such Lien is permitted by the terms hereof, or (ii) such amendment, waiver or consent does not materially adversely affect the rights or interests of such Junior Priority Creditors in the Collateral.  The applicable Senior Priority Agent shall, at the Company’s request and expense, give written notice of such amendment, waiver or consent to the Junior Priority Agents; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Junior Priority Collateral Document as set forth in this Section 7.4(b).

Section 7.5                               Addresses for Notices  Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, faxed, sent by electronic mail or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile, upon receipt of electronic mail sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) or five (5) days after deposit in the United States mail (certified, with postage prepaid and properly addressed).  The addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 7.5) shall be as set forth below or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

Original First Lien Agent:

[                                          ]

[                                          ]

Attention:  [                        ]

Facsimile:  [                        ]

Telephone:  [                        ]

Email:  [                        ]

with a copy (which copy shall not constitute notice) to:

[                                          ]

[                                          ]

Attention:  [                        ]

Facsimile:  [                        ]

Telephone:  [                        ]

Email:  [                        ]

[        ](1) [First/Second](2) Lien Agent:

[                                          ]

[                                          ]

Attention:  [                        ]

Facsimile:  [                        ]

Telephone:  [                        ]

Email:  [                        ]

with a copy (which copy shall not constitute notice) to:

[                                          ]

[                                          ]

Attention:  [                        ]

Facsimile:  [                        ]

Telephone:  [                        ]

Email:  [                        ]

Any Additional Agent:                                                                        As set forth in the Additional Indebtedness Joinder executed and delivered by such Additional Agent pursuant to Section 7.11.

Section 7.6                               No Waiver, Remedies.  No failure on the part of any Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 7.7                               Continuing Agreement, Transfer of Secured Obligations.  This Agreement is a continuing agreement and shall (a) remain in full force and effect (x) with respect to all Senior Priority Secured Parties and Senior Priority Obligations, until the Discharge of Senior Priority Obligations shall have occurred, subject to Section 5.3 and (y) with respect to all Junior Priority Secured Parties and Junior Priority Obligations, until the later of the Discharge of Senior Priority Obligations and the Discharge of Junior Priority Obligations, (b) be binding upon the Parties and their successors and assigns, and (c) inure to the benefit of and be enforceable by the Parties and their respective successors, transferees and assigns.  Nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral, subject to Section 7.11.  All references to any Credit Party shall include any Credit Party as debtor-in-possession and any receiver or trustee for such Credit Party in any Insolvency Proceeding.  Without limiting the generality of the foregoing clause (c), any Senior Priority Agent, Senior Priority Creditor, Junior Priority Agent or Junior Priority Creditor may assign or otherwise transfer all or any portion of the Senior Priority Obligations or the Junior Priority Obligations, as applicable, to any other Person, and such other Person shall thereupon become vested with all the rights and obligations in respect thereof granted to such Senior Priority Agent, Junior Priority Agent, Senior Priority Creditor or Junior Priority Creditor, as the case may be, herein or otherwise.  The Senior Priority Secured Parties and the Junior Priority Secured Parties may continue, at any time and without notice to the other Parties hereto, to extend credit and other financial accommodations, lend monies and provide Indebtedness to, or for the benefit of, any Credit Party on the faith hereof.

Section 7.8                               Governing Law; Entire Agreement.  The validity, performance, and enforcement of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.  This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.

Section 7.9                               Counterparts.  This Agreement may be executed in any number of counterparts, and it is not necessary that the signatures of all Parties be contained on any one counterpart hereof; each counterpart will be deemed to be an original, and all together shall constitute one and the same document.  Delivery of an executed counterpart of a signature page of this Agreement by fax or other electronic means (e.g., “.pdf” or “.tif”) shall be effective as delivery of a manually executed counterpart hereof.

Section 7.10                        No Third-Party Beneficiaries.  This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the Senior Priority Agents, the Senior Priority Creditors, the Junior Priority Agents, the Junior Priority Creditors and, except for purposes of Sections 3.6, 7.4(b), and 7.11, the Company and the other Credit Parties.  No other Person shall have or be entitled to assert rights or benefits hereunder.

Section 7.11                        Designation of Additional Indebtedness; Joinder of Additional Agents.           The Company may designate any Additional Indebtedness complying with the requirements of the definition thereof as Additional Indebtedness for purposes of this Agreement, upon complying with the following conditions:

(i)             one or more Additional Agents for one or more Additional Creditors in respect of such Additional Indebtedness shall have executed the Additional Indebtedness Joinder with respect to such Additional Indebtedness, and the Company or any such Additional Agent shall have delivered such executed Additional Indebtedness Joinder to the Original First Lien Agent, the [       ](1) [First/Second](2) Lien Agent and any other Additional Agent then party to this Agreement;

(ii)          a reasonable period of time prior to delivery of the Additional Indebtedness Joinder, the Company shall have delivered to the Original First Lien Agent, the [       ](1) [First/Second](2) Lien Agent and any other Additional Agent then party to this Agreement complete and correct copies of any Additional Credit Facility, Additional Guaranties and Additional Collateral Documents that will govern such Additional Indebtedness upon giving effect to such designation (which may be unexecuted copies of Additional Documents to be executed and delivered concurrently with the effectiveness of such designation);

(iii)       the Company shall have executed and delivered to the Original First Lien Agent, the [       ](1) [First/Second](2) Lien Agent and any other Additional Agent then party to this Agreement the Additional Indebtedness Designation (including whether such Additional Indebtedness is designated Senior Priority Debt or Junior Priority Debt) with respect to such Additional Indebtedness; and

(iv)      all state and local stamp, recording, filing, intangible and similar taxes or fees (if any) that are payable in connection with the inclusion of such Additional Indebtedness under this Agreement shall have been paid and reasonable evidence thereof shall have been given to the Original First Lien Agent, the [       ](1) [First/Second](2) Lien Agent and any other Additional Agent then party to this Agreement.

No Additional Indebtedness may be designated both Senior Priority Debt and Junior Priority Debt.

(b)                                 Upon satisfaction of the conditions specified in the preceding Section 7.11(a), the designated Additional Indebtedness shall constitute “Additional Indebtedness”, any credit facility under which such Additional Indebtedness is or may be incurred shall constitute an “Additional Credit Facility”, any holder of such Additional Indebtedness or other applicable creditor shall constitute an “Additional Creditor”, and any agent for any such Additional Creditor shall constitute an “Additional Agent” for all purposes under this Agreement.  The date on which such conditions specified in clause (a) shall have been satisfied with respect to any Additional Indebtedness is herein called the “Additional Effective Date” with respect to such Additional Indebtedness.  Prior to the Additional Effective Date with respect to any Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed not to take into account such Additional Indebtedness, and the rights and obligations of the Original First Lien Agent, the [       ](1) [First/Second](2) Lien Agent and each other Additional Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is not then designated.  On and after the Additional Effective Date with respect to such Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed to take into account such Additional Indebtedness, and the rights and obligations of the Original First Lien Agent, the [       ](1) [First/Second](2) Lien Agent and each other Additional Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is then designated.

(c)                                  In connection with any designation of Additional Indebtedness pursuant to this Section 7.11, each of the Original First Lien Agent, the [       ](1) [First/Second](2) Lien Agent and each Additional Agent then party hereto agrees (x) to execute and deliver any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Original First Lien Collateral Documents, [       ](1) [First/Second](2) Lien Collateral Documents or Additional Collateral Documents, as applicable, and any agreements relating to any security interest in Control Collateral and Cash Collateral, and to make or consent to any filings or take any other actions (including executing and recording any mortgage subordination or similar agreement), at the expense of the Company and as may be reasonably deemed by the Company to be necessary or reasonably desirable for any Lien on any Collateral to secure such Additional Indebtedness to become a valid and perfected Lien (with the priority contemplated by the applicable Additional Indebtedness Designation delivered pursuant to this Section 7.11 and by this Agreement), and (y) otherwise to reasonably cooperate to effectuate a designation of Additional Indebtedness pursuant to this Section 7.11 (including, without limitation, if requested, by executing an acknowledgment of any Additional Indebtedness Joinder or of the occurrence of any Additional Effective Date).

Section 7.12                        Priority Representatives; Notice of Priority Representative Changes.

(a)                                 The Senior Priority Representative shall act for the Senior Priority Secured Parties as provided in this Agreement, and shall be entitled to so act at the direction or with the consent of the Controlling Senior Priority Secured Parties, or of the requisite percentage of such Controlling Senior Priority Secured Parties as provided in the applicable Senior Priority Documents (or the agent or representative with respect thereto).  Until a Party (other than the existing Senior Priority Representative) receives written notice from the existing Senior Priority Representative, in accordance with Section 7.5, of a change in the identity of the Senior Priority Representative, such Party shall be entitled to act as if the existing Senior Priority Representative is in fact the Senior Priority Representative.  Each Party (other than the existing Senior Priority Representative) shall be entitled to rely upon any written notice of a change in the identity of the Senior Priority Representative which facially appears to be from the then existing Senior Priority Representative and is delivered in accordance with Section 7.5 and such Agent shall not be required to inquire into the veracity or genuineness of such notice.  Each existing Senior Priority Representative from time to time agrees at the Company’s request and expense to give prompt written notice to each Party of any change in the identity of the Senior Priority Representative.

(b)                                 The Junior Priority Representative shall act for the Junior Priority Secured Parties as provided in this Agreement, and shall be entitled to so act at the direction or with the consent of the Controlling Junior Priority Secured Parties, or of the requisite percentage of such Controlling Junior Priority Secured Parties as provided in the applicable Junior Priority Documents (or the agent or representative with respect thereto).  Until a Party (other than the existing Junior Priority Representative) receives written notice from the existing Junior Priority Representative, in accordance with Section 7.5, of a change in the identity of the Junior Priority Representative, such Party shall be entitled to act as if the existing Junior Priority Representative is in fact the Junior Priority Representative.  Each Party (other than the existing Junior Priority Representative) shall be entitled to rely upon any written notice of a change in the identity of the Junior Priority Representative which facially appears to be from the then existing Junior Priority Representative and is delivered in accordance with Section 7.5 and such Agent shall not be required to inquire into the veracity or genuineness of such notice.  Each existing Junior Priority Representative from time to time agrees at the Company’s request and expense to give prompt written notice to each Party of any change in the identity of the Junior Priority Representative.

Section 7.13                        Provisions Solely to Define Relative Rights.  The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Senior Priority Secured Parties and the Junior Priority Secured Parties, respectively.  Nothing in this Agreement is intended to or shall impair the rights of any Credit Party, or the obligations of any Credit Party to pay any Original First Lien Obligations, any [        ](1) [First/Second](2) Lien Obligations and any Additional Obligations as and when the same shall become due and payable in accordance with their terms.

Section 7.14                        Headings.  The headings of the articles and sections of this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

Section 7.15                        Severability.  If any of the provisions in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement and shall not invalidate the Lien Priority or the application of Proceeds and other priorities set forth in this Agreement.

Section 7.16                        Attorneys’ Fees.  The Parties agree that if any dispute, arbitration, litigation, or other proceeding is brought with respect to the enforcement of this Agreement or any provision hereof, the prevailing party in such dispute, arbitration, litigation, or other proceeding shall be entitled to recover its reasonable attorneys’ fees and all other costs and expenses incurred in the enforcement of this Agreement, irrespective of whether suit is brought.